As filed with the Securities and Exchange Commission on August 4, 2025

No. 333-288646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Firefly Aerospace Inc.

(Exact name of registrant as specified in its charter)

Delaware	3761	81-5194980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1320 Arrow Point Drive #109

Cedar Park, TX 78613

512-893-5570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Kim

Chief Executive Officer

1320 Arrow Point Drive #109

Cedar Park, TX 78613

512-893-5570

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent of service, should be sent to:

Robert M. Hayward, P.C. Kevin M. Frank Ashley Sinclair Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000	David Wheeler General Counsel 1320 Arrow Point Drive #109 Cedar Park, TX 78613 512-893-5570	Michael Kaplan Stephen Byeff Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 4, 2025

16,200,000 Shares

Common Stock

This is the initial public offering of shares of common stock of Firefly Aerospace Inc. We are offering 16,200,000 shares of common stock.

Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price for our common stock will be between $41.00 and $43.00 per share. We have applied to list our common stock on The Nasdaq Global Market, or Nasdaq, under the symbol “FLY.” However, no assurance can be given that our listing application will be approved. If our listing application is not approved by Nasdaq, we will not be able to consummate this offering.

After giving effect to this offering, assuming an offering size as set forth above and an initial public offering price of $42.00 (the midpoint of the estimated price range set forth above), investment funds managed by AE Industrial Partners, LP (“AE Industrial Partners”), will hold approximately 41.8% of our outstanding common stock (or approximately 41.1% of our outstanding common stock, if the underwriters’ option to purchase additional shares from us is exercised in full) and be party to a director nomination agreement creating a group controlling more than 50% of the total voting power of our common stock with respect to the election of our directors. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—AE Industrial Partners controls us, and its interests may conflict with ours or yours in the future.” Accordingly, we expect to be a “controlled company” as defined in the corporate governance rules of Nasdaq and will be exempt from certain corporate governance requirements of such rules. As a result, AE Industrial Partners will have significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. See “Management—Controlled Company Exemption.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and have elected to comply with certain reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 38 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to 2,430,000 additional shares of our common stock at the initial public offering price, less the underwriting discounts and commissions within 30 days of the date of this prospectus.

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with the Company and AE Industrial Partners. See “Underwriting – Directed Share Program.”

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about     , 2025.

Goldman Sachs & Co. LLC	J.P. Morgan	Jefferies	Wells Fargo Securities

Morgan Stanley Deutsche Bank Securities Cantor

Co-Managers

Roth Capital Partners Academy Securities

Prospectus dated     , 2025.

Responsive.
Reliable.
Record-breaking.
FIREFLY
AEROSPACE

FIREFLY AEROSPACE

1st

Fully Successful Commercial Moon Landing

1st

U.S. Company to Achieve Orbit on 2nd Attempt

24 hour

Record-breaking Responsive Launch Time

$1.1bn

In Backlog
As of 03/31/2025

FIREFLY AEROSPACE

Responsive Launch, Land, In-Space Services for National Security and Commercial Markets

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We are offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of our common stock and the distribution of this prospectus outside the United States.

Through and including     , 2025 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

TRADEMARKS AND TRADE NAMES

“Firefly Aerospace,” “Firefly,” “Blue Ghost,” “Elytra,” and other trademarks or service marks of Firefly Aerospace and its direct and indirect subsidiaries appearing in this prospectus are the property of Firefly Aerospace. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus generally appear without the ® or ™ symbols. Other trademarks, trade names, service marks or copyrights of any other company appearing in this prospectus are, to our knowledge, the property of their respective owners.

PROSPECTUS SUMMARY

The following summary contains selected information contained elsewhere in this prospectus about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Some of the statements in the following summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this prospectus to “Firefly Aerospace,” the “Company,” “we,” “us,” “our,” or similar terms refer to Firefly Aerospace Inc. and its consolidated subsidiaries.

Overview

Firefly Aerospace is a market leading space and defense technology company with an established track record of success providing comprehensive mission solutions to national security, government, and commercial customers. Our mission is to enable responsive, regular, and reliable launch, transit, and operations in space for our customers across the globe. Backed by our world-class team and proven technology, we have designed, developed, and deployed our class-leading launch vehicles and dynamic spacecraft solutions to support critical customer missions across the space domain. As a leader of responsive mission solutions and the only commercial company to achieve a fully successful Moon landing, we are a partner of choice for national security, government, and commercial customers for their critical space missions. As a U.S.-based company, our purpose-built family of products aligns with the ongoing paradigm shift in government missions and procurement processes, where speed, dependability, efficiency, and economics drive customer decision-making.

We have a differentiated and scalable platform of Launch and Spacecraft Solutions with flight heritage. Within Launch, we have two offerings built on common technologies: Alpha and Eclipse. Our operational launch vehicle, Alpha, is the first and only U.S.-based orbital rocket in the 1,000 kilograms class to successfully reach orbit, with four launches completed successfully. These successful launches include responsive space missions, which are a significant differentiator for Firefly and a critical national defense solution. Eclipse, a reusable and scaled up version of Alpha, is in final development in partnership with Northrop Grumman and is expected to deliver 16,000-kilogram payloads to Low Earth Orbit (“LEO”) and can access Medium Earth Orbit (“MEO”), Geostationary Orbit (“GEO”), Highly Elliptical Orbit (“HEO”) and Trans-lunar Injection (“TLI”). We expect that Eclipse will first launch from Wallops Island, Virginia, as early as 2026 and it will be able to support space station resupply, commercial spacecraft, critical national security missions, and scientific payloads for the domestic and international markets.

Our Spacecraft Solutions—our Blue Ghost lander (“Blue Ghost”) and Elytra offerings—highlight the heritage of common technologies from our launch vehicles. Blue Ghost Lander and Elytra are highly maneuverable spacecraft enabled by high performance rocket engine technology. Our Blue Ghost lander is the only commercial vehicle to ever achieve a fully successful Moon landing and the first U.S.- based lander to successfully complete a lunar surface mission since NASA’s Apollo 17 in 1972. We have a flight proven spacecraft that has operated in LEO, MEO, GEO, and Cislunar orbits. Elytra is our high thrust spacecraft platform creating new categories for space domain awareness and warfighting, long-range communications relays, on-orbit edge processing, and advanced space exploration. Elytra is capable of a wide-range of spacecraft missions across multiple orbits, including satellite delivery, on-orbit transfers, hosted payloads, communications relay, and more–which positions us to help establish a dominant U.S. and allied national security position in space. Elytra will support near-term Blue Ghost missions, highlighting both space-readiness and scalability of the underlying technology. Elytra will also support a responsive on-orbit mission for the U.S. Department of Defense’s (the “DoD”) Defense Innovation Unit (“DIU”) and perform multiple Rendezvous Proximity Operations (“RPO”) and space domain awareness operations on-demand. Additionally, we expect to offer a lunar imaging service, named Ocula, through Elytra as early as 2026. These foundational capabilities and underlying technologies form the basis of our responsive, dedicated, and scalable solutions that are evolving alongside the rapidly shifting defense technology and space landscape.

We operate in a highly attractive and growing industry. According to McKinsey’s report from 2024, the global space economy is projected to reach $1.8 trillion in value by 2035 driven by accelerating national security and commercial demand. In recent years, record demand for satellites caused a supply shortage of orbital launch vehicles. In 2024, nearly 2,800 satellites launched to orbit, representing more than a 500% increase in demand for launch services compared to just five years prior, according to a 2025 report by BryceTech. The scarcity of launch capacity and increasing government and commercial demand has led these customers to seek out defense technology companies with cost-efficient and proven production systems for increasing capacity.

In the 21st century, space evolved from frontier exploration into a critical domain for global infrastructure and contested dominance. From 2024 – 2029, the DoD’s average proposed space budget has increased 82% from 2018 – 2023 averages. Governments from militarily competitive and adversarial countries continue to make significant investments in space and develop their capabilities, which we believe makes our unique mission solutions a crucial resource for the United States’ national defense strategy. Space is the critical backbone of national security communications, intelligence gathering, and support for terrestrial military operations. As one of the only U.S.-based commercial companies currently equipped to provide reliable access to launch, transit, and operations in space, we are leading the way in end-to-end services for the rapidly expanding defense, space exploration, and commercial space markets.

Our products are designed to address our customers’ space and defense technology needs. Within Launch, we provide satellite customers with reliable, regular, and rapid access to space. Including its inaugural launch in 2021, Alpha has conducted six launches and has more than 30 planned launches under contract as of March 2025. The successful FLTA002 mission using Alpha made us the first U.S. company to achieve orbit on its second attempt. Our leading launch offerings are tailored to support the demands of our customers in the national security space. The VICTUS NOX mission using Alpha set a new responsive launch record for the U.S. Space Force (“Space Force”), with a turnaround time from notification to launch in approximately 24 hours, shattering the previous industry record of 21 days. The mission established a responsive launch defense capability that previously did not exist, which provides critical warfighting advantages to the United States. As a result of the success of VICTUS NOX, we have won additional responsive launch contracts for Alpha, including the VICTUS SOL and VICTUS HAZE missions.

Alpha is an attractive platform for providing hypersonic flight test capabilities to the DoD and other federal agencies. Alpha is contracted to be utilized for MACH-TB, the DoD’s Multi-Service Advanced Capability Hypersonics Test Bed, to carry and deploy payloads into hypersonic trajectories, a crucial testing step for national security customers in the development of next generation weapon systems. Our Alpha platform allows us to provide cost effective hypersonic test capabilities, making us a partner of choice for defense companies looking to advance in the arena of hypersonics.

The Eclipse rocket is a next-generation vehicle designed to fill a gap in the current launch market. Building on the scalable technological foundation of our Alpha launch vehicle, we are developing Eclipse in partnership with Northrop Grumman to be reusable and deliver upwards of 16 times the mass to orbit compared to Alpha. Eclipse leverages key technologies and expertise from Alpha, including a carbon composite structure and patented tap-off cycle engine technology. Additionally, Alpha laid the foundation for our production systems and test stands that are being used for rapid production of Eclipse. These design features and foundation enable enhanced performance, flexible launch schedules, and competitive pricing.

To complement our Launch platform, we offer customizable Spacecraft that are versatile and launch vehicle agnostic: our proven Blue Ghost Lander and our multi mission orbital spacecraft line, Elytra, which is being built using the Blue Ghost technological framework. This pair of spacecraft product lines leverages common technologies including flight software, thrusters, batteries, avionics, and composite structures. Our spacecraft are flexible and can be launched individually or together to enable lander and on-orbit missions.

Firefly is Critical to the Future of Space Security, U.S. National Security, and the Growth of the Space Economy

LEO/SSO
MEO
GEO
CISLUNAR
DEEP SPACE
Hypersonics
Missile Defense Agency
Reusability
Constellations
Optical Crosslinks
Space Development Agency (SDA)
Dynamic Space Operations
Department of Defense
Interplanetary
NASA
Lunar Transfer Services
Sample Return
Small Landers & rovers
NASA
Large Landers
NASA
Station Servicing
NASA
Interoperability
Long Haul Comms
Space Development Agency (SDA)
Responsive Launch
U.S. Space Force
Lunar Logistics
Department of Defense
Relay Services
Space Situational Awareness
Department of Defense
De-Orbit & Reentry
Allied Launch Access
Space Development Agency (SDA)
In-Space Mobility, Hosting, and Servicing
Defense Innovation Unit (DIU)
Lunar Mapping
NASA

On March 2, 2025, we became the first private company to successfully land and operate on the Moon with Blue Ghost Mission 1. The achievement marked the first fully successful U.S. lunar surface landing since the Apollo era over 50 years ago. Historically, only five countries—the United States, China, Russia, Japan, and India—have achieved the feat of a lunar soft-landing, putting Firefly’s capability in the realm of global superpowers. Blue Ghost Mission 1 carried 10 NASA payloads to the Moon for a total contract value of $102.1 million and completed all NASA missions for 14 days on the surface and five hours into the lunar night, while successfully meeting mission expectations. The success of our Blue Ghost lander delivered valuable data and positions us to push forward rapidly with additional lunar missions, as well as future interplanetary expeditions.

During Blue Ghost Mission 1, we also proved our common Elytra spacecraft technology by operating through LEO, MEO, GEO, and Cislunar space prior to landing. Elytra will directly support Blue Ghost Mission 2 in 2026, providing data relay services from lunar orbit. Elytra is also contracted to conduct an on-orbit mission that supports the National Reconnaissance Office (“NRO”), and is onboarded to perform technology missions to support the Proliferated Warfighter Space Architecture of Tracking and Transport layer constellations for the Space Development Agency (“SDA”). Elytra has also been placed on contract for a Space Maneuver Vehicle to support the DoD’s DIU with high delta-v to perform hundreds of RPO maneuvers to perform Space Domain Awareness to deter rival space threats.

Firefly’s state-of-the-art facilities support our Launch and Spacecraft product lines. Our research and development, iterative testing, and scalable manufacturing processes are vertically integrated and streamlined. Our corporate headquarters, the Rocket Ranch, and the Hive are located just north of Austin, Texas. The Rocket Ranch, our 200-acre, state-of-the-art manufacturing and testing facility, is strategically located within 25 miles of our Austin facilities. The Rocket Ranch has approximately 200,000 square feet of production capacity, six test stands, and advanced manufacturing equipment which leverages automation through robotics. The Hive houses our spacecraft, software, and avionics teams, in addition to a state-of-the-art clean room and a mission control room that supports launch, land, and orbit missions. We perform assembly and testing in-house and are co-located with design and manufacturing, enabling fast and high-quality development cycles and efficient use of working capital.

Our full suite of manufacturing capabilities is supplemented by four launch sites, which will continue to enhance flexibility and responsiveness for our missions. We can arrange ongoing launch rockets from the Vandenberg Space Force Base launch site in California. Additional launch sites are under construction at Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island and the Esrange Space Center in Sweden, and future launch pad capacity will be unlocked from expansion at Cape Canaveral SFS in Florida. Our significant scale and unique blueprint are strategically planned to support our increasing launch cadence as we grow.

Firefly’s Established Infrastructure and Global Launch Sites

Firefly’s Key Highlights

•

We began operations in 2017 and successfully reached orbit with Alpha in October 2022, after extensive research, development, and testing. This achievement made us the first and only U.S. commercial company with a rocket ready to fulfill critical space missions in the 1,000 kilograms payload class.

•

Alpha set a new responsive launch record with the VICTUS NOX mission in September 2023, when we flew a rocket for Space Force with a turnaround time from notification to launch in approximately 24 hours, shattering the previous industry record of 21 days. The mission established a responsive launch defense capability that provides new critical warfighting advantages to the United States.

Alpha Flight 3 – "VICTUS NOX" Mission as Seen from AZ, USA

•	The Blue Ghost mission landed on the Moon on March 2, 2025, marking the first fully successful lunar landing by a commercial company.

BLUE GHOST - The first commercial lander to complete a fully successful moon landing

•

We are developing a new, reusable launch vehicle called Eclipse, in a first-of-its-kind partnership with Northrop Grumman. Announced in August 2022, our teams joined to create an American-built rocket to replace a critical gap in the U.S. market, while also delivering a new long-term capability for serving national security, government, and commercial launch customers.

•

Our team developed four engines in rapid succession, with investments in cutting-edge advanced technology, such as our patented tap-off cycle that unlocks critical weight and component savings for our launch vehicles. Firefly designed, built, tested, and flew a suite of in-house developed propulsion systems– including the Reaver, Lightning, and Spectre engines. Additionally, in less than 23 months, our new Miranda engine went from clean sheet design to 71 test fires and counting. Firefly’s scaled architecture across engines allows for fast and reliable development.

Our Mission Solutions

We provide full cycle, dedicated, and responsive launch and spacecraft solutions, and continue to redefine space access by delivering complementary platforms for mission success. Our common technologies, components, and know-how are woven across our launch vehicles and spacecraft solutions.

Launch: Firefly’s launch vehicles provide dedicated and responsive launch for national security, government, and commercial customers. We are the only U.S. company with a liquid-powered orbital launch vehicle in the 1,000 kilograms payload class. Our Alpha launch vehicle employs a distinct combination of technologies designed to ensure high performance and efficiency at low cost. It uses a unique lightweight, rigid, and thermally insulated carbon composite technology for both the primary rocket structure as well as the propellant tanks, which ensures more of the usable mass goes to the mission payload. Alpha is also powered by our patented tap-off cycle engine technology which is more efficient than legacy systems and provides greater reliability by employing fewer parts than traditional rocket engines. We have utilized this proprietary technology to develop all our rocket engines in-house. Alpha has five engines: four first stage Reaver engines, and one second stage Lightning engine. In addition to its track record of successful, dedicated, and responsive launch,

Alpha is also designed to support testing of hypersonic payloads, providing significant growth opportunities for hypersonic deterrents, reconnaissance, and future national security needs. We are also expanding our pad operations from Vandenberg Space Force Base to add Wallops, VA and Esrange, Sweden to support more missions, customers, and additional launch cadence opportunities. The Sweden pad is designed to expand Alpha production and operations to strategic international locations to service the European, UK, Japan, South Korea, Middle East, and Australia regions, which we expect will provide the foundation for a future business model to service the global market.

Eclipse is powered by seven Miranda engines, each of which produces 230,000 pounds-force of thrust. The Miranda engine is built using the same engine architecture and patented tap-off cycle as the Reaver engine, which produces 45,000 pounds-force of thrust. These common technologies are facilitating fast, cost-efficient, and reliable development of Eclipse. Eclipse is being built to serve national security, commercial, and international launch markets at competitive pricing. Eclipse’s Stage 1 is designed to be reusable, lowering production costs and improving cycle times for this launch platform. We are planning to construct a refurbishment facility that will facilitate this reusability. The first launch of Eclipse is expected to take place from Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island as early as 2026, and Eclipse is designed to be compatible with additional launch ranges on the East and West Coasts of the United States.

Spacecraft Solutions: Firefly is the only company to achieve a fully successful Moon landing, completing all 17 objectives set out before launch. We expect our Blue Ghost lander to fly annual missions to the Moon, with payload services customized to the technology and exploration goals of our customers. Offering ride-share opportunities and dedicated missions, Blue Ghost is built to host and deliver payloads nearly anywhere on the lunar surface. Blue Ghost Mission 2 is expected to land on the far side of the Moon and conduct at least 10 days of lunar surface operations with the Blue Ghost lander, with an Elytra Dark spacecraft supporting as a communications relay. Elytra Dark is one of three Elytra configurations supporting on-orbit servicing missions. This Elytra Dark spacecraft is expected to remain operational in lunar orbit for up to five years. Mission 2 is fully manifested with both NASA and commercial payloads, including a commercial rover and a ride-sharing international satellite. Blue Ghost Mission 3 is already under contract with NASA, and we selected Blue Origin as a partner to deliver their rover to the lunar surface. Additionally, we were selected by a proprietary commercial customer for a future dedicated Blue Ghost lander mission.

Elytra is a dynamic spacecraft that is highly maneuverable and extensible to perform hundreds of Rendezvous Proximity Operations in support of Space Domain Awareness and Warfighting missions, long-range communications relay missions, on-orbit edge processing missions, and advanced Space Exploration missions. Blue Ghost and Elytra are highly complementary and compatible technologies that share a common core. Most of Elytra’s core hardware and software were proven at a variety of orbits through Blue Ghost’s successful Mission 1. As part of our end-to-end space services, Elytra offers robust on-orbit solutions and responsive defense capabilities when and where customers need them. As of April 2025, Elytra is contracted to perform a responsive on-orbit mission in support of the DoD’s DIU Sinequone Project. During this mission, Elytra will serve as a space maneuver vehicle to perform a series of on-orbit tasks including space domain awareness in LEO. Available to launch on Alpha and Eclipse, our Elytra vehicles are positioned to service the entire lifecycle of government and commercial missions. This unique interoperability makes Firefly a one-stop shop and partner of choice for national security, government, and commercial customers requiring these capabilities.

Our Industry and Addressable Markets

Firefly’s business operates in the critical launch and spacecraft sectors with a focus on national security within the large and expanding space economy. The space economy includes launch, spacecraft, satellite constellations, and on-orbit and in-space services. We believe our main sources of competition fall into the following categories: companies providing dedicated and rideshare launch vehicles across payload classes, companies providing spacecraft and satellite constellations, and companies providing launch and spacecraft solutions that enable on-orbit and in-space services. According to McKinsey’s report from 2024, the global space economy is projected to reach $1.8 trillion in value by 2035 driven by accelerating national security and commercial demand. National security and advancements in space-based technologies are core focuses of the U.S. government on a bi-partisan basis and closely align with the key messages from the current administration regarding space. Given the critical role of space across the defense, national security, and commercial sectors, customers seek out trusted providers with proven, flexible, and responsive capabilities to deliver critical missions. As one of the only U.S.-based commercial companies currently equipped to provide reliable access to launch, transit, and operations in space, we are poised to grow in this attractive market.

Small and Medium Launch Market: Alpha is the only provider of small size launch that has achieved orbit and addresses a critical gap in the market in the 1,000 kilograms category. Eclipse, with its greater payload capacity and customizable five-meter payload fairing, will serve commercial customers and is also expected to launch large dedicated national security satellites or constellations of smaller national security satellites for the National Security Space Launch (“NSSL”) program.

Additionally, in the past decade the global market right-sized toward satellites between 200 kilograms to 1,200 kilograms, according to analysis by BryceTech in 2025. While Starlink represents a significant number of these satellites, 64% of the satellites launched since 2015 fit within this range. The global satellite market is projected to grow to over $600 billion in 2032, at an 8% compound annual growth rate from 2023, according to Allied Market Research. Small launch vehicles such as Alpha offer dedicated launches, flexibility, and cost-effectiveness in delivering the majority of these payloads to specific orbits. These dynamics are favorable for Alpha as the only U.S. launch vehicle in its class. In comparison, heavy lift launch vehicles do not provide dedicated access to specific orbits, and micro launch players lack the capacity to carry multiple payloads, leading to unfavorable unit economics.

There is scarcity in the market for providers with proven launch platforms and differentiated capabilities, and customers place a premium value on dedicated, reliable, and rapid response. With the successful development of Eclipse, we will be able to operate in the Medium Launch space, which is similarly underserved and benefits from ongoing sector tailwinds related to the demand for launch from national security and commercial customers. With growing national security and governmental requirements, defense spend, increasing demand for commercial launch, and the introduction of new space applications, our total addressable launch market is expected to grow to $32 billion by 2035 according to the World Economic Forum and McKinsey.

In particular, we believe the expansion of adversarial budgets to fund the development of space warfighting and intelligence, surveillance, reconnaissance satellites, and hypersonic vehicles will create additional demand from governmental national security customers for our solutions. According to the World Economic Forum and McKinsey, total state-sponsored defense spending is projected to grow from $66 billion in 2023 to $180 billion in 2035, and key adversaries are a major part of that. In 2025, China announced that it will increase its defense budget by 7.2% year over year, with a significant focus on space spending. This momentum in adversarial spending poses a direct threat to the U.S. and has further fueled the demand for launch. Our launch vehicles are well-positioned to deploy hypersonic payloads, driven by their ability to accelerate these payloads to high velocities. Our rapid response and hypersonics enablement capabilities position us to be a partner of choice as space-based defense becomes a more contested domain in the coming years.

Spacecraft Market: Our Spacecraft Solutions, Blue Ghost and Elytra, address the $7 billion spacecraft market as of 2024 according to Research and Markets. We are one of the few providers of lunar lander services with multiple planned launches under contracts and a multi-capability offering. Our successful Blue Ghost mission this year proves our capability to execute on challenging milestones: enter lunar orbit, measure radiation levels and the magnetic field in transit, land on the Moon, study the surface, and collect the most amount of data ever on the environment. We expect our significant competitive advantage will grow as we continue to execute on our upcoming Blue Ghost missions, with contracts already underway as part of NASA’s $2.6 billion CLPS program.

Our solutions also address critical space needs in applications, including in-space operations, data communications, and threat security capabilities. Our expanding complementary products and services in the defense and space market enable us to capture additional verticals within this ecosystem going forward, which is expected to reach $9 billion in value by 2030 according to Research and Markets. Space Force has been exploring dynamic space operations, which involves allowing satellites to move freely in and out of orbit. Given the ongoing global race to win in “satellite dogfighting,” Space Force is increasingly focused on ensuring space superiority by defending satellites with on-orbit solutions. As near peer threats rise in space and the U.S. government examines proactive orbital deterrence systems, we expect our Elytra spacecraft solution will become an essential part of the U.S. and allied nations’ security posture.

Challenges

We face a number of challenges inherent to our industry, including, among others: our focus on the defense markets and concentration of primary contracts with various governmental entities that account for a meaningful portion of our revenue; our ability to manage the increasing technological complexity of our business and the solutions we offer; and the impact of governmental budget and spending trends. We have historically generated net losses and there can be no assurance that we will generate net income at any point in the future. We may also seek growth by pursuing acquisitions or investment opportunities to complement or expand our existing business, some of which may be material and which could prove to be costly, time consuming, and challenging to consummate and/or integrate with our existing business. In addition, certain disruptions to the global economy, including market disruptions, monetary and fiscal policy uncertainty, supply chain challenges, high interest rates, and inflationary pressures have contributed to an inflationary environment that has adversely affected, and may continue to adversely affect, the price and availability of certain products and services necessary for our operations, which in turn may adversely impact our business and operating results. In addition, the global trade environment is uncertain and rapidly evolving. Tariffs imposed by the U.S. presidential administration or retaliatory tariffs announced by other countries could result in a trade war. The impact of tariffs on our business and results of operations will depend on their timing, duration, and magnitude.

We may encounter a range of challenges associated with launch failures, including potential regulatory delays, which could affect our operations and business outcomes. For example, on April 29, 2025 an anomaly occurred during our Alpha mission that launched from Vandenberg Space Force Base in California. As a result, the Federal Aviation Administration (“FAA”) is requiring us to conduct a mishap investigation before we can conduct further launches, which investigation is ongoing. A return to flight for Alpha is dependent upon FAA approval following their determining that any system, process, or procedure related to the mishap does not affect public safety. Until such approval is provided, we will not be able to conduct further Alpha launches, which will adversely affect our revenues. While we believe the FAA will provide its approval, there is no guarantee that we will receive such approval from the FAA in a timely manner, if at all, and any delay in such approval could have a material adverse effect on our business, financial condition, and results of operations. See “Risk Factors—Risks Related to Our Business—We have in the past and may in the future experience delayed launches, launch failures, failure of our launch vehicles, landers, or orbital vehicles to reach their planned orbital locations, significant increases in the costs related to launches of launch vehicles, landers, or orbital vehicles, and insufficient capacity available from third-party providers of launch services with whom we partner. Any such issue could result in the loss of our launch vehicles, landers, or orbital vehicles or cause significant delays in their deployment, which could harm our business, financial condition, and results of operations” and “Risk Factors—Risks Related to Our Business—Any inability to operate Alpha at our anticipated launch rate could adversely impact our business, financial condition, and results of operations.”

Any number of these challenges, and others, could have a negative impact on our business, financial condition, and results of operations. For a discussion of the challenges, risks, and limitations that could harm our prospects, see “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Indebtedness

We have a substantial amount of indebtedness and may incur additional indebtedness in the future. As of March 31, 2025, our total indebtedness, excluding capitalized debt issuance costs, was $173.6 million, including $136.1 million under our Term Loan Facility (as defined herein) and $37.5 million under finance leases and other obligations. Although we intend to use a portion of the net proceeds received by us from this offering to repay all of our borrowings under the Credit Agreement, we may incur additional indebtedness in the future, including in connection with this offering. We have historically relied on a substantial amount of debt to finance our operations and investments and may continue to be reliant on such financing in the future. For a discussion of the risks associated with our indebtedness, see “Risk Factors—Risks Related to Our Indebtedness—Our substantial indebtedness could materially adversely affect our financial condition.”

Competitive Strengths

Pioneering a Flywheel of Space and Defense Technology Mission Solutions

Our family of products and mission solutions provide us with the ability to serve the entire space domain and fuel our complementary technologies and comprehensive missions for national security, government, and commercial customers. Our heritage and proven technology are resetting the standard for success in launch, lander, and space markets. Our Alpha launch vehicle is the only orbit-ready U.S. rocket in the 1,000 kilograms payload vehicle class. We are a leader in tactically responsive space missions, having completed a record-breaking launch with an approximately 24-hour turnaround for VICTUS NOX. This mission showcased our ability to deliver payloads to orbit on short notice, which is a critical capability for national security operations. The success of this mission has resulted in multiple subsequent contract awards. We are a partner of choice for our customers’ most complex missions and assignments, with rapid response capabilities to address critical threats. With these proven launch capabilities and innovative technologies, we are a crucial partner for large national defense primes who need access to space.

In addition to our launch vehicles, we offer launch platform agnostic spacecraft solutions to address customers’ various in-space mission requirements. As the only company to have successfully landed and completed NASA missions on the Moon, we set the standard for landers. Our first Blue Ghost mission was launched in January 2025 and successfully completed a 60-day operation, making it the longest commercial lunar surface mission to date. Our multi-mission orbital vehicle, Elytra, is poised to serve numerous strategic and defense-related functions within orbit, including carrying payloads into and out of orbit, performing long-haul communications missions, fostering space domain awareness, and other responsive space capabilities.

Firefly’s launch and spacecraft services differentiate the company by providing a one-stop shop solution for customers. Our services work agnostically with partners and are additive to our own systems as well—for example, we can deliver payloads to the Moon using our Blue Ghost in tandem with another organization’s launch vehicle or pair our platforms together, such as a mission launched on our Alpha rocket that uses an Elytra spacecraft. Therefore, we are able to benefit from demand for our family of products, which we expect to continue to grow as our finalized intercoastal launch pads facilitate increased launch cadence. This flywheel streamlines our development, reduces costs, and expands our total addressable market, all while differentiating Firefly from competitors.

Innovative Patented Technology and Unmatched Technical Expertise

We have taken a reliability-first approach to building our launch vehicles, landers, and spacecraft. We successfully built the world’s largest all-composite launch vehicle, our Alpha rocket. Our rockets are built using lightweight and strong carbon fiber, leveraging automated fiber placement technology to ensure unified production methodology across all of our product lines. We produce the only launch vehicles with liner-less carbon fiber liquid oxygen tanks that are manufactured through proprietary bonding operations. This technology allows us to keep liquid oxygen at -300F, saving significant weight versus certain of our competitors’ vehicles.

Our propulsion systems represent another patented technology, with highly efficient tap-off cycle engines. We are unique in developing and scaling this technology, having built and successfully flown the highest thrust tap-off cycle technology in the world. Additionally, our advanced propulsion and avionics systems are designed and tested in-house to facilitate high performance in tough environments. Our launch vehicles are readily scalable, with the Reaver and Lightning engines in our Alpha vehicle providing the patented technology for the Miranda and Vira engines in Eclipse. In addition to the launch vehicle engines, we have also developed proprietary Spectre thrusters utilized on both Blue Ghost and Elytra.

As of June 22, 2025, we have a team that consists of 296 engineers and 173 skilled technicians that bring deep subject matter expertise and discipline from across the defense sector. We have progressed development at an exceptional pace, as evidenced by the fact that in less than 20 months we have developed from a clean design and tested our patented Miranda engine based on a scaled design of the Reaver engine. This success has been built on leading intellectual property, world-class infrastructure, and the strength of our technical team. These factors collectively support our competitive moat. Our technology portfolio and expertise are based on years of testing and operating.

Purpose-Built Infrastructure Creates High Barriers to Entry

We strategically deployed capital to build state-of-the-art infrastructure to design, produce, test, and manufacture our products to the highest standard at a regular cadence. Our three primary facilities—our corporate headquarters, the Hive spacecraft facility, and our Rocket Ranch manufacturing and testing site—are only 25 miles apart, providing unique proximity between design, manufacturing, and production. The proximity of our core facilities enables agile and rapid vehicle development and production at lower cost versus competitors. By maintaining a vertically integrated manufacturing process, we are less reliant on the timelines of outside suppliers and reduce risk within our supply chain.

Our purpose-built research and development (“R&D”), manufacturing, and testing footprint is the product of significant investments and the backbone of our manufacturing process. We designed our advanced manufacturing process through years of optimization that now allows us to replicate our additional facilities with significantly less capital. Our early investment in cutting-edge technology and best-in-class facilities is a competitive advantage, creating a platform primed for continued growth.

Strong Customer Relationships and Market Leading Strategic Partnerships

As the space market continues to grow and evolve, we are well-positioned to serve our customers’ most complex missions with rapid response times and purpose-built solutions. Our collaborations with leading national security agencies and aerospace companies, such as Lockheed Martin Corporation, Northrop Grumman, L3Harris, Space Force, SDA, NRO, and NASA demonstrate the value and criticality of our new space defense and technology leadership in this market.

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Lockheed Martin: We have a multi-launch agreement with Lockheed Martin that includes up to 25 missions over the next five years. Under this agreement, we plan to routinely launch a variety of future Lockheed Martin spacecraft, including new payload technologies, into LEO from our launch facilities on the West and East Coasts of the United States.

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Northrop Grumman: We have an exclusive partnership with Northrop Grumman on our development of Eclipse. This platform combines leading flight-proven technologies and mission experience from both companies to fill a void in the underserved medium-lift market. Supported by a $50 million equity investment from Northrop Grumman, Eclipse builds on our Alpha rocket technology and Northrop Grumman’s Antares rocket, combining our technologies and expertise with the first partnership of its kind between the best of legacy and new space.

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L3Harris: We have a multi-launch agreement with L3Harris for up to 20 launches on our Alpha rocket, including two to four missions per year from 2027 to 2031 depending on customer needs. The new agreement is in addition to our existing multi-launch agreement with L3Harris for three Alpha missions in 2026.

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Space Force: We set a responsive launch record by launching the VICTUS NOX mission for Space Force within an approximately 24-hour window. As a result, we are the leading tactically responsive launch provider, and Space Force is leveraging our responsive launch capabilities on two additional upcoming missions, VICTUS HAZE and VICTUS SOL.

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Space Development Agency: Firefly has been onboarded as a selected vendor for the SDA’s Hybrid Acquisition for Proliferated LEO (“HALO”) program. Using our Elytra orbital vehicles, we will support end-to-end demonstration missions for the SDA’s military satellite constellation, including launch, on-orbit transit, and tracking services.

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National Reconnaissance Office: We have been selected to serve as a launch provider to the NRO, with our Alpha rocket as part of their Streamlined Launch Indefinite Delivery / Indefinite Quality Contract (“SLIC”). Our rapid response capabilities are essential to the NRO’s defensive missions, providing them with a launch vehicle with leading capabilities and proven flight heritage. In addition to this, Elytra is contracted to support an on-orbit mission for the NRO. Elytra is designed to perform a rapid payload reconfiguration, deploy commercial rideshare payloads, execute an on-orbit maneuver, and stand ready to deploy U.S. government payloads on demand.

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NASA: NASA contracts us for spacecraft and launch missions. We are the only company to successfully land, operate, and complete NASA missions on the Moon. We won the largest active NASA Commercial Lunar Payload Services (“CLPS”) contract in December 2024 at $179 million. We are a prime contractor on three missions and four CLPS task orders to the Moon through contracts with a total potential value of $411.7 million with additional commercial payloads. NASA also contracts us for launch services, including a Venture-Class Acquisition of Dedicated and Rideshare (“VADR”) contract for a dedicated Alpha launch. This Alpha launch will deliver the agency’s Investigation of Convective Updrafts (“INCUS”) mission from NASA’s Wallops Flight Facility.

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Blue Origin: We have recently selected Honeybee Robotics, a Blue Origin company, to provide a rover to accompany our Blue Ghost lander in an upcoming task order from NASA to explore the Gruithuisen Domes on the Moon. The rover will be transported by Elytra Dark and deployed by Blue Ghost to help study the composition of the domes using instruments provided by NASA. We successfully collaborated with Honeybee on two prior payloads during Blue Ghost’s first mission.

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Jet Propulsion Laboratory: Firefly partners with JPL for test facilities and technologies licenses. Our Blue Ghost lander was tested thoroughly with vibration, acoustic, thermal vacuum, and electromagnetic interference and compatibility to ensure the vehicle would withstand the rigors of a lunar mission.

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Lawrence Livermore National Laboratory (LLNL): We have a partnership with Lawrence Livermore National Laboratory, announced in June 2025, for a lunar imaging service named Ocula. Ocula will be offered through our Elytra orbital vehicles as early as 2026. LLNL provides high-resolution telescopes that operate onboard Elytra in lunar orbit and provide ultraviolet and visible spectrum imaging. Combined with Elytra, this is a key capability to identify mineral deposits on the Moon’s surface, map future landing sites with higher fidelity, and enable cislunar situational awareness.

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SpaceX: We also have a strong strategic partnership with SpaceX for payload processing facilities and launch vehicles. Most recently, our Blue Ghost lander was launched on a SpaceX Falcon 9 rocket, ensuring a smooth start to our groundbreaking lunar mission.

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Defense Innovation Unit: We signed an agreement with the DIU to conduct a trade study on our capabilities to rapidly launch our Elytra vehicles and support missions beyond Geosynchronous Orbit (“xGEO”). Once completed, we will conduct up to two demonstrations to deliver multiple payloads to xGEO orbits aboard our Elytra Dark spacecraft with the first mission completed within 18 months of receiving the approval to proceed. The contract will support the Sinequone Project, the DIU’s mission to develop responsive access to xGEO.

Additionally, we have built a robust portfolio of contracts composed of blue-chip customers across both government and commercial end markets including NASA, Space Force, the DoD’s SDA, the NRO, Northrop Grumman, Lockheed Martin, L3 Harris Technologies, Inc. and True Anomaly, Inc. Our customizable offerings across launch, lander, and spacecraft, and our speed of execution as proven through our existing successes, are well-recognized by our growing list of government and commercial customers.

Differentiated National Security and Defense Technology Capabilities

Firefly’s portfolio of multi-launch agreements and contracts with defense primes, national security agencies, and government partners demonstrates a high degree of trust in our company as a key national security partner. Alpha’s track record of success and repeated demonstrations of rapid response missions make Firefly a leader in tactically responsive space capabilities. With its dedicated and responsive service to preferred orbits, 1,000 kilograms capability, and ability to deliver multiple hypersonic payloads, Alpha provides an unrivaled service. Additionally, Eclipse, with its greater payload capacity, is purpose-designed to support national security space launch and commercial missions. Within our spacecraft solutions, Blue Ghost and Elytra platforms support national security needs by traveling further into space and supporting larger, more advanced on-orbit missions. Blue Ghost has proven our capability to deliver on NASA priorities while harnessing national security benefits related to lunar exploration. Elytra is primed to add to our competitive moat by expanding to on-orbit responsive missions for the DoD. Poised to launch on Alpha and Eclipse, as well as other vehicles, Elytra is intended to provide space maneuver vehicles, long-haul communications relays, edge processing, as well as space exploration capabilities for the entire lifecycle of national security missions.

Our proven, extensive national security capabilities position the Firefly platform for future growth. Critical civil and national security infrastructure on Earth depends on satellite systems in space, and threats from adversaries have been on the rise. Established space nations are expected to increase spending over the next decade on national security, specifically in intelligence capabilities. The DoD has also enhanced its strategy to meet the growing challenges of the space domain. With our diverse space technology offerings, we are well-positioned to benefit from these national security tailwinds in this contested domain.

Established Business Model Backed by Robust Backlog

Our track record of success and our reputation as a trusted provider for our customers results in a highly attractive, diversified business model defined by significant backlog and cash flow visibility. Strong customer demand backs our financial profile with approximately $1.1 billion in backlog as of March 31, 2025, and multi-launch agreements across our product lines. Underpinning our financial profile is the combination of efficient contract structure and milestone-based billing. Before launch, we typically have collected approximately 90% of the total contract value, which is highly advantageous as production ramps. We are also differentiated in our ability to successfully execute on fixed firm price contracts. We are ahead of the curve as the industry shifts in favor of fixed firm price contracts and are well-positioned to capitalize on this change. As we scale, we have and expect to continue to replicate our proprietary manufacturing and testing processes, resulting in reduced cycle times and further capital efficiency. Our established business model has set us up to capitalize on the growth of the industry and continue to win with customers based on our proven track record.

World-Class Management Team and Employee Base

Our mission-focused leadership team, with decades of experience across advanced engineering and manufacturing sectors, is driven by a commitment to excellence and unified behind the Firefly mission. Our team possesses the leadership, innovational, operational and financial experience necessary to successfully lead Firefly through its continued growth:

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Jason Kim, our Chief Executive Officer, has more than two decades of experience in the aerospace and defense sectors, bringing both executive leadership and a highly technical background to Firefly. Most recently, Jason served as CEO of Millennium Space Systems, Inc., where he led the company through a period of significant expansion and technology advancements. At Millennium Space Systems, Inc., he served as a key partner and customer in Firefly’s VICTUS NOX mission for Space Force. His extensive career also includes leadership roles at Raytheon Intelligence & Space, Northrop Grumman Aerospace Systems, and the U.S. Air Force.

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Shea Ferring, our Chief Technology Officer, has more than three decades of experience in design, integration, and test of space systems. Shea has held numerous engineering and leadership roles throughout his career including at NASA Launch Services Program, ECAPS, Vencore, and Orbital ATK. Over the years, Shea participated in over 50 space missions spanning numerous launch vehicles, including Minotaur, Atlas V, Delta IV, Pegasus, and Falcon 9.

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Darren Ma, our Chief Financial Officer, has more than two decades of finance experience helping scale large-cap, mid-cap, and small-cap public companies, most recently as the CFO and SVP of Spectra7 Microsystems Inc. and as the CFO for GigPeak, Inc. (NYSE: GIG), where he was instrumental in strategically raising capital, driving profitable growth, and selling the company.

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Dan Fermon, our Chief Operating Officer, is a seasoned operations leader with decades of experience leading teams in highly technical industries, primarily in aerospace. Prior to Firefly, Dan was a Vice President at AE Industrial Partners, LP in the firm’s Portfolio Strategy and Optimization Group, where he focused on improving the operational performance of its portfolio companies. He also served as the P&L and Operations Leader for GE Aerospace’s Global Component Repair team, driving operational excellence by utilizing technology, lean improvements, and powerful team engagement.

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Brigette Oakes, our VP of Engineering, has more than 15 years of experience in the industry from both legacy and new space companies, with robust experience spanning propulsion design, modeling, and test in addition to guidance, navigation, and control software, performance analysis, and ground support equipment. Prior to Firefly, Brigette held a variety of roles in the space sector at companies including SpaceX, Relativity Space Inc., and Lockheed Martin.

Growth Strategy

Increase Launch Cadence to Meet Growing Market Demand

We are increasing our launch frequency to meet the growing demand for reliable space access. The launch market is rapidly expanding, with significant demand for launch and space services. This demand is reflected in our robust backlog of approximately $1.1 billion as of March 31, 2025, and in the fact that we have over 30 planned launches under contract as of March 2025. We are well-positioned to continue to increase our production rate and launch cadence for our small and medium launch vehicles. Through Space Force’s VICTUS NOX mission, we showcased our ability to deliver critical payloads to orbit on short notice–a crucial asset for national security operations. Our end-to-end mission solutions position us to leverage Alpha’s track record of success and replicate it using the larger Eclipse rocket.

Given our tailored launch capabilities, we have been awarded additional critical defense missions and multi-launch agreements as space increasingly becomes a contested area of focus for national security agencies and commercial customers. To meet this growing demand and accelerate production, we doubled our production facility size to approximately 200,000 square feet and expanded our processes to manufacture one Alpha launch vehicle per month. Firefly designed our launch facility infrastructure to be scalable throughout the U.S. and internationally. We currently launch from Vandenberg Space Force Base in California and have strategically secured space in Virginia, Florida, and Sweden for additional launch facilities as we increase global capacity to address our customers’ needs. We expect to continue to expand our infrastructure in a capital efficient manner to meet anticipated customer demand.

Scale Across Mission Solutions to Enable Profitable Growth Driven by Common Technologies

Following our success with Alpha and Blue Ghost, we are focused on increasing the frequency of launch and spacecraft deployment in a cost-efficient manner. On the demand side, our customers value flexibility, access to preferred orbits, and dedicated launch vehicles–a value proposition that we built our rockets and spacecraft around. Our strong backlog demonstrates the need to scale our launch platform. In parallel, we have additional contracts backing Blue Ghost missions, and our spacecraft pipeline continues to be bolstered by demand stemming from national security missions and commercial space exploration. We are also expanding into the medium payload class with Eclipse and our orbital solutions. Our Elytra spacecraft will enable us to provide constellations of space maneuver vehicles, long-range communications relays, and space exploration orbiters. Alpha, Eclipse, Blue Ghost, and Elytra share common technologies, processes, team expertise, and production lines, enabling capital efficiency as well as first time quality across products. All products utilize the carbon composite primary and tank structures and leverage the automated fiber placement machine, power milling tool, and other test capabilities. Our products also share avionics, software, and rocket engine technology to enable economies of scale, responsive delivery schedules, fungible inventory, and flight proven mission assurance.

With each launch, we expect our cost structure and unit economics to meaningfully improve, as our increased launch cadence will result in fixed cost amortization and operating efficiencies. Additional efficiencies are unlocked by our streamlined development and production processes. Eclipse’s development is progressing rapidly given Alpha and Eclipse share significant carryover from our engineering team and substantial component commonality and supply chain compatibility.

As a provider of choice, we have selected strategic partnerships that enable synergistic development and expansion. Our exclusive partnership with Northrop Grumman combines our companies’ respective technologies to co-develop Eclipse. We believe our strategic partnerships unlock access to additional infrastructure and new customers as we propel our partners with our new space capabilities to develop and deliver purpose-built technology for customers across the space and defense technology sector.

Our intentional common technologies approach to our mission solutions have enabled the evolutionary development of Eclipse from Alpha and Elytra from Blue Ghost, allowing for faster and more reliable production while keeping costs low. As we increase our launch cadence and scale our solutions, we expect to grow our revenue base and improve and stabilize our cost structure. We thoughtfully invest capital to enable scaled production with favorable unit economics while keeping costs and capital expenditure minimized to yield profitable growth.

Deploying Our In-Space Heritage for Advanced Operations and Services

Elytra is designed to support rapid, end-to-end demonstration missions, especially for military satellites. Elytra was recently selected to support the DoD’s DIU Sinequone Project. As part of the mission, Elytra will host a suite of government payloads, including optical visible and infrared cameras, a responsive navigation unit, and a universal electrical bus. Elytra’s configuration will utilize common components, structures, and propulsion systems to enable on-demand mobility, plane changes and maneuvers with high performance capabilities and reliability.

In addition to Elytra’s existing revenue-generating contracts, there are numerous customers interested in using Firefly’s platform for space domain awareness and other heavy lift applications. There are a myriad national security applications for Elytra’s in-orbit technology, such as providing long-haul communications, radio frequency calibration services, and deploying government payloads on demand. Furthermore, the global race to solidify abilities in “satellite dogfighting” have made establishing space domain dominance a priority of Space Force, which Elytra is designed to help address. As space becomes a further contested domain, we believe Elytra’s on-orbit services will be a key avenue for our growth.

Seek Value-Added Acquisitions Complementary to our Existing Offerings

We may choose to strengthen our internal capabilities and accelerate development through acquisitions. We intend to take a disciplined approach to future acquisitions. Our focus is to continue scaling and increasing launch cadence to achieve profitable growth while serving our customers’ critical missions. We are currently evaluating acquisition opportunities and expect to continue to do so in the future, with a view towards potentially accelerating these objectives.

Although we are not party to any definitive agreements at this time and no acquisition is probable as of the date hereof, we are actively considering an add-on acquisition opportunity in the software industry that is expected to be complementary to our business and may enter into a definitive agreement with respect to this or other opportunities after the completion of this offering, and the transactions contemplated by such agreements could be material to our business. See “Risk Factors—Risks Related to Our Business—We may experience difficulties or disruptions in consummating future acquisitions and integrating the operations of acquired companies into our business, or entering into any partnerships or joint ventures, and in realizing the expected benefits of these transactions.” In pursuing any acquisitions, we expect to target companies that increase our share of the national security market, promote vertical integration, or automate production processes while maintaining quality and enabling further market expansion. We believe that there currently are and, as the space industry matures will continue to be, opportunities to acquire targets and make investments that enhance our capabilities and financial profile. Our goal is to position ourselves as the acquirer of choice for space services and technology companies.

Recent Developments

Preliminary Unaudited Estimated Financial Results as of and for the Six Months Ended June 30, 2025

We are in the process of finalizing our results as of and for the six months ended June 30, 2025. We have presented below ranges of certain unaudited preliminary results and estimates of selected key business metrics as of and for the six months ended June 30, 2025, as well as the comparative period for the six months ended June 30, 2024. The following information reflects our preliminary estimates with respect to such data based on currently available information and does not present all necessary information for an understanding of our financial condition as of and for the six months ended June 30, 2025. These estimated metrics should not be viewed as a substitute for our financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) included in this prospectus.

We have prepared and provided ranges, rather than specific amounts, for the information below, primarily because our financial closing and analysis procedures are not yet completed. This financial information has been prepared by, and is the responsibility of, our management and is subject to revisions based on our procedures and controls associated with our financial reporting process. Accordingly, undue reliance should not be placed on these preliminary estimates. Our independent registered public accounting firm, Grant Thornton LLP, has not audited, reviewed, or performed any procedures with respect to our preliminary results or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. Our actual unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2025, and June 30, 2024, are not expected to be filed with the Securities and Exchange Commission (the “SEC”) until after the completion of this offering.

While we believe that such information and estimates are based on reasonable assumptions and management’s reasonable judgment, our actual results may vary. Factors that could cause the actual results to differ include (but are not limited to) the discovery of new information that affects accounting estimates and management’s judgments, or impacts valuation methodologies underlying these estimated results; the completion of our auditors’ procedures for the review of our interim consolidated condensed financial statements; and a variety of business, economic, and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information, unless required by law. Further, our preliminary estimates below are not necessarily indicative of the metrics to be expected for any future period as a result of various factors, including, but not limited to, those discussed in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Adjusted EBITDA and Free Cash Flow are non-GAAP (as defined below) supplemental financial measures. For further information about the limitations to the use of the non-GAAP financial measures presented in this prospectus, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Non-GAAP Information.” Backlog is a key performance indicator. The following tables provide detail on our preliminary unaudited estimated financial results as of and for the six months ended June 30, 2025, and reconcile Adjusted EBITDA and Free Cash Flow to net loss and net cash used in operating activities, respectively, the most directly comparable U.S. GAAP financial measures:

	As of and for the Six Months Ended June 30,
	2025		2024
	(Estimated)		(Actual)
	High	Low
($ in thousands)
U.S. GAAP Financial Measures:
Revenue	$71,404	$70,404	$29,388
Net loss	$(123,871)	$(125,871)	$(106,224)
Net cash used in operating activities	$(84,619)	$(86,619)	$(80,815)
Non-GAAP Financial Measures:
Adjusted EBITDA(1)	$(95,036)	$(97,036)	$(94,776)
Free Cash Flow(1)	$(96,456)	$(98,456)	$(102,649)
Key Performance Indicator:
Backlog(1)	$1,120,672	$1,118,672	$754,153

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the definitions of Adjusted EBITDA, Free Cash Flow, and backlog.

As of June 30, 2025 (Estimated)
($ in thousands)
Selected Balance Sheet Information:
Cash and cash equivalents	$205,286
Finance lease liabilities, including current portion	$3,595
Notes payable, including current portion, net of debt issuance costs	$130,348
Notes payable held by a related party, including current portion, net of debt issuance costs	$18,079

Reconciliation of net loss to Adjusted EBITDA

	For the Six Months Ended June 30,
	2025		2024
	(Estimated)		(Actual)
	High	Low
($ in thousands)
Net loss	$(123,871)	$(125,871)	$(106,224)
Adjusted for:
Interest expense, net	10,401	10,401	7,491
Depreciation and amortization	7,916	7,916	3,037
Share-based compensation expense	1,191	1,191	834
Change in fair value of warrant liabilities	5,107	5,107	31
Loss on disposal of fixed assets	—	—	22
One-time costs related to the IPO (1)	4,220	4,220	—
Other (2)	—	—	33

Adjusted EBITDA	$(95,036)	$(97,036)	$(94,776)

(1)

Represents costs incurred related to the initial public offering (“IPO”) that do not meet the direct and incremental criteria per SEC Staff Accounting Bulletin Topic 5.A to be charged against the gross proceeds of the transactions but are not expected to recur in the future.

(2)	Other includes loss on foreign exchange, executive severance, and fees in connection with acquisitions, which are required to be expensed as incurred.

Reconciliation of net cash used in operating activities to Free Cash Flow

	For the Six Months ended June 30,
	2025		2024
	(Estimated)		(Actual)
	High	Low
($ in thousands)
Net cash used in operating activities	$(84,619)	$(86,619)	$(80,815)
Purchases of property and equipment	(11,837)	(11,837)	(21,834)

Free Cash Flow	$(96,456)	$(98,456)	$(102,649)

Adjusted EBITDA and Free Cash Flow should be considered in addition to, and not as a replacement for or superior to, the respective comparable U.S. GAAP measures, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering an additional way of viewing our results that, when reconciled to the respective corresponding U.S. GAAP measure, helps our investors to understand the operating income of our business and compare our operating income to prior and future periods and to our peers. We urge you to review the reconciliations found above and elsewhere in this prospectus. For a reconciliation of Adjusted EBITDA and Free Cash Flow to other periods and more information regarding our use of these metrics and their usefulness to investors, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

New Revolving Credit Facility

We currently anticipate entering into a revolving credit facility (the “Revolving Credit Facility”) in an initial amount not to exceed $125.0 million, which is expected to include a sublimit for the issuance of letters of credit in an amount up to $15.0 million and a sublimit for swingline loans in an amount up to $7.5 million, pursuant to a new credit agreement (the “New Credit Agreement”) shortly after the closing of this offering. We are party to a commitment letter that is dated July 28, 2025 with Wells Fargo Bank, National Association, Goldman Sachs Lending Partners LLC, and JPMorgan Chase Bank, N.A., who have collectively committed to provide 100% of the aggregate principal amount of the revolving commitments under the Revolving Credit Facility. The closing of the New Credit Agreement is expected to be subject to consummation of this offering, repayment of the obligations under the Credit Agreement and certain other conditions set forth in the New Credit Agreement and commitment letter.

The Revolving Credit Facility is expected to mature on the third anniversary of the date on which the Revolving Credit Facility is established. The Revolving Credit Facility is expected to bear interest at a variable rate per annum equal to, at our option, either (a) term SOFR plus a 3.00% spread or (b) alternative base rate (as set forth in the New Credit Agreement) plus a 2.00% spread. A commitment fee of 0.375% per annum shall apply on the unused commitments under the Revolving Credit Facility.

The Revolving Credit Facility is expected to be a senior secured revolving credit facility that will be guaranteed by certain of our wholly-owned domestic subsidiaries and secured by substantially all of our assets and the assets of certain of our subsidiaries, in each case, subject to customary exceptions.

The Revolving Credit Facility is expected to contain customary affirmative and negative covenants, including limitations on our ability and certain of our subsidiaries’ abilities, to (i) incur additional debt; (ii) create liens; (iii) make certain investments, loans and advances; (iv) sell assets; (v) pay dividends or make distributions or make other restricted payments; (vi) voluntarily prepay certain other indebtedness; (vii) engage in mergers or consolidations; (viii) change the business we and certain of our subsidiaries conduct; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict dividends from subsidiaries; and (xi) amend certain charter documents and material agreements governing subordinated and junior indebtedness.

In addition, the Revolving Credit Facility is expected to require us to comply with the following financial covenants (subject to certain equity cure rights):

•	Maintenance of minimum liquidity of $50.0 million, tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2025).

•

Maintenance of minimum of free cash flow of negative $325.0 million (subject to increasing thresholds) tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2025).

•

At our election, and upon our achieving positive consolidated EBITDA (as calculated under the New Credit Agreement) (a “Leverage Covenant Triggering Event”), the minimum liquidity covenant and the minimum free cash flow covenant will no longer be applicable, and our sole financial covenant following a Leverage Covenant Triggering Event will be maintenance of maximum first lien net leverage ratio not to exceed 4.00:1.00, tested as of the last day of each fiscal quarter.

The Revolving Credit Facility is also expected to contain customary events of default, including, among others: (i) failure to pay principal, interest, fees or other amounts under the Revolving Credit Facility when due taking into account any applicable grace period; (ii) any representation or warranty proving to have been incorrect in any material respect when made; (iii) failure to perform or observe covenants or other terms of the Revolving Credit Facility subject to certain grace periods; (iv) a cross default with respect to other material indebtedness; (v) bankruptcy and insolvency events; (vi) a “change of control” and (vii) the invalidity or impairment of any loan document or any security interest.

Borrowings under the Revolving Credit Facility may vary significantly from time to time depending on our cash needs at any given time. We cannot assure you that we will obtain binding commitments for the Revolving Credit Facility on favorable terms or at all. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt” and “Description of Certain Indebtedness” for additional information.

Declaration of Dividend on Preferred Stock

On July 10, 2025, our board of directors declared a dividend (the “Preferred Stock Dividend”) payable in common stock in respect of all accrued and unpaid dividends of the Company’s outstanding shares of Series C, Series D-1, Series D-2, and Series D-3 Preferred Stock, which became effective as of July 16, 2025 upon receipt of the required consent of certain third parties. On the effective date, we paid the Preferred Stock Dividend by issuing approximately 3.3 million shares of common stock to the existing holders of our Series C, Series D-1, Series D-2, and Series D-3 Preferred Stock. We currently anticipate that any additional dividends on our outstanding shares of Series C, Series D-1, Series D-2, and Series D-3 Preferred Stock that accrue following the declaration of the Preferred Stock Dividend will be paid in cash, contingent upon the closing of this offering, and repayment in full of the Term Loan Facility. See “Use of Proceeds.”

Risk Factors Summary

Investing in our common stock involves risks, which are discussed more fully under “Risk Factors.” You should carefully consider all the information in this prospectus, including under “Risk Factors,” before making an investment decision. Some of the most significant risks we face are the following:

•	our failure to manage our growth effectively and our ability to achieve and maintain profitability;

•	the potential for delayed or failed launches, and any failure of our launch vehicles and spacecraft to operate as intended, resulting in regulatory holds or suspensions following launch anomalies;

•	our inability to manufacture our launch vehicles, landers, or orbital vehicles at a quantity and quality that our customers demand;

•	the hazards and operational risks that our products and service offerings are exposed to and a wide and unique range of risks due to the unpredictability of space;

•	the market for commercial launch services for small- and medium-sized payloads is still emerging, and shifting, and the market may not achieve the growth potential we expect;

•	our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors;

•	concentration of our customers and backlog customers;

•	we may not be successful in developing new technology;

•	uncertain global macro-economic and political conditions, including the implementation of tariffs;

•	disruptions in U.S. government operations and funding and budgetary priorities of the U.S. government;

•	a failure of our information technology systems, physical or electronic security protections;

•	we are dependent on our current CEO and other members of management, as well as our highly trained employees;

•	we face significant competition in the global space market;

•	any inability to operate Alpha at our anticipated launch rate or finalize the development and delivery of Eclipse;

•	the scarcity or unavailability of critical components or raw materials used to manufacture our products or used in our development programs;

•	our operating results may fluctuate significantly;

•	adverse publicity stemming from any incident involving us, our competitors, or our customers;

•	the failure to adequately protect our proprietary intellectual property rights;

•	shortfalls in available external R&D funding;

•	the inability to comply with any of our contracts or meet eligibility requirements to obtain certain government contracts;

•	our failure to establish and maintain important relationships with government agencies and prime contractors;

•	we have classified contracts with the U.S. government, which may limit investor insight into portions of our business;

•	the inability to realize our backlog;

•	our operations depend on our manufacturing facilities, which are subject to physical and other risks;

•	our leases may be terminated or we may be unable to renew our leases on acceptable terms;

•	we have identified a material weakness in our internal control over financial reporting;

•	our business is subject to a wide variety of extensive and evolving government laws and regulations and contracting in the defense industry is subject to significant regulation;

•	we are subject to complex tax laws;

•	we have substantial indebtedness, and we may not be able to generate sufficient cash to service all of such indebtedness;

•

the market price of our common stock may be volatile or may decline steeply or suddenly regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price;

•	we will incur increased costs and devote substantial management time as a result of operating as a public company;

•	as an emerging growth company, we are able to avail ourselves of reduced disclosure requirements;

•	AE Industrial Partners controls us, and its interests may conflict with ours or yours in the future;

•

provisions in our certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering, could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock; and

•	we are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and intend to rely on exemptions from certain corporate governance requirements.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows, and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the date on which we are deemed to be a large accelerated filer (which, in addition to certain other criteria, means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year), or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•

only being required to present two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation in this prospectus and expect to elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We are electing to take advantage of this extended transition period for complying with new or revised accounting standards provided for by the JOBS Act. We will therefore comply with new or revised accounting standards when they apply to private companies. As a result, our financial statements may not be comparable with companies that comply with public company effective dates for accounting standards.

Our Principal Stockholder

AE Industrial made its initial investment in Firefly Aerospace in 2022 and is a 47.4% stakeholder in the Company as of the date of this registration statement.

After giving effect to this offering, assuming an offering size as set forth in “—The Offering” and an initial public offering price of $42.00 (the midpoint of the estimated price range set forth on the cover page of this prospectus), AE Industrial Partners will hold approximately 41.8% of our outstanding common stock (or approximately 41.1% of our outstanding common stock, if the underwriters’ option to purchase additional shares from us is exercised in full). In addition, AE Industrial Partners will have the right to designate nominees to our board of directors pursuant to a director nomination agreement (the “Director Nomination Agreement”) to be entered into in connection with this offering between us, AE Industrial Partners, and certain other stockholders, including certain entities controlled by Marc Weiser, a member of our board of directors (together with AE Industrial Partners, the “Investor Group”). As a result, upon the completion of this offering, the Investor Group will control more than 50% of the total voting power of our common stock with respect to the election of our directors. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—AE Industrial Partners controls us, and its interests may conflict with ours or yours in the future” and “Certain Relationships and Related Party Transactions—Agreements with our Significant Stockholders—Director Nomination Agreement.” Accordingly, we expect to be a “controlled company” as defined in the corporate governance rules of Nasdaq and will be exempt from certain corporate governance requirements of such rules. As a result, AE Industrial Partners will have significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. See “Management—Controlled Company Exemption.” For a description of certain potential conflicts between our principal stockholder and our other stockholders, see “Risk Factors—Risks Related to Our Organizational Structure—We are a ‘controlled company’ within the meaning of the rules of Nasdaq, as a result, qualify for and intend to rely on exemptions from certain corporate governance requirements.” For a description of AE Industrial Partners’ ownership interests in us and its rights with respect to such ownership interests, see “Certain Relationships and Related Party Transactions,” “Principal Stockholders” and “Description of Capital Stock.”

AE Industrial Partners is a leading global alternative investment manager headquartered in Boca Raton, Florida. As of December 31, 2024, AE Industrial Partners’ global platform had approximately $6.4 billion of assets under management with approximately 7,000 employees operating across North America, Europe, Asia Pacific and the Middle East.

Corporate Information

Firefly Aerospace was formed on January 27, 2017, acquired the assets of Firefly Systems Inc. in a bankruptcy proceeding, and ultimately commenced operations on May 1, 2017. We are a Delaware corporation. Our principal executive offices are located at 1320 Arrow Point Drive #109, Cedar Park, TX 78613, and our telephone number is 512-893-5570. Our website address is www.fireflyspace.com. Information contained on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The Offering

Common stock offered by us	16,200,000 shares.

Underwriters’ option to purchase additional shares of common stock to cover over-allotments	2,430,000 shares.

Common stock to be outstanding after this offering	140,551,481 shares (or 142,981,481 shares if the underwriters exercise in full their option to purchase additional shares of common stock).

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $634.6 million (or approximately $731.3 million if the underwriters exercise in full their option to purchase additional shares of common stock), based on an assumed initial public offering price of $42.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use net proceeds received by us from this offering to repay our outstanding borrowings under the Credit Agreement (as defined herein), together with any applicable prepayment premiums and accrued interest, and to pay any accrued and unpaid dividends on our outstanding Series C and Series D Preferred Stock that accrue following the declaration of the Preferred Stock Dividend, with any remaining amounts being used for general corporate and working capital purposes. As of March 31, 2025, we had an aggregate of $136.1 million outstanding under our Credit Agreement. The interest rate on both tranches of the Term Loan Facility (as defined herein) was 13.875% per annum as of March 31, 2025. The maturity date of the Term Loan Facility is July 17, 2028. Each share of Series C and Series D Preferred Stock accrues dividends at a rate of 12% per annum. As of March 31, 2025, we had aggregate accrued and unpaid dividends of $47.6 million and $20.1 million under the Series C and Series D Preferred Stock, respectively. In connection with this offering, we expect that our board of directors will declare all such accrued and unpaid dividends payable (to the extent such dividends accrue following the declaration of the Preferred Stock Dividend), contingent upon the closing of this offering, and repayment in full of the Term Loan Facility.

See “Use of Proceeds.”

Dividend policy

We currently do not anticipate paying any cash dividends after this offering and for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, future prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits. See “Dividend Policy.”

Directed Share Program	At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with the Company and AE Industrial Partners. Except for reserved shares purchased by our executive officers and directors, these reserved shares of common stock will not be subject to the lock-up restrictions described elsewhere in this prospectus. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares of common stock. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. See “Underwriting-Directed Share Program.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Controlled company	Following this offering, assuming an offering size as set forth in this section, and pursuant to the Director Nomination Agreement, AE Industrial Partners, as representative of the Investor Group, will continue to control a majority of the voting power of our outstanding common stock with respect to the election of our directors, and as a result we will be a controlled company within the meaning of corporate governance standards. See “Risk Factors” and “Management—Controlled Company Exemption.”

Proposed symbol	We have applied to list our common stock on Nasdaq under the symbol “FLY.”

The number of shares of common stock that will be outstanding following this offering is based on 123,329,440 shares of common stock outstanding as of July 19, 2025, which includes shares of common stock issued pursuant to the Preferred Stock Dividend on July 16, 2025 and 105,832,069 shares of common stock underlying our outstanding preferred stock on an as-converted basis. The number of shares of common stock that will be outstanding following this offering gives effect to: (i) the effectiveness of our amended and restated certificate of incorporation, (ii) the issuance of 16,200,000 shares of common stock in this offering, and (iii) the issuance of 1,022,041 shares of common stock upon net exercise of warrants outstanding as of July 19, 2025, in each case upon close of this offering, and does not include (i) 16,200,000 shares of common stock reserved for future issuance under our omnibus equity incentive plan to be adopted upon completion of this offering (the “Equity Incentive Plan”), (ii) 17,230,638 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.2688, or (iii) 646,464 shares of common stock reserved for issuance upon exercise of warrants to purchase preferred stock at an exercise price of $21.1725 per share outstanding as of July 19, 2025. See “Executive Compensation—Equity Incentive Compensation.”

In addition, unless otherwise expressly stated or the context otherwise requires, the information in this prospectus is based on the following events and assumptions:

•	a 1-for-3.2544 reverse stock split of our common stock effected on July 25, 2025;

•	no exercise of the underwriters’ option to purchase additional shares of our common stock;

•	an initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus; and

•	the effectiveness of our amended and restated certificate of incorporation and bylaws in connection with the completion of this offering.

Summary Consolidated Financial Data

The following tables set forth our summary unaudited consolidated financial data. The summary consolidated statements of net loss data and cash flow data for the three months ended March 31, 2025 and 2024 and the summary consolidated balance sheet data as of March 31, 2025 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of net loss data and cash flow data for the years ended December 31, 2024 and 2023 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

You should read the following summary unaudited consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace, and are qualified in their entirety by, the unaudited condensed consolidated financial statements and related notes and the audited consolidated financial statements and related notes.

	For the Three Months Ended March 31,		For the Year Ended December 31,
($ in thousands, except share and per share amounts)	2025	2024	2024	2023
Consolidated Statements of Net Loss Data:
Revenue	$55,855	$8,317	$60,792	$55,235
Cost of sales	53,635	10,240	72,157	28,635

Gross profit (loss)	2,220	(1,923)	(11,365)	26,600
Operating expenses
Research and development	48,012	37,635	149,498	117,871
Selling, general, and administrative	12,752	9,580	46,848	40,605
Loss (gain) on disposal of fixed assets	—	3	1,742	(1)

Total operating expenses	60,764	47,218	198,088	158,475

Loss from operations	(58,544)	(49,141)	(209,453)	(131,875)
Other (expense) income
Interest expense, net	(5,164)	(3,753)	(20,373)	(3,963)
Other income (expense), net	3,615	123	(1,307)	381

Total other expense, net	(1,549)	(3,630)	(21,680)	(3,582)

Loss before provision for income taxes	$(60,093)	$(52,771)	$(231,133)	$(135,457)

Provision for income taxes	—	—	—	—

Net loss and comprehensive loss	$(60,093)	$(52,771)	$(231,133)	$(135,457)

	Year Ended December 31, 2024	Three Months Ended March 31, 2025
Per Share Information:
Net loss per share attributable to common stockholders	$(20.74)	$(5.38)
Weighted-average basic and diluted common stock outstanding(1)	12,819	13,442
Pro forma adjusted basic and diluted net loss per share	$(1.76)	$(0.42)
Pro forma adjusted weighted-average common stock outstanding	126,722	127,345

(1)

See Note 17 to our audited consolidated financial statements and Note 14 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share attributable to common stockholders and the weighted-average shares used in computing the per share amounts.

The following table sets forth the computation of our unaudited pro forma basic and diluted net loss per share, basic and diluted:

	Year Ended December 31,	Three Months Ended March 31,
(amounts in thousands, except per share data)	2024	2025
Numerator
Net loss attributable to Firefly Aerospace, Inc.	$(231,133)	$(60,093)
Less: accrued preferred stock dividends	(34,677)	(12,188)

Net loss attributable to common stockholders	$(265,810)	$(72,281)
Pro forma adjustment to reverse the impact of accrued dividends on outstanding Series C and Series D Preferred Stock	34,677	12,188
Pro forma adjustment to reverse historical interest expense and record exit fees for the Term Loan Facility	6,464	6,171
Pro forma adjustment to reverse the change in fair value related to common stock warrants	1,220	721

Pro forma basic and diluted net loss attributable to common stockholders	$(223,449)	$(53,201)

Denominator
Adjusted weighted-average common stock outstanding	12,819	13,442
Pro forma adjustment to reflect the conversion of unpaid accrued dividends on outstanding Series C and Series D Preferred Stock	3,251	3,251
Pro forma adjustment to reflect the conversion of all convertible preferred stock into shares of common stock	105,832	105,832
Pro forma adjustment to reflect the net exercise of common stock warrants	1,022	1,022
Pro forma adjustment to reflect the issuance of common stock to pay off the Term Loan Facility	3,688	3,688
Pro forma adjustment to reflect the issuance of common stock to pay the dividends on outstanding Series C and Series D Preferred Stock accrued from July 17, 2025 to the expected date of this offering	110	110

Pro forma adjusted weighted-average basic and diluted common stock outstanding	126,722	127,345

Pro forma adjusted basic and diluted net loss per share attributable to common stockholders	$(1.76)	$(0.42)

The computations of our unaudited pro forma adjusted net loss per share attributable to common stockholders are illustrative, and assume that the events described above occurred as of January 1, 2024. Our actual net loss per share computations will reflect the effect of the events when they occur, and accordingly, the impact of the above events will differ from the pro forma amounts presented above.

	March 31, 2025
($ in thousands)	Actual	Pro Forma (1)	Pro Forma As Adjusted(2)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$176,879	$305,414	$795,003
Working capital	58,564	187,099	674,788
Total assets	439,166	567,701	1,040,824
Total liabilities	390,816	388,875	274,486
Redeemable convertible preferred stock	887,074	—	—
Common stock(3)	2	12	14
Additional paid-in capital, net of issuance costs	—	1,017,540	1,645,555
Accumulated deficit	(838,726)	(838,726)	(879,231)
Total stockholders’ (deficit) equity	(838,724)	178,826	766,338

(1)

The pro forma column reflects (i) the Preferred Stock Dividend which occurred on July 16, 2025, (ii) the effectiveness of our amended and restated certificate of incorporation, (iii) the conversion of 48,446,476 shares of our preferred stock outstanding as of March 31, 2025, into an aggregate of 98,924,217 shares of common stock, (iv) the proceeds from the issuance of 6,907,852 shares of our preferred stock issued after March 31, 2025, and the conversion of such preferred stock into an aggregate of 6,907,852 shares of common stock, and (v) the automatic net exercise of warrants outstanding as of March 31, 2025 resulting in the issuance of 1,022,041 shares of common stock, in each case upon close of this offering.

(2)

The pro forma as adjusted column reflects the sale of 16,200,000 shares of common stock in this offering and the application of the net proceeds from this offering as set forth under “Use of Proceeds,” assuming an initial public offering price of $42.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. This also includes the reclassification of long-term restricted cash to cash and cash equivalents due to the extinguishment of the Term Loan Facility. The pro forma as adjusted information set forth below does not include (i) 16,200,000 shares of common stock reserved for future issuance under our Equity Incentive Plan, (ii) 17,230,638 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.2688, or (iii) 646,464 shares of common stock reserved for issuance upon exercise of warrants to purchase preferred stock at an exercise price of $21.1725 per share outstanding as of March 31, 2025. See “Executive Compensation—Equity Incentive Compensation.”

Each $1.00 increase or decrease in the assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $15.3 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase or decrease in the number of shares offered would increase or decrease the net proceeds to us from this offering by approximately $39.8 million, assuming that the assumed initial public offering price per share for the offering remains at $42.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	Common stock excludes 646,464 outstanding Series J Preferred Stock Warrants with an exercise price of $21.1725 per share.

	For the Three Months Ended March 31,		For the Year Ended December 31,
($ in thousands)	2025	2024	2024	2023
Consolidated Statements of Cash Flow Data:
Net cash used in operating activities	$(56,537)	$(60,583)	$(157,650)	$(93,434)
Net cash used in investing activities	(2,654)	(4,503)	(32,697)	(69,994)
Net cash provided by financing activities	113,907	21,877	232,759	240,731

Net change in cash, cash equivalents, and restricted cash	$54,716	$(43,209)	$42,412	$77,303

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
($ in thousands)	2025	2024	2024	2023
Other Operating and Financial Information:
Adjusted EBITDA(1)	$(47,133)	$(47,136)	(190,568)	(123,942)
Free Cash Flow(1)	(59,191)	(65,086)	(190,347)	(170,682)
Backlog(2)	1,116,487	559,366	1,098,793	560,339

(1)

This prospectus includes non-GAAP (as defined below) financial measures that are supplemental measures of financial performance and not recognized or required under U.S. GAAP. We utilize these non-GAAP measures to provide investors and analysts with additional tools for evaluating our financial performance and assessing our prospects for the future. Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” which is defined as net loss adjusted for interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation expense, change in fair value of warrant liabilities, loss (gain) on disposal of fixed assets, transaction costs, and loss (gain) on foreign exchange, and “Free Cash Flow,” which is defined as net cash used in operating activities, less purchases of property and equipment. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion on how this measure is useful to investors and utilized by management as well as the reconciliation of Adjusted EBITDA and Free Cash Flow to net loss and net cash used in operating activities, respectively, the closest U.S. GAAP measures.

(2)

This prospectus includes key performance indicators such as “backlog,” which is a key measure of our business growth. Backlog represents our estimate of the revenue we expect to realize in future periods as a result of performing work on contracts that have been awarded to us (net of any revenue already recognized as of the date of measurement). We include the aggregate expected revenue of awarded contracts in our backlog upon the execution of a legally binding agreement, even though our contracts include termination rights exercisable by our customers with advance notice. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion on how this measure is useful to investors and see “Risk Factors—Risks Related to Our Business” for a further discussion of certain risks related to our backlog.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing elsewhere in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we fail to manage our growth effectively, we may be unable to execute our business plan and our business, financial condition, and results of operations could be harmed.

We have experienced, and may continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management, sales and marketing, administrative, financial, R&D, and other resources. Additionally, our organizational structure is becoming more complex as we scale our operational, financial and management controls, as well as our reporting systems and procedures. If we fail to manage our anticipated growth, such failure could negatively affect our reputation and harm our ability to attract new customers and to grow our business.

In order to achieve the future revenue growth we have projected, we must develop and market new products and services. We intend to expand our operations significantly. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

•	scaling our revenue and achieving the operating efficiencies necessary to achieve and maintain profitability;

•	anticipating and responding to changing customer preferences;

•	anticipating and responding to macroeconomic changes generally, including changes in the markets for launch services and spacecraft solutions and services and related technology and components;

•	improving and expanding our operations and information systems;

•	successfully competing against established companies and new market entrants;

•	managing and improving our business processes in response to changing business needs;

•	effectively scaling our operations while maintaining high customer satisfaction;

•	integrating any future acquisitions, including personnel, systems, and business processes;

•	avoiding or managing interruptions in our business from information technology downtime, cybersecurity breaches and other factors affecting our physical and digital infrastructure;

•	adapting to changing conditions in our industry;

•	complying with regulations applicable to our business;

•	hiring and training talented employees at all levels of our business;

•	developing new technologies;

•	controlling expenses and investments in anticipation of expanded operations;

•	upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and

•	implementing and enhancing administrative infrastructure, systems, and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, R&D, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for the manufacture of our space vehicles and related equipment. Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our space vehicles and related equipment, and delays in production. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount, and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition, and results of operations.

We have a history of losses, we anticipate increasing operating expenses and capital expenditures in the future and we may not be able to achieve and, if ever achieved, maintain profitability.

We experienced net losses of $231.1 million and $135.5 million for the years ended December 31, 2024 and 2023, respectively, and net losses of $60.1 million and $52.8 million for the three months ended March 31, 2025 and 2024, respectively. We expect to continue to incur net losses for the next several years and we may not achieve or maintain profitability in the future. Because the markets for launch services, space systems, related components and space data applications are evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. In addition, our customers for whom we provide these products and services may experience delays or technical challenges with their products and services that limit or delay our expected revenue and future growth opportunities from those customers. We expect our operating expenses and capital expenditures to significantly increase as we make significant investments, expand our operations and infrastructure, develop and introduce new technologies, and hire additional personnel. These efforts may be more costly than we expect and may not result in revenue growth or increased efficiency. In addition, as we grow as a public company, we will continue to incur additional significant administrative expenses that we did not incur as a private company. If our revenue does not increase to offset these expected increases in our operating expenses, we will not be profitable in future periods. Our ability to achieve profitability is dependent on our ability to generate cash flows from operations, identify and obtain additional sources of funding and pursue expense reduction opportunities, but we may be unable to successfully implement these strategies. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, and results of operations could be adversely affected. We cannot assure you that we will ever achieve or sustain profitability and may continue to incur significant losses going forward. Any failure by us to achieve or sustain profitability on a consistent basis could cause the value of our common stock to decline.

We have in the past and may in the future experience delayed launches, launch failures, failure of our launch vehicles, landers, or orbital vehicles to reach their planned orbital locations, significant increases in the costs related to launches of launch vehicles, landers, or orbital vehicles, and insufficient capacity available from third-party providers of launch services with whom we partner. Any such issue could result in the loss of our launch vehicles, landers, or orbital vehicles or cause significant delays in their deployment, which could harm our business, financial condition, and results of operations.

Delays in launching launch vehicles, landers or orbital vehicles are common and can result from manufacturing delays, supply chain delays, natural or man-made disasters, adverse weather conditions or issues at the facilities used for testing, training, and operating space-related activities, including launch sites, extended product development programs, unavailability of reliable launch opportunities with suppliers, launch supplier schedule delays, delays in obtaining required regulatory approvals, regulatory standards preventing us from launching at certain times, unexpected national priority events, changes in landing coordinates, updates to mission specifications (including mission scope and objectives), our customers exercising their right to delay for a fee pursuant to the terms of their contractual arrangements, launch failures, and unexpected events or disruptions that occur during transportation of launch vehicles or other equipment to the launch payload processing facility. If launch vehicle or lander manufacturing schedules are not met, a launch opportunity may not be available at the time the satellites or landers are ready to be launched. We also share launches with other satellite or launch vehicle manufacturers (particularly in the context of our ridesharing arrangements with customers) and launch service providers who have caused, and may in the future cause, launch delays that are outside of our control. In addition, launch vehicles or satellite deployment mechanisms may fail, which could result in the destruction of any satellites or landers we have in such launch vehicle or an inability for the satellites or landers to perform their intended mission. Launch failures also result in significant delays in the deployment of satellites or landers because of the need to manufacture replacement parts and to obtain alternative launch opportunities and FAA approval to launch again. For example, on April 29, 2025 an anomaly occurred during our Alpha mission that launched from Vandenberg Space Force Base in California. As a result, the FAA is requiring us to conduct a mishap investigation before we can conduct further launches, which investigation is ongoing. A return to flight for Alpha is dependent upon FAA approval following their determining that any system, process, or procedure related to the mishap does not affect public safety. Until such approval is provided, we will not be able to conduct further Alpha launches, which will adversely affect our revenues. There is no guarantee that we will receive such approval from the FAA in a timely manner, if at all, and any delay in such approval could have a material adverse effect on our business, financial condition, and results of operations. We also regularly review intended landing coordinates in order to determine the optimal landing site for our landers in consultation with NASA, while also updating mission specifications such as the scope of missions and the mission objectives. As such, from time to time, we have made, and expect to continue to make, material modifications to our missions, each of which may, alone or in the aggregate, cause us to experience material delays. Further, it could be more costly, and potentially prohibitively more costly, for us to launch and deploy our satellites or landers in the future due to increases in the cost of launches, launch insurance rates, and launch-related services. We have previously experienced, and may experience in the future, delays or other complications in the design, development, manufacture, launch, production, delivery, or servicing ramp of our product and service offerings. If delays like this arise or recur, if our remediation measures and process changes are not successful, if our customers exercise their right to delay pursuant to the terms of our contractual arrangements, if there is an increase in the cost of launches or related services, or if we experience other issues with design, production, or quality underperformance or failures, there could be a material adverse effect on our business, financial condition, and results of operations.

If we are unable to adapt to and satisfy customer demands with respect to our product and service offerings in a timely and cost-effective manner, or if we are unable to manufacture our launch vehicles, landers, or orbital vehicles at a quantity and quality that our customers demand, our ability to grow our business may suffer.

The success of our business depends in part on effectively managing and maintaining our commercial launch services, manufacturing a sufficient volume of launch vehicles, landers, and orbital vehicles, conducting a sufficient number of launches to meet customer demand, and providing customers with a high-quality experience that meets or exceeds their expectations. Even if we succeed in developing launch vehicles, landers, and orbital vehicles or producing these and other products consistent with our targeted timelines and customers’ expectations, we could thereafter fail to develop the ability to produce these products or provide the corresponding cislunar services at a sufficient volume with a quality management system that ensures each unit performs as required. Any delay in our ability to produce launch vehicles, landers, and orbital vehicles or provide cislunar services at the rate our customers require and with a reliable quality management system could have a material adverse effect on our business. If our current or future launch services do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, we could experience operational delays. Further, launch operations within restricted airspace require advance scheduling and coordination with government agencies and owners of launch sites and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact the cadence of our launch operations or could result in cancellations, launch facility transfers, additional costs, or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches or manufacture our products could have a material adverse effect on our business, financial condition, and results of operations.

Space is a harsh and unpredictable environment where our products and service offerings are exposed to a wide and unique range of environmental risks, including, among others, coronal mass ejections, solar flares, and other extreme space weather events and potential collision with space debris or another spacecraft, which could adversely affect our launch vehicle and spacecraft performance.

Space weather, including coronal mass ejections and solar flares have the potential to impact the performance and controllability of launch vehicles and spacecraft on orbit, including completely disabling our launch vehicles or spacecraft on orbit. Although we have some ability to actively maneuver our spacecraft to avoid potential collisions with space debris or other spacecraft, this ability is limited by, among other factors, uncertainties, and inaccuracies in the projected orbit location of and predicted conjunctions with debris objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our launch vehicles or spacecraft should a collision occur. Any such damage to our launch vehicles and spacecraft could impact the success of our customers’ missions, our reputation, the reusability of certain of our products and have other negative effects that we do not currently anticipate, any of which could adversely impact our business, results of operation and financial condition.

We derive a substantial amount of our revenues and backlog from only a few of our customers. A loss of, or default by, one or more of these major customers, or a material adverse change in any such customer’s business or financial condition, could materially reduce our revenues and backlog.

For the three months ended March 31, 2025, our top five customers together accounted for over 99% of our revenue and our top five backlog customers accounted for approximately 92% of our backlog as of March 31, 2025. Our customers may change their ordering patterns or business strategy, be delayed in the fulfillment of their contractual obligations to us, reduce or cease their use of our services, or become unable to pay for services they had contracted to buy, whether due to a downturn in their business or otherwise. A substantial amount of our backlog for government customers is also subject to risks of future government funding levels, which may be substantially curtailed or abandoned, resulting in contract cancellations, modifications, delays, or reduction in orders. In particular, the current administration has indicated it is committed to decreasing federal spending and the size of government. If the administration were to take actions that impacted the amount our government customers are able to spend on our services, it could materially adversely impact our business, results of operations, and financial condition. In addition, some of our customers’ industries are undergoing significant consolidation, and our customers may be acquired by each other or other companies, including by our competitors. Such acquisitions could adversely affect our ability to sell services to such customers and to any end-users whom they serve. Our customers may in the future default, on their obligations to us due to bankruptcy, lack of liquidity, operational failure, or other reasons. Such defaults could adversely affect our revenues, operating margins, and cash flows. In addition, under our contracts, our customers generally have the right to terminate, cancel, or curtail our contracts for convenience. Any decisions by our customers to terminate, cancel, or curtail our contracts would adversely affect our backlog revenues, revenue growth, and profitability. If our backlog is reduced due to the financial difficulties of our customers or other reasons, including cancellations for convenience, our revenues, operating margins, and cash flows would be further negatively impacted.

Disruptions in U.S. government operations and funding could have a material adverse effect on our revenues, earnings, and cash flows, and otherwise adversely affect our financial condition.

Any disruptions in federal government operations could have a material adverse effect on our revenues, earnings, and cash flows. A prolonged failure to maintain significant U.S. government operations, particularly those pertaining to our business, could have a material adverse effect on our revenues, earnings, and cash flows. Continued uncertainty related to recent and future government shutdowns, the budget and/or the failure of the government to enact annual appropriations, such as long-term funding under a continuing resolution, could have a material adverse effect on our revenues, earnings, and cash flows. Additionally, disruptions in government operations may negatively impact regulatory approvals and guidance that are important to our operations.

Our business may be adversely affected by changes in budgetary priorities of the U.S. government.

Changes in federal government budgetary priorities could directly affect our financial performance and could have a material adverse effect on our business, results of operations, prospects, and financial condition. A significant decline in government expenditures, a shift of expenditures away from programs that support the industry in which we operate or related industries or a change in federal government contracting policies could cause federal government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts, any of which could result in decreased sales of our products, and could adversely impact the trading price of our common stock. In addition, if government budgets are not approved in a timely fashion, our U.S. government customers may not be able to start new programs and may not have adequate funding for existing programs, which could impact the progress in achieving certain milestones under our contracts and our business, results of operations, and financial condition.

Increased congestion from the proliferation of LEO constellations could materially increase the risks of potential collision with space debris or another spacecraft and limit or impair our launch flexibility and/or access to our own orbital slots.

Recent years have seen increases in the number of spacecraft deployed to LEOs, and publicly announced plans call for many thousands of additional spacecraft deployments over the next decade. The proliferation of these LEO constellations could materially increase the risks of potential collision with space debris or another spacecraft and affect our ability to effectively access sufficient orbital slots to support the expected growth across our business, which could in turn have an adverse impact on the trading price of our common stock and our business.

The market for commercial launch services for small- and medium-sized payloads is still emerging, and shifting, and the market may not achieve the growth potential we expect. Our own growth relies on our ability to add new launch sites, which could be delayed by business or regulatory challenges.

The market for in-space infrastructure services, in particular, commercial launch services for small-sized payloads, has not been well established and is still emerging and shifting, with many players acting as customers, prime contractors, or acquirers, or targets of acquisitions. Our estimates for the total addressable launch market and satellite market are based on a number of internal and third-party estimates, including our backlog, the number of potential customers who have expressed interest in our launch services, assumed prices and production costs for our launch vehicles, assumed flight cadence, our assumptions regarding our ability to leverage our current manufacturing and operational processes, and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable at this date and time, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the potential customers, total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect. Further, should any of our customers be acquired by one of our competitors, our future revenue and prospects may be impacted as those customers may decide not to continue to purchase our launch and other services. In addition, part of our strategy involves increasing our launch frequency and capability. We currently operate a launch site at the Vandenberg Space Force Base in California, and we have a collaborative agreement with SSC to jointly launch satellites with our Alpha rocket from the spaceport at Esrange Space Center in Sweden, with an estimated starting date some time in 2026. In the future, we expect to enter into a variety of arrangements to secure additional launch sites within and outside the United States. We have in the past and may in the future experience delays in our efforts to secure additional launch sites around the globe. Regulatory challenges or our inability to timely secure the necessary permissions to establish these launch sites could delay our ability to achieve our target launch cadence and could adversely affect our business.

If we are unable to manage the increasing technological complexity of our business, or achieve or manage our expected growth, our business could be adversely affected.

The technological complexity of our business has increased significantly over the last several years. This increased complexity and our expected growth has placed, and will continue to place, a strain on our management and our administrative, operational, and financial infrastructure. We anticipate that a further growth of headcount and facilities, domestically as well as internationally, will be required to address expansion in our product and service offerings and the geographic scope of our customer base. However, if we are unsuccessful in our efforts, our business could decline. Our success will depend in part upon the ability of our senior management to manage our increased complexity and expected growth effectively. To do so, we must continue to hire, train, manage, and integrate a significant number of qualified managers and engineers. If our new employees perform poorly, or if we are unsuccessful in hiring, training, managing, and integrating these new employees, or retaining these or our existing employees, then our business may experience declines. To support our expected growth, we must continue to improve our operational, financial, and management information systems. If we are unable to manage our growth while maintaining our quality of service, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, then our business, financial condition, and results of operations could be materially adversely affected.

We have a limited operating history in an evolving industry, which makes it difficult to forecast our revenue, plan our expenses and evaluate our business and future prospects.

We have a limited operating history in a rapidly evolving industry that may not develop in a manner favorable to our business. While our business has grown rapidly, and much of that growth has occurred in recent periods, the markets for launch services, landers, orbital vehicles, related components, and space data applications may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services from government and commercial customers, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described herein. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these or other factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

If we continue to expand outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

As part of our growth strategy, we have in the past identified, and in the future will aim to continue identifying, potential customers and launch sites outside of the United States. For example, in June 2024, we signed a collaborative agreement with Swedish Space Corporation (“SSC”) to jointly launch satellites with our Alpha rocket from the spaceport at Esrange Space Center in Sweden, with an estimated starting date some time in 2026. As we expand internationally, we are subject to additional risks related to doing international business, including:

•	restructuring our operations to comply with local regulatory regimes;

•	identifying, hiring, and training highly skilled personnel in foreign jurisdictions to the extent required;

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unexpected changes in law, including tariffs, trade barriers, and regulatory requirements, including through the International Traffic in Arms Regulations (“ITAR”), Export Administration Regulations (“EAR”), and Office of Foreign Assets Control (“OFAC”), especially in light of recent tariffs announced by the U.S. presidential administration or any retaliatory tariffs announced by other countries;

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad;

•	foreign taxes;

•	the need for U.S. government approval to operate our space systems outside the United States;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•	government appropriation of assets or technology;

•	the infringement, misappropriation, or other violation of our intellectual property by our partners or other third parties;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	reduced spend from our U.S. government customers; and

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disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act, OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

In addition, any non-U.S. sales are subject to both U.S. and non-U.S. governmental regulations and procurement policies and practices, including regulations relating to import-export control, tariffs, investment, exchange controls, anti-corruption laws, and repatriation of earnings. Non-U.S. sales are also subject to varying currency, political, and economic risks. The violation of any regulation could adversely affect our plans for international expansion.

Many of our contracts are government contracts or issued under government contracts. The inability to comply with any of our contracts or meet eligibility requirements may result in financial liabilities, failure to receive security clearance certifications, and loss of current and future business.

A number of our contracts are with a government customer, or are subcontracts entered into in connection with a prime contract with a government customer. U.S. government contracts generally are subject to the FAR, agency-specific regulations that supplement FAR, such as the DoD’s Federal Acquisition Regulations, and other applicable laws, security requirements, and regulations. These regulations impose a broad range of requirements and terms, many of which are unique to U.S. government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustments, mandatory disclosure, and audit requirements. For example, we are at times required to obtain approval to export, re-export or transfer (in-country) our products from U.S. government agencies and similar agencies elsewhere in the world. Failure to obtain approval to export, or a determination by the U.S. government or similar agencies elsewhere in the world from which we failed to receive required approvals or licenses, could eliminate or restrict our ability to sell our products outside the United States or another country of origin, and the penalties that could be imposed by the U.S. government or other applicable government for failure to comply with these laws could be significant. Our customers are often required to flow down additional government contract terms to us, and we have no ability to negotiate or object to such terms. These requirements and terms that may increase our costs of doing business and reduce our profits under these contracts. Our failure to comply with any of the terms of our contracts could result in delays in the performance of our services, an inability to acquire government or commercial contracts, reductions of the value of contracts, contract modifications or termination, inability to bill and collect receivables from customers, contractual damages, the requirement to reperform work, the assessment of penalties and fines that could lead to suspension or debarment from U.S. government contracting or subcontracting, and potential civil and criminal liability. Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits, and investigations regarding our compliance with government contract requirements. Government contracts may be subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In particular, “whistleblower” provisions under federal law also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

We are subject to certain unique business risks as a result of supplying services to the U.S. government.

Companies engaged in supplying defense-related services to U.S. government agencies, whether through direct contracts with the U.S. government or as a subcontractor to customers contracting with the U.S. government, are subject to business risks specific to the defense industry. These risks include the ability of the U.S. government to unilaterally:

•	suspend us from receiving new contracts based on alleged violations of procurement laws or regulations;

•	terminate existing contracts;

•	revoke required security clearances;

•	reduce the value of existing contracts; and

•	audit our contract-related costs and fees, including allocated indirect costs.

U.S. government contracts can be terminated by the U.S. government at its convenience without notice. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination.

U.S. government in-sourcing could result in loss of business opportunities and personnel. The U.S. government has continued to reduce the percentage of contracted services in favor of more federal employees through an initiative called “in-sourcing.” Over time, in-sourcing could have an adverse effect on our business, financial condition, and results of operations. Specifically, as a result of in-sourcing, government procurements for services could be fewer and smaller in the future. In addition, work we currently perform could be in-sourced by the federal government and, as a result, our revenues could be reduced. Moreover, our employees could also be hired by the government. This loss of our employees would necessitate the need to retain and train new employees. Accordingly, the effect of in-sourcing or the continuation of in-sourcing at a faster-than-expected rate could have a material adverse effect on our business, financial condition, and results of operations.

Moreover, U.S. government purchasing regulations contain a number of operational requirements that apply to entities engaged in government contracting. Failure to comply with such government contracting requirements could result in civil and criminal penalties that could have a material adverse effect on our business, financial condition, and results of operations.

If a government inquiry or investigation uncovers improper or illegal activities, we could be subject to civil or criminal penalties or administrative sanctions, including contract termination, fines, forfeiture of fees, suspension of payment, civil False Claims Act allegations (which can include civil penalties and treble damages) and suspension or debarment from doing business with U.S. government agencies, any of which could materially adversely affect our reputation, business, financial condition, and results of operations.

Our business is substantially dependent on contracts entered into with customers in the ordinary course of business. As such, we are subject to counterparty risk. If a counterparty to one of our contracts were to default or otherwise fail to perform or be delayed in its performance on any of its contractual obligations to us, such default, failure to perform or delay could have a material adverse effect on our business, financial condition, and results of operations.

Our business is substantially dependent on contracts entered into with customers in the ordinary course of business. Our budgeted capital expenditures for our backlog, forecasted growth, and strategic plan are based on revenues expected to be generated pursuant to existing contracts. If a customer were to default or otherwise fail to perform or be delayed in the fulfillment of its contractual obligations to us, we would be required to adjust our budget, forecasts, and strategic plans, which may negatively affect our business, financial condition, cash flows, and/or liquidity. Additionally, if the scope of anticipated work related to any customer contract were to change due to unforeseen circumstances or evolving requirements of one or more of our counterparties, we may be unable to generate revenue on our anticipated timeline or may be required to incur increased costs from those originally estimated for a project, which could cause our budgets, forecasts, and plans to be inaccurate. It is not possible to predict with accuracy the impact of any default, failure to perform or delay, which results in our inability to completely mitigate such risks. As such, the counterparty default, failure to perform or delay in performance may have a material adverse impact on our business, financial condition, and results of operations.

We may not be successful in developing new technology, and the technology we are successful in developing may not meet the needs of our customers or potential new customers.

The markets in which we operate are characterized by changing technology and evolving industry standards, and we may not be successful in identifying, developing, and marketing products and services that respond to rapid technological change, evolving technical standards and systems developed by others. Our competitors may develop technology that better meets the needs of our customers. Such development is also expensive. If we do not continue to develop, manufacture, and market innovative technologies or applications that meet customers’ requirements, sales may suffer, and our business may not continue to grow in line with historical rates or at all. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business, or fund other liquidity needs, and our business prospects, financial condition, and results of operations could be materially and adversely affected.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations and growth prospects are materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, recession or fears of recession, availability of capital, energy and commodity prices, the availability and cost of labor, tariffs, trade laws and trade wars, and the effects of governmental initiatives to manage economic conditions. In particular, the recent reciprocal tariffs announced by the U.S. government and countermeasures that may be taken in response thereto could materially adversely impact global economic and political conditions, and disrupt the business of our customers and suppliers, and thereby harm our business. In certain prior periods, we have seen a broad-based weakening in the global macroeconomic environment which has impacted and could impact in the future certain of our markets. Additionally, instability in the global credit markets, the impact of uncertainty regarding global trade and central bank monetary policy, the instability in the geopolitical environment in many parts of the world (including as a result of the ongoing Russia and Ukraine war, conflict in the Middle East, and China-Taiwan relations), the current economic challenges in China, including global economic ramifications of Chinese economic difficulties, and other disruptions may continue to put pressure on global economic conditions. If global economic and market conditions, or economic conditions in key markets, remain uncertain or deteriorate further, we may experience material impacts on our business, financial condition, and results of operations. For example, such conditions may cause current or potential customers to delay or decrease spending on our products and services or render our suppliers unable to meet our demand requirements, maintain the pricing of their products or continue operations, as their businesses and/or budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services, and the inability of our suppliers to provide us with products or services with the expected volumes or prices, may adversely affect our earnings and cash flows. The current invasion of Ukraine by Russia has escalated tensions among the United States, the North Atlantic Treaty Organization (“NATO”), and Russia. Such invasion, ongoing military conflict, resulting sanctions, and related countermeasures by NATO states, the United States, and other countries are likely to lead to market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Volatility in equity capital markets may adversely affect the market price of our common stock, which may affect our ability to fund our business through the sale of equity securities and retain key employees through our equity compensation plans.

If critical components or raw materials used to manufacture our products or used in our development programs become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products and in completing our development programs, which could damage our business.

Although we maintain a qualification and performance surveillance process and we believe that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Our ability to meet customers’ demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts, and components from our suppliers. We obtain certain of our hardware components, various subsystems and systems and other products and services from a limited group of suppliers and vendors, some of which are sole source suppliers and vendors. Although we hold long-term non-binding contracts with certain key suppliers that establish pricing, minimize lead times and to some degree mitigate risk, we do not have long-term agreements with all suppliers that obligate them to continue to sell components, products required to build our systems, or products to us. Our reliance on suppliers without long-term non-binding contracts involves significant risks and uncertainties, including whether our suppliers will provide an adequate supply of required components or products of sufficient quality, will increase prices for the components or products, and will perform their obligations on a timely basis. Moreover, if our suppliers change their processes and quality control without notice, such change could impact the quality of our subassemblies, which could materially adversely affect our business. We obtain certain components from suppliers outside of the United States, which exposes us to risks associated with international trade, including, but not limited to, the impact of tariffs and retaliatory measures taken in response thereto, including controls on the export of rare earth minerals to the United States, such as China’s recently announced ban on exports of rare earth minerals to the United States. In addition, certain raw materials and components used in the manufacture of our products and in our development programs are periodically subject to supply shortages, and our business is subject to the risk of price increases and periodic delays in delivery. Particularly, the market for electronic components has been and currently still is experiencing increased demand and a global shortage of semiconductors, creating substantial uncertainty regarding our suppliers’ ongoing timely delivery of these components to us. Shortages in components for our products and delays in obtaining components for our products could cause customers to terminate their contracts with us, delay orders from us or cause us to delay accepting orders, negatively impact our ability to win new programs and/or contracts, negatively impact and disrupt our development programs, increase our costs and accordingly, our losses on fixed-price contracts and materially adversely affect our business, financial condition, and results of operations.

Moreover, if any of our suppliers become capacity constrained, financially unstable, or otherwise unable or unwilling to provide us with raw materials or components, then we may have to find new suppliers. In particular, the market for semiconductors is highly competitive and other customers, including AI companies, may have significantly greater financial resources than we do. It may take several months to locate alternative suppliers, if required, and if we are able to at all, or to redesign our products to accommodate components from different suppliers. Even if we identify alternate suppliers, we may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing, and other costs to establish such alternative sources, be required to redesign our products and to complete additional quality control procedures. In addition, credit constraints of key suppliers could result in accelerated payment of accounts payable by us, adversely impacting our cash flow. We have experienced increased costs for components, as well as increased shipping, warehousing, and inventory costs. We cannot predict the extent to which these costs will continue and/or continue to increase or if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all. Prolonged disruptions in the supply of any of our key raw materials or components could cause us to experience cancellations or delays of scheduled launches, customer cancellations, or reductions in our prices and margins, any of which could harm our business, financial condition, and results of operations. Additionally, shortages of components may result in increased inventory of unfinished products and significant quantities of other unused components remaining in inventory, which could expose us to increased risks of obsolescence and losses which may not be fully covered by insurance.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year could have an adverse impact on our business, financial condition, and results of operations.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, and results of operations. Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the U.S. government, what challenges budget reductions will present for the defense industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal year 2025 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, and results of operations in a number of ways, including the following:

•	The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

•

U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and

•

We may experience declines in revenue, profitability, and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state, and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the security of the U.S., the defense industrial base and the customers, employees, suppliers, investors, and communities that rely on companies in the defense industrial base. Budget and program decisions made in this environment would have long-term implications for us and the entire defense industry.

A failure of our information technology systems, physical or electronic security protections, or an interruption in their operation due to internal or external factors including cyber-attacks or insider threats, could have a material adverse effect on our business, financial condition, or results of operations.

Our operations are dependent on our ability to protect our employees, business systems, manufacturing capabilities, information systems, computer equipment and information databases from system failures or malicious acts. We rely on both internal information technology systems, physical controls and policies, and certain external services and service providers to manage the day-to-day operation of our business, operate elements of our manufacturing facilities, manage relationships with our employees, customers, and suppliers, fulfill customer orders and maintain our financial and accounting records. In addition, many of our systems are required to comply with higher standards applicable to systems that hold controlled technology or data. If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Similarly, we rely on third-party providers and in the event that any third-party provider’s systems or service abilities failed or are interrupted, our ability to operate may be impaired. Some of these third-party providers may store or have access to our data and may not have effective controls, processes, or practices to protect our information from attack, damage, or unauthorized access. Any of these risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. We are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, terrorist attacks, actual or threatened acts of war, power losses, telecommunications failures, personnel misconduct, human error, and similar events. We are also vulnerable to cyber attacks or cybersecurity incidents, such as computer viruses, worms, ransomware, and other malicious and destructive code, phishing attacks, and denial or degradation of service attacks, and have been the target of attempted cyber attacks. Because of the nature of our business and our support of the U.S. government, we (and our customers and suppliers) may be targeted for such attacks by hostile foreign governments. The failure of our information technology systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, increased costs, or loss of important information or capabilities, any of which could have a material adverse effect on our business, financial condition, or results of operations. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we or our third-party providers experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption, or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. Such disruptions may have adverse legal and regulatory consequences to us and our business, particularly if we or our third-party providers are unable to anticipate such acts or implement adequate preventative measures. For more information on our legal and regulatory obligations with respect to data protection, privacy, and information security, see “Risk Factors—Risks Related to Litigation and Regulation—Our business is subject to federal, state, and international laws regarding data protection, privacy, and information security, as well as confidentiality obligations under various agreements, and our actual or perceived failure to comply with such obligations could damage our reputation, expose us to litigation risk and materially adversely affect our business and operating results.”

Our systems utilize third-party open-source software, and any failure to comply with the terms of one or more of these open-source software licenses could adversely affect our business, subject us to litigation, or create potential liability.

Our systems include software licensed from third parties under any one or more open-source licenses, and we expect to continue to incorporate open-source software in our systems and technology in the future. Moreover, we cannot ensure that we have effectively monitored our use of open-source software, or validated the quality or source of such software, or that we are always in compliance with the terms of the applicable open-source licenses or our current policies and procedures. From time to time, there have been claims against companies that use open-source software in their products and services asserting that the use of such open-source software infringes the claimants’ intellectual property rights. As a result, we could be subject to suits by third parties claiming that what we believe to be licensed open-source software infringes such third parties’ intellectual property rights. Additionally, if an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and required to comply with onerous conditions or restrictions on these solutions, which could disrupt the distribution and sale of these solutions. Litigation could be costly for us to defend, have a negative effect on our business, financial condition, and results of operations, or require us to devote additional R&D resources to change our solutions. We may continue to experience such vulnerabilities in the future. Use of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities where open-source software may be more susceptible. In addition, certain open-source licenses require that source code for software programs that incorporate, use, or combine with such open-source software be made available to the public at no cost and that any modifications or derivative works to such open-source software continue to be licensed under the same terms as the open-source software license. The terms of various open-source licenses to which we are subject are ambiguous and have not or may not have been interpreted by courts in the relevant jurisdictions, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our software and data. By the terms of certain open-source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open-source licenses, if we combine our proprietary software with open-source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open-source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our solutions, seek licenses from third parties on terms that are not commercially feasible or otherwise be limited in the provision of our products and services, each of which could reduce or eliminate the value of our solutions. Disclosing our proprietary source code could allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales. Furthermore, any such re-engineering or other remedial efforts could require significant additional R&D resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Any of these events could create liability for us and damage our reputation, which could have a material adverse effect on our business, financial condition, and results of operations.

We depend on our current CEO and other executive officers, senior management team, and highly trained employees, and any work stoppage, difficulty in hiring similar employees, or ineffective succession planning could materially adversely affect our business and could impair our relationships with U.S. government customers and disrupt the management of our business.

Because our products are highly engineered, we depend on an educated and trained workforce. There is substantial competition for skilled personnel in our industry, and we could be materially adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel. We may not be able to continue to hire, train, and retain qualified employees at current wage rates since we operate in a competitive labor market, and currently significant inflationary and other pressures on wages exist.

In addition, our success depends in part on our ability to attract and motivate senior management and highly skilled key employees, including engineering, manufacturing and quality assurance, design, finance, marketing, sales and support, and finance and accounting personnel. Achieving this objective may be difficult due to a variety of factors, including fluctuations in economic and industry conditions, competitors’ hiring practices, and the effectiveness of our compensation programs. Competition for qualified personnel can be strong. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy, and if we are unable to effectively provide for the succession of key personnel, senior management, and our executive officers, our business, financial condition, and results of operations could be materially adversely affected.

We depend on our ability to recruit and retain employees who have advanced engineering and technical services skills and who work well with our customers. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. The current tight labor market has adversely impacted our ability to recruit qualified personnel, including engineers. Increased restrictions on the import or retention of foreign labor may also increase demand for engineering personnel and adversely impact our ability to hire and retain qualified personnel. Further, significant amounts of time and resources are required to train technical, sales, and other personnel, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. If we are unable to recruit and retain a sufficient number of these employees, then our ability to maintain our competitiveness and grow our business could be negatively affected. In addition, because of the highly technical nature of our products, the loss of any significant number of our existing engineering personnel could have a material adverse effect on our business and operating results.

Furthermore, the relationships and reputation that our CEO and other members of our senior management team have established and maintain with U.S. government agencies and personnel contribute to our ability to maintain strong customer relationships and to identify new business opportunities. The loss of any member of our senior management could impair our ability to identify and secure new contracts, to maintain good customer relations, and to otherwise manage our business.

Misconduct of employees, subcontractors, agents, suppliers, business partners, or joint ventures and others working on our behalf could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a material adverse impact on our reputation, business, financial condition, and results of operations.

Our employees, subcontractors, agents, suppliers, business partners, joint ventures or others working on our behalf may engage in misconduct that could adversely impact our business including by committing fraud or engaging other improper activities such as falsifying time or other records, and violating laws and failing to comply with our policies and procedures or with federal, state, or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws, and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Although we have implemented policies, procedures, training, and other compliance controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. This risk of improper conduct may increase as we continue to expand and do business with new partners. In the ordinary course of our business, we form and are members of joint ventures (meaning joint efforts or business arrangements of any type). Our failure to comply with applicable laws or regulations could damage our reputation and subject us to administrative, civil, or criminal investigations and enforcement actions, fines, and penalties, restitution or other damages including civil False Claims Act allegations (which can include civil penalties and treble damages), loss of security clearance, loss of current and future customer contracts, loss of privileges and other sanctions, including suspension or debarment from contracting with federal, state, or local government agencies, any of which would materially adversely affect our reputation, business, financial condition, and results of operations.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to revenue recognition, recoverability of assets, valuation of derivatives and nonredeemable non-controlling interests, contingencies, stock-based compensation, and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. In particular, estimating our contract revenues requires judgments relative to assessing risks, including risks associated with estimating contract transaction prices and costs, assumptions for schedule and technical issues, customer-directed delays and reductions in scheduled deliveries, and unfavorable resolutions of claims and contractual matters. Due to the size and nature of many of our contracts, the estimation of total costs at completion is complicated and subject to many variables. For example, we must make assumptions regarding the length of time to complete the contract because costs include expected increases in wages and prices for materials; we also consider incentives or penalties related to performance on contracts and include them in the variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the related uncertainty is resolved. There are many reasons estimated contract costs can increase, including inflation, labor challenges, supply chain challenges, and market volatility; delays or limitations in customer funding; design or other development challenges; production challenges (including from technical or quality issues and other performance concerns); inability to realize learning curves or other cost savings; changes in laws or regulations; actions necessary for long-term customer satisfaction; and natural disasters or environmental matters. Fixed-price contracts inherently tend to have more financial risk than cost-type contracts, including as a result of inflationary pressures, labor rates and shortages, challenges in estimating contract revenues and costs, and supplier challenges, some of which we may be particularly exposed to given the nature of our business. While management uses its best judgment to estimate costs associated with fixed-price contracts, future events can result in significant adjustments. These assumptions and estimates involve the exercise of a significant amount of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies, or developments in the business, which could materially affect our consolidated financial statements. In addition, we sometimes receive advanced payments and billings in excess of the amount of revenue we recognize, which we record as deferred revenue. As a result, our cash flows may be subject to fluctuation across periods in a manner that may be unrelated to our underlying performance.

We often rely on a single vendor or a limited number of vendors to provide certain key products or services and the inability of these key vendors to meet our needs could have a material adverse effect on our business.

We contract with a single vendor or a limited number of vendors to provide certain key products or services, such as composite prepegs, spin forming of engine chambers, and chamber electroplating. In addition, our manufacturing operations depend on specific technologies and companies for which there may be a limited number of vendors. If these vendors are unable to meet our needs because they fail to perform adequately, are unable to match new technological requirements or problems, or are unable to dedicate engineering and other resources necessary to provide the services contracted for, our business, financial condition, and results of operations may be adversely affected. While alternative sources for these products, services, and technologies may exist or develop in the future, including through foreign vendors, we may not be able to develop these alternative sources quickly and cost-effectively, which could materially impair our ability to operate our business. Furthermore, our current or future vendors may request changes in pricing, payment terms, or other contractual obligations, which could cause us to make substantial additional investments. Additionally, certain of our suppliers’ employees are represented by labor unions, and any labor union actions at our suppliers may also affect us. Work stoppages and instability in our relationships with labor unions could delay the production and/or development of our products, which could strain relationships with customers and cause a loss of revenues which would adversely affect our operations.

We face significant competition in the global space market.

We operate in the highly competitive global space industry, which has been more competitive recently, given the increased focus of the U.S. presidential administration on human missions to space. Competitors across our launch, land, and orbit businesses range in size from divisions of large public corporations to small, privately held entities. We face intense competition in the global space market. In addition, we are aware of a significant number of competitors actively engaged in developing commercial launch capabilities for small and medium sized payloads in the U.S. and globally. Many of our current and potential competitors are larger and have substantially greater financial or other resources than we currently have or expect to have in the future, and thus may be better positioned to exploit the market need for spacecraft propulsion systems and launch services for small and medium sized payloads with targeted orbital delivery, which is one primary focus of our launch business. Our ability to compete depends on high product performance, consistent high quality, short lead time and timely delivery, competitive pricing, superior customer service and support, and continued certification under customer quality requirements and assurance programs. Our competitors may also be able to devote greater resources to the development of their current and future technologies, which could overlap with our technologies, or the promotion and sale of their products and services. Our competitors could offer products and services at lower prices, which could undercut our business strategy and potential competitive edge. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings relative to ours, and may reduce the size of our addressable market. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor could benefit from subsidies from, or other protective measures by, its home country. We believe our ability to compete successfully as a provider of comprehensive space mission solutions does and will depend on number of factors, which may change in the future due to increased competition, including the price of our products and services, customer satisfaction for the experiences we offer, and the frequency and availability of our products and services. If we encounter difficulties in scaling our production capabilities, if we fail to develop and successfully commercialize our launch systems, landers, orbital vehicles, and related technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, financial condition, and results of operations could be materially and adversely impacted.

Any inability to operate Alpha at our anticipated launch rate could adversely impact our business, financial condition, and results of operations.

Our launch services business is currently dependent to a significant extent on Alpha. To be successful, we will need to maintain a sufficient launch rate, which will be negatively impacted if we are not able to operate Alpha for any reason, including not being granted appropriate government clearance after a launch failure. We may be unable to operate Alpha at our anticipated launch rate for a number of reasons, including, but not limited to, production delays or failures, design and engineering flaws, launch failures, natural disasters, epidemics or pandemics, changes in governmental regulations or in the status of our regulatory approvals or applications, customer delays or cancellations, or other events that force us to cancel or reschedule launches.

In particular, we are currently unable to conduct Alpha launches as a result of the ongoing FAA investigation into the mishap that occurred on April 29, 2025 during an Alpha launch from Vandenberg Space Force Base in California. A return to flight for Alpha is dependent upon FAA approval following their determining that any system, process, or procedure related to the mishap does not affect public safety. Until such approval is provided, we will not be able to conduct further Alpha launches, which will adversely affect our revenues. There is no guarantee that we will receive such approval from the FAA in a timely manner, if at all, and any delay in such approval could have a material adverse effect on our business, financial condition, and results of operations.

Any inability to finalize the development and delivery of Eclipse could adversely impact our business, financial condition, and results of operations.

We have an exclusive partnership with Northrop Grumman to develop Eclipse. The success of the development and delivery of Eclipse is dependent on our combined performance with Northrop Grumman. If Northrop Grumman prioritizes the development of other products, fails to devote sufficient resources to the development of Eclipse, or does not have agile processes in place for the design, development, integration, and testing of launch operations, we may be unable to introduce Eclipse to the market, which could have an adverse impact on our business and projected growth. Furthermore, the ability of Eclipse to go to market may be impacted if Northrop Grumman is unable to approve internal or other governmental and commercial bids.

We may need to invest in new information technology systems and infrastructure to scale our operations.

The markets in which we operate are characterized by changing technology and evolving industry standards, and accordingly we may need to adopt new information technology systems and infrastructure to scale our business and obtain the synergies from prior and future acquisitions. Our information technology and business systems and infrastructure could create product development or production work stoppages, unnecessarily increase our inventory, negatively impact product delivery times and quality, and increase our compliance costs. Failure to invest in newer information technology and business systems and infrastructure (including when certain software applications become obsolete or are no longer used in our business) may lead to operational inefficiencies and increased compliance costs and risks. In addition, an inability to maximize the utility and benefit of our current information technology and business tools could impact our ability to meet cost reduction and planned efficiency and operational improvement goals. Furthermore, operational inefficiencies may occur and our business may be impacted if certain of our software applications are no longer usable, including due to the foreign acquisition of such applications. As we implement new systems or integrate existing systems, they may not perform as expected. An inability to maximize the utility and benefit of our current information technology and business tools could impact our ability to meet cost reduction and planned efficiency and operational improvement goals. Moreover, our competitors may develop technology systems and infrastructure that better meets the needs of our customers. If we do not continue to develop, manufacture, and market innovative technologies or infrastructure that meet customers’ requirements or expectations, sales may suffer, and our business may not continue to grow in line with historical rates or at all. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business, or fund other liquidity needs, and our business prospects, financial condition, and results of operations could be materially and adversely affected.

Tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/export regulations could have a material adverse effect on global economic conditions and our business, financial condition, and results of operations.

We are subject to tariffs on certain imports into the United States. On April 2, 2025, the U.S. administration announced the imposition of tariffs on substantially all countries that trade with the United States. As the implementation of tariffs is ongoing, more tariffs may be added in the future and countermeasures may be adopted by other countries. In addition, any additional tariffs imposed by the U.S. presidential administration or retaliatory tariffs announced by other countries could result in a trade war, lead to market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment. These tariffs could adversely impact our business, financial condition, and results of operations, and if we are unable to pass such price increases through to our customers, it would likely increase our cost of sales and, as a result, decrease our gross margins, operating income, and net income.

Interruption or failure of our infrastructure could hurt our ability to effectively perform our daily operations and provide and produce our products and services, which could damage our reputation and harm our operating results.

We are vulnerable to natural disasters and significant disruptions including tsunamis, hurricanes, floods, earthquakes, fires, water shortages, other extreme weather conditions, epidemics, or pandemics, acts of terrorism, power shortages and blackouts, aging infrastructures, telecommunications failures, and disruptive political events. In the event of such a natural disaster or other disruption, we could experience: disruptions to our operations or the operations of suppliers, subcontractors, distributors, or customers; destruction of facilities; loss of life; and/or damage or disruption to our employee’s homes and/or their ability to commute to our facilities. The availability of many of our products and services depends on the continuing operation of our information technology and communications systems. Any downtime, damage to, or failure of our systems could result in interruptions in our operations and services, which could reduce our revenue and profits. Our systems are vulnerable to damage or interruption from extreme weather events, fires, power loss, aging infrastructure, telecommunications failures, computer viruses, computer denial of service attacks, and other attempts to harm our systems. Our manufacturing facilities are also subject to risks associated with an aging infrastructure. An infrastructure failure could result in the destruction of launch vehicles, spacecraft, and related components being manufactured or in inventory, manufacturing delays, or additional costs. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. In addition, because we participate in the defense and national security industries, we could ourselves become the target of such an attack or disruption. Such events also could impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, which would make it difficult to continue our commercial launch activities as planned or thereafter increase our launch cadence or may also delay our customers’ plans to launch their payloads. Generally, the disaster recovery and business continuity plans we have in place currently are limited and may prove inadequate in the event of a serious disaster or similar event, particularly as the majority of our operations and employees are concentrated within a 25-mile radius encompassing our Cedar Park and Briggs, Texas facilities. We do not maintain back-up manufacturing facilities or operations. The occurrence of any of the foregoing could result in lengthy interruptions in our operations and services and/or damage our reputation, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operating results may fluctuate significantly, which makes forecasting our future operating results difficult and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•

the number of launch missions or cislunar services (including on-orbit transfers, hosting, delivery, and servicing) we schedule for a period, the price at which we sell them and our ability to schedule additional launch missions for repeat customers;

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the shift in receiving milestone payments for our launch or spacecraft solutions and services (including as a result of one of our customers exercising its delay right pursuant to its contractual arrangement with us);

•	the cost of raw materials or supplied components critical for the manufacture and operation of space products or launch systems;

•	the timing and cost of, and level of investment in, R&D relating to our technologies and our current or future facilities, including as a result of changes in government spending;

•	our financial condition;

•	developments involving our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	future accounting pronouncements or changes in our accounting policies; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Further, projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. The principal reason that we may release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results, particularly any guidance relating to the results of operations of acquired businesses or companies as our management will be less familiar with their business, procedures, and operations. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Our customers’ inability to obtain financing for their purchases from us and/or their inability to obtain financing to maintain their business could have a material adverse effect on our business.

Some of our customers may require substantial financing to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products, including the ability of our government customers to receive adequate funding for new and current programs, or otherwise meet their payment obligations to us could adversely impact our financial condition and results of operations. In addition, if a market downturn results in insolvencies for our customers, it could materially adversely impact our business, financial condition, and results of operations.

Our business involves significant risks and uncertainties that may not be covered by insurance. Also, due to the inherent risks associated with commercial spaceflight, there is the possibility that any accident or catastrophe could lead to the loss of human life or a medical emergency.

Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our systems, products, technologies and services, and our payloads and payloads of our customers. The total or partial loss of one or more of our products or payloads could have a material adverse effect on our reputation, business, financial condition, and results of operations. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development. Further, commercial spaceflight is an inherently risky activity that can lead to accidents or catastrophes impacting human life. It is impossible to completely eliminate the potential for human or other error, and there is a possibility that other accidents may occur in the future as a result of human error or for a variety of other reasons, some of which may be out of our control. Any such accident could result in substantial losses to us, including reputational harm and legal liability, and, as a result, could have a material adverse effect on our business, financial condition, and results of operations.

We routinely conduct hazardous operations in manufacturing, test, and launch of our launch systems, space products and various subsystems, which could result in damage to property or persons. The release, unplanned ignition, explosion, or improper handling of dangerous materials used in our business could disrupt our operations and adversely affect our financial results.

We manufacture, test, and operate highly sophisticated launch systems and Space Products and we conduct launch activities that depend on complex technology. Although there have been, and will continue to be, technological advances in spaceflight, our operations remain an inherently hazardous and risky activity. Our business operations involve the handling, production, and disposition of potentially explosive and ignitable energetic materials, and other dangerous chemicals, including materials used in rocket propulsion. The handling, production, transport, and disposition of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing operations and could cause production delays. A release of these chemicals or an unplanned ignition or explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. Extensive regulations apply to the handling of explosive and energetic materials, including but not limited to regulations governing hazardous substances and hazardous waste. The failure to properly store and ultimately dispose of such materials could create significant liability and/or result in regulatory sanctions. While we have built operational processes designed to ensure that the design, manufacture, performance, and servicing of our spacecraft meet rigorous quality standards, there can be no assurance that we will not experience operational or process issues that could result in potential safety risks. Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure, and other costs that may arise. Such issues could result in canceled contracts, delaying or cancelling planned launches, increased regulation, or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property, or other complications could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our Cedar Park and Briggs, Texas facilities, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks, human errors, epidemics and pandemics, and other similar health crises and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties. At our facilities, particularly our Cedar Park and Briggs, Texas facilities where the majority of our manufacturing and other operations are concentrated, any significant interruption due to any of the above hazards and operational to the manufacturing or operation of our spacecraft systems including from weather conditions, growth constraints, performance by third-party providers (such as electric, utility, or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to our runway could result in manufacturing delays or the delay or cancellation of our spacecraft and, as a result, could have a material adverse effect on our business, financial condition, and results of operations. Moreover, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could harm our business, financial condition, and results of operations.

Our insurance, customer indemnifications, or other liability protections may be insufficient to protect us from product and other liability claims or losses.

We maintain insurance coverage with third-party insurers as part of our overall risk management strategy and because some of our contracts require us to maintain specific insurance coverage limits. Not every risk or liability is or can be protected by insurance given we may incur liabilities that are unique to our products and services, and for those risks we insure, the limits of coverage that are reasonably obtainable may not be sufficient to cover all actual losses or liabilities incurred. We are limited in the amount of insurance we can obtain to cover certain risks, such as cybersecurity risks and natural hazards, including earthquakes, fires, and extreme weather conditions, some of which can be worsened by climate change and pandemics. If any of our third-party insurers fail, become insolvent, cancel our coverage or otherwise are unable to provide us with adequate insurance coverage or renew our insurance coverage on favorable terms, then our overall risk exposure and our operational expenses would increase, and the management of our business operations would be disrupted. Our insurance may be insufficient to protect us from significant product and other liability claims or losses. Moreover, there is a risk that commercially available liability insurance will not continue to be available to us at a reasonable cost, if at all. In some circumstances, we are entitled to certain legal protections or indemnifications from our customers through contractual provisions, laws, regulations, or otherwise. However, these protections are not always available, can be difficult to obtain, are typically subject to certain terms or limitations, including the availability of funds, and may not be sufficient to cover all losses or liabilities incurred. For example, although the U.S. government may pay claims for third-party damages to the extent they exceed our insurance coverage, this depends on a government appropriation and is subject to a statutory limit. In addition, this insurance will not protect us against our own losses, including to our launch vehicle, launch complex and spacecraft. If liability claims or losses exceed our current or available insurance coverage, customer indemnifications, or other legal protections, our business, financial condition, and results of operations could have a material adverse effect on the Company. Any significant claim may have a material adverse effect on our industry and market reputation, leading to a substantial decrease in demand for our products and services and reduced revenues, making it more difficult for us to compete effectively, and could affect the cost and availability of insurance coverage at adequate levels in the future.

A significant portion of our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

Adverse publicity stemming from any incident involving us, our competitors, or our customers could have a material adverse effect on our business, financial condition, and results of operations.

To continue to be successful, we must continue to preserve, grow, and capitalize on the value of our brand in the marketplace. We have previously been and continue to be at risk of adverse publicity stemming from any public incident involving our company, our people, or our brand, or our competitors or customers. For example, in December 2023, our Fly the Lightning mission did not obtain the specified target orbit and a number of media outlets reported on the mission. Although we do not believe that this particular publicity had a material adverse impact on our business, in the future, if our launch vehicles or space products, those of one of our competitors, or satellites of our customers were to be involved in a public incident, accident, or catastrophe, this could create an adverse public perception of launch or manufacturing activities and result in decreased customer demand for launch and space products, which could cause a material adverse effect on our business, financial condition, and results of operations. Even an isolated incident or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if such incident or incidents result in adverse publicity, governmental investigations, or litigation. Further, if our launch vehicles or rockets were to be involved in a public incident, accident, or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business or industry could tarnish our brand or cause customers with existing contracts with us to cancel their contracts, and lead to a material adverse effect on our business, and financial condition and results of operations. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from such incident, adverse media, or accident.

Labor-related matters, including labor disputes, may adversely affect our operations.

None of our employees are currently represented by a union. If our employees decide to form or affiliate with a union, or if we expand into a jurisdiction with different labor laws that are more favorable to unions and works councils, we cannot predict the negative effects such future organizational activities will have on our business and operations. If we were to become subject to work stoppages, we could experience disruption in our operations, including delays in manufacturing and operations, and increases in our labor costs, which could harm our business, financial condition, and results of operations. In addition, we have in the past and could face in the future a variety of employee claims against us, including but not limited to general discrimination, privacy, wage and hour, labor and employment, Employee Retirement Income Security Act, and disability claims. Any claims could also result in litigation against us or regulatory proceedings being brought against us by various government agencies that regulate our business, including the U.S. Equal Employment Opportunity Commission. Often these cases raise complex factual and legal issues and create risks and uncertainties.

Efforts by the U.S. government to revise its organizational conflict of interest rules could limit our ability to successfully compete for new contracts or task orders, which would materially adversely affect our business, financial condition, and results of operations.

Efforts by the U.S. government to reform its procurement practices have focused on, among other areas, the separation of certain types of work to facilitate objectivity and avoid or mitigate organizational conflicts of interest and the strengthening of regulations governing organizational conflicts of interest. Organizational conflicts of interest may arise from circumstances in which a contractor has impaired objectivity during performance; unfair access to non-public information; or the ability to set the “ground rules” for another procurement for which the contractor competes. A focus on organizational conflicts of interest issues has resulted in legislation and a proposed regulation aimed at increasing organizational conflicts of interest requirements, including, among other things, separating sellers of products and providers of advisory services in major defense acquisition programs. The passage of a new federal law in December 2022 requires the Federal Acquisition Regulation (“FAR”) council to provide and update definitions of each of the above types of conflicts of interest and provide illustrative examples of various relationships that contractors could have that would give rise to potential conflicts of interest. The passage of this legislation comes as this topic continues to garner increased scrutiny of such alleged conflicts among federal contractors. The resulting rule-making process, as well as continuing reform initiatives in procurement practices, may, however, result in future amendments to the FAR, increasing the restrictions in current organizational conflicts of interest regulations and rules. Similarly, organizational conflicts of interest remain an active area of bid protest litigation, increasing the likelihood that competitors may leverage such arguments in an attempt to overturn agency award decisions. To the extent that proposed and future organizational conflicts of interest laws, regulations, and rules or interpretations thereof limit our ability to successfully compete for new contracts or task orders with the U.S. government, either because of organizational conflicts of interest issues arising from our business, or because companies with which we are affiliated, or with which we otherwise conduct business, create organizational conflicts of interest issues for us, our business, financial condition, and results of operations could be materially adversely affected.

Our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner.

We sell complex and technologically advanced products and services, including launch services, spacecraft solutions and services and related technology and components. Sophisticated software used in our products and services, including software developed by us, may contain defects that can unexpectedly interfere with the software’s intended operation. Defects may also occur in components and products that we manufacture or purchase from third parties. Most of the launch vehicles, spacecraft, and related components we have developed must function under demanding and unpredictable operating conditions and in harsh and potentially destructive environments. Our products and services may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or we may not be able to detect and fix all defects in the launch vehicles, spacecraft, related components and systems we sell and/or use. Failure to do so could result in lost backlog and revenue and damage to our reputation and may adversely affect our ability to win new contract awards.

If our launch vehicles and spacecraft fail to operate as intended, we may experience warranty claims for product failures, schedule delays or other problems with existing or new products, which could have a material adverse effect on our business, financial condition, and results of operations.

Many of the launch vehicles and spacecraft we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. The sophisticated and rigorous design, manufacturing, and testing processes and practices we employ do not entirely prevent the risk that we may not be able to successfully launch or manufacture our products on schedule or that our products may not perform as intended, whether due to reasons attributable to us or third parties (such as technical limitations of customer payloads or our suppliers’ launch vehicles). When our products fail to perform adequately, some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service, or reduce the price of subsequent sales to the same customer. Performance penalties may also be imposed when we fail to meet delivery schedules or other measures of contract performance. Our business partners may also cancel existing contracts, which could adversely affect our backlog, business, results of operations, and financial condition. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries.

If we fail to adequately protect our proprietary intellectual property rights, including our unpatented proprietary intellectual property, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights. We have granted licenses in our intellectual property to certain customers, which creates an additional risk of unauthorized use or disclosure of our intellectual property.

The success of both our space products and launch services businesses depend, in part, on our ability to protect our proprietary intellectual property rights. To date, we have relied primarily on patents, trademarks, trade secrets, other intellectual property laws, licensing arrangements, non-disclosure or confidentiality agreements with our employees, consultants, and other relevant persons, and other measures to protect our intellectual property (including our intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection), and intend to continue to rely on these and other means. We also rely on trade secrets, designs, know-how, and other confidential information to protect our intellectual property that may not be patentable or subject to copyright, trademark, trade dress, or service mark protection, or that we believe is best protected by means that do not require public disclosure. However, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain certain types of intellectual property protection or registration for our intellectual property in the United States or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Despite our precautions, our proprietary rights in the United States or abroad may not be adequate, and it may be possible for unauthorized third parties to copy, reverse engineer or misappropriate our technology or intellectual property rights and use information that we regard as proprietary to create technology that competes with ours. In addition, although we seek to enter into non-disclosure and invention assignment agreements with our employees and enter into non-disclosure agreements with our customers, consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants, contractors and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. While we seek to enter into such agreements, we may fail to enter into such agreements with all relevant entities, such agreements may be breached or may not be self-executing, and we may be subject to claims that employees misappropriated relevant rights from their previous employers. Accordingly, we cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our rights or misappropriation of our technology, trade secrets or know-how, or that we have secured, or will be able to secure, appropriate permissions or protections for all of the intellectual property rights we use or claim rights to.

Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products. In certain instances, we have granted customers licenses to our intellectual property, and we have disclosed the necessary intellectual property, including our trade secrets, proprietary know-how and other confidential information, to these customers. Additionally, certain of our customer agreements contain provisions permitting the customer to become a party to, or beneficiary of, an escrow agreement under which we place certain intellectual property in escrow with a third party. Under these escrow agreements, such intellectual property may be released to the customer for certain purposes, including to manufacture (or coordinate the manufacture of) certain of our products upon the occurrence of specified events, such as our filing for bankruptcy or ceasing our business operations generally. Although our license grants contain certain restrictions and protections for our intellectual property, we cannot control the actions by third parties, their affiliates and manufacturing partners, and their respective employees.

If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. Our efforts to protect these rights may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Any unauthorized use or disclosure of our intellectual property, including by our current or future manufacturing partners and suppliers, would cause us material harm in a manner that monetary damages alone could not redress, and this unauthorized use or disclosure could have a material adverse effect on our business and operations. Other parties may also independently develop technologies, products, and services that are substantially similar or superior to ours. We also may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Finally, for those products in our portfolio that rely on patent protection, once a patent has expired, the product is generally open to competition. Products under patent protection usually generate significantly higher revenues than those not protected by patents. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our business, financial condition, results of operations, and cash flows.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or will provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement, and protection of our owned and licensed intellectual property. To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may result in significant damage awards or settlement costs. We may also be required to undertake workarounds or substantial reengineering of our products or services, stop using certain technologies, stop offering certain services or enter into royalty or licensing agreements, which may include terms that are not commercially acceptable to us. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, and results of operations. In addition, we may from time-to-time face allegations that we are infringing, misappropriating, or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, financial condition, and results of operations. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, financial condition, our results of operations, and our reputation.

A significant deferment of orders by customers could have a material adverse effect on our business, results of operations, prospects, and financial condition.

Uncertainty about current and future global economic conditions may cause the U.S. government, customers, and businesses to modify, defer or cancel purchases in response to tighter credit, decreased cash availability and declining customer confidence. Accordingly, future demand for our products could differ materially from our current expectations. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. Any inability of current and/or potential customers to pay us for our products may adversely affect our earnings and cash flow.

Shortfalls in available external R&D funding could adversely affect us.

We depend on our R&D activities to develop the core technologies used in our products and for the development of our future products. A portion of our R&D activities depends on funding by commercial companies and the U.S. government. U.S. government and commercial spending levels can be impacted by a number of variables, including general economic conditions, specific companies’ financial performance, changes in U.S. government contracting policies and competition for U.S. government funding with other U.S. government-sponsored programs in the budget formulation and appropriation processes. To the extent that these external sources of funding are reduced or eliminated, U.S. government agencies may elect to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts, any of which could result in decreased sales of our products, consequently harming our business, financial condition, and results of operations.

Due to the competitive process to obtain contracts and the likelihood of bid protests, we may be unable to achieve or sustain revenue growth and profitability.

We expect that a majority of the business that we seek in the foreseeable future will be awarded through a competitive bidding process. The U.S. government has increasingly relied on contracts that are subject to a continuing competitive bidding process, including multi-award contracts, which has resulted in greater competition and increased pricing pressure. The competitive bidding process involves substantial costs, including labor cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, may be split among competitors, or that may be awarded but for which we do not receive meaningful task orders, and several risks, including the risk of inaccurately estimating the resources and costs that will be required to fulfill any contract we win. Following contract award, we may encounter significant expense, delay, contract modifications, or even cancellation of the contract award as a result of our competitors protesting the award of contracts to us. Any resulting loss or delay of start-up and funding of work under protested contract awards may adversely affect our revenues and profitability. In addition, multiple-award contracts require that we make sustained post-award efforts to obtain task orders under the contract. As a result, we may not be able to obtain these task orders or recognize revenues under these multiple-award contracts. Our failure to compete effectively in this procurement environment would adversely affect our revenues and profitability.

The U.S. government’s determination to award a future contract or contract option may be challenged by an interested party, and, if that challenge is successful, that future contract or option may be terminated.

The laws and regulations governing procurements by the U.S. government provide procedures by which other bidders and interested parties may challenge the award of a government contract at the U.S. Government

Accountability Office (“GAO”) or in federal court. If we are awarded a government contract, such challenges or protests could be filed even if there are not any valid legal grounds on which to base the challenge or protest. If any such challenges or protests are filed, the government agency may decide to suspend our performance under the contract while such challenges or protests are being considered by the GAO or the applicable federal court, thus potentially delaying delivery of payment.

In addition, we could be forced to expend significant funds to defend any potential award. If a challenge or protest is successful, the government agency may be ordered to terminate any one or more of our contracts and reselect bids. The government agencies with which we have contracts could even be directed to award a potential contract to one of the other bidders. Finally, the government agency, in its discretion, may elect to take corrective action to resolve a pending bid protest which could result in the government agency reevaluating bidders, or asking bidders to re-compete for the contract, and the selection of a new bidder.

Environmental matters, including costs associated with compliance and remediation efforts and government and third-party claims, could have a material adverse effect on our reputation and our business, financial condition, and results of operations.

Our operations are subject to and affected by various federal, state, local, and foreign environmental laws, and regulations, which can frequently be expanded, changed, or enforced differently over time. Compliance with these existing and evolving environmental laws and regulations requires and is expected to continue to require significant operating and capital costs. We may be subject to substantial administrative, civil, or criminal fines, penalties, or other sanctions (including suspension and debarment) for violations. If we are found to be in violation of the Federal Clean Air Act or the Clean Water Act, the facility or facilities involved in the violation could be placed by the Environmental Protection Agency on a list of facilities that generally cannot be used in performing on U.S. government contracts until the violation is corrected. Stricter or different remediation standards or enforcement of existing laws and regulations; new requirements, including regulation of new substances; discovery of previously unknown contamination or new contaminants; imposition of fines, penalties, or damages (including natural resource damages); a determination that certain remediation or other costs are unallowable; rulings on allocation or insurance coverage; and/or the insolvency, inability or unwillingness of other parties to pay their share, could require us to incur material additional costs in excess of those anticipated. We may become a party to legal proceedings and disputes involving government and private parties (including individual and class actions) relating to alleged impacts from pollutants released into the environment, including bodily injury and property damage. These matters could result in material compensatory or other damages, remediation costs, penalties, non-monetary relief, and adverse allowability or insurance coverage determinations. The impact of these factors is difficult to predict, but one or more of them could harm our reputation and business and have a material adverse effect on our results of operations, prospects, and financial condition.

Failure to maintain a level of corporate social responsibility could damage our reputation and could materially adversely affect our business, financial condition, and results of operations.

In light of evolving expectations around corporate social responsibility, our reputation could be materially adversely impacted by a failure (or perceived failure) to maintain a level of corporate social responsibility. In today’s environment, an allegation or perception regarding quality, safety, or corporate social responsibility can negatively impact our reputation. This may include, without limitation: failure to maintain certain ethical, social and environmental practices for our operations and activities, or failure to require our suppliers or other third parties to do so; our environmental impact, including our impact on the environment, greenhouse gas emissions and climate-related risks, renewable energy, water stewardship and waste management; responsible sourcing in our supply chain; the practices of our employees, agents, customers, suppliers, or other third parties (including others in our industry) with respect to any of the foregoing, actual or perceived; the failure to be perceived as appropriately addressing matters of social responsibility; customer perception of statements made by us, our employees and executives, agents, customers, suppliers, or other third parties (including others in our industry); or our responses to any of the foregoing. A number of our customers have adopted, or may adopt, procurement policies that include social and environmental responsibility provisions or requirements that their suppliers should comply with, or they may seek to include such provisions or requirements in their procurement terms and conditions. Stakeholders also may have very different views on corporate social responsibility, including differing or conflicting views of regulators in various jurisdictions in which we operate. Various regulatory authorities have imposed, and may continue to impose, mandatory substantive or disclosure requirements with respect to corporate social responsibility matters. These requirements may not always be uniform across jurisdictions and may conflict with legal requirements, particularly in certain U.S. states that seek to discourage or penalize consideration of corporate social responsibility factors in business operations, which may result in increased complexity, and cost for compliance, as well as could lead to increased litigation risks related to disclosures made pursuant to these regulations and legal requirements, any of which could adversely affect our financial performance. Certain investors are also requiring companies to disclose corporate, social and environmental policies, practices, and metrics. If we are unable to comply with, or are unable to cause our suppliers to comply with such policies, or meet the requirements of our customers and investors, a customer may stop purchasing products from us or an investor may sell their shares, and may take legal action against us, which could materially adversely affect our reputation, business, financial condition, and results of operations. As a result, we may become subject to new or more stringent regulations, legislation or other governmental requirements, customer requirements or industry standards and/or an increased demand to meet voluntary criteria related to such matters. Increased regulations, customer requirements or industry standards, including around climate change concerns, could subject us to additional costs and restrictions and require us to make certain changes to our manufacturing practices and/or product designs, which could materially adversely affect our business, financial condition, and results of operations.

Our business with various governmental entities is concentrated in a small number of primary contracts. The loss or reduction in scope of our IDIQ contracts could impair our ability to attract new business.

We are party to several Indefinite Delivery, Indefinite Quantity (“IDIQ”) contracts. The IDIQ contracts allow the government to procure services from us over a fixed period of time without a predetermined quantity, issuing task or delivery orders as needed. We believe that our ability to provide services under these contracts will continue to be important to our business because of the multiple opportunities for new engagements each contract provides. If one or more of these contracts were cancelled, we could lose substantial revenues and our operating results could suffer, which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, we cannot be assured that our government clients will continue to exercise the options remaining on our current contracts, nor can we be assured that our future clients will exercise options on any contracts we may receive in the future.

Some of our contracts with the U.S. government allow it to use technical data developed under the contracts and to disclose technical data to third parties, which could harm our ability to compete.

Some of our contracts allow the U.S. government to use, royalty-free, or have others use, technical data developed under those contracts on behalf of the government. Some of the contracts allow the federal government to disclose technical data or computer software developed in the performance of the agreement or delivered to the government during the performance of the agreement without constraining the recipient on how that technical data or computer software is used. The ability of third parties to use technical data or computer software (for any purposes) and patents for government purposes creates the possibility that the government could attempt to establish alternative suppliers or to negotiate with us to reduce our prices. The potential that the government may release some of the technical data or computer software without constraint creates the possibility that third parties may be able to use this technical data or computer software to compete with us, which could have a material adverse effect on our business, financial condition, and results of operations.

A preference for small, small disadvantaged, service-disabled veteran-owned, woman-owned businesses or other preferred socioeconomic designations could impact our ability to be a prime contractor and limit our opportunity to work as a subcontractor on certain governmental procurements.

As a result of the Small Business Administration (“SBA”) set-aside program, the federal government may decide to restrict certain procurements only to bidders that qualify as small, small disadvantaged, service- disabled veteran-owned, woman-owned businesses or meeting some other socioeconomic designation. We do not qualify as a small, small disadvantaged, service-disabled veteran-owned, woman-owned business or having any other preferred socioeconomic designation. As a result, we would not be eligible to perform as a prime contractor on those programs and in general would be restricted to no more than 49% of the work as a subcontractor on those programs. An increase in the amount of procurements under the SBA set-aside program, or other similar governmental programs, may impact our ability to bid on new procurements as a prime contractor, limit our opportunity to work as a subcontractor or restrict our ability to compete on incumbent work that is placed in the set-aside program.

If we fail to establish and maintain important relationships with government agencies and prime contractors, our ability to successfully maintain and develop new business could be materially adversely affected.

Our reputation and relationship with the U.S. government, and in particular with the agencies of the DoD and the U.S. intelligence community, are key factors in maintaining and developing new business opportunities. In addition, we often act as a subcontractor or in “teaming” arrangements in which we and other contractors bid together on particular contracts or programs for the U.S. government or government agencies. We expect to continue to depend on relationships with other prime contractors for a portion of our revenue for the foreseeable future. Negative press reports regarding conflicts of interest, poor contract performance, employee misconduct, information security breaches or other aspects of our business, regardless of accuracy, could harm our reputation. Additionally, as a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. As a result, we may be unable to successfully maintain our relationships with government agencies or prime contractors, and any failure to do so could materially adversely affect our ability to maintain our existing business and compete successfully for new business.

We have classified contracts with the U.S. government, which may limit investor insight into portions of our business.

We derive a portion of our revenues from programs with the U.S. government and its agencies that are subject to security restrictions (e.g., contracts involving classified information and classified programs), which preclude the dissemination of information and technology that is classified for national security purposes under applicable law and regulation. In general, access to classified information, technology, facilities, or programs requires appropriate personnel security clearances, is subject to additional contract oversight and potential liability, and also requires appropriate facility security clearances and other specialized infrastructure. In the event of a security incident involving classified information, technology, facilities, programs, or personnel holding clearances, we may be subject to legal, financial, operational, and reputational harm. We are limited in our ability to provide information about these classified programs, their risks or any disputes or claims relating to such programs. As a result, investors have less insight into our classified business or our business overall. However, historically the business risks associated with our work on classified programs have not differed materially from those of our other government contracts.

U.S. government contracts are generally not fully funded at inception, contain certain provisions that may be unfavorable to us and may be undefinitized at the time of the start of performance, which could prevent us from realizing our backlog and materially harm our business, financial condition, and results of operations.

U.S. government contracts typically involve long lead times for design and development and are subject to significant changes in contract scheduling. Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination or reduction of funding for a government program would result in a loss of anticipated future revenue attributable to that program. The actual receipt of revenue on awards included in backlog may never occur or may change because a program schedule could change or the program could be canceled, or a contract could be reduced, modified, or terminated early. In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, at the government’s convenience or for contractor default. Since a substantial majority of our revenue is dependent on the procurement, performance. and payment under our U.S. government contracts, the termination of one or more critical government contracts could have a material adverse effect on our business, financial condition, and results of operations. Termination arising out of our default could result in damage to our reputation, expose us to liability and have a material adverse effect on our ability to re-compete for future contracts and orders. Moreover, several of our contracts with the U.S. government do not contain a limitation of liability provision, creating a risk of responsibility for indirect, incidental damages and consequential damages. These provisions could cause substantial liability for us, especially given the use to which our products may be put. Furthermore, we may in the future operate from time to time under undefinitized contract actions (“UCA”s), under which we may begin performance at the direction of the U.S. government prior to completing contract negotiations regarding pricing, specifications, and other terms. Under a UCA, the U.S. government has the ability to unilaterally definitize contracts and, absent a successful appeal of such action, the unilateral definitization of the contract would obligate us to perform under terms and conditions imposed by the U.S. government. Such unilaterally imposed contract terms could include less favorable pricing and/or terms and conditions more burdensome than those negotiated in other circumstances, which could negatively affect our expected profitability under such contract and could materially adversely affect our business, financial condition, and results of operations.

Failure to comply with the requirements of the National Industrial Security Program Operating Manual could result in interruption, delay, or suspension of our ability to provide our products and services and could result in loss of current and future business with the U.S. government.

Certain contracts with the U.S. government may require us to be issued facility security clearances under the National Industrial Security Program. The National Industrial Security Program requires that a corporation maintaining a facility security clearance be effectively insulated from foreign ownership, control, or influence (“FOCI”). Failure to maintain an agreement with the DoD regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of the facility security clearances, which in turn would mean that we would not be able to enter into future contracts with the U.S. government requiring facility security clearances, and which may result in the loss of our ability to complete existing contracts with the U.S. government.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

From time to time, in order to ensure that we satisfy our customers’ delivery requirements and schedules, we may elect to initiate procurement and production in advance of receiving a contract award, or final authorization from the government customer or a prime contractor. In addition, from time to time, we may build production units in advance of receiving an anticipated contract award. These actions that we may take to procure materials and/or commence production in advance of contract award require use of our working capital resources which impact our near-term operating cash flows. If we do not receive final authorization for a contract, or if contract requirements change, we may be unable to efficiently repurpose or resell some or all of the materials procured or items produced in anticipation of such contract. These actions could also reduce anticipated earnings or result in a loss, materially adversely affecting our business, financial condition, and results of operations.

We may experience difficulties or disruptions in consummating future acquisitions and integrating the operations of acquired companies into our business, or entering into any partnerships or joint ventures, and in realizing the expected benefits of these transactions.

We may from time to time enter into transactions to acquire other businesses which are complementary to or expand our existing offerings, as we did when we acquired the Spaceflight business. We are currently evaluating acquisition opportunities, and although we are not party to any definitive agreements at this time and no acquisition is probable as of the date hereof, we are actively considering an opportunity in the software industry that is expected to be complementary to our business and may enter into a definitive agreement with respect to this or other opportunities after the completion of this offering, and the transactions contemplated by such agreements could be material to our business. Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations. As a public company, we will be subject to the reporting requirements of the Exchange Act and certain acquisitions, including acquisition opportunities we are currently considering, may be “significant” under Regulation S-X, requiring us to compile and file additional historical and/or pro forma financial information in connection with such acquisitions. In addition, the rules of Nasdaq will limit our ability to issue equity securities as consideration in acquisition transactions without seeking shareholder approval. Any of these requirements could impair or delay our ability to negotiate, sign, and execute potentially desirable transactions and any disputes or litigation which may result from such transactions could be costly and time consuming. In addition, we may make acquisitions that are dilutive to our existing stockholders for a variety of reasons, including because we may use equity for all or a portion of the consideration we pay for these acquisitions (including acquisition opportunities we are currently considering).

The success of our acquisitions, once consummated, will depend in part on our ability to realize the anticipated business opportunities from combining their and our operations in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, write-offs or impairments, or inconsistencies in standards, controls, information technology systems, procedures, and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisitions, and could harm our financial performance. We may also evaluate potential partnerships or joint ventures with third parties. We may not be successful in identifying partnership and joint venture candidates, and any partnerships or joint ventures may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Pursuing acquisitions, partnerships and joint ventures may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. We cannot ensure that any acquisition, partnership, or joint venture we make or enter into will not have a material adverse effect on our business, financial condition, and results of operations.

When we enter into fixed-price contracts with some of our customers, we take the risk of cost overruns.

We also have entered into multi-year, fixed-price contracts with some of our customers, pursuant to which we have agreed to perform the work for a fixed price and, accordingly, realize all of the profit or loss resulting from variations in the costs of performing the contract. To the extent we incur unanticipated cost overruns on a fixed-price contract, our profitability would be adversely affected. This risk is greater in a high inflationary environment. Sometimes, we accept a fixed-price contract for a product that we have not yet produced or that otherwise involves development work, and this increases the risk of cost overruns or delays in the completion of the design and manufacturing of the product, given that development work is inherently more uncertain as to future events than non-development contracts. Further, certain of our contracts do not permit us to recover increases in raw material prices, taxes, or labor costs, which could further decrease our profitability with respect to such contracts.

Our operations depend on our manufacturing facilities, which are subject to physical and other risks that could disrupt production.

Our operations and those of our customers and suppliers have been and may again be subject to natural disasters, climate change-related events, pandemics, or other business disruptions, which could seriously harm our results of operations and increase our costs and expenses. Our manufacturing facilities are located in regions that may be impacted by severe weather events, such as increased storm frequency or severity and fires in hotter and drier climates. These could result in potential damage to our physical assets as well as disruptions in manufacturing activities. Our manufacturing facilities are located in areas that may be at risk due to rising sea levels. Moreover, our manufacturing facilities are located in areas that could experience decreased access to water due to climate issues. We are also vulnerable to damage from other types of disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks, and similar events. Disruptions could also occur due to health-related outbreaks and crises, cyberattacks, computer or equipment malfunction (accidental or intentional), operator error, or process failures. Should insurance or other risk transfer mechanisms, such as our existing disaster recovery and business continuity plans, be insufficient to recover all costs, we could experience a material adverse effect on our business, results of operations, prospects, and financial condition.

Our leases may be terminated, or we may be unable to renew our leases on acceptable terms and if we wish to relocate, we may incur additional costs if we terminate a lease.

We have made significant capital expenditures to improve our leased facilities to make them suitable for our purposes as well as to meet requirements that we are subject to as a U.S. government contractor and obtain facility security clearances. However, at the end of the lease term and during any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business, financial condition, and results of operations, including significant capital expenses that may materially impact our results of operations and ability to meet certain contractual schedule commitments. Additionally, we may have to seek qualification of any new facilities to meet customer or contractual requirements. We would also have to obtain facility security clearances for the new facility to continue to perform on classified contracts. Further, we may not be able to secure a replacement facility in a location that is as commercially viable as that of the lease we are unable to renew, due to contracts that may require us to have facilities in certain locations. Having to close a facility, even briefly to relocate, would reduce the sales that such facility would be able to contribute to our revenues. Additionally, a relocated facility may generate less revenue and profit, if any, than the facility it was established to replace. Certain of our facilities are located on leased premises subject to non-cancellable leases. Typically, our leases have initial terms ranging from five to 25 years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and non-cancellable and have similar renewal options. If we close or stop fully utilizing a facility, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes, and other expenses on the leased property for the remainder of the lease term. Our inability to terminate a lease when we stop fully utilizing a facility could materially adversely impact our business, financial condition, and results of operations.

We currently have, and will continue to have, significant lease obligations, and our failure to meet those obligations could adversely affect our financial condition and business.

We currently have, and will continue to have, significant lease obligations for properties, vehicles and equipment. We depend on cash flow from operations to pay our lease expenses.

If our business does not generate sufficient cash flow from operating activities to fund these expenses, we may not be able to meet our lease obligations, which could have a material adverse effect on our financial condition and business. Furthermore, the significant cash flow required to satisfy our financial obligations under the leases could limit our ability to incur indebtedness and make capital expenditures or other investments in our business.

Certain future operational facilities may require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service needed for our operations, and the ongoing need to maintain existing operational facilities requires us to expend capital.

As part of our growth strategy, we may need to acquire, build, or utilize additional facilities. Construction of incremental factories and launch pads or other facilities in which we conduct our operations may require significant capital expenditures to develop, and in the future, we may be required to make similar expenditures to expand, improve or construct adequate facilities for our operations. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new launch sites or other locations or renovations or enhancements at existing launch sites or other locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition, and results of operations could be materially adversely affected.

Our future revenue and operating results are dependent on our ability to generate a sustainable order rate for our products and services and develop new technologies to meet the needs of our customers or potential new customers.

The ability to generate a sustainable order rate for our products and services can be challenging and may fluctuate on an annual basis as the number of contracts awarded varies. If we are unable to win new awards or execute existing contracts as expected, our business, financial condition, and results of operations could be further adversely affected. Furthermore, if our customers experience delays or technical challenges with their products or services or exercise delay or termination rights under new or existing contracts, our ability to recognize the full potential value of such contracts could also adversely affect our business, financial condition, and results of operations.

The cyclical nature of the launch services and spacecraft solutions and services markets could negatively impact our ability to accurately forecast customer demand. The markets that we serve may not grow in the future and we may not be able to maintain adequate gross margins or profits in these markets. Our growth is dependent on the growth in the sales of services provided by our customers, our customers’ ability to anticipate market trends, and our ability to anticipate changes in the businesses of our customers and to successfully identify and enter new markets. If we fail to anticipate such changes in demand, or such demand does not materialize to the extent we expected or at all, our business, financial condition, and results of operations could be adversely affected.

The launch services and spacecraft solutions and services industries are each characterized by development of technologies to meet changing customer demand for complex and reliable products and services. Our products and services embody complex technology and may not always be compatible with current and evolving technical standards and systems developed by others. Failure or delays to meet the requisite and evolving industry or user standards could have a material adverse effect on our business, financial condition, and results of operations. Failure of suppliers to deliver against end customer requirements could lead to a material adverse effect on our financial results.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, and commercialization of new launch services and spacecraft solutions and services and related technology and components. If we fail to develop and successfully commercialize new technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, or are inferior to those of our competitors, our business, financial condition, and results of operations could be materially and adversely impacted.

We may require additional capital to support business growth and this capital might not be available or may be available only by diluting existing stockholders.

We intend to continue making investments to support our business growth and may require additional funds to support this growth and respond to business challenges, including the need to develop our services, expand our inventory, enhance our operating infrastructure, expand the markets in which we operate and potentially acquire complementary businesses and technologies. Accordingly, we expect to need to engage in equity or debt financings to secure additional funds in the future. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all, including for reasons outside our control such as negative economic conditions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited and our business and prospects could fail or be adversely affected.

We have identified a material weakness in our internal control over financial reporting. If we are unable to maintain effective internal controls, the accuracy and timeliness of our financial reporting may be materially adversely affected, if left unremediated, which could cause the market price of our common stock to decline, lessen investor confidence and harm our business.

We have identified a material weakness in our internal control over financial reporting related to our controls around the accounting for certain complex transactions that were not effectively designed or maintained. We have concluded that our internal control over financial reporting was ineffective as of March 31, 2025, because a material weakness existed in our internal control over financial reporting. The PCAOB defines a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.” The Company has performed additional accounting analysis and other procedures, including consulting with subject matter experts, to ensure the proper accounting and financial disclosures for these financial instruments. The Company has recently hired a Chief Accounting Officer and will continue to utilize subject matter experts to enhance its internal controls processes to remediate this material weakness. Until our remediation plan is implemented, tested, and deemed effective, we cannot assure that our actions will adequately remediate the material weakness or that additional material weaknesses in our internal controls will not be identified in the future.

As a public company, the Company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting in for future annual reports on Form 10-K to be filed with the SEC beginning with the second annual report following our initial public offering. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities, which would require additional financial and management resources. However, for as long as the Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years from the last day of the fiscal year of our initial public offering.

If we are unable to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, our independent registered public accounting firm may not issue an unqualified opinion. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Risks Related to Litigation and Regulation

Our business is subject to various regulatory risks that could adversely affect our operations.

The environment in which we operate is highly regulated due to the sensitive nature of our complex and technologically advanced systems, including launch vehicles, landers, orbital vehicles, and related components, and the fact that we contract with national security and defense customers, in addition to those regulations broadly applicable to publicly traded corporations. There are numerous regulatory risks that could adversely affect operations, including but not limited to:

Changes in laws and regulations. It is possible that the laws and regulations governing our business and operations will change in the future. While our current revenue is generated exclusively within the U.S., we are committed to expanding into the global market and enhancing our growth potential. There may be a material adverse effect on our financial condition and results of operations if we are required to alter our business to comply with changes in both domestic and foreign regulations, tariffs, or taxes and other trade barriers that reduce or restrict our ability to sell our products and services on a global basis, or by political and economic instability in the countries in which we conduct business. Any failure to comply with such regulatory requirements could also subject us to various penalties or sanctions.

Import and Export Restrictions. Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology, and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Although our operations and customers are primarily based in the U.S., certain of our launch vehicles, landers, spacecraft and vehicle components, systems, services, or technologies we have developed have required, and may in the future require, the implementation or acquisition of products or technologies from third parties and affiliates, including those in other jurisdictions. In addition, certain of our launch vehicles, landers, spacecraft and vehicle components, systems, services, or technologies may be required to be forwarded, imported, or exported to other jurisdictions. In certain cases, if the use of such technologies can be viewed by the jurisdiction in which that supplier, subcontractor or affiliate resides as being subject to import or export constraints or restrictions relating to national security, we may not be able to obtain the technologies and products that we require from subcontractors and suppliers who would otherwise be our preferred choice or may not be able to obtain the export permits necessary to transfer or export our technology. The inability to obtain or maintain export approvals and export restrictions or changes during contract execution or non-compliance by our suppliers, subcontractors, and customers, could have an adverse effect on our revenues and margins. Further, we have had, and may in the future have, inadvertent disclosures of certain of our products or components that are subject to the requirements of U.S. import and export control laws, and may be found to be in violation of these laws and regulations, which could have a material adverse effect our business, financial condition, and results of operations.

U.S. Government Approval Requirements. For certain aspects of our business operations, we are required to obtain U.S. government licenses and approvals and to enter into agreements with various government bodies to export launch vehicles, landers, orbital vehicles, and related components, to disclose technical data, or provide defense services to foreign persons. The delayed receipt of or the failure to obtain the necessary U.S. government licenses, approvals, and agreements may prohibit entry into or interrupt the completion of contracts which could lead to a customer’s termination of a contract for default or monetary penalties, which could materially adversely affect our financial condition and results of operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals. Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he or she determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has been delegated the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction. The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expands CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that have involvement with critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. These restrictions on the ability of foreign persons to invest in us has in the past, and could in the future, limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock.

Other Government Regulations. Our ability to pursue our business activities is regulated by various agencies and departments of the U.S. government and the governments of other countries. Commercial space launch activities require licenses from the Department of Transportation and, for launches from Esrange Space Center, the SSC. Our license to conduct launches at Esrange Space Center requires certification of our flight termination system software by NASA. Radio communications for launch activities and spacecraft operations require licenses from the Federal Communications Commission (the “FCC”) and/or the Swedish National Space Agency and frequency coordination with the International Telecommunication Union. The operation of private remote sensing space systems requires a license from the Department of Commerce. Any failure to comply with these and other regulatory requirements could subject us to various penalties or sanctions and could have a significant adverse effect on our reputation, financial condition, and results of operations.

Competitive Impact of U.S. Regulations. Export and import control, economic sanction, and trade embargo laws and regulations, including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. State Department’s Directorate of Defense Trade Controls and the U.S. Treasury Department’s Office of Foreign Assets Control, including, but not limited to, the International Traffic in Arms Regulations (“ITAR”) and EAR, may limit certain business opportunities or delay or restrict our ability to contract with potential foreign customers or suppliers. To the extent that our non-U.S. competitors are not currently or in the future subject to similar export and import controls, economic sanctions, and trade embargo laws and regulations, they may enjoy a competitive advantage with foreign customers, and it could become increasingly difficult for us to recapture this lost market share.

Anti-Corruption Laws. As part of the regulatory and legal environments in which we operate, we are subject to domestic and international anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) that prohibit improper payments directly or indirectly to government officials, authorities or persons defined in those anti-corruption laws in order to obtain or retain business or other improper advantages in the conduct of business. Our policies mandate compliance with anti-corruption laws. Failure by our employees, agents, subcontractors, suppliers and/or existing or future partners to comply with anti-corruption laws and our policies could impact us in various ways that include, but are not limited to, criminal, civil and administrative fines and/or legal sanctions and the inability to bid for or enter into contracts with certain entities, all of which could have a significant adverse effect on our reputation, operations, and financial results. Our exposure for violating these laws will increase as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Our business is subject to federal, state, and international laws regarding data protection, privacy, and information security, as well as confidentiality obligations under various agreements, and our actual or perceived failure to comply with such obligations could damage our reputation, expose us to litigation risk and materially adversely affect our business and operating results.

In connection with our business, we receive, collect, process, and retain certain personal information about our customers, vendors, and employees. As a result, we are subject to the evolving and increasingly complex data protection laws and regulatory frameworks of the jurisdictions in which we operate or conduct our business, including to state comprehensive privacy laws, such as the California Consumer Privacy Act, as amended by the California Privacy Rights Act (collectively, the “CCPA”), the General Data Protection Regulation (“GDPR”), and the U.K. General Data Protection Regulation (“U.K. GDPR”) (collectively, “Data Protection Laws”). These laws impose obligations in relation to the collection, use, and disclosure of personal information, including providing customers with certain rights to access, correct, delete, and restrict the processing of their personal information. Failure to comply with applicable laws may result in regulatory scrutiny, enforcement actions, fines, litigation, or other liabilities or costs, and the evolving complexity of the privacy landscape could impact our ability to collect, use or disclose personal information, decrease demand for our products, require us to restrict our business operations, increase our costs, and impair our ability to maintain and grow our customer base and increase our revenue.

We are also subject to the DoD Cybersecurity Maturity Model Certification (“CMMC”) requirements, which requires companies that do business with the DoD to, depending on the level of security required, meet, or exceed certain specified cybersecurity standards to be eligible for new contract awards. The DoD expects that nearly all new contracts will be required to comply with the CMMC by 2026. We are currently CMMC Lv2 compliant; however, to the extent we are unable to achieve or maintain certification at the level required for a particular contract award, we will be unable to bid on such contract awards or follow-on awards for existing work with the DoD, which could materially adversely impact our revenue, profitability, and cash flows. Additionally, our subcontractors, and certain of our vendors, may also need to comply with CMMC requirements. We may be negatively impacted if our subcontractors or vendors are not compliant with CMMC requirements. The obligations imposed on us under the CMMC may be different from, or in addition to those, otherwise required by the Data Protection Laws to which we are subject. The costs to comply with the new CMMC requirements are significant and may increase, which could materially adversely affect our business, financial condition, or results of operations. Failure to comply with CMMC requirements may also make us subject to bid protest challenges or False Claims Act allegations claiming damages to the government based on such non-compliance.

We have implemented internal controls and procedures designed to comply with the Data Protection Laws to which we are subject, the CMMC and other applicable standards, as well as contractual obligations related to data protection. However, data protection laws, regulations, standards, and obligations are evolving and may be modified, replaced, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements, or legal obligations. We cannot yet determine the impact that such modifications may have on our business. As such, our practices may not have complied with, and we cannot assure ongoing compliance with, all such laws or regulations and other legal obligations. Further, we expect that new industry standards, laws, and regulations will continue to be proposed regarding privacy, data protection, and information security in many jurisdictions. We cannot yet determine the impact that such future laws, regulations, and standards may have on our business. Our efforts to comply with these evolving obligations may cause us to incur significant costs or require changes to our business practices, which could materially adversely affect our business, financial condition, and results of operations. Any failure or perceived failure by us to comply with applicable laws or regulations, or other contractual or legal obligations, or to adequately address privacy and security concerns, even if unfounded, may result in governmental enforcement actions, private litigation (including class actions), fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have a material adverse effect on our reputation, inhibit sales, and materially adversely affect our business, financial condition, and results of operations.

We may become involved in litigation that may materially adversely affect us.

From time to time, we have been and may in the future become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, supplier, customer, or other third party relationships, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business, and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify, as plaintiffs may seek recovery of very large or indeterminate amounts in these types of lawsuits, and the magnitude of the potential loss may remain unknown for substantial periods of time. We can provide no assurance that litigation or disputes will not arise in the future. We may also choose to settle such actions if we believe that doing so is in the best interests of the company, and the amount of such settlement could also have a material adverse effect on our business, financial condition, and results of operations.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy, and impact our stock price.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Once our common stock is publicly traded, volatility in the stock price of our common stock or other reasons may in the future cause us to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks, and uncertainties of any securities litigation and stockholder activism.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. The commercial space industry, particularly launch providers, are also subject to an array of laws and regulations, such as those imposed by the Department of Transportation and those relating to hazardous substances and waste. Laws and regulations at the foreign, federal, state, and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws and regulations, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition. Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, conducting commercial space launches in the United States require licenses and permits from certain agencies of the Department of Transportation, including the FAA, and review by other agencies of the U.S. government, including the DoD, Department of State, NASA, and the FCC. License approval may include an interagency review of safety, operational, national security, and implications on foreign policy and international obligations, as well as a review of foreign ownership. Any delays in regulatory actions allowing us to conduct commercial space launches could adversely affect our ability to operate our business and our financial results.

Regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition. The regulatory approaches of different jurisdictions may be multi-layered and may be in conflict with one another, and our compliance could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not. In addition, the actions of third parties may cause us to fail to comply with certain requirements. We aim to produce our launch and spacecraft systems at an increasing rate over the near to medium term. A component of our near-term strategy involves increasing our launch cadence by accelerating our development and production efforts and adding additional launch sites. Our ability to achieve this increased launch cadence within the timeframe in which we hope to do so will depend on our ability to secure the necessary regulatory licenses from the FAA, the FCC, and other regulatory authorities. Our failure to obtain the licenses necessary to support our anticipated launch cadence, or any delays or hurdles that present in our interactions with the FAA, the FCC, or other regulatory authorities, could impact our ability to grow our business, could delay our ability to execute on our existing and future customer contracts and could adversely affect our business, financial condition, and results of operations.

Contracting in the defense industry is subject to significant regulation, including rules related to bidding, billing, and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment.

Like all government contractors, we are subject to risks associated with this contracting. These risks include the potential for substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices, or otherwise failing to follow cost accounting standards, receiving, or paying kickbacks or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our government contracts could harm our business reputation, which could significantly reduce our sales and earnings. It could also result in our suspension or debarment from future government contracts, which could materially adversely affect our business, financial condition, and results of operations. In addition, we could be subject to criminal or civil penalties or administrative sanctions, including contract termination, breach of contract actions including related damages, fines, forfeiture of fees, suspension of payment, and civil False Claims Act allegations (which can include civil penalties and treble damages), any of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We are subject to procurement rules and regulations, which increase our performance and compliance costs under our U.S. government contracts. Our failure to comply with various complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. government contracts, disqualification from bidding on future U.S. government contracts, civil False Claims Act allegations, and suspension or debarment from U.S. government contracting.

We must comply with laws and regulations relating to the formation, administration, and performance of U.S. government contracts, which affect how we do business with our customers. These laws and regulations may require, among other things, certification and disclosure of all cost and pricing data in connection with contract negotiation, define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts, and restrict the use and dissemination of classified information and the exportation of certain products and technical data. Such laws and regulations may impose added costs on our business and our failure to comply with them, or the failure of our agents’ to comply with them, may lead to civil or criminal penalties, termination of our U.S. government contracts, civil False Claims Act allegations (which can include civil penalties and treble damages), suspension or debarment from contracting with federal agencies and could have a material adverse effect on our reputation and ability to receive other U.S. government contract awards in the future. Government contract laws and regulations can impose terms or obligations that are different than those typically found in commercial transactions. One of the significant differences is that the U.S. government may terminate any of our government contracts, not only for default based on our performance but also at its convenience. Generally, prime contractors have a similar right under subcontracts related to government contracts. If a contract is terminated for convenience, we typically would be entitled to receive payments for our allowable costs incurred and the proportionate share of fees or earnings for the work performed. If a contract is terminated for default, the U.S. government could make claims to reduce the contract value or recover its procurement costs and could assess other special penalties, exposing us to liability and materially adversely affecting our ability to compete for future contracts and orders. In addition, the U.S. government could terminate a prime contract under which we are a subcontractor, notwithstanding the fact that our performance and the quality of the products or services we delivered were consistent with our contractual obligations as a subcontractor. Similarly, the U.S. government could indirectly terminate a program or contract by not funding it. The decision to terminate programs or contracts for convenience or default could materially adversely affect our business, financial condition, and results of operations.

Laws and regulations designed to address climate change may result in additional compliance costs.

Our operations and the products we sell are currently subject to rules limiting emissions and to other climate-related regulations in certain jurisdictions where we operate. The increased prevalence of global climate change concerns may result in new regulations that may negatively impact us, our suppliers, and customers. We are continuing to evaluate short-, medium- and long-term risks related to climate change. We cannot predict what climate-related legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us or our suppliers, in which case, the costs of raw materials and component parts could increase.

New sustainability and climate-related disclosure obligations, including those resulting from the State of California’s Climate Corporate Data Accountability Act and Climate-Related Financial Risk Act, among others, could result in unforeseen costs associated with compliance, government and third-party claims, operations, and increased reputational and litigation risk.

We may be subject to rulemaking regarding corporate social responsibility and/or disclosure, as public awareness and focus on social and environmental issues has led to legislative and regulatory efforts to impose or increase regulations and require further disclosure. We operate in various jurisdictions in the U.S. that have adopted or proposed federal and state laws related to sustainability and climate change reporting. For example, the Governor of California signed the Climate Corporate Data Accountability Act (the “CCDAA” or SB 253), into law in October 2023, alongside the Climate-Related Financial Risk Act (“CRFRA” or SB 261). The CCDAA requires both public and private U.S. companies that are “doing business in California” and that have a total annual revenue of $1 billion to publicly disclose and verify, on an annual basis, Scope 1, 2 and 3 GHG emissions. The CRFRA requires the disclosure of a climate-related financial risk report (in line with the Task Force on the Climate-related Financial Disclosures recommendations or equivalent disclosure requirements under the International Sustainability Standards Board’s climate-related disclosure standards) every other year for public and private companies that are “doing business in California” and have total annual revenue of $500 million. Reporting under both laws would begin in 2026, though the Governor of California has directed further consideration of the implementation deadlines for each of the laws. Both laws have been challenged in federal court.

We are currently assessing the potential impacts of these laws, as well as other sustainability and climate-related disclosure obligations and evolving legal and regulatory requirements, that we may be subject to. The adopted or proposed laws could impose significant new burdens on the company and our suppliers, with significant potential costs and operational impacts, and restrict access to capital if our disclosures are not perceived as meeting applicable third-party verification standards. Our failure to adequately comply with such disclosure obligations could jeopardize our competitive position and ability to win business, as well as adversely affect our results of operations and financial condition. Separately, enhanced sustainability and climate-related disclosure requirements could lead to reputational or other harm to our relationships with customers, regulators, investors, or other stakeholders. We may also face increased litigation risks arising from enhanced sustainability and climate-related disclosure requirements relating to alleged damages resulting from our reported or projected GHG emissions or statements allegedly made by us or others in our industry regarding social and climate change risks.

We are subject to complex tax laws, and changes in tax laws or in positions by the relevant tax authorities regarding the application, administration or interpretation of tax laws or regulations, particularly if applied retrospectively, or challenges to our tax position could adversely affect our financial condition and results of operations.

Tax laws are complex and subject to subjective evaluations and interpretative decisions, and we may be subject in the future to tax audits aimed at addressing our compliance with direct and indirect taxes. Changes in tax laws could adversely affect our tax position, including our effective tax rate or tax payments. We often rely on generally available interpretations of applicable tax laws and regulations. We cannot be certain that the relevant tax authorities agree with our interpretation of these laws, or with the positions we have taken or intend to take, on tax laws applicable to our ordinary activity and extraordinary transactions. If our tax positions are challenged by relevant tax authorities, we could face long tax proceedings and the imposition of additional taxes or the denial of tax benefits could require us to pay taxes that we currently do not collect or pay or increase the cost of our services to track and collect such taxes. We cannot, therefore, rule out that claims by the tax authorities may give rise to burdensome and long tax litigation and to the payment of significant amounts for taxes, penalties, and interest for late payment. Any of these risks could increase our cost of operations or our effective tax rate and have a negative effect on our business, financial condition, operating results, and cash flows.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2024, we had $511.6 million of U.S. federal and $188.6 million of U.S. state net operating loss (“NOL”) carryforwards available to reduce future taxable income. While the federal NOL carryforwards generally can be carried forward indefinitely, state NOL carryforwards begin to expire in the year ending December 31, 2039. It is possible that we will not generate taxable income in time to use these NOL carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal NOL carryforwards incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited. In addition, the federal and state NOL carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code (as defined herein), respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Future issuances or sales of our common stock, including certain transactions involving our common stock that are outside of our control, could result in future “ownership changes.” “Ownership changes” that have occurred in the past or that may occur in the future could result in the imposition of an annual limit on the amount of pre-ownership change NOL carryforwards and other tax attributes we can use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose other limitations on the use of our NOL carryforwards. We may have undergone an ownership change within the previous five years, and we may undergo one in connection with transactions contemplated by this offering. Any limitation on using NOL carryforwards could, depending on the extent of such limitation and the NOL carryforwards previously used, result in us retaining less cash after payment of U.S. federal and state income taxes during any year in which we have taxable income, rather than losses, than we would otherwise retain if such NOL carryforwards were available as an offset against such income for U.S. federal and state income tax purposes. As a result, such limitations on our NOL carryforwards could adversely impact our operating results.

Risks Related to Our Indebtedness

Our substantial indebtedness could materially adversely affect our financial condition.

We have, and after this offering we expect that we will continue to have, a significant amount of indebtedness. As of March 31, 2025, our total indebtedness, excluding capitalized debt issuance costs, was $173.6 million, including $136.1 million under our Term Loan Facility and $37.5 million under finance leases and other obligations. We intend to use net proceeds received by us from this offering to repay all of our borrowings under the Credit Agreement and to pay accrued and unpaid dividends on our outstanding Series C and Series D Preferred Stock (to the extent such dividends accrue following the declaration of the Preferred Stock Dividend), with any remaining proceeds being used for general corporate and working capital purposes. We may also incur additional indebtedness in connection with this offering. After giving effect to this offering and the use of proceeds therefrom, on an as adjusted basis, as of March 31, 2025, our total indebtedness would have been approximately $37.1 million.

Our substantial indebtedness under the Credit Agreement, and any future indebtedness we may incur, including under the New Credit Agreement, could have important consequences to the holders of our common stock, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our and our subsidiaries’ other debt;

•	limiting our and our subsidiaries’ ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, or other general corporate requirements;

•

requiring us to dedicate a substantial portion of our cash flows to debt service payments, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates, to the extent any of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the Credit Agreement contains, our New Credit Agreement is expected to contain, and agreements governing our future borrowing may contain, financial covenants that require us to maintain certain liquidity and cash flow metrics, as well as restrictive covenants that limit our and certain of our subsidiaries’ ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all our debt. See “Description of Certain Indebtedness.”

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the Credit Agreement contains, and our New Credit Agreement is expected to contain, restrictions on the incurrence of additional indebtedness, these restrictions are, or are expected to be, subject to a number of qualifications and exceptions, and the amount of additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute “indebtedness” under the Credit Agreement or the New Credit Agreement.

The Term Loan Facility is expected to mature in July 2028. The Term Loan Facility is expected to be repaid with proceeds from this offering, with approximately $148.7 million of the net proceeds of this offering to repay outstanding borrowings under the Credit Agreement, any applicable prepayment premiums, and accrued interest. See “Use of Proceeds.” We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. Depending on market conditions, we may not be able to obtain such financing on commercially reasonable terms or at all. Failure to refinance our indebtedness could have a material adverse effect on us.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled principal and interest payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory, and other factors, some of which are beyond our control. We cannot be sure that our business will generate sufficient cash flows from operating activities, or that future borrowings will be available, to permit us to pay the principal and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreement restricts, and any agreement governing any debt we incur in the future may restrict, our ability to dispose of assets and use the proceeds from those dispositions and also limits our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Certain Indebtedness.”

Additionally, if we cannot make scheduled payments on our debt, we will be in default, and the outstanding principal amount of indebtedness thereunder may be accelerated, commitments to loan money may be terminated and/or assets securing such borrowings may be foreclosed against, as applicable in the relevant debt instrument, and we could be forced into bankruptcy or liquidation. Any of these events could result in you losing all or a portion of your investment in the common stock.

Agreements governing our current and future indebtedness will contain covenants that restrict our current and future operations, including our ability to respond to changes or to take certain actions.

The Credit Agreement contains, and any future indebtedness agreements we enter into will likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and may limit our and our subsidiaries’ abilities to engage in acts that may be in our long-term best interest. See “Description of Certain Indebtedness.” These covenants may include restrictions on our and our subsidiaries abilities to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem, or repurchase junior debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets or property, except in certain circumstances;

•	sell or license intellectual property, except in certain circumstances;

•	incur liens;

•	dispose of our assets;

•	enter into transactions with affiliates;

•	modify or waive certain material agreements in a manner that is adverse in any material respect to the lenders;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	ensure that IPCo (as defined below) remains bankruptcy remote; and

•

make fundamental changes in our business, corporate structure, or capital structure, including, among other things, entering into mergers, acquisitions, consolidations, and other business combinations or selling all or substantially all of our assets.

As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. If we incur indebtedness provided or guaranteed by the U.S. government, we may be subject to additional restrictions on our operations, including limitations on employee headcount and compensation reductions and other cost reduction activities.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile or may decline steeply or suddenly regardless of our operating performance. You may not be able to resell your shares at or above the initial public offering price and may lose all or part of your investment.

There has been no prior public market for our common stock prior to our initial public offering. The initial public offering price for our common stock will be determined through negotiations among the underwriters and us, and may vary from the market price of our common stock following this offering. If you purchase shares of common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenues or other operating results;

•	variations between our actual operating results and the expectations of securities analysts, investors, and the financial community;

•

any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information or our failure to meet expectations based on this information;

•

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

•

additional shares of common stock being sold into the market by us or our existing stockholders, or the anticipation of such sales, including if existing stockholders sell shares into the market when the applicable “lock-up” periods end;

•	announcements by us or our competitors of significant products or features, innovations, acquisitions, strategic partnerships, joint ventures, capital commitments, divestitures, or other dispositions;

•	loss of relationships with significant suppliers or other customers;

•	changes in operating performance and stock market valuations of companies in our industry, including our competitors;

•	difficulties in integrating any new acquisitions we may make;

•	loss of services from members of management or employees or difficulty in recruiting additional employees;

•	deterioration of economic conditions in the United States and reduction in demand for our products;

•	price and volume fluctuations in the overall stock market, including as a result of general economic trends;

•	lawsuits threatened or filed against us, or events that negatively impact our reputation; and

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect the stock prices of many companies. Often, their stock prices have fluctuated in ways unrelated or disproportionate to their operating performance. In the past, stockholders have filed securities class action litigation against companies following periods of market volatility. Such securities litigation, if instituted against us, could subject us to substantial costs, divert resources and the attention of management from our business and seriously harm our business.

An active trading market for our common stock may never develop or be sustained.

We have applied to list our common stock on Nasdaq under the symbol “FLY.” However, we cannot be certain that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Furthermore, we cannot be certain that we will continue to satisfy the continued listing standards of Nasdaq. If we fail to satisfy the continued listing standards, we could be de-listed, which would have a material adverse effect on the liquidity and price of our common stock. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares of our common stock.

Future sales of our common stock and other actions by existing stockholders could cause our stock price to decline.

If our existing stockholders, including employees, who have or obtain equity, sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Upon the completion of this offering, we will have outstanding a total of 142,981,481 shares of common stock (assuming the underwriters exercise their option to purchase additional shares in full). Of these shares, only the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by persons who are not our “affiliates” as defined in Rule 144 under the Securities Act and who have complied with the holding period requirements of Rule 144 under the Securities Act.

In connection with this offering, we and our officers, directors, and holders of substantially all of our common stock and securities convertible into or exercisable for our common stock, including AE Industrial Partners, have agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters.

When the lock-up period in these agreements expires, we, our officers and directors, AE Industrial Partners, and such other stockholders will be able to sell shares in the public market. In addition, two of the representatives

(which must include Goldman Sachs & Co. LLC) on behalf of the underwriters may, in their sole discretion, release all or some portion of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. See “Shares Eligible for Future Sale.” Sales of a substantial number of such shares, or the perception that such sales may occur, upon the expiration or early release of the securities subject to the lock-up agreements could cause the price of our common stock to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, certain of our stockholders will have demand and “piggy-back” registration rights with respect to our common stock that they will retain following this offering. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future, including in connection with registration rights we have granted.

Your ability to achieve a return on your investment will depend on appreciation in the price of our common stock because we currently do not intend to pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

After completion of this offering, we currently do not anticipate paying any cash dividends for the foreseeable future. In addition, the terms of our indebtedness limit our ability to pay dividends or make other distributions on, or to repurchase or redeem, shares of our capital stock. See “Description of Certain Indebtedness.” Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay. See “Dividend Policy.” We cannot be sure that we will pay dividends in the future or continue to pay dividends if we do commence paying dividends.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or our market, if they adversely change their recommendations regarding our common stock, or if our operating results do not meet their expectations or any financial guidance we may provide, the trading price or trading volume of our common stock could decline.

The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our common stock, provide a more favorable recommendation regarding our competitors, or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more analysts who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline.

In addition, if we do not meet any financial guidance that we may provide to the public or if we do not meet expectations of securities analysts or investors, the trading price of our common stock could decline significantly. Our operating results may fluctuate significantly from period to period as a result of changes in a variety of factors affecting us or our industry, many of which are difficult to predict. As a result, we may experience challenges in forecasting our operating results for future periods.

Future issuances of our common stock could result in significant dilution to our stockholders, dilute the voting power of our common stock and depress the market price of our common stock.

Future issuances of our common stock could result in dilution to existing holders of our common stock. Such issuances, or the perception that such issuances may occur, could depress the market price of our common stock. We may issue additional equity securities from time to time, including equity securities that could have rights senior to those of our common stock. As a result, purchasers of shares of common stock in this offering bear the risk that future issuances of equity securities may reduce the value of their shares and dilute their ownership interests. Also, to the extent outstanding stock-based awards are issued or become vested, there will be further dilution to the holders of our common stock.

We will incur increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting, investor relations, and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that the requirements of operating as a public company will increase our legal and financial compliance and investor relations costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We will also need to establish an investor relations function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of those costs.

Public company reporting and disclosure obligations and a broader stockholder base as a result of our status as a public company may expose us to a greater risk of claims by stockholders, and we may experience threatened or actual litigation from time to time. If claims asserted in such litigation are successful, our business and operating results could be adversely affected, and, even if claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them and the diversion of management resources, could adversely affect our business and operating results.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, under the JOBS Act, emerging growth companies can delay the adoption of certain new or revised accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or that have opted out of using such extended transition period, which may make comparison of our financial statements with those of other public companies more difficult. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in net tangible book value per share.

The assumed initial public offering price of $42.00 per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. If you purchase shares of common stock in this offering, you will experience substantial and immediate dilution in the as adjusted net tangible book value per share of $36.65 based on the assumed initial public offering price of $42.00 per share. That is because the price that you pay will be substantially greater than the as adjusted net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution to the extent that new securities are issued under our equity incentive plans or we issue additional shares of common stock in the future. See “Dilution.”

Risks Related to Our Organizational Structure

AE Industrial Partners controls us, and its interests may conflict with ours or yours in the future.

Immediately following this offering and the application of net proceeds therefrom, AE Industrial Partners will beneficially own approximately 41.8% of our common stock (or 41.1% if the underwriters exercise in full their option to purchase additional shares of common stock), with each share of common stock entitling the holder to one vote on all matters submitted to a vote of our stockholders. Moreover, we will agree to nominate to our board of directors certain individuals designated by AE Industrial Partners, as representative of the Investor Group, in accordance with our Director Nomination Agreement (as defined below). Pursuant to the Director Nomination Agreement, AE Industrial Partners will initially have the right to nominate up to 55% of the total number of directors to our board of directors, with such number decreasing based on the percentage of our common stock owned by AE Industrial Partners. See “Certain Relationships and Related Party Transactions—Agreements with our Significant Stockholders—Director Nomination Agreement.” Even when AE Industrial Partners ceases to own shares of our common stock representing a majority of the total voting power, for so long as AE Industrial Partners continues to own a significant percentage of our common stock, it will still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring stockholder approval through their voting power. Accordingly, for such period of time, AE Industrial Partners will have significant influence with respect to our management, business plans, and policies, including the appointment and removal of our officers. In particular, for so long as AE Industrial Partners continues to own a significant percentage of our common stock, AE Industrial Partners will be able to cause or prevent a change of control of our Company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our Company and ultimately might affect the market price of our common stock.

AE Industrial Partners engages in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, AE Industrial Partners may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our certificate of incorporation to be effective at or prior to the consummation of this offering will provide that none of AE Industrial Partners, any of its affiliates, or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. AE Industrial Partners also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, AE Industrial Partners may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you or may not prove beneficial.

Provisions in our certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering, could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock.

Our certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering, contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that our stockholders may deem advantageous. In particular, our certificate of incorporation and bylaws:

•

establish a classified board of directors so that not all members are elected at one time, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•

permit our board of directors to establish the number of directors and fill any vacancies (including vacancies resulting from an expansion in the size of our board of directors), except in the case of the vacancy of directors appointed pursuant to the Director Nomination Agreement (in which case such vacancy would be filled in accordance with such agreement);

•	establish limitations on the removal of directors following the Trigger Date (as defined herein);

•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•

provide that our board of directors is expressly authorized to make, alter, or repeal our bylaws without stockholder approval and that stockholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding common stock (other than certain specified bylaws which, following the Trigger Date, will require the affirmative vote of two-thirds of our outstanding common stock);

•	restrict the forum for certain litigation against us to Delaware;

•	provide that stockholders may not act by written consent following the Trigger Date, which would require stockholder action to be taken at an annual or special meeting of our stockholders;

•

prohibit stockholders from calling special meetings following the Trigger Date, which would delay the ability of our stockholders to force consideration of a proposal or to take action, including with respect to the removal of directors; and

•

establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings, other than with respect to AE Industrial Partners prior to the Trigger Date, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person, individually or together with any other interested stockholder, who owns or within the last three years has owned 15% of our voting stock, unless the business combination is approved in a prescribed manner. We have elected to opt out of Section 203 of the DGCL. However, our certificate of incorporation will contain a provision that is of similar effect, except that it will exempt from its scope AE Industrial Partners, any of its affiliates and certain of their respective direct or indirect transferees as described under “Description of Capital Stock—Anti-Takeover Provisions.”

Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock and could also affect the price that some investors are willing to pay for our common stock. See “Description of Capital Stock—Anti-Takeover Provisions.”

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

Pursuant to our certificate of incorporation to be effective in connection with the closing of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims in state court for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, or stockholders to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our certificate of incorporation will provide that neither the exclusive forum provision nor our federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above. The forum selection provision in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’

ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and board of directors.

Our certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities.

Under our certificate of incorporation, neither of AE Industrial Partners nor any of its respective portfolio companies, funds, or other affiliates, nor any of its officers, directors, employees, agents, stockholders, members, or partners will have any duty to refrain from engaging, directly, or indirectly, in the same business activities, similar business activities, or lines of business in which we operate. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, agent, stockholder, member, partner, or affiliate of either of AE Industrial Partners will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to AE Industrial Partners, instead of to us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, agent, stockholder, member, partner or affiliate has directed to AE Industrial Partners. For example, a director of our company who also serves as an officer, director, employee, agent, stockholder, member, partner, or affiliate of AE Industrial Partners, or any of their respective portfolio companies, funds, or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, or prospects if attractive corporate opportunities are allocated by AE Industrial Partners to itself or its respective portfolio companies, funds, or other affiliates instead of to us. A description of our obligations related to corporate opportunities under our certificate of incorporation are more fully described in “Description of Capital Stock—Corporate Opportunity.”

We are a “controlled company” within the meaning of the rules and, as a result, qualify for and intend to rely on exemptions from certain corporate governance requirements.

Following this offering, assuming an offering size as set forth in “Prospectus Summary—The Offering” and an initial public offering price of $42.00 (the midpoint of the estimated price range set forth on the cover page of this prospectus), and pursuant to the Director Nomination Agreement, AE Industrial Partners will continue to control a majority of the voting power of our outstanding voting stock with respect to the election of our directors, and as a result we will be a controlled company within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We intend to utilize these exemptions as long as we remain a controlled company. As a result, we may not have a majority of independent directors and our nominating and corporate governance committee and compensation committee may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Pursuant to Rule 10C-1 under the Exchange Act, Nasdaq has adopted amendments to its listing standards that require, among other things, that:

•	compensation committees be composed of fully independent directors, as determined pursuant to new independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel, and other committee advisors; and

•

compensation committees be required to consider, when engaging compensation consultants, legal counsel, or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor’s employer and us.

As a “controlled company,” we will not be subject to these compensation committee independence requirements. See “Management—Controlled Company Exemption.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Many statements included in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under “Risk Factors.” In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, statements about potential new products and product innovation and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” are forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our market opportunity and the potential growth of that market;

•	our strategy, outcomes, and growth prospects;

•	trends in our industry and markets; and

•	the competitive environment in which we operate.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	our failure to manage our growth effectively and our ability to achieve and maintain profitability;

•	the potential for delayed or failed launches, and any failure of our launch vehicles and spacecraft to operate as intended;

•	our inability to manufacture our launch vehicles, landers, or orbital vehicles at a quantity and quality that our customers demand;

•	the hazards and operational risks that our products and service offerings are exposed to, including the wide and unique range of risks due to the unpredictability of space;

•	the market for commercial launch services for small- and medium-sized payloads not achieving the growth potential we expect;

•	our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors;

•	we may not be successful in developing new technology;

•	uncertain global macro-economic and political conditions, including the implementation of tariffs;

•	disruptions in U.S. government operations and funding and budgetary priorities of the U.S. government;

•	the failure of our information technology systems, physical or electronic security protections;

•	the inability to operate Alpha at our anticipated launch rate or finalize the development and delivery of Eclipse;

•	the scarcity or unavailability of critical components or raw materials used to manufacture our products or used in our development programs;

•	the fluctuation of our operating results;

•	adverse publicity stemming from any incident involving us, our competitors, or our customers;

•	the failure to adequately protect our proprietary intellectual property rights;

•	shortfalls in available external R&D funding.

•	our inability to comply with our contractual obligations;

•	our failure to establish and maintain important relationships with government agencies and prime contractors;

•	risks relating to the laws, security requirements, regulations and policies applicable to government contracting;

•	the inability to realize our backlog;

•	the dependence on our facilities;

•	evolving government laws and regulations;

•	our inability to generate sufficient cash to service all of our indebtedness; and

•	the other factors set forth under “Risk Factors.”

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described under “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot be sure that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in, or implied by, the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe that information forms a reasonable basis for such statements, that information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not rely on our forward-looking statements in making your investment decision. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, market data and industry information used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We have also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information and neither we nor the underwriters have independently verified this information. Additionally, from time to time, these sources may change their input information or methodologies, which may change the related results. While we believe the estimated market position, market opportunity, and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $634.6 million (or approximately $731.3 million if the underwriters exercise their option to purchase additional shares of common stock from us in full) based upon an assumed initial public offering price of $42.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use net proceeds received by us from this offering to repay all of our borrowings under the Credit Agreement, any applicable prepayment premiums, accrued interest, and to pay any accrued and unpaid dividends on our outstanding Series C and Series D Preferred Stock that accrue following the declaration of the Preferred Stock Dividend, with any remaining proceeds being used for general corporate and working capital purposes. As of March 31, 2025, we had an aggregate of $136.1 million outstanding under our Credit Agreement. The interest rate on both tranches of the Term Loan Facility was 13.875% per annum as of March 31, 2025. The maturity date of the Term Loan Facility is July 17, 2028. Each share of Series C and Series D Preferred Stock accrues dividends at a rate of 12% per annum. As of March 31, 2025, we had aggregate accrued and unpaid dividends of $47.6 million and $20.1 million under the Series C and Series D Preferred Stock, respectively. In connection with this offering, we expect that our board of directors will declare all such accrued and unpaid dividends payable (to the extent such dividends have accrued following the declaration of the Preferred Stock Dividend), contingent upon the closing of this offering, and repayment in full of our borrowings under the Credit Agreement. Following the declaration and payment of any applicable dividends, all outstanding series of Preferred Stock will convert into shares of common stock upon completion of this offering, in accordance with their respective terms. A portion of the outstanding Series C and Series D Preferred Stock is held by affiliates of AE Industrial Partners. See “Certain Relationship and Related Party Transactions” and “Prospectus Summary—Recent Developments—Declaration of Dividend on Preferred Stock.”

Each $1.00 increase or decrease in the assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $15.3 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 increase or decrease in the number of shares offered would increase or decrease the net proceeds to us from this offering by approximately $39.8 million, assuming that the assumed initial public offering price per share for the offering remains at $42.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits.

See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and “Description of Certain Indebtedness.”

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of March 31, 2025 as follows:

•	on an actual basis;

•

on a pro forma basis, after giving effect to (i) the Preferred Stock Dividend which occurred on July 16, 2025, (ii) the effectiveness of our amended and restated certificate of incorporation, (iii) the conversion of 48,446,476 shares of our preferred stock outstanding as of March 31, 2025, into an aggregate of 98,924,217 shares of common stock, (iv) the proceeds from the issuance of 6,907,852 shares of our preferred stock issued after March 31, 2025, and the conversion of such preferred stock into an aggregate of 6,907,852 shares of common stock, and (v) the automatic net exercise of warrants outstanding as of March 31, 2025 resulting in the issuance of 1,022,041 shares of common stock, in each case upon close of this offering;

•

on a pro forma as adjusted basis after giving effect to the sale of 16,200,000 shares of common stock in this offering and the application of the net proceeds from this offering as set forth under “Use of Proceeds,” assuming an initial public offering price of $42.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. This also includes the reclassification of long-term restricted cash to cash and cash equivalents due to the extinguishment of the Term Loan Facility. The pro forma as adjusted information set forth below does not include (i) 16,200,000 shares of common stock reserved for future issuance under our Equity Incentive Plan, (ii) 17,230,638 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.2688, or (iii) 646,464 shares of common stock reserved for issuance upon exercise of warrants to purchase preferred stock at an exercise price of $21.1725 per share outstanding as of March 31, 2025. See “Executive Compensation—Equity Incentive Compensation.”

The pro forma and pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the related notes, “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of March 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(in thousands, except per share amounts)
Cash and cash equivalents	$176,879	$305,414	$795,003

Debt:
Finance lease liabilities (including current portion)	$3,848	$3,848	$3,848
Notes payable, including current portion, net of debt issuance costs(2)	129,955	129,955	33,312
Notes payable held by a related party, including current portion, net of debt issuance costs(3)	17,746	17,746	—

Total debt	151,549	151,549	37,160
Temporary equity:
Convertible preferred stock (Seed, Seed-1, A, B, C, D-1, D-2, D-3, J and M), $0.0001 par value; 65,408 shares authorized, 48,446 shares issued and outstanding, actual; no shares issued or outstanding, pro forma and pro forma as adjusted	887,074	—	—

	As of March 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(in thousands, except share and per share amounts)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value per share; 168,772 shares authorized, 13,745 shares issued and outstanding, actual; 168,722 shares authorized and 123,851 issued and outstanding, pro forma; 168,722 shares authorized and 140,051 issued and outstanding, pro forma as adjusted(4)	2	12	14
Additional paid-in-capital, net of issuance costs	—	1,017,540	1,645,555
Accumulated deficit	(838,726)	(838,726)	(879,231)

Total stockholders’ equity (deficit) and temporary equity	48,350	178,826	766,338

Total capitalization	$199,899	$330,375	$803,498

(1)

A $1.00 increase or decrease in the assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $15.3 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, each 1,000,000 increase or decrease in the number of shares of common stock offered by us in this offering would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $39.8 million, based on an assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	Amount includes $115.0 million outstanding under the Term Loan Facility, net of $18.4 million in related unamortized debt issuance costs.

(3)	Amount includes $21.1 million outstanding under the Term Loan Facility, net of $3.4 million in related unamortized debt issuance costs.

(4)	Common stock excludes 646,464 outstanding Series J Preferred Stock Warrants with an exercise price of $21.1725 per share.

In addition, unless otherwise expressly stated or the context otherwise requires, the information in this prospectus is based on the following events and assumptions:

•	a 1-for-3.2544 reverse stock split of our common stock effected on July 25, 2025;

•	no exercise of the underwriters’ option to purchase additional shares of our common stock;

•	an initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus; and

•	the effectiveness of our amended and restated certificate of incorporation and bylaws in connection with the completion of this offering.

DILUTION

If you invest in our common stock, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price in this offering per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

As of March 31, 2025, we had a historical net tangible book value of $31.3 million, or $2.27 per share of common stock. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. Our pro forma net tangible book value as of March 31, 2025 was $161.7 million, or $1.31 per share, based on the total number of shares of our common stock outstanding as of March 31, 2025, after giving effect to (i) the Preferred Stock Dividend which occurred on July 16, 2025, (ii) the effectiveness of our amended and restated certificate of incorporation, (iii) the conversion of 48,446,476 shares of our preferred stock outstanding as of March 31, 2025, into an aggregate of 98,924,217 shares of common stock, (iv) the proceeds from the issuance of 6,907,852 shares of our preferred stock issued after March 31, 2025, and the conversion of such preferred stock into an aggregate of 6,907,852 shares of common stock, and (v) the automatic net exercise of warrants outstanding as of March 31, 2025 resulting in the issuance of 1,022,041 shares of common stock, in each case upon close of this offering.

After giving further effect to the sale and issuance of 16,200,000 shares of common stock in this offering, at an assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus, and the application of the net proceeds from this offering as set forth under “Use of Proceeds,” and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been $749.2 million, or $5.35 per share of common stock. This represents an immediate dilution in pro forma as adjusted net tangible book value of $36.65 per share to investors participating in this offering at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$42.00
Historical net tangible book value per share as of March 31, 2025	$2.27
Decrease per share attributable to the pro forma adjustments described above	(0.96)

Pro forma net tangible book value per share as of March 31, 2025	1.31
Increase in pro forma net tangible book value per share attributable to this offering	$4.04

Pro forma as adjusted net tangible book value per share after giving effect to this offering		5.35

Dilution per share to new investors purchasing shares in this offering		$36.65

A $1.00 increase (decrease) in the assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.11 per share and dilution per share to new investors purchasing common stock in this offering by $0.11 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses by us. Each 1,000,000 increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $0.24 per share and decrease (increase) the dilution per share to new investors purchasing common stock in this offering by $0.24 per share, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses by us.

If the underwriters exercise in full their option to purchase additional shares of common stock in this offering, our pro forma as adjusted net tangible book value per share after this offering would be $5.94 and the dilution in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering would be $36.06, assuming no change in the initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2025, the differences between the number of shares of common stock purchased from us, the total consideration paid (in thousands) and the average price per share paid by existing stockholders (including shares of our preferred stock assuming the conversion of such shares into common stock upon close of this offering) and to be paid by the new investors purchasing shares of common stock in this offering, at an assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
			(in thousands)
Existing investors(1)	123,850,553	88%	$796,102	54%	$6.43
New investors in this offering	16,200,000	12%	680,400	46%	42.00

Total	140,050,553	100%	$1,476,502	100%	$10.54

(1)	Existing investors shares purchased and total consideration excludes 646,464 outstanding Series J Preferred Stock Warrants with an exercise price of $21.1725 per share.

A $1.00 increase (decrease) in the assumed initial public offering price of $42.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors in this offering by $16.2 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 1% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 1%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. Each 1,000,000 increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $42.0 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 1% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors 1%, assuming no change in the assumed initial public offering price per share and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is fully exercised, the number of shares of our common stock held by existing stockholders would be reduced to 87% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing common stock in this offering would be increased to 13% of the total number of shares of our common stock outstanding after this offering.

The discussion and tables above exclude shares of our common stock reserved for future issuance under our Equity Incentive Plan, as well as any future increases, including annual automatic increases, in the number of shares of common stock reserved for issuance thereunder.

We expect to require additional capital to fund our current and future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Future issuances of our common stock could result in significant dilution to our stockholders, dilute the voting power of our common stock and depress the market price of our common stock.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations as of, and for, the periods presented. You should read the following discussion and analysis of the Company’s financial condition and results of operations together with the sections entitled “Prospectus Summary—Summary Consolidated Financial Data,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and our unaudited condensed consolidated and audited consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements, including statements regarding our expectations for the future of our business and our liquidity and capital resources as well as other non-historical statements. These statements are based upon our current plans, expectations, and beliefs, and are subject to numerous risks and uncertainties, including but not limited to the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by these forward-looking statements.

Overview

Our Company is a market leading space and defense technology company providing comprehensive mission solutions to national security, government, and commercial customers with an established track record of success. Our mission is to enable responsive and reliable launch, transit, and operations in space for our national security and commercial customers across the globe. Backed by our world-class team and proven technology, we have designed, developed, and deployed our class leading launch vehicles and dynamic spacecraft solutions, to support critical customer missions across the space domain. As a leader of responsive mission solutions and the only commercial company to achieve a fully successful Moon landing, we are a partner of choice for national security, government, and commercial customers for their critical space missions. As a U.S.-based company, our purpose-built family of products aligns with the ongoing paradigm shift in government missions and procurement processes, where speed, dependability, efficiency, and economics drive customer decision-making.

We operate as a single reportable segment and serve this critical domain through our differentiated and scalable platform of Launch and Spacecraft Solutions. Our offerings include:

Launch: Our launch vehicles provide dedicated and responsive launch for national security, government, and commercial customers. We are the only U.S. company with a liquid-powered orbital launch vehicle in the 1,000 kilograms payload class.

Our Alpha launch vehicle employs a distinct combination of technologies designed to ensure high performance and efficiency at low cost. It uses a unique lightweight, rigid, and thermally insulated carbon composite technology for both the primary rocket structure as well as the propellant tanks, which ensures more of the usable mass goes to the mission payload. Alpha is also powered by our patented tap-off cycle engine technology, which is more efficient than legacy systems and provides greater reliability by employing fewer parts than those in traditional rocket engines. We have utilized this proprietary technology to develop all our rocket engines in-house. Alpha has five engines, four first stage Reaver engines, and one second stage Lightning engine. In addition to its track record of successful, dedicated, and responsive launch, Alpha is also designed to support testing of hypersonic payloads, providing significant growth opportunities for hypersonic deterrents, reconnaissance, and future national security needs. We are also expanding our pad operations from Vandenberg Space Force Base to add Wallops, VA and Kiruna, Sweden to support more missions, customers, and additional launch cadence opportunities. The Sweden pad is designed to expand Alpha production and operations to strategic international locations to service the European, UK, Japan, South Korea, Middle East, and Australia regions, which we expect will provide the foundation for a future business model to service the global market.

Eclipse is powered by seven Miranda engines, each of which produces 230,000 pounds-force of thrust. The Miranda engine is built using the same engine architecture and patented tap-off cycle as the Reaver engine, which produces 45,000 pounds-force of thrust. These common technologies are facilitating fast, cost-efficient, and reliable development of Eclipse. Eclipse is being built to serve national security, commercial, and international launch markets at competitive pricing. Eclipse’s Stage 1 is designed to be reusable, lowering production costs and improving cycle times for this launch platform. We are planning to construct a refurbishment facility that will facilitate this reusability. The first launch of Eclipse is expected to take place from Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island and Eclipse is designed to be compatible with additional launch ranges on the East and West Coasts of the United States.

Spacecraft Solutions: Firefly is the only company to achieve a fully successful Moon landing, completing all 17 objectives set out before launch. We expect our Blue Ghost lander to fly annual missions to the Moon, with payload services customized to the technology and exploration goals of our customers. Offering ride-share opportunities and dedicated missions, Blue Ghost is built to host and deliver payloads nearly anywhere on the lunar surface. Blue Ghost Mission 2 will land on the far side of the Moon and conduct at least 10 days of lunar surface operations with the Blue Ghost lander, with an Elytra Dark spacecraft supporting as a communications relay. Elytra Dark is one of three Elytra configurations supporting on-orbit servicing missions. This Elytra Dark spacecraft is expected to remain operational in lunar orbit for up to five years. Mission 2 is fully manifested with both NASA and commercial payloads, including a commercial rover and a ride-sharing international satellite. Blue Ghost Mission 3, already under contract from NASA, has selected Blue Origin as the partner to deliver their rover to the lunar surface. Additionally, we have been selected by a proprietary commercial customer for a separate dedicated Blue Ghost lander mission.

Elytra is a dynamic spacecraft that is highly maneuverable and extensible to perform hundreds of Rendezvous Proximity Operations in support of Space Domain Awareness and Warfighting missions, long-range communications relay missions, on-orbit edge processing missions, and advanced Space Exploration missions. Blue Ghost and Elytra are highly complementary and compatible technologies that share a common core. Most of Elytra’s core hardware and software were proven at a variety of orbits through Blue Ghost’s successful Mission 1. As part of our end-to-end space services, Elytra offers robust on-orbit solutions and responsive defense capabilities when and where customers need them. As of April 2025, Elytra is contracted to perform a responsive on-orbit mission in support of the DoD’s DIU Sinequone Project. During this mission, Elytra will serve as a space maneuver vehicle to perform a series of on-orbit tasks including space domain awareness in LEO. Available to launch on Alpha and Eclipse, our Elytra vehicles are positioned to service the entire lifecycle of government and commercial missions. This unique interoperability makes Firefly a one-stop shop and partner of choice for national security, government, and commercial customers requiring these capabilities.

Our track record of success and our reputation as a trusted provider for our customers results in a highly attractive, diversified business model defined by significant backlog and cash flow visibility. Strong customer demand backs our financial profile with approximately $1.1 billion in backlog as of March 31, 2025 and multi-launch agreements across our product lines. Underpinning our financial profile is the combination of efficient contract structure and milestone-based billing. Before launch, we typically have collected approximately 90% of the total contract value, which is highly advantageous as production ramps. We are also differentiated in our ability to successfully execute on fixed firm price contracts. We are ahead of the curve as the industry shifts in favor of fixed firm price contracts and are well-positioned to capitalize on this change.

As the space market continues to grow and evolve, we are well-positioned to serve our customers’ most complex missions with rapid response times and purpose-built solutions. Our collaborations with leading national security agencies and aerospace companies, such as Lockheed Martin Corporation, Northrop Grumman, L3Harris, Space Force, SDA, NRO, and NASA demonstrate the value and criticality of our new space defense and technology leadership in this market.

We strategically deployed capital to build state-of-the-art infrastructure to design, produce, test, and manufacture our products to the highest standard at a regular cadence. Our three primary facilities – corporate headquarters, Hive spacecraft facility, and Rocket Ranch manufacturing and testing site–are only 25 miles apart, providing unique proximity between design, manufacturing, and production. The proximity of our core facilities enables agile and rapid vehicle development and production at lower cost versus competitors.

Our purpose-built R&D, manufacturing, and testing footprint is the product of significant investments and the backbone of our manufacturing process. We designed our advanced manufacturing process through years of optimization that now allow us to replicate our additional facilities with significantly less capital outlay. Each of our launch sites were chosen intentionally to enhance flexibility for our customers. Our early investment in cutting-edge technology and best-in-class facilities is a competitive advantage, creating a platform primed for continued growth. As we scale, we have and expect to continue to replicate our proprietary manufacturing and testing processes, resulting in reduced cycle times and further capital efficiency.

Additionally, we have deep, long-term relationships with our key suppliers. By maintaining a vertically integrated manufacturing process, we are less reliant on the timelines of outside suppliers and reduce risk within our supply chain. Our suppliers, who are also well diversified, do not include individual suppliers accounting for more than 20% of our total vendor costs for the year ended December 31, 2024 and the three months ended March 31, 2025.

Our full suite of manufacturing capabilities is supplemented by four launch sites, which will continue to enhance flexibility and responsiveness for our missions. We can arrange ongoing launch rockets from the Vandenberg Space Force Base launch site in California. Additional launch sites are under construction at Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island and the Esrange Space Center in Sweden, and future launch pad capacity will be unlocked from expansion at Cape Canaveral SFS in Florida. Our significant scale and unique blueprint are strategically planned to support our increasing launch cadence as we grow.

Backlog

We view growth in backlog as a key measure of our business growth. Backlog represents our estimate of the revenue we expect to realize in future periods as a result of performing work on contracts that have been awarded to us (net of any revenue already recognized as of the backlog date). We include the aggregate expected revenue of awarded contracts in our backlog upon the execution of a legally binding agreement, even though our contracts include certain termination rights exercisable by our customers with advance notice. Deferred revenue recognized on our condensed consolidated balance sheet consists of payments and billings that we have received in excess of revenue that we have recognized. Because cash receipts from these contracts have not been recognized into revenue, they are included in our backlog calculation.

We view growth in backlog as a key measure of our future business prospects. We monitor our backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of our business and identifying trends over time. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments, or contract cancellations may occur, which could result in a reduction in our total backlog and potential future revenue that never gets recognized.

	As of March 31,		As of December 31,
	2025	2024	2024	2023
($ in thousands)
Backlog	$1,116,487	$559,366	$1,098,793	$560,339

The increase in backlog in 2024 was primarily due to entering into three multi-launch agreements for Alpha and an additional contract for Blue Ghost. The increase in backlog from December 31, 2024 to March 31, 2025 was primarily due to two new contracts for Alpha and two new contracts for engineering services.

The following amounts relate to executed multi-launch agreements where the missions have not yet been scheduled as of the backlog date. These amounts are included as part of total backlog.

	As of March 31,		As of December 31,
	2025	2024	2024	2023
($ in thousands)
Multi-launch agreement backlog	$344,800	$—	$344,800	$—

Trends and Key Factors Affecting Performance

Macroeconomic Pressures

In recent years, geopolitical instability, including wars and conflicts, as well as impacts from other global events, have resulted in opportunities for companies in the space and defense technology market. However, certain disruptions to the global economy, including market disruptions, monetary, and fiscal policy uncertainty, supply chain challenges, high interest rates and inflationary pressures have contributed to an inflationary environment that has adversely affected, and may continue to adversely affect, the price and availability of certain products and services necessary for our operations, which in turn may adversely impact our business and operating results. In addition, the global trade environment is uncertain and rapidly evolving. Tariffs imposed by the U.S. presidential administration or retaliatory tariffs announced by other countries could result in a trade war. The impact of tariffs on our business and results of operations will depend on their timing, duration, and magnitude.

Government Environment and Regulations

Our industry is affected by government budget and spending levels, changes in demand, changes in policy positions or priorities, the domestic and global political and economic environment, and the evolving nature of the space and defense sectors. In particular, the expansion of adversarial budgets to fund the development of hypersonics poses a direct threat to the U.S., fueling this market momentum. Total state-sponsored defense spending is projected to grow from $66 billion in 2023 to $180 billion in 2035 according to the World Economic Forum and McKinsey. Any changes in budget and spending levels, policies, or priorities, including the current emphasis by the U.S. presidential administration on access to space, may have an adverse impact on our business and operating results. In addition, U.S. government procurement regulations impose various operational requirements on government contractors. Non-compliance with any of these regulations could materially adversely affect our operating results.

Pace of Government Expenditures and Private Enterprise Investment in the Space Economy

Our future growth is largely dependent on our ability to continue to capitalize on increased government spending and private investment in the space economy. Government expenditures and private enterprise investment have fueled our growth in recent years and have resulted in our continued ability to secure increasingly valuable contracts for products and services as well as the ability to continue financing the growth and development of our business. We expect the continued availability and growth of government expenditures and private investment in the space economy will be an important contributor to increased purchases of our products and services; however, any delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly may negatively impact our business.

Ability to Continue the Expansion of Launch and Spacecraft Mission Operations

The launch market is rapidly expanding, with significant demand for launch and spacecraft solution and services. Our success and ability to generate higher revenue will depend in large part on our ability to expand our Launch and Spacecraft Solutions offerings and to continue the deployment and development of our launch vehicles.

We expect to continue to ramp up our launch cadence as we increase our production rate on Alpha rockets, and complete development of Eclipse. We successfully completed our first lunar landing on March 2, 2025, with additional Blue Ghost missions planned in 2026 and 2028. Empowered by our successful Blue Ghost mission and common technologies across spacecraft, we believe we are well positioned to unlock adjacent markets and contracts via our multi-mission orbital vehicle, Elytra. Any delays in commencing our missions, including due to delays or cost overruns in obtaining licenses or other regulatory approvals, including FAA approvals, or entering into future agreements with additional customers could adversely impact our results and growth plans. We have approximately $1.1 billion in backlog, as of March 31, 2025, and we are in active discussions with numerous potential customers, including government agencies and private companies, to potentially add to our backlog.

Ability to Improve Profit Margins and Scale our Business

The growth of our business is dependent on our ability to improve our profit margins over time while successfully scaling our business, including through continued investment in initiatives to improve our operating leverage. We believe continued reduction in costs and an increase in production and service volumes will enable a reduction of the cost of launch vehicles and an improvement of our gross margins. As we increase our launch cadence, we expect to be able to continue to improve our cost structure as fixed and overhead costs are amortized over a greater number of launches. Revenue, net income, and the timing of our cash flows also depend on our ability to perform on our contracts, and profitability can fluctuate depending on the mix of contracts awarded. To manage these fluctuations, we have implemented several strategies, such as closely monitoring project and related services timelines to anticipate cash flow needs. Despite these measures, the inherent variability in milestone achievements means that quarter-to-quarter comparisons of our results of operations may not necessarily be indicative of future performance.

Ability to Continue to Innovate and Expand our Service Offerings

To continue gaining market share and attracting customers, we plan to continue to make substantial investments in R&D for the continued enhancements of our Launch and Spacecraft Solutions. Our growth opportunity is dependent on our continued ability to expand our addressable launch market, win lunar and orbital missions and expand our portfolio of services related to those offerings. For instance, building on our launch, lander, transit, and operations success with Alpha and Blue Ghost, we are on track for our spacecraft offerings to facilitate payload hosting services, transport services, utility services, and data services in LEO, MEO, and GEO. We plan to continue to forge strategic partnerships with industry leaders to enhance our technological capabilities and market reach.

Components of Results of Operations

Revenue – Substantially all of our revenue is derived from long-term contracts to provide launch and integration services for payloads requiring transportation into orbit via launch vehicles and to provide end-to-end services for the transportation of payloads.

Launch revenue includes revenues from contracts with commercial and government entities to provide launch and integration services for payloads requiring transportation into orbit via launch vehicles. These contracts may include milestone payments and deposits. We consider the performance obligation to be the initiation of the launch and recognize revenue at that point in time. We also enter into contracts with our customers to provide engineering services, related components, and develop and provide licenses to intellectual property. In these cases, our service obligation is satisfied over time since the tasks are performed according to the customer’s specifications, which creates an asset with no alternative use to us and we have an enforceable right to payment for performance completed to date.

Spacecraft Solutions revenue includes revenue from contracts with commercial and government entities to provide end-to-end services to transport payloads to the Moon. These contracts include milestone payments and deposits. We consider the performance obligation to be the end-to-end commercial payload services. These contracts typically require that the customer make milestone payments as specific conditions and tasks are performed. Our payload services obligation is satisfied over time since the tasks are performed according to the customer’s specifications, which creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

For all revenue streams, we consider milestone payments that are contingent on the success of a mission to be variable consideration. We assess the likelihood of success of a mission at inception and may defer the recognition of some or all of the variable consideration until success of the mission is assured.

We perform work under contracts that broadly consist of fixed-price, cost-reimbursable, time-and-materials arrangements, or a combination of the three. Pricing is contractually based on specific negotiations with each customer. Advanced payments and billings for milestones in excess of revenues recognized are recorded as current and non-current deferred revenue in our consolidated balance sheets and recognized into revenue as the Company satisfies the underlying performance obligations.

For fixed-price contracts satisfied over time, progress is measured using a cost-to-cost method, which accurately reflects the transfer of control to the customer. This method assesses the extent of progress based on the ratio of costs incurred to date against the total estimated costs to complete the performance obligation. Estimating total costs to complete requires us to make informed estimates regarding subcontractor performance, material costs and availability, labor costs and productivity, as well as overhead expenses. Frequently, the period of performance of a contract extends over a long period of time and, as such, revenue recognition and our profitability from a particular contract may be affected to the extent that estimated costs to complete are revised, delivery schedules are delayed, performance-based milestones are not achieved, or progress under a contract is otherwise impeded. Accordingly, our recorded revenues and operating profit from period to period can fluctuate significantly depending on when contractual obligations are achieved.

Should the estimated total costs to be incurred on a contract surpass the anticipated total revenue, we recognize a provision for the entire loss on the contract in the period when the loss is identified. For further discussion of the critical judgments and estimates related to our revenue recognition policies, see the section titled “Critical Accounting Estimates.”

Cost of Sales – primarily consists of raw materials, salaries and benefits, depreciation and amortization, and other costs directly attributable to fulfilling our obligations under customer contracts. Costs of sales are expensed as incurred. We expect our cost of sales to increase in absolute dollars in future periods as we sell more services. As we grow and execute additional cost-optimization initiatives, we expect our cost of sales as a percentage of revenue to decrease over time.

Research and Development – includes employee and contractor compensation, supplies and materials for new service development, depreciation and amortization, and regulatory compliance costs. R&D is expensed as incurred. We expect to continue investing in R&D and, accordingly, expect our R&D expenses to increase and vary as we continue developing and improving our services.

Selling, General, and Administrative – includes personnel-related expenses, depreciation and amortization, and facilities-related costs primarily for our executive, marketing, finance, accounting, legal, and human resources functions. Selling, general, and administrative expenses also include expenses related to advertising, insurance, sales commission and fees for professional services principally consisting of legal, audit, and tax, as well as executive management expenses. Selling, general, and administrative expenses are expensed as incurred. We expect to incur additional selling, general, and administrative expenses as a result of operating as a public company, including expenses related to compliance with public company reporting obligations, and increased costs for insurance, investor relations, and professional services. As a result, we expect that our selling, general, and administrative expenses will increase in future periods and vary from period to period as a percentage of revenue.

Loss (Gain) on Disposal of Fixed Assets – reflects the gains and losses associated with the disposal of property and equipment outside the normal course of business operations.

Interest Expense, net – consists primarily of interest expense incurred on borrowings under our Credit Facility and interest income earned on cash and cash equivalents.

Other (Expense) Income, net – reflects miscellaneous income and expense unrelated to our core business activities.

Provision for Income Taxes – consists of an estimate for federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance to offset all federal and state net deferred tax assets, as realization of such assets does not meet the more-likely-than-not threshold required under ASC 740, Income Taxes.

Results of Operations

Comparison of the Three Months Ended 2025 to the Three Months Ended 2024

The following table sets forth a summary of our condensed consolidated results of operations for the years indicated, and the changes between periods.

	For the three months ended March 31,
($ in thousands)	2025	2024	$ Change	% Change
Revenue	$55,855	$8,317	$47,538	572%
Cost of sales	53,635	10,240	43,395	424%

Gross profit (loss)	2,220	(1,923)	4,143	215%
Operating expenses
Research and development	48,012	37,635	10,377	28%
Selling, general, and administrative	12,752	9,580	3,172	33%
Loss on disposal of fixed assets	—	3	*	*

Total operating expenses	60,764	47,218	13,546	29%

Loss from operations	(58,544)	(49,141)	(9,403)	(19%	)
Other (expense) income
Interest expense, net	(5,164)	(3,753)	(1,411)	(38%	)
Other income, net	3,615	123	3,492	2,839%

Total other (expense) income, net	(1,549)	(3,630)	2,081	57%

Loss before provision for income taxes	(60,093)	(52,771)	(7,322)	(14%	)

Provision for income taxes	—	—	—

Net loss and comprehensive loss	$(60,093)	$(52,771)	$(7,322)	(14%	)

*	not meaningful

Revenue

The following table sets forth a summary of our consolidated revenue by type for the periods indicated, and the changes between comparative periods.

	For the three months ended March 31,
($ in thousands)	2025	2024	$ Change	% Change
Launch revenue	$5,170	$1,302	$3,868	297%
Spacecraft Solutions revenue	50,685	7,015	43,670	623%

Total revenue	$55,855	$8,317	$47,538	572%

Total revenue increased by $47.6 million, or 572%, to $55.9 million during the three months ended March 31, 2025 from $8.3 million during the three months ended March 31, 2024, primarily driven by the factors discussed below.

Launch Revenue

Launch revenue increased by $3.9 million, or 297%, to $5.2 million during the three months ended March 31, 2025 from $1.3 million during the three months ended March 31, 2024. The increase is primarily driven by $3.8 million in revenue recognized from the Eclipse supply agreement with a strategic partner and $0.1 million of revenue for engineering services.

Spacecraft Solutions Revenue

Spacecraft Solutions revenue increased by $43.7 million, or 623%, to $50.7 million during the three months ended March 31, 2025 from $7.0 million during the three months ended March 31, 2024. The increase is primarily driven by a $46.5 million increase in Blue Ghost revenue through the continued success of meeting customer milestones offset by a $2.8 million decrease due to the successful completion of a mission only taking place in 2024.

Cost of Sales

Cost of sales increased by $43.4 million, or 424%, to $53.6 million during the three months ended March 31, 2025 from $10.2 million during the three months ended March 31, 2024 aligning with the increase in revenue. The primary driver was increased spending related to the ramp up of costs associated with the launch and execution of Blue Ghost Mission 1.

Research and Development

R&D increased by $10.4 million, or 28%, to $48.0 million during the three months ended March 31, 2025 from $37.6 million during the three months ended March 31, 2024, primarily driven by increases of $3.5 million in additional R&D materials and launch site expenses related to the ramp up of the Alpha program, $3.0 million in payroll and contractor expenses due to the expansion of production activity, $1.3 million in depreciation expense from assets being placed in service, and $2.6 million in insurance expenses and other incremental costs related to R&D activities.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $3.2 million, or 33%, to $12.8 million during the three months ended March 31, 2025 from $9.6 million during the three months ended March 31, 2024, primarily driven by increases of $3.5 million in finance and legal expenses primarily related to the IPO, and $1.0 million in payroll-related expenses due to the expansion of operations. There was also an increase of $0.5 million in information technology infrastructure costs. This was offset by a decrease of $1.9 million in lease expense due to the settlement of a lease connected to the Company’s business combination in June 2023.

Interest Expense, net

Interest expense, net increased by $1.4 million, or 38%, to $5.2 million during the three months ended March 31, 2025 from $3.8 million during the three months ended March 31, 2024, comprised of an increase of $2.9 million in interest expense, partially offset by a decrease in the amortization of debt issuance costs of $1.5 million driven by the Company’s Tranche 2 refinancing which resulted in the immediate expensing of debt issuance costs during the three months ended March 31, 2024.

Provision for Income Taxes

Our provision for income taxes consists of an estimate for federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance to offset all federal and state net deferred tax assets, as realization of such assets does not meet the more-likely-than-not threshold required under ASC 740, Income Taxes.

Comparison of the Year Ended 2024 to the Year Ended 2023

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	For the year ended December 31,
($ in thousands)	2024	2023	$ Change	% Change
Revenue	$60,792	55,235	$5,557	10%
Cost of sales	72,157	28,635	43,522	152%

Gross (loss) profit	(11,365)	26,600	(37,965)	(143%	)
Operating expenses
Research and development	149,498	117,871	31,627	27%
Selling, general, and administrative	46,848	40,605	6,243	15%
Loss (gain) on disposal of fixed assets	1,742	(1)	1,743	*

Total operating expenses	198,088	158,475	39,613	25%

Loss from operations	(209,453)	(131,875)	(77,578)	(59%	)
Other expense
Interest expense, net	(20,373)	(3,963)	(16,410)	(414%	)
Other (expense) income, net	(1,307)	381	(1,688)	(443%	)

Total other expense, net	(21,680)	(3,582)	(18,098)	(505%	)

Loss before provision for income taxes	(231,133)	(135,457)	(95,676)	(71%	)

Provision for income taxes	—	—	—	—

Net loss and comprehensive loss	$(231,133)	$(135,457)	$(95,676)	(71%	)

*	not meaningful

The following table sets forth a summary of our consolidated revenue by type for the periods indicated, and the changes between comparative periods.

	For the year ended December 31,
($ in thousands)	2024	2023	$ Change	% Change
Launch revenue	$22,631	$33,017	$(10,386)	(31)%
Spacecraft Solutions revenue	38,161	20,912	17,249	82%
Other revenue	—	1,306	(1,306)	*

Total revenue	$60,792	$55,235	$5,557	10%

*	Not meaningful

Total revenue increased by $5.6 million in 2024, or 10%, to $60.8 million in 2024 from $55.2 million in 2023, driven primarily by the factors discussed below.

Launch Revenue

Launch revenue decreased by $10.4 million in 2024, or 31%, to $22.6 million in 2024 from $33.0 million in 2023, primarily driven by a decrease of $20.2 million in revenue from the Alpha program as launches decreased from two in 2023 to one in 2024. This was partially offset by an increase in revenue of $9.8 million from the Eclipse program based on additional progress on an existing contract as the program approaches its first delivery.

Spacecraft Solutions Revenue

Spacecraft Solutions revenue increased by $17.3 million in 2024, or 82%, to $38.2 million in 2024 from

$20.9 million in 2023, primarily driven by a $12.3 million increase in Blue Ghost revenue through the completion of multiple customer milestones and a $6.8 million increase due to completion of the launch for the Korea Advanced Institute of Science and Technology.

Cost of Sales

Cost of sales increased by $43.5 million in 2024, or 152%, to $72.2 million in 2024 from $28.6 million in

2023, primarily driven by increases of $10.7 million in Launch costs and increases of $33.8 million in Spacecraft Solutions costs. The increase in Launch costs was primarily due to progress on the element of the Eclipse program that has been successfully commercialized. The increase in Spacecraft Solutions costs was primarily due to increased spending related to Blue Ghost. This was partially offset by a decrease of $1.0 million in cost of sales related to the sale of a Reaver engine in 2023 that did not reoccur in 2024.

Research and Development

R&D increased by $31.6 million in 2024, or 27%, to $149.5 million in 2024 from $117.9 million from 2023,

primarily driven by increases of $13.8 million in payroll and compensation costs and $1.7 million in contractors and outside services due to headcount increases to support continued development of Eclipse and Elytra. There were also increases of $9.7 million in material and supplies costs primarily due to the element of the Eclipse program still under development, increases of $4.5 million in depreciation and amortization related to the completion of test stands and manufacturing facilities that were placed in service during the year to support R&D activities, and increases of $1.4 million in buildings and utilities due to increased electricity used in construction projects.

Selling, General, and Administrative

Selling, general, and administrative increased by $6.2 million in 2024, or 15%, to $46.8 million in 2024 from $40.6 million in 2023, primarily driven by increases of $1.6 million in management fees to our private equity sponsor and $2.2 million in additional financial and legal costs related to our Series D financing, net of issuance costs. Depreciation and amortization increased $1.4 million related to construction projects that were completed and placed in service. Additionally, building and utilities costs increased by $2.9 million, training costs increased by $0.6 million, and non-income taxes increased by $0.4 million due to the overall expansion of our operations. These increases were partially offset by a decrease in compensation costs of $2.9 million due to lower bonus expenses in 2024 relative to 2023.

Loss (Gain) on Disposal of Fixed Assets

Loss on disposal of fixed assets was $1.7 million in 2024, driven by the loss on the disposal of fixed assets and the write off of property and equipment related to an exited contract. There was no similar activity in 2023.

Interest Expense, net

Interest expense, net increased by $16.4 million in 2024, or 414%, to $20.4 million in 2024 from

$4.0 million in 2023, driven by increases of $8.4 million in the amortization of debt issuance costs and increases of $7.7 million in interest expense, which were due to a full year of interest expenses incurred on the debt issued in July and December 2023. There was also a decrease in interest income of $0.3 million from 2023 to 2024 due to a decrease in interest rates.

Provision for Income Taxes

Our provision for income taxes consists of an estimate for federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance to offset all federal and state net deferred tax assets, as realization of such assets does not meet the more-likely-than-not threshold required under ASC 740, Income Taxes.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net loss adjusted for interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation expense, the change in fair value of warrant liabilities, loss (gain) on disposal of fixed assets, transaction costs, and other expenses. In addition to net loss, we use Adjusted EBITDA to evaluate our business, measure its performance, and make strategic decisions.

We believe that Adjusted EBITDA provides useful information to management, investors, and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net loss is the U.S. GAAP measure most directly comparable to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net loss.

Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The table below presents our Adjusted EBITDA, reconciled to our net loss for the periods indicated:

	For the three months ended March 31,		For the year ended December 31,
($ in thousands)	2025	2024	2024	2023
Net loss	$(60,093)	$(52,771)	$(231,133)	$(135,457)
Adjusted for:
Interest expense, net	5,164	3,753	20,373	3,963
Depreciation and amortization	3,996	1,496	12,545	4,707
Share-based compensation expense	431	409	1,841	1,612
Change in fair value of warrant liabilities	916	—	3,079	147
Loss (gain) on disposal of fixed assets	—	3	1,742	(1)
One-time costs related to the IPO(1)	2,453	—	—	—
Other(2)	—	(26)	985	1,087

Adjusted EBITDA	$(47,133)	$(47,136)	$(190,568)	$(123,942)

(1)

Represents costs incurred related to the IPO that do not meet the direct and incremental criteria per SEC Staff Accounting Bulletin Topic 5.A to be charged against the gross proceeds of the transaction but are not expected to recur in the future.

(2)	Other includes loss on foreign exchange, executive severance, and fees in connection with acquisitions, which are required to be expensed as incurred.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as net cash used in operating activities, less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from or used in operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet.

Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under U.S. GAAP. Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle.

The following table presents a reconciliation of net cash (used in) provided by operating activities, the most directly comparable financial measure presented in accordance with U.S. GAAP, to free cash flow:

	For the three months ended March 31,		For the year ended December 31,
	2025	2024	2024	2023
($ in thousands)
Net cash used in operating activities	$(56,537)	(60,583)	$(157,650)	$(93,434)
Purchases of property and equipment	(2,654)	(4,503)	(32,697)	(77,248)

Free Cash Flow	$(59,191)	(65,086)	$(190,347)	$(170,682)

There can be no assurance that we will not modify the presentation of the previously presented non-GAAP financial measures in the future, and any such modification may be material. Non-GAAP financial measures have important limitations as analytical tools and you should not consider non-GAAP financial measures in isolation or as a substitute for analyses of our operating results or cash flows as reported under U.S. GAAP. Non-GAAP financial measures may be defined differently by other companies in our industry and may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital needs, capital expenditures, contractual obligations, debt service, acquisitions, and other commitments with cash flows from operations and other sources of funding. Our principal sources of liquidity to date have included amounts raised through issuances of equity capital and borrowings under our financing agreements.

Our expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures, R&D, debt service requirements, and other general corporate purposes. Our primary working capital requirements are for project execution activities including purchases of materials, subcontracted services and payroll, which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects.

As of March 31, 2025, our working capital position is in a surplus, in which our current assets exceed our current liabilities. We often make advanced payments to suppliers for services that have not yet been received that are recorded as current or non-current assets depending on whether they are expected to be settled within a year. Additionally, as of March 31, 2025, our current deferred revenue totaled $82.7 million. This is primarily due to the timing and nature of our deferred revenue where advanced payments and billings in excess of revenues recognized are recorded as deferred revenue and recognized into revenue as the Company satisfies the underlying performance obligation. Due to the nature of our supplier and customer contracts as well as the timing of payments, we expect to continue to fluctuate between a surplus and deficit of net working capital.

Our ability to generate sufficient liquidity from our ongoing operations and capital markets transactions in order to meet our obligations and operating needs will enable us to continue our business operations. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and/or may be unable to advance growth initiatives, either of which could adversely impact our business, financial condition, and results of operations.

As of March 31, 2025, our cash and cash equivalents amounted to $176.9 million, and our financial debt amounted to $147.7 million. We have a limited history of operations and have incurred negative cash flows from operating activities and losses from operations in the past as reflected in the accumulated deficit of $838.7 million as of March 31, 2025. We believe that our cash will be adequate to meet our liquidity requirements for at least the 12 months following the date of this prospectus. Our future long-term capital requirements will depend on several factors, including our ability to raise additional capital and, over time, our ability to generate positive cash flows from operations. Accordingly, we plan to try to raise additional capital, whether in the public or private markets, and are currently examining different alternatives. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in service development or scale back our operations, which could have a material adverse impact on our business and financial prospects, seek protection under insolvency laws, or cease our operations altogether.

Debt

On July 17, 2023, we entered into a credit agreement (the “Original Credit Agreement”) among the Company and various lenders and U.S. Bank Trust Company, N.A. in its capacity as collateral agent for the lenders. The Original Credit Agreement provided term loan commitments in the aggregate principal amount of $106.3 million. The Original Credit Agreement consisted of a term loan commitment of $82.5 million (“Term A Loans”) and a term loan commitment of $23.8 million (“Term B Loans” and, together with the Term A Loans, the “Term Loan Facility”). On December 6, 2023, we amended and restated the Original Credit Agreement (the “First A&R Credit Agreement”) with the primary purpose of increasing the total commitments under the Term Loan Facility in the aggregate principal amount of $15.9 million. Term A Loan commitments increased by $8.5 million and Term B Loan commitments increased by $7.4 million. On May 20, 2024, we amended and restated the First A&R Credit Agreement (the “Second A&R Credit Agreement”) to increase the total commitments under the Term Loan Facility in the aggregate principal amount of $13.9 million. Term A Loan commitments increased by $12.5 million and Term B Loan commitments increased by $1.4 million. On August 13, 2024, we entered into the first amendment to and waiver under the Second A&R Credit Agreement to waiver certain specified events of default and effecting certain amendments thereto (such agreement, as further amended from time to time, the “Credit Agreement”). Borrowings under the Term Loan Facility bear interest at a fixed rate on the unpaid principal amount thereof of 13.875% provided that the fixed rate for Term Loan B Fixed Rate will increase to 19.135% in July 2026. All obligations under the Credit Agreement are guaranteed by the Company and certain subsidiaries of the Company comprised of all domestic subsidiaries of the Company except certain excluded subsidiaries and are secured by substantially all the Company’s assets. The Term Loan Facility is expected to mature on July 17, 2028. The Credit Agreement contains customary mandatory prepayments, including with respect to asset sale proceeds and proceeds from certain incurrences of indebtedness. The principal amount owed under the Credit Agreement shall be due and payable on the maturity date. The Credit Agreement contains customary affirmative covenants and negative covenants. The Credit Agreement contains a minimum cash financial covenant that requires us to maintain a minimum amount of qualified cash of at least $10,000,000 at any time and $17,500,000 on the last day of any fiscal month. The Credit Agreement also includes a customary equity cure provision that permits us to cure any financial covenant defaults.

The obligations under the Credit Agreement (collectively, “Credit Agreement Obligations”) are guaranteed (the “Credit Agreement Guarantees”) by the Company’s existing and future direct and indirect material wholly-owned subsidiaries, subject to customary exceptions (in such capacity, the “Credit Agreement Guarantors”). The Credit Agreement Obligations are secured by first priority liens on substantially all assets, subject to customary exceptions, of the Company and the Credit Agreement Guarantors.

In connection with the Credit Agreement, we transferred our intellectual property into an indirect subsidiary that is a special purpose vehicle, Firefly IP CO, LLC (“IPCo”). IPCo licenses or sublicenses the intellectual property to the Company and its subsidiaries. The Credit Agreement also requires that IPCo remains a bankruptcy remote entity and continue to hold the intellectual property.

The lenders under the Credit Agreement obtained an insurance policy from various insurers that will payout in the event of specified claim actions set forth in the policy. In connection with such insurance policy, we are required to maintain an insurance premium reserve account to make insurance premium payments that are required under such insurance policy. We are also required to maintain an interest reserve account, which is an ongoing obligation funded by the Company in accordance with the Credit Agreement, that will be distributed upon the Company’s failure to pay cash interest when due and payable under the Credit Agreement.

In connection with the completion of this offering, we intend to repay all of our outstanding borrowings under the Credit Agreement. See “Use of Proceeds.”

We currently anticipate entering into the Revolving Credit Facility in an initial amount not to exceed $125.0 million, which is expected to include a sublimit for the issuance of letters of credit in an amount up to $15.0 million and a sublimit for swingline loans in an amount up to $7.5 million, pursuant the New Credit Agreement shortly after the closing of this offering. We are party to a commitment letter that is dated July 28, 2025 with Wells Fargo Bank, National Association, Goldman Sachs Lending Partners LLC, and JPMorgan Chase Bank, N.A., who have collectively committed to provide 100% of the aggregate principal amount of the revolving commitments under the Revolving Credit Facility. The closing of the New Credit Agreement is expected to be subject to consummation of this offering, repayment of the obligations under the Credit Agreement and certain other conditions set forth in the New Credit Agreement and commitment letter.

The Revolving Credit Facility is expected to mature on the third anniversary of the date on which the Revolving Credit Facility is established. The Revolving Credit Facility is expected to bear interest at a variable rate per annum equal to, at our option, either (a) term SOFR plus a 3.00% spread or (b) alternative base rate (as set forth in the New Credit Agreement) plus a 2.00% spread. A commitment fee of 0.375% per annum shall apply on the unused commitments under the Revolving Credit Facility.

The Revolving Credit Facility is expected to be a senior secured revolving credit facility that will be guaranteed by certain of our wholly-owned domestic subsidiaries and secured by substantially all of our assets and the assets of certain of our subsidiaries, in each case, subject to customary exceptions.

The Revolving Credit Facility is expected to contain customary affirmative and negative covenants, including limitations on our ability and certain of our subsidiaries’ abilities, to (i) incur additional debt; (ii) create liens; (iii) make certain investments, loans and advances; (iv) sell assets; (v) pay dividends or make distributions or make other restricted payments; (vi) voluntarily prepay certain other indebtedness; (vii) engage in mergers or consolidations; (viii) change the business we and certain of our subsidiaries conduct; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict dividends from subsidiaries; and (xi) amend certain charter documents and material agreements governing subordinated and junior indebtedness.

In addition, the Revolving Credit Facility is expected to require us to comply with the following financial covenants (subject to certain equity cure rights):

•	Maintenance of minimum liquidity of $50.0 million, tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2025).

•

Maintenance of minimum of free cash flow of negative $325.0 million (subject to increasing thresholds) tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2025).

•

At our election, and upon our achieving positive consolidated EBITDA (as calculated under the New Credit Agreement) (a “Leverage Covenant Triggering Event”), the minimum liquidity covenant and the minimum free cash flow covenant will no longer be applicable, and our sole financial covenant following a Leverage Covenant Triggering Event will be maintenance of maximum first lien net leverage ratio not to exceed 4.00:1.00, tested as of the last day of each fiscal quarter.

The Revolving Credit Facility is also expected to contain customary events of default, including, among others: (i) failure to pay principal, interest, fees or other amounts under the Revolving Credit Facility when due taking into account any applicable grace period; (ii) any representation or warranty proving to have been incorrect in any material respect when made; (iii) failure to perform or observe covenants or other terms of the Revolving Credit Facility subject to certain grace periods; (iv) a cross default with respect to other material indebtedness; (v) bankruptcy and insolvency events; (vi) a “change of control” and (vii) the invalidity or impairment of any loan document or any security interest.

Borrowings under the Revolving Credit Facility may vary significantly from time to time depending on our cash needs at any given time. We cannot assure you that we will obtain binding commitments for the Revolving Credit Facility on favorable terms or at all. Please see “Prospectus Summary—Recent Developments—New Revolving Credit Facility” and “Description of Certain Indebtedness” for additional information.

Convertible Preferred Stock

We have historically sourced a significant portion of our liquidity through preferred stock issuances. We have had multiple issuances that have raised $ 808.5 million, net of issuance costs, since inception.

In October 2024, we approved the filing of our Tenth Amended and Restated Certificate of Incorporation to, among other things, create a new series of preferred stock and increase the number of authorized shares of preferred stock to approximately 51.0 million shares of $0.0001 par value convertible preferred stock. In March 2025, we approved the filing of our Eleventh Amended and Restated Certificate of Incorporation to, among other things, create a new series of preferred stock and further increase the number of authorized shares of preferred stock to a total of approximately 65.4 million shares of $0.0001 par value convertible preferred stock. All series of preferred stock are convertible, at the option of the holder, at any time at a conversion price equal to the original issue price of such series of preferred stock (subject to certain adjustments). Upon completion of our public offering with gross proceeds of at least $500.0 million and an offering price per share greater than approximately $33.80, all series of preferred stock will be automatically converted into our common stock.

We also issued warrants exercisable for shares of Series J Preferred Stock on July 17, 2023, December 27, 2023 and May 20, 2024. Series J Preferred Stock Warrants are exercisable into preferred stock, which is convertible into common stock upon a public offering.

Cash Flows

The following table summarizes our cash flows, for the periods indicated:

	For the three months ended March 31,
	2025	2024
($ in thousands)
Net cash used in operating activities	$(56,537)	$(60,583)
Net cash used in investing activities	$(2,654)	$(4,503)
Net cash provided by financing activities	$113,907	$21,877

Net Cash Used in Operating Activities

Net cash used in operating activities decreased by $4.1 million, or 7%, to $56.5 million during the three months ended March 31, 2025 compared to $60.6 million during three months ended March 31, 2024, primarily due to a year over year increase in net loss of $7.3 million, offset by a net increase in cash related to changes in operating assets and liabilities of $7.8 million and a net increase in non-cash expenses of $3.6 million.

Changes in operating assets and liabilities including accounts receivable, advanced payments, other assets, accounts payable, accrued expenses, other liabilities, and deferred revenue between the three months ended March 31, 2025 and the three months ended March 31, 2024 were ($10.9 million), $52.8 million, ($2.3 million), $2.9 million, $12.5 million, ($27.2 million), and ($18.7 million), respectively. The increase in the source of cash of $7.8 million was primarily attributable to the timing of cash receipts and cash payments. We actively manage our accounts receivable and contract liabilities, along with the related aging and collection efforts.

The increase in non-cash expenses between the three months ended March 31, 2025 and the three months ended March 31, 2024 was primarily driven by an increase in depreciation and amortization of $2.5 million due to additional construction projects being placed into service, an increase in non-cash expense related to the change in fair value of warrant liability of $0.9 million, and an increase in non-cash interest expenses of $0.4 million.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $1.8 million, or 41%, to $2.7 million during the three months ended March 31, 2025 compared to $4.5 million during the three months ended March 31, 2024, reflecting a decrease in cash purchases of property and equipment of $1.8 million.

Cash Provided by Financing Activities

Net cash provided by financing activities increased by $92.0 million, or 421%, to $113.9 million in 2025 compared to $21.9 million in 2024.

During the three months ended March 31, 2025, net cash provided by financing activities primarily consisted of $115.3 million of proceeds from the issuance of convertible preferred stock. Additionally, $0.5 million was raised from the issuance of notes payable. We also received $0.4 million from the repayment of employee notes and $0.4 million from the exercise of stock options. These increases were offset by payments on notes payable of $2.2 million and principal payments on finance leases of $0.5 million.

During the three months ended March 31, 2024, net cash provided by financing activities primarily consisted of $22.1 million of proceeds from the issuance of convertible preferred stock. We also received $0.1 million from the repayment of employee notes and $0.1 million from the exercise of stock options. These increases were offset payments on notes payable of $0.2 million and principal payments on finance leases of $0.2 million.

The following table summarizes our cash flows, for the periods indicated:

	For the year ended December 31,
	2024	2023
($ in thousands)
Net cash used in operating activities	$(157,650)	$(93,434)
Net cash used in investing activities	$(32,697)	$(69,994)
Net cash provided by financing activities	$232,759	$240,731

Net Cash Used in Operating Activities

Net cash used in operating activities increased by $64.3 million, or 69%, to $157.7 million used in 2024 compared to $93.4 million in 2023, primarily due to a year over year increase in net loss of $95.7 million and a net increase in cash related to changes in operating assets and liabilities of $12.2 million, offset by a year over year increase in non-cash expenses of $19.2 million.

Changes in operating assets and liabilities including accounts receivable, advanced payments, accrued expenses, other liabilities, right-of-use assets, lease liabilities, and deferred revenue between 2024 and 2023 were of $2.7 million, $5.0 million, ($6.0 million), $35.7 million, $4.2 million, ($3.3 million), and ($22.4 million), respectively. The increase in the source of cash of $12.2 million was primarily attributable to the timing of cash receipts and cash payments. We actively manage our accounts receivable and contract liabilities, along with the related aging and collection efforts.

The increase in non-cash expenses between 2024 and 2023 was primarily due to an increase in depreciation and amortization of $7.8 million due to additional construction projects being placed into service, an increase in loss on disposal of fixed assets of $1.7 million from a disposal in 2024 that did not occur in 2023, and an increase in non-cash expense related to the change in fair value of warrant liability of $2.9 million between 2024 and 2023.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $37.3 million, or 53%, to $32.7 million in 2024 compared to $70.0 million in 2023, reflecting a decrease in cash purchases of property and equipment of $44.6 million in 2024 compared to 2023. Additionally, in 2023, there was a positive cash inflow of $7.3 million from the acquisition of cash in a business combination, which was financed through the issuance of convertible preferred stock.

Net Cash Provided by Financing Activities

Net cash provided by financing activities decreased by $7.9 million, or 3%, to $232.8 million in 2024 compared to $240.7 million in 2023.

During 2024, net cash provided by financing activities primarily consisted of $189.0 million of proceeds from the issuance of convertible preferred stock. Additionally, $49.0 million was raised from the issuance of notes payable. We also received $0.3 million from the repayment of employee notes and $0.6 million from the exercise of stock options. These increases were offset by payments of debt issuance costs of $2.3 million, payments on notes payable of $3.7 million and principal payments on finance leases of $0.1 million.

During 2023, net cash provided by financing activities primarily consisted of $149.8 million of proceeds from the issuance of convertible preferred stock. Additionally, $101.7 million was raised from the issuance of notes payable and $21.1 million was raised from the issuance of notes payable to related parties. We also received $0.3 million from the repayment of employee notes and $0.6 million from the exercise of stock options. These increases were offset by payments of debt issuance costs of $24.7 million and payments of debt issuance costs on related party notes payable of $5.4 million. In addition, payments on notes payable of $1.0 million, payments on mortgage principal of $0.2 million, and principal payments on finance leases of $1.5 million further offset cash provided by financing activities.

Contractual Obligations and Commitments

Lease Commitments

We lease buildings, launch sites, office facilities, machineries, and computer equipment. These leases are classified as operating or financing leases with various expiration dates through 2042. Our total remaining lease obligation as of March 31, 2025 is $19.4 million, with $1.4 million due in less than one year. See Note 8 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information regarding our lease commitments.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates, and assumptions that impact the reported amount of net sales and expenses, assets and liabilities, and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate, or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and the use of different judgments, estimates, and assumptions could have a material impact on our consolidated financial statements. We periodically review our estimates and make adjustments when facts and circumstances dictate. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected.

Revenue Recognition

We enter into contracts with our customers to provide payload services, engineering services, related components, and licenses to intellectual property. Our performance obligation is satisfied over time since the tasks are performed according to the customer’s specifications, which creates an asset with no alternative use to us and we have an enforceable right to payment for performance completed to date. The measure of progress over time is based upon an input method using a cost-to-cost measure which best depicts the transfer of control to the customer. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Estimating the total costs at completion of a performance obligation requires management to make estimates related to items such as subcontractor performance, material costs and availability, labor costs and productivity, and the costs of overhead. If estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recognized in the period the loss is incurred, based on the excess of management’s estimates of total costs to be incurred over revenue to be earned.

Management’s estimates of total costs to be incurred and variable revenue to be earned are highly subjective and dependent on its past experience and operations. Given the Company’s limited history of operations, its rapid development and commercialization of new products, as well as its continued focus on improving and refining its manufacturing processes, these estimates are inherently subject to a high degree of estimation uncertainty and may fluctuate significantly from period to period.

Warrants

The Company’s common and preferred stock warrants are liability classified on the consolidated balance sheet and, therefore, are recorded to fair value at each reporting period. The Level 3 significant unobservable inputs used in the fair value measurement of the Company’s common and preferred stock warrant liabilities are volatility, term, discount for lack of marketability and probability weighting based on different scenarios including change of control, initial public offering, and default. The fair value of the warrants may fluctuate primarily based on the implied volatility which varies based on future market and industry condition.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. We have not identified any such impairment losses to date.

Using a discounted cash flow method involves significant judgment and requires us to make significant estimates and assumptions, including long-term projections of cash flows, market conditions, and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists, and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. We generally develop these forecasts based on recent sales data for existing services, acquisitions, and estimated future growth of the market in which we operate.

Recently Issued and Adopted Accounting Standards

Newly adopted accounting standards are described in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, we, as an emerging growth company, may adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. We are expected to remain an emerging growth company at least through the end of the fiscal year ended December 31, 2025 and are expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

We have operations within the United States and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and credit risk. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents and debt. We have cash and cash equivalents totaling $176.9 million and $123.4 million as of March 31, 2025 and December 31, 2024, respectively. Our cash and cash equivalents were invested in interest bearing demand deposit accounts and high-quality money market funds. We have outstanding fixed-rate debt totaling $136.1 million as of March 31, 2025. A hypothetical 100-basis point increase in interest rates would decrease the fair value of our fixed-rate debt by approximately $1.4 million, while a hypothetical 100-basis-point decrease in interest rates would increase the fair value of our fixed-rate debt by approximately $1.4 million. The impact of market risk rate fluctuations on our debt does not affect our results of operations or financial conditions.

Credit Risk

Credit risk arises primarily from receivables from our customers. Credit risk is managed through ongoing credit evaluations of its customers’ financial condition, taking into account the financial condition, current economic trends, analysis of historical bad debts, and aging of accounts receivables. The maximum exposure to credit risk at the reporting date is primarily from accounts receivables which amounted to $14.9 million and $1.0 million, respectively as of March 31, 2025 and December 31, 2024.

BUSINESS

Overview

Firefly Aerospace is a market leading space and defense technology company with an established track record of success providing comprehensive mission solutions to national security, government, and commercial customers. Our mission is to enable responsive, regular, and reliable launch, transit, and operations in space for our customers across the globe. Backed by our world-class team and proven technology, we have designed, developed, and deployed our class-leading launch vehicles and dynamic spacecraft solutions to support critical customer missions across the space domain. As a leader of responsive mission solutions and the only commercial company to achieve a fully successful Moon landing, we are a partner of choice for national security, government, and commercial customers for their critical space missions. As a U.S.-based company, our purpose-built family of products aligns with the ongoing paradigm shift in government missions and procurement processes, where speed, dependability, efficiency, and economics drive customer decision-making.

We have a differentiated and scalable platform of Launch and Spacecraft Solutions with flight heritage. Within Launch, we have two offerings built on common technologies: Alpha and Eclipse. Our operational launch vehicle, Alpha, is the first and only U.S.-based orbital rocket in the 1,000 kilograms class to successfully reach orbit, with four launches completed successfully. These successful launches include responsive space missions, which are a significant differentiator for Firefly and a critical national defense solution. Eclipse, a reusable and scaled up version of Alpha, is in final development in partnership with Northrop Grumman and is expected to deliver 16,000-kilogram payloads to LEO and can access MEO, GEO, HEO and TLI. We expect that Eclipse will first launch from Wallops Island, Virginia, as early as 2026 and it will be able to support space station resupply, commercial spacecraft, critical national security missions, and scientific payloads for the domestic and international markets.

Our Spacecraft Solutions—our Blue Ghost and Elytra offerings—highlight the heritage of common technologies from our launch vehicles. Blue Ghost Lander and Elytra are highly maneuverable spacecraft enabled by high performance rocket engine technology. Our Blue Ghost lander is the only commercial vehicle to ever achieve a fully successful Moon landing and the first U.S.-based lander to successfully complete a lunar surface mission since NASA’s Apollo 17 in 1972. We have a flight proven spacecraft that has operated in LEO, MEO, GEO, and Cislunar orbits. Elytra is our high thrust spacecraft platform creating new categories for space domain awareness and warfighting, long-range communications relays, on-orbit edge processing, and advanced space exploration. Elytra is capable of a wide-range of spacecraft missions across multiple orbits, including satellite delivery, on-orbit transfers, hosted payloads, communications relay, and more–which positions us to help establish a dominant U.S. and allied national security position in space. Elytra will support near-term Blue Ghost missions, highlighting both space-readiness and scalability of the underlying technology. Elytra will also support a responsive on-orbit mission for the DoD’s DIU and perform multiple RPO and space domain awareness operations on-demand. These foundational capabilities and underlying technologies form the basis of our responsive, dedicated, and scalable solutions that are evolving alongside the rapidly shifting defense technology and space landscape.

We operate in a highly attractive and growing industry. According to McKinsey’s report from 2024, the global space economy is projected to reach $1.8 trillion in value by 2035 driven by accelerating national security and commercial demand. In recent years, record demand for satellites caused a supply shortage of orbital launch vehicles. In 2024, nearly 2,800 satellites launched to orbit, representing more than a 500% increase in demand for launch services compared to just five years prior, according to a 2025 report by BryceTech. The scarcity of launch capacity and increasing government and commercial demand has led these customers to seek out defense technology companies with cost-efficient and proven production systems for increasing capacity.

In the 21st century, space evolved from frontier exploration into a critical domain for global infrastructure and contested dominance. From 2024 – 2029, the DoD’s average proposed space budget has increased 82% from

2018 – 2023 averages. Governments from militarily competitive and adversarial countries continue to make significant investments in space and develop their capabilities, which we believe makes our unique mission solutions a crucial resource for the United States’ national defense strategy. Space is the critical backbone of national security communications, intelligence gathering, and support for terrestrial military operations. As one of the only U.S.-based commercial companies currently equipped to provide reliable access to launch, transit, and operations in space, we are leading the way in end-to-end services for the rapidly expanding defense, space exploration, and commercial space markets.

Our products are designed to address our customers’ space and defense technology needs. Within Launch, we provide satellite customers with reliable, regular, and rapid access to space. Including its inaugural launch in 2021, Alpha has conducted six launches and has more than 30 planned launches under contract as of March 2025. The successful FLTA002 mission using Alpha made us the first U.S. company to achieve orbit on the second attempt. Our leading launch offerings are tailored to support the demands of our customers in the national security space. The VICTUS NOX mission using Alpha set a new responsive launch record for Space Force, with a turnaround time from notification to launch in approximately 24 hours, shattering the previous industry record of 21 days. The mission established a responsive launch defense capability that previously did not exist, which provides critical warfighting advantages to the United States. As a result of the success of VICTUS NOX, we have won additional responsive launch contracts for Alpha, including the VICTUS SOL and VICTUS HAZE missions.

Alpha is an attractive platform for providing hypersonic flight test capabilities to the DoD and other federal agencies. Alpha is contracted to be utilized for MACH-TB, the DoD’s Multi-Service Advanced Capability Hypersonics Test Bed, to carry and deploy payloads into hypersonic trajectories, a crucial testing step for national security customers in the development of next generation weapon systems. Our Alpha platform allows us to provide cost effective hypersonic test capabilities, making us a partner of choice for defense companies looking to advance in the arena of hypersonics.

The Eclipse rocket is a next-generation vehicle designed to fill a gap in the current launch market. Building on the scalable technological foundation of our Alpha launch vehicle, we are developing Eclipse in partnership with Northrop Grumman to be reusable and deliver upwards of 16 times the mass to orbit compared to Alpha. Eclipse leverages key technologies and expertise from Alpha, including a carbon composite structure and patented tap-off cycle engine technology. In February 2024, we used an automated fiber placement machine to build the first carbon composite barrel for Eclipse development testing. Additionally, Alpha laid the foundation for our production systems and test stands that are being used for rapid production of Eclipse. For example, the first stage propellant tank for Eclipse was placed on a test stand and became eligible for development testing starting in August 2024. Shortly thereafter, in October 2024, Eclipse completed a successful Miranda engine test campaign at 100% power. In March 2025, the Eclipse Stage 1 first flight build of the liquid oxygen and RP-1 tank components were assembled. Assembly continues for this first flight tank assembly build. Build completion is anticipated in September 2025. Testing of the flight tank assembly will then be performed on the Eclipse Structural Test Stand. The test stand performs structural loading simulating dynamics forces encountered during flight. These design features and foundation enable enhanced performance, flexible launch schedules, and competitive pricing.

To complement our Launch platform, we offer customizable Spacecraft that are versatile and launch vehicle agnostic: our proven Blue Ghost Lander and our multi mission orbital spacecraft line, Elytra, which is being built using the Blue Ghost technological framework. This pair of spacecraft product lines leverages common technologies including flight software, thrusters, batteries, avionics, and composite structures. Our spacecraft are flexible and can be launched individually or together to enable lander and on-orbit missions.

On March 2, 2025, we became the first private company to successfully land and operate on the Moon with Blue Ghost Mission 1. The achievement marked the first fully successful U.S. lunar surface landing since the Apollo era over 50 years ago. Historically, only five countries—the United States, China, Russia, Japan, and

India—have achieved the feat of a lunar soft-landing, putting Firefly’s capability in the realm of global superpowers. Blue Ghost Mission 1 carried 10 NASA payloads to the Moon for a total contract value of $102.1 million and completed all NASA missions for 14 days on the surface and five hours into the lunar night, while successfully meeting mission expectations. The success of our Blue Ghost lander delivered 120 GB of valuable data and positions us to push forward rapidly with additional lunar missions, as well as future interplanetary expeditions.

During Blue Ghost Mission 1, we also proved our common Elytra spacecraft technology by operating through LEO, MEO, GEO, and Cislunar space prior to landing. Elytra will directly support Blue Ghost Mission 2 in 2026, providing data relay services from lunar orbit. Elytra is also contracted to conduct an on-orbit mission that supports the NRO, and is onboarded to perform technology missions to support the Proliferated Warfighter Space Architecture of Tracking and Transport layer constellations for the SDA. Elytra has also been placed on contract for a Space Maneuver Vehicle to support the DoD’s DIU with high delta-v to perform hundreds of RPO maneuvers to perform Space Domain Awareness to deter rival space threats.

Firefly’s state-of-the-art facilities support our Launch and Spacecraft product lines. Our R&D, iterative testing, and scalable manufacturing processes are vertically integrated and streamlined. Our corporate headquarters, the Rocket Ranch, and the Hive are located just north of Austin, Texas. The Rocket Ranch, our 200-acre, state-of-the-art manufacturing and testing facility, is strategically located within 25 miles of our Austin facilities. The Rocket Ranch has approximately 200,000 square feet of production capacity, six test stands, and advanced manufacturing equipment which leverages automation through robotics. The Hive houses our spacecraft, software, and avionics teams, in addition to a state-of-the-art clean room and mission control room that supports launch, land, and orbit missions. We perform assembly and testing in-house and are co-located with design and manufacturing, enabling fast and high-quality development cycles and efficient use of working capital.

Our full suite of manufacturing capabilities is supplemented by four launch sites, which will continue to enhance flexibility and responsiveness for our missions. We can arrange ongoing launch rockets from the Vandenberg Space Force Base launch site in California. Additional launch sites are under construction at Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island on Wallops Island and the Esrange Space Center in Sweden, and future launch pad capacity will be unlocked from expansion at Cape Canaveral SFS in Florida. Our significant scale and unique blueprint are strategically planned to support our increasing launch cadence as we grow.

Firefly’s Key Highlights

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We began operations in 2017 and successfully reached orbit with Alpha in October 2022, after extensive research, development, and testing. This achievement made us the first and only U.S. commercial company with a rocket ready to fulfill critical space missions in the 1,000 kilograms payload class.

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Alpha set a new responsive launch record with the VICTUS NOX mission in September 2023, when we flew a rocket for Space Force with a turnaround time from notification to launch in approximately 24 hours, shattering the previous industry record of 21 days. The mission established a responsive launch defense capability that provides new critical warfighting advantages to the United States.

•	The Blue Ghost mission landed on the Moon on March 2, 2025, marking the first fully successful lunar landing by a commercial company.

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We are developing a new, reusable launch vehicle called Eclipse, in a first-of-its-kind partnership with Northrop Grumman. Announced in August 2022, our teams joined to create an American-built rocket to replace a critical gap in the U.S. market, while also delivering a new long-term capability for serving national security, government, and commercial launch customers.

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Our team developed four engines in rapid succession, with investments in cutting-edge advanced technology, such as our patented tap-off cycle that unlocks critical weight and component savings for our launch vehicles. Firefly designed, built, tested, and flew a suite of in-house developed propulsion systems– including the Reaver, Lightning, and Spectre engines. Additionally, in less than 23 months, our new Miranda engine went from clean sheet design to 71 test fires and counting. Firefly’s scaled architecture across engines allows for fast and reliable development.

Our Mission Solutions

We provide full cycle, dedicated, and responsive launch and spacecraft solutions, and continue to redefine space access by delivering complementary platforms for mission success. Our common technologies, components, and know-how are woven across our launch vehicles and spacecraft solutions.

Launch: Firefly’s launch vehicles provide dedicated and responsive launch for national security, government, and commercial customers. We are the only U.S. company with a liquid-powered orbital launch vehicle in the 1,000 kilograms payload class. Our Alpha launch vehicle employs a distinct combination of technologies designed to ensure high performance and efficiency at low cost. It uses a unique lightweight, rigid, and thermally insulated carbon composite technology for both the primary rocket structure as well as the propellant tanks, which ensures more of the usable mass goes to the mission payload. Alpha is also powered by our patented tap-off cycle engine technology which is more efficient than legacy systems and provides greater reliability by employing fewer parts than traditional rocket engines. We have utilized this proprietary technology to develop all our rocket engines in-house. Alpha has five engines: four first stage Reaver engines, and one second stage Lightning engine. In addition to its track record of successful, dedicated, and responsive launch, Alpha is also designed to support testing of hypersonic payloads, providing significant growth opportunities for hypersonic deterrents, reconnaissance, and future national security needs. We are also expanding our pad operations from Vandenberg Space Force Base to add Wallops, VA and Kiruna, Sweden to support more missions, customers, and additional launch cadence opportunities. The Sweden pad is designed to expand Alpha production and operations to strategic international locations to service the European, UK, Japan, South Korea, Middle East, and Australia regions, which we expect will provide the foundation for a future business model to service the global market.

Alpha has conducted six launches and has more than 30 planned launches under contract as of March 31, 2025. On April 29, 2025 an anomaly occurred during our Alpha mission that launched from Vandenberg Space Force Base in California. As a result, the FAA is requiring us to conduct a mishap investigation before we can conduct further launches, which investigation is ongoing. A return to flight for Alpha is dependent upon FAA approval following their determining that any system, process, or procedure related to the mishap does not affect public safety. Until such approval is provided, we will not be able to conduct further Alpha launches, which will adversely affect our revenues. While we believe the FAA will provide its approval, there is no guarantee that we will receive such approval from the FAA in a timely manner, if at all, and any delay in such approval could have a material adverse effect on our business, financial condition, and results of operations. See “Risk Factors—Risks Related to Our Business—We have in the past and may in the future experience delayed launches, launch failures, failure of our launch vehicles, landers, or orbital vehicles to reach their planned orbital locations, significant increases in the costs related to launches of launch vehicles, landers, or orbital vehicles, and insufficient capacity available from third-party providers of launch services with whom we partner. Any such issue could result in the loss of our launch vehicles, landers, or orbital vehicles or cause significant delays in their deployment, which could harm our business, financial condition, and results of operations” and “Risk Factors --Risks Related to Our Business --Any inability to operate Alpha at our anticipated launch rate could adversely impact our business, financial condition, and results of operations.”

Eclipse is powered by seven Miranda engines, each of which produces 230,000 pounds-force of thrust. The Miranda engine is built using the same engine architecture and patented tap-off cycle as the Reaver engine, which produces 45,000 pounds-force of thrust. These common technologies are facilitating fast, cost-efficient, and reliable development of Eclipse. Eclipse is being built to serve national security, commercial, and international launch markets at competitive pricing. Eclipse’s Stage 1 is designed to be reusable, lowering production costs and improving cycle times for this launch platform. We are planning to construct a refurbishment facility that will facilitate this reusability. The first launch of Eclipse is expected to take place from Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island, and Eclipse is designed to be compatible with additional launch ranges on the East and West Coasts of the United States.

Spacecraft Solutions: Firefly is the only company to achieve a fully successful Moon landing, completing all 17 objectives set out before launch. We expect our Blue Ghost lander to fly annual missions to the Moon, with payload services customized to the technology and exploration goals of our customers. Offering ride-share opportunities and dedicated missions, Blue Ghost is built to host and deliver payloads nearly anywhere on the lunar surface. Blue Ghost Mission 2 is expected to land on the far side of the Moon and conduct at least 10 days of lunar surface operations with the Blue Ghost lander, with an Elytra Dark spacecraft supporting as a communications relay. Elytra Dark is one of three Elytra configurations supporting on-orbit servicing missions. This Elytra Dark spacecraft is expected to remain operational in lunar orbit for up to five years. Mission 2 is fully manifested with both NASA and commercial payloads, including a commercial rover and a ride-sharing international satellite. Blue Ghost Mission 3 is already under contract with NASA and we selected Blue Origin as a partner to deliver their rover to the lunar surface. Additionally, we were selected by a proprietary commercial customer for a future dedicated Blue Ghost lander mission.

Elytra is a dynamic spacecraft that is highly maneuverable and extensible to perform hundreds of Rendezvous Proximity Operations in support of Space Domain Awareness and Warfighting missions, long-range communications relay missions, on-orbit edge processing missions, and advanced Space Exploration missions. A constellation of 44 Elytra spacecraft is expected to power a long-haul communications relay. Blue Ghost and Elytra are highly complementary and compatible technologies that share a common core. Most of Elytra’s core hardware and software were proven at a variety of orbits through Blue Ghost’s successful Mission 1. As part of our end-to-end space services, Elytra offers robust on-orbit solutions and responsive defense capabilities when and where customers need them. As of April 2025, Elytra is contracted to perform a responsive on-orbit mission in support of the DoD’s DIU Sinequone Project. During this mission, Elytra will serve as a space maneuver vehicle to perform a series of on-orbit tasks including space domain awareness in LEO. Available to launch on Alpha and Eclipse, our Elytra vehicles are positioned to service the entire lifecycle of government and commercial missions. This unique interoperability makes Firefly a one-stop shop and partner of choice for national security, government, and commercial customers requiring these capabilities.

Our Industry and Addressable Markets

Firefly’s business operates in the critical launch and spacecraft sectors with a focus on national security within the large and expanding space economy. The space economy includes launch, spacecraft, satellite constellations, and on-orbit and in-space services. We believe our main sources of competition fall into the following categories: companies providing dedicated and rideshare launch vehicles across payload classes, companies providing spacecraft and satellite constellations, and companies providing launch and spacecraft solutions that enable on-orbit and in-space services. According to McKinsey’s report from 2024, the global space economy is projected to reach $1.8 trillion in value by 2035 driven by accelerating national security and commercial demand. National security and advancements in space-based technologies are core focuses of the U.S. government on a bi-partisan basis and closely align with the key messages from the current administration regarding space. Given the critical role of space across the defense, national security, and commercial sectors, customers seek out trusted providers with proven, flexible, and responsive capabilities to deliver critical missions. As one of the only U.S.-based commercial companies currently equipped to provide reliable access to launch, transit, and operations in space, we are poised to grow in this attractive market.

Small and Medium Launch Market: Alpha is the only provider of small size launch that has achieved orbit and addresses a critical gap in the market in the 1,000 kilograms category. Eclipse, with its greater payload capacity and customizable five-meter payload fairing, will serve commercial customers and is also expected to launch large dedicated national security satellites or constellations of smaller national security satellites for the NSSL program.

Additionally, in the past decade the global market right-sized toward satellites between 200 kilograms to 1,200 kilograms, according to analysis by BryceTech in 2025. While Starlink represents a significant number of these satellites, 64% of the satellites launched since 2015 fit within this range. The global satellite market is projected to grow to over $600 billion in 2032, at an 8% compound annual growth rate from 2023, according to Allied Market Research. Small launch vehicles such as Alpha offer dedicated launches, flexibility, and cost-effectiveness in delivering the majority of these payloads to specific orbits. These dynamics are favorable for Alpha as the only U.S. launch vehicle in its class. In comparison, heavy lift launch vehicles do not provide dedicated access to specific orbits, and micro launch players lack the capacity to carry multiple payloads, leading to unfavorable unit economics.

There is scarcity in the market for providers with proven launch platforms and differentiated capabilities, and customers place a premium value on dedicated, reliable, and rapid response. With the successful development of Eclipse, we will be able to operate in the Medium Launch space, which is similarly underserved and benefits from ongoing sector tailwinds related to the demand for launch from national security and commercial customers. With growing national security and governmental requirements, defense spend, increasing demand for commercial launch, and the introduction of new space applications, our total addressable launch market is expected to grow to $32 billion by 2035 according to the World Economic Forum and McKinsey.

In particular, we believe the expansion of adversarial budgets to fund the development of space warfighting and intelligence, surveillance, reconnaissance satellites, and hypersonic vehicles will create additional demand from governmental national security customers for our solutions. According to the World Economic Forum and McKinsey, total state-sponsored defense spending is projected to grow from $66 billion in 2023 to $180 billion in 2035, and key adversaries are a major part of that. In 2025, China announced that it will increase its defense budget by 7.2% year over year, with a significant focus on space spending. This momentum in adversarial spending poses a direct threat to the U.S. and has further fueled the demand for launch. Our launch vehicles are well-positioned to deploy hypersonic payloads, driven by their ability to accelerate these payloads to high velocities. Our rapid response and hypersonics enablement capabilities position us to be a partner of choice as space-based defense becomes a more contested domain in the coming years.

Spacecraft Market: Our Spacecraft Solutions, Blue Ghost and Elytra, address the $7 billion spacecraft market as of 2024 according to Research and Markets. We are one of the few providers of lunar lander services with multiple planned launches under contracts and a multi-capability offering. Our successful Blue Ghost mission this year proves our capability to execute on challenging milestones: enter lunar orbit, measure radiation levels and the magnetic field in transit, land on the Moon, study the surface, and collect the most amount of data ever on the environment. We expect our significant competitive advantage will grow as we continue to execute on our upcoming Blue Ghost missions, with contracts already underway as part of NASA’s $2.6 billion CLPS program.

Our solutions also address critical space needs in applications, including in-space operations, data communications, and threat security capabilities. Our expanding complementary products and services in the defense and space market enable us to capture additional verticals within this ecosystem going forward, which is expected to reach $9 billion in value by 2030 according to Research and Markets. Space Force has been exploring dynamic space operations, which involves allowing satellites to move freely in and out of orbit. Given the ongoing global race to win in “satellite dogfighting,” Space Force is increasingly focused on ensuring space superiority by defending satellites with on-orbit solutions. As near peer threats rise in space and the U.S. government examines proactive orbital deterrence systems, we expect our Elytra spacecraft solution will become an essential part of the U.S. and allied nations’ security posture.

Competitive Strengths

Pioneering a Flywheel of Space and Defense Technology Mission Solutions

Our family of products and mission solutions provide us with the ability to serve the entire space domain and fuel our complementary technologies and comprehensive missions for national security, government, and commercial customers. Our heritage and proven technology are resetting the standard for success in launch, lander, and space markets. Our Alpha launch vehicle is the only orbit-ready U.S. rocket in the 1,000 kilograms payload vehicle class. We are a leader in tactically responsive space missions, having completed a record-breaking launch with an approximately 24-hour turnaround for VICTUS NOX. This mission showcased our ability to deliver payloads to orbit on short notice, which is a critical capability for national security operations. The success of this mission has resulted in multiple subsequent contract awards. We are a partner of choice for our customers’ most complex missions and assignments, with rapid response capabilities to address critical threats. With these proven launch capabilities and innovative technologies, we are a crucial partner for large national defense primes who need access to space.

In addition to our launch vehicles, we offer launch platform agnostic spacecraft solutions to address customers’ various in-space mission requirements. As the only company to have successfully landed and completed NASA missions on the Moon, we set the standard for landers. Our first Blue Ghost mission was launched in January 2025 and successfully completed a 60-day operation, making it the longest commercial lunar surface mission to date. Our multi-mission orbital vehicle, Elytra, is poised to serve numerous strategic and defense-related functions within orbit, including carrying payloads into and out of orbit, performing long-haul communications missions, fostering space domain awareness, and other responsive space capabilities.

Firefly’s launch and spacecraft services differentiate the company by providing a one-stop shop solution for customers. Our services work agnostically with partners and are additive to our own systems as well—for example, we can deliver payloads to the Moon using our Blue Ghost in tandem with another organization’s launch vehicle or pair our platforms together, such as a mission launched on our Alpha rocket that uses an Elytra spacecraft. Therefore, we are able to benefit from demand for our family of products, which we expect to continue to grow as our finalized intercoastal launch pads facilitate increased launch cadence. This flywheel streamlines our development, reduces costs, and expands our total addressable market, all while differentiating Firefly from competitors.

Innovative Patented Technology and Unmatched Technical Expertise

We have taken a reliability-first approach to building our launch vehicles, landers, and spacecraft. We successfully built the world’s largest all-composite launch vehicle, our Alpha rocket. Our rockets are built using lightweight and strong carbon fiber, leveraging automated fiber placement technology to ensure unified production methodology across all of our product lines. We produce the only launch vehicles with liner-less carbon fiber liquid oxygen tanks that are manufactured through proprietary bonding operations. This technology allows us to keep liquid oxygen at -300F, saving significant weight versus certain of our competitors’ vehicles.

Our propulsion systems represent another patented technology, with highly efficient tap-off cycle engines. We are unique in developing and scaling this technology, having built and successfully flown the highest thrust tap-off cycle technology in the world. Additionally, our advanced propulsion and avionics systems are designed and tested in-house to facilitate high performance in tough environments. Our launch vehicles are readily scalable, with the Reaver and Lightning engines in our Alpha vehicle providing the patented technology for the Miranda and Vira engines in Eclipse. In addition to the launch vehicle engines, we have also developed proprietary Spectre thrusters utilized on both Blue Ghost and Elytra.

As of June 22, 2025, we have a team that consists of 296 engineers and 173 skilled technicians that bring deep subject matter expertise and discipline from across the defense sector. We have progressed development at an exceptional pace, as evidenced by the fact that in less than 20 months we have developed from a clean design and tested our patented Miranda engine based on a scaled design of the Reaver engine. This success has been built on leading intellectual property, world-class infrastructure, and the strength of our technical team. These factors collectively support our competitive moat. Our technology portfolio and expertise are based on years of testing and operating.

Purpose-Built Infrastructure Creates High Barriers to Entry

We strategically deployed capital to build state-of-the-art infrastructure to design, produce, test, and manufacture our products to the highest standard at a regular cadence. Our three primary facilities—our corporate headquarters, the Hive spacecraft facility, and our Rocket Ranch manufacturing and testing site—are only 25 miles apart, providing unique proximity between design, manufacturing, and production. The proximity of our core facilities enables agile and rapid vehicle development and production at lower cost versus competitors. By maintaining a vertically integrated manufacturing process, we are less reliant on the timelines of outside suppliers and reduce risk within our supply chain.

Our purpose-built R&D, manufacturing, and testing footprint is the product of significant investments and the backbone of our manufacturing process. We designed our advanced manufacturing process through years of optimization that now allows us to replicate our additional facilities with significantly less capital. Our early investment in cutting-edge technology and best-in-class facilities is a competitive advantage, creating a platform primed for continued growth.

Strong Customer Relationships and Market Leading Strategic Partnerships

As the space market continues to grow and evolve, we are well-positioned to serve our customers’ most complex missions with rapid response times and purpose-built solutions. Our collaborations with leading national security agencies and aerospace companies, such as Lockheed Martin Corporation, Northrop Grumman, L3Harris, Space Force, SDA, NRO, and NASA demonstrate the value and criticality of our new space defense and technology leadership in this market.

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Lockheed Martin: We have a multi-launch agreement with Lockheed Martin that includes up to 25 missions over the next five years. Under this agreement, we plan to routinely launch a variety of future Lockheed Martin spacecraft, including new payload technologies, into LEO from our launch facilities on the West and East Coasts of the United States.

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Northrop Grumman: We have an exclusive partnership with Northrop Grumman on our development of Eclipse. This platform combines leading flight-proven technologies and mission experience from both companies to fill a void in the underserved medium-lift market. Supported by a $50 million equity investment from Northrop Grumman, Eclipse builds on our Alpha rocket technology and Northrop Grumman’s Antares rocket, combining our technologies and expertise with the first partnership of its kind between the best of legacy and new space.

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L3Harris: We have a multi-launch agreement with L3Harris for up to 20 launches on our Alpha rocket, including two to four missions per year from 2027 to 2031 depending on customer needs. The new agreement is in addition to our existing multi-launch agreement with L3Harris for three Alpha missions in 2026.

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Space Force: We set a responsive launch record by launching the VICTUS NOX mission for Space Force within an approximately 24-hour window. As a result, we are the leading tactically responsive launch provider, and Space Force is leveraging our responsive launch capabilities on two additional upcoming missions, VICTUS HAZE and VICTUS SOL.

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Space Development Agency: Firefly has been onboarded as a selected vendor for the SDA’s HALO program. Using our Elytra orbital vehicles, we will support end-to-end demonstration missions for the SDA’s military satellite constellation, including launch, on-orbit transit, and tracking services.

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National Reconnaissance Office: We have been selected to serve as a launch provider to the NRO, with our Alpha rocket as part of their SLIC. Our rapid response capabilities are essential to the NRO’s defensive missions, providing them with a launch vehicle with leading capabilities and proven flight heritage. In addition to this, Elytra is contracted to support an on-orbit mission for the NRO. Elytra is designed to perform a rapid payload reconfiguration, deploy commercial rideshare payloads, execute an on-orbit maneuver, and stand ready to deploy U.S. government payloads on demand.

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NASA: NASA contracts us for spacecraft and launch missions. We are the only company to successfully land, operate, and complete NASA missions on the Moon. We won the largest active NASA CLPS contract in December 2024 at $179 million. We are a prime contractor on three missions and four CLPS task orders to the Moon through contracts with a total potential value of $411.7 million with additional commercial payloads. NASA also contracts us for launch services, including a VADR contract for a dedicated Alpha launch. This Alpha launch will deliver the agency’s INCUS mission from NASA’s Wallops Flight Facility.

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Blue Origin: We have recently selected Honeybee Robotics, a Blue Origin company, to provide a rover to accompany our Blue Ghost lander in an upcoming task order from NASA to explore the Gruithuisen Domes on the Moon. The rover will be transported by Elytra Dark and deployed by Blue Ghost to help study the composition of the domes using instruments provided by NASA. We successfully collaborated with Honeybee on two prior payloads during Blue Ghost’s first mission.

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Jet Propulsion Laboratory: Firefly partners with JPL for test facilities and technologies licenses. Our Blue Ghost lander was tested thoroughly with vibration, acoustic, thermal vacuum, and electromagnetic interference and compatibility to ensure the vehicle would withstand the rigors of a lunar mission.

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SpaceX: We also have a strong strategic partnership with SpaceX for payload processing facilities and launch vehicles. Most recently, our Blue Ghost lander was launched on a SpaceX Falcon 9 rocket, ensuring a smooth start to our groundbreaking lunar mission.

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Defense Innovation Unit: We signed an agreement with the DIU to conduct a trade study on our capabilities to rapidly launch our Elytra vehicles and support missions xGEO. Once completed, we will conduct up to two demonstrations to deliver multiple payloads to xGEO orbits aboard our Elytra Dark spacecraft with the first mission completed within 18 months of receiving the approval to proceed. The contract will support the Sinequone Project, the DIU’s mission to develop responsive access to xGEO.

Additionally, we have built a robust portfolio of contracts composed of blue-chip customers across both government and commercial end markets including NASA, Space Force, the DoD’s SDA, the NRO, Northrop Grumman, Lockheed Martin, L3 Harris Technologies, Inc. and True Anomaly, Inc. Our customizable offerings across launch, lander, and spacecraft, and our speed of execution as proven through our existing successes, are well-recognized by our growing list of government and commercial customers.

Differentiated National Security and Defense Technology Capabilities

Firefly’s portfolio of multi-launch agreements and contracts with defense primes, national security agencies, and government partners demonstrates a high degree of trust in our company as a key national security partner. Alpha’s track record of success and repeated demonstrations of rapid response missions make Firefly a leader in tactically responsive space capabilities. With its dedicated and responsive service to preferred orbits, 1,000 kilograms capability, and ability to deliver multiple hypersonic payloads, Alpha provides an unrivaled service. Additionally, Eclipse, with its greater payload capacity, is purpose-designed to support national security space launch and commercial missions. Within our spacecraft solutions, Blue Ghost and Elytra platforms support national security needs by traveling further into space and supporting larger, more advanced on-orbit missions. Blue Ghost has proven our capability to deliver on NASA priorities while harnessing national security benefits related to lunar exploration. Elytra is primed to add to our competitive moat by expanding to on-orbit responsive missions for the DoD. Poised to launch on Alpha and Eclipse, as well as other vehicles, Elytra is intended to provide space maneuver vehicles, long-haul communications relays, edge processing, as well as space exploration capabilities for the entire lifecycle of national security missions.

Our proven, extensive national security capabilities position the Firefly platform for future growth. Critical civil and national security infrastructure on Earth depends on satellite systems in space, and threats from adversaries have been on the rise. Established space nations are expected to increase spending over the next decade on national security, specifically in intelligence capabilities. The DoD has also enhanced its strategy to meet the growing challenges of the space domain. With our diverse space technology offerings, we are well-positioned to benefit from these national security tailwinds in this contested domain.

Established Business Model Backed by Robust Backlog

Our track record of success and our reputation as a trusted provider for our customers results in a highly attractive, diversified business model defined by significant backlog and cash flow visibility. Strong customer demand backs our financial profile with approximately $1.1 billion in backlog as of March 31, 2025 and multi-launch agreements across our product lines. Underpinning our financial profile is the combination of efficient contract structure and milestone-based billing. Before launch, we typically have collected approximately 90% of the total contract value, which is highly advantageous as production ramps. We are also differentiated in our ability to successfully execute on fixed firm price contracts. We are ahead of the curve as the industry shifts in favor of fixed firm price contracts and are well-positioned to capitalize on this change. As we scale, we have and expect to continue to replicate our proprietary manufacturing and testing processes, resulting in reduced cycle times and further capital efficiency. Our established business model has set us up to capitalize on the growth of the industry and continue to win with customers based on our proven track record.

World-Class Management Team and Employee Base

Our mission-focused leadership team, with decades of experience across advanced engineering and manufacturing sectors, is driven by a commitment to excellence and unified behind the Firefly mission. Our team possesses the leadership, innovational, operational and financial experience necessary to successfully lead Firefly through its continued growth:

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Jason Kim, our Chief Executive Officer, has more than two decades of experience in the aerospace and defense sectors, bringing both executive leadership and a highly technical background to Firefly. Most recently, Jason served as CEO of Millennium Space Systems, Inc., where he led the company through a period of significant expansion and technology advancements. At Millennium Space Systems, Inc., he served as a key partner and customer in Firefly’s VICTUS NOX mission for Space Force. His extensive career also includes leadership roles at Raytheon Intelligence & Space, Northrop Grumman Aerospace Systems, and the U.S. Air Force.

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Shea Ferring, our Chief Technology Officer, has more than three decades of experience in design, integration, and test of space systems. Shea has held numerous engineering and leadership roles throughout his career including at NASA Launch Services Program, ECAPS, Vencore, and Orbital ATK. Over the years, Shea participated in over 50 space missions spanning numerous launch vehicles, including Minotaur, Atlas V, Delta IV, Pegasus, and Falcon 9.

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Darren Ma, our Chief Financial Officer, has more than two decades of finance experience helping scale large-cap, mid-cap, and small-cap public companies, most recently as the CFO and SVP of Spectra7 Microsystems Inc. and as the CFO for GigPeak, Inc. (NYSE: GIG), where he was instrumental in strategically raising capital, driving profitable growth, and selling the company.

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Dan Fermon, our Chief Operating Officer, is a seasoned operations leader with decades of experience leading teams in highly technical industries, primarily in aerospace. Prior to Firefly, Dan was a Vice President at AE Industrial Partners, LP in the firm’s Portfolio Strategy and Optimization Group, where he focused on improving the operational performance of its portfolio companies. He also served as the

P&L and Operations Leader for GE Aerospace’s Global Component Repair team, driving operational excellence by utilizing technology, lean improvements, and powerful team engagement.

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Brigette Oakes, our VP of Engineering, has more than 15 years of experience in the industry from both legacy and new space companies, with robust experience spanning propulsion design, modeling, and test in addition to guidance, navigation, and control software, performance analysis, and ground support equipment. Prior to Firefly, Brigette held a variety of roles in the space sector at companies including SpaceX, Relativity Space Inc., and Lockheed Martin.

Growth Strategy

Increase Launch Cadence to Meet Growing Market Demand

We are increasing our launch frequency to meet the growing demand for reliable space access. The launch market is rapidly expanding, with significant demand for launch and space services. This demand is reflected in our robust backlog of approximately $1.1 billion as of March 31, 2025 and in the fact that we have over 30 planned launches under contract as of March 2025. We are well-positioned to continue to increase our production rate and launch cadence for our small and medium launch vehicles. Through Space Force’s VICTUS NOX mission, we showcased our ability to deliver critical payloads to orbit on short notice–a crucial asset for national security operations. Our end-to-end mission solutions position us to leverage Alpha’s track record of success and replicate it using the larger Eclipse rocket.

Given our tailored launch capabilities, we have been awarded additional critical defense missions and multi-launch agreements as space increasingly becomes a contested area of focus for national security agencies and commercial customers. To meet this growing demand and accelerate production, we doubled our production facility size to approximately 200,000 square feet and expanded our processes to manufacture one Alpha launch vehicle per month. Firefly designed our launch facility infrastructure to be scalable throughout the U.S. and internationally. We currently launch from Vandenberg Space Force Base in California and have strategically secured space in Virginia, Florida, and Sweden for additional launch facilities as we increase global capacity to address our customers’ needs. We expect to continue to expand our infrastructure in a capital efficient manner to meet anticipated customer demand.

Scale Across Mission Solutions to Enable Profitable Growth Driven by Common Technologies

Following our success with Alpha and Blue Ghost, we are focused on increasing the frequency of launch and spacecraft deployment in a cost-efficient manner. On the demand side, our customers value flexibility, access to preferred orbits, and dedicated launch vehicles–a value proposition that we built our rockets and spacecraft around. Our strong backlog demonstrates the need to scale our launch platform. In parallel, we have additional contracts backing Blue Ghost missions, and our spacecraft pipeline continues to be bolstered by demand stemming from national security missions and commercial space exploration. We are also expanding into the medium payload class with Eclipse and our orbital solutions. Our Elytra spacecraft will enable us to provide constellations of space maneuver vehicles, long-range communications relays, and space exploration orbiters. Alpha, Eclipse, Blue Ghost, and Elytra share common technologies, processes, team expertise, and production lines, enabling capital efficiency as well as first time quality across products. All products utilize the carbon composite primary and tank structures and leverage the automated fiber placement machine, power milling tool, and other test capabilities. Our products also share avionics, software, and rocket engine technology to enable economies of scale, responsive delivery schedules, fungible inventory, and flight proven mission assurance.

With each launch, we expect our cost structure and unit economics to meaningfully improve, as our increased launch cadence will result in fixed cost amortization and operating efficiencies. Additional efficiencies are unlocked by our streamlined development and production processes. Eclipse’s development is progressing rapidly given Alpha and Eclipse share significant carryover from our engineering team and substantial component commonality and supply chain compatibility.

As a provider of choice, we have selected strategic partnerships that enable synergistic development and expansion. Our exclusive partnership with Northrop Grumman combines our companies’ respective technologies to co-develop Eclipse. We believe our strategic partnerships unlock access to additional infrastructure and new customers as we propel our partners with our new space capabilities to develop and deliver purpose-built technology for customers across the space and defense technology sector.

Our intentional common technologies approach to our mission solutions have enabled the evolutionary development of Eclipse from Alpha and Elytra from Blue Ghost, allowing for faster and more reliable production while keeping costs low. As we increase our launch cadence and scale our solutions, we expect to grow our revenue base and improve and stabilize our cost structure. We thoughtfully invest capital to enable scaled production with favorable unit economics while keeping costs and capital expenditure minimized to yield profitable growth.

Deploying Our In-Space Heritage for Advanced Operations and Services

Elytra is designed to support rapid, end-to-end demonstration missions, especially for military satellites. Elytra was recently selected to support the DoD’s DIU Sinequone Project. As part of the mission, Elytra will host a suite of government payloads, including optical visible and infrared cameras, a responsive navigation unit, and a universal electrical bus. Elytra’s configuration will utilize common components, structures, and propulsion systems to enable on-demand mobility, plane changes and maneuvers with high performance capabilities and reliability.

In addition to Elytra’s existing revenue-generating contracts, there are numerous customers interested in using Firefly’s platform for space domain awareness and other heavy lift applications. There are a myriad national security applications for Elytra’s in-orbit technology, such as providing long-haul communications, radio frequency calibration services, and deploying government payloads on demand. Furthermore, the global race to solidify abilities in “satellite dogfighting” have made establishing space domain dominance a priority of Space Force, which Elytra is designed to help address. As space becomes a further contested domain, we believe Elytra’s on-orbit services will be a key avenue for our growth.

Seek Value-Added Acquisitions Complementary to our Existing Offerings

As we expand our offerings, we may choose to strengthen our internal capabilities and accelerate development through acquisitions. We intend to take a disciplined approach to future acquisitions. Our focus is to continue scaling and increasing launch cadence to achieve profitable growth while serving our customers’ critical missions. In pursuing any complementary acquisitions, we expect to target companies that increase our share of the national security market, promote vertical integration, or automate production processes while maintaining quality and enabling further market expansion. As the space industry matures, we believe that there will be additional opportunities to acquire targets which enhance our capabilities and financial profile, and our goal is to position ourselves as the acquirer of choice for space services and technology companies.

Operations

Our research, design, and manufacturing operations are supported by vertical integration at our U.S.-based facilities. We design and manufacture many of the components and subsystems for our launch vehicles, spacecraft, satellites, and landers. To support this level of vertical integration, we have developed extensive supply chain operations and capabilities across the United States and internationally, which are enabled by sophisticated third-party enterprise resource planning systems and tools. These systems and tools are supported by an in-house team of enterprise information systems personnel.

We obtain raw materials, components, subsystems, capital equipment, and other supplies from suppliers that we believe to be reputable and reliable. We have established and follow internal quality control processes to source suppliers, considering engineering validation, quality, cost, delivery, and lead-time factors. We have a quality management team that is responsible for managing and ensuring that supplied components meet quality standards. While we often source raw materials and other inputs and services from multiple sources, in some cases we also purchase various inputs and services from a sole or single source. In these supplier situations, we may attempt to manage sourcing risk by carrying increased buffer stock, particularly on long-lead items, and by seeking opportunities to diversify our supply chain in the future. See “Risk Factors—Risks Related to Our Business—If critical components or raw materials used to manufacture our products or used in our development programs become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products and in completing our development programs, which could damage our business.”

We have integrated manufacturing facilities just north of Austin, Texas. Our current manufacturing capability supports R&D, rapid prototyping, and flight level hardware in an integrated and disciplined manner, applying the correct level of rigor to the appropriate process. We leverage a strong culture of personal accountability to ensure efficiency and world class results across our operations. We are ASC 9100 certified and seek to adhere to the appropriate quality and process controls on a continuous basis.

Competition

We primarily compete with businesses in the following categories:

•	companies providing dedicated small- and medium-lift launch vehicles to deliver payloads to various preferred orbits;

•	companies providing spacecraft such as orbital vehicles and related solutions; and

•	companies providing lander solutions, including our competitors on the NASA CLPS contract.

The principal competitive factors in our market include:

•	flight heritage and reliability;

•	delivery schedule;

•	ability to customize products to meet specific needs of the customer;

•	performance and technical features;

•	price; and

•	customer experience.

We believe that we compete favorably across these factors.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.

We are the sole owner of five granted U.S. patents (U.S. Patent Nos. 11,391,247, 11,008,977, 11,384,713, 11,692,515, and 11,746,729) relating to our tap-off cycle liquid rocket engines, including patents related to the cooling channels in the combustion chambers and patents related to the hot gas tap-off power source used in these engines. These five patents each expire in 2039. For our registered and active trademarks, the duration of such intellectual property is unlimited provided that such marks continue to be in use.

Regulatory

We are required to comply with a variety of governmental regulations, which could have a significant impact on our business, including our capital expenditures, earnings, and competitive position. We incur or will incur costs to monitor and take actions to comply with governmental regulations that are or will be applicable to our business, including, among others, federal securities laws and regulations, applicable stock exchange requirements, economic sanctions and trade embargo laws, and restrictions and regulations of the U.S. Department of Transportation, the FAA, the FCC, and other government agencies in the United States and the other countries in which we operate. While our international operations are currently limited and we did not recognize revenue outside of the United States during the year ended December 31, 2024 or the three months ended March 31, 2025, respectively, we anticipate further growth internationally by supporting more international customers from launch sites in the United States and expanding our operations to include international launch sites. For example, we are in the process of expanding our pad operations from Vandenberg Space Force Base in California to add Mid-Atlantic Regional Spaceport on Wallops Island, Virginia and Esrange Space Center in Esrange, Sweden to support more missions, customers, and additional launch cadence opportunities and are considering expansion of our operations to serve additional international markets. As we expand internationally, we will be subject to additional rules and regulations, see “Risk Factors—Risks Related to Our Business—If we continue to expand outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.”

Further, our business is subject to, and we must comply with, stringent U.S. import and export control laws, including ITAR and EAR. The ITAR generally restricts the export of hardware, software, technical data and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business. The ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business. See “Risk Factors—Risks Related to Our Business” for a discussion of material risks to us, including, to the extent material, to our competitive position, relating to governmental regulations.

While there are no current regulatory matters that we expect to be material to our business, there can be no assurance that existing or future laws, regulations, and standards applicable to our operations will not lead to a material adverse impact on our business, results of operations, prospects, or financial condition. If new and more stringent government regulations are adopted, if industry oversight increases, or if we become subject to new international government regulations as a result of international expansion, we may incur significant expenses to comply with any new regulations or heightened industry oversight that are not addressed by our existing activities. See “Risk Factors—Risks Related to Our Business—Our business is subject to various regulatory risks that could adversely affect our operations.”

Government Contracts

A material portion of our revenue is derived from contracts, directly or indirectly, with the U.S. government that are subject to U.S. government contracting rules and regulations and therefore are subject to the business risks specific to the defense industry, including the ability of the U.S. government to unilaterally: (1) suspend us from receiving new contracts; (2) terminate existing contracts at its convenience and without significant notice; (3) reduce the value of existing contracts; (4) audit our contract-related costs and fees, including allocated indirect costs; and (5) revoke required security clearances. Violations of government procurement laws could result in civil or criminal penalties.

Environmental, Health, and Safety Matters

Our operations and facilities are subject to an extensive regulatory framework of federal, state, local, and foreign environmental, health, and safety laws, and regulations and permits that govern, among other things, employee health and safety, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, and the investigation and remediation of certain materials, substances, and wastes. Non-compliance with such laws, regulations and permits could result in substantial fines, penalties, and obligations. In addition, such laws and regulations may require us to investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, and any obligations to remediate and investigate could be joint and several without regard to fault.

See “Risk Factors—Risks Related to Our Business—Environmental matters, including costs associated with compliance and remediation efforts and government and third-party claims, could have a material adverse effect on our reputation and our business, financial condition, and results of operations.”

Properties

Our principal facilities are located just north of Austin, Texas, including our corporate headquarters and Hive spacecraft facility in Cedar Park, Texas and our Rocket Ranch manufacturing and testing site in Briggs, Texas. We own our facilities in Briggs, Texas and lease our other facilities. We also operate a launch site at Vandenberg Space Force Base in California, and we are building out infrastructure at Virginia’s Mid-Atlantic Regional Spaceport on Wallops Island to facilitate launches of our Alpha and Eclipse launch vehicles and Esrange Space Center in Sweden to enable launches of our Alpha launch vehicle. We also have a lease for a launch site at Cape Canaveral in Florida to support future launch needs. We have contractual rights to access these facilities but do not own these launch sites.

Human Capital

As of June 22, 2025, we had approximately 780 full-time employees and zero part-time employees, none of whom are subject to any collective bargaining agreement. We consider our employee relations to be good. Our success depends, in part, on our continuing ability to identify, hire, attract, train, and develop highly qualified personnel. Experienced and highly skilled employees are in high demand. Competition for these employees can be intense, and there may be concerns regarding new employees’ unauthorized disclosure of competitors’ trade secrets. Generally, each employee is required to sign a confidentiality, non-disclosure, and non-use agreement with us.

Legal Proceedings

In the ordinary course of business, we are involved in various pending and threatened litigation matters. In the future, we may be subject to additional legal proceedings, the scope and severity of which is unknown and could adversely affect our business. In addition, from time to time, we may receive letters or other forms of communication asserting claims against us.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers as of the date of this prospectus:

Name	Age	Title
Jason Kim	48	Chief Executive Officer and Director
Darren Ma	46	Chief Financial Officer
Dan Fermon	56	Chief Operating Officer
Shea Ferring	52	Chief Technology Officer
David Wheeler	58	General Counsel
Kirk Konert	38	Chairman
Marc Weiser	52	Director
Christopher Emerson	52	Director
Thomas Zurbuchen	56	Director
Pamela Braden	67	Director Nominee
Kevin McAllister	62	Director Nominee
Jon Lusczakoski	35	Director Nominee
Ryan Boland	42	Director Nominee

Jason Kim has served as our Chief Executive Officer and as a member of our Board since October 2024. He previously served as Chief Executive Officer of Millennium Space Systems from December 2020 to September 2024 and as Vice President of Strategic Planning from September 2009 to December 2019. Mr. Kim has also held positions with Raytheon and Northrop Grumman. Mr. Kim attended the United States Air Force Academy, where he earned a BS in Electrical Engineering, and served in the United States Air Force from 1999 to 2006. Mr. Kim also earned a MS in Electrical Engineering from the U.S. Air Force Institute of Technology and an MBA from UCLA Anderson School of Management. We believe that Mr. Kim is qualified to serve as a director given his deep industry experience and his insight into our business as our Chief Executive Officer.

Darren Ma has served as our Chief Financial Officer since August 2020. Prior to that, Mr. Ma served as Chief Financial Officer and Senior Vice President of Spectra7 Microsystems from November 2017 to July 2020 and as Chief Financial Officer of GigPeak, Inc. from October 2014 to September 2017. Mr. Ma has also previously served as a business unit controller at Semtech (NASDAQ: SMTC) and a finance manager at Intel (NASDAQ: INTC). Mr. Ma received a BS in Managerial Economics from UC Davis and an MBA from the W.P. Carey School of Business at Arizona State University.

Dan Fermon has served as our Chief Operating Officer since October 2022. Prior to that, Mr. Fermon was a Vice President at AE Industrial Partners from September 2021 to November 2022. Previously, Mr. Fermon served in several executive roles, including Senior Executive General Manager and Executive Program Manager, for GE Aerospace (NYSE: GE) from August 2006 to December 2020. Mr. Fermon holds a dual BS in both Aerospace and Mechanical Engineering from the State University of New York at Buffalo.

Shea Ferring has served as our Chief Technology Officer since June 2023. Mr. Ferring has been working at the Company since April 2018 in several roles, including Senior Vice President of Engineering, Senior Vice President of Spacecraft, and Vice President of Mission Assurance. Prior to that, Mr. Ferring was a Co-Founder and Chief Operating Officer of M2S2-Technologies, an engineering services company, from October 2014 to April 2018. Mr. Ferring has a BS in Aerospace Engineering and a Master of Science in Aerospace and Satellite Design, both from Arizona State University.

David Wheeler has served as our General Counsel, Secretary, and a Senior Vice President since June 2022. Prior to that, Mr. Wheeler was Of Counsel at the law firm Squire Patton Boggs from November 2021 to June 2022. Mr. Wheeler served Division General Counsel and Group Chief Compliance Officer at Signature Aviation

plc, from August 2015 to May 2022 and Senior Counsel at GE Aerospace (NYSE: GE) from August 2010 to July 2015. Prior to that, Mr. Wheeler was a Principal at Squire, Sanders & Dempsey LLP from March 2003 to February 2010. Mr. Wheeler holds a BS in Business Administration from the University of Vermont and a JD from the University of Cincinnati College of Law and is a Certified Public Accountant (inactive).

Kirk Konert has served as a member of our Board since March 18, 2022. Since December 2023, Mr. Konert has been a Managing Partner at AE Industrial Partners. Prior to that, Mr. Konert was a Partner at AE Industrial Partners from October 2019 to December 2021, and a Principal from August 2014 to October 2019. Mr. Konert currently serves on the board of directors of BigBear.ai (NYSE: BBAI), Calca Solutions, Redwire (NYSE: RDW), ThayerMahan, and York Space Systems. Previously, Mr. Konert was a Senior Associate at Sun Capital Partners from July 2011 to July 2014 and was an analyst with Wells Fargo Securities’ Industrial Group from June 2009 to June 2011. Mr. Konert earned a BA in Economics at Davidson College. We believe that Mr. Konert is qualified to serve as a director given his leadership and transactional experience.

Marc Weiser has served as a member of our Board since October 2024. Mr. Weiser is the Founder and Managing Director of RPM Ventures, a venture capital firm, where he has been investing since May 2000. Mr. Weiser has served on the board of directors of numerous privately held companies during that time. Mr. Weiser earned a BA in Aerospace Engineering and an MBA from the University of Michigan. We believe that Mr. Weiser is qualified to serve as a director given his experience leading corporate strategy discussions at the board level and experience with developing and implementing strategies for growth and optimization, including partnerships, mergers and acquisitions, joint ventures, and divestitures.

Christopher Emerson has served as a member of our Board since September 2022. Since January 2024, Mr. Emerson has been a Senior Partner at AE Industrial Partners and was an Operating Partner from October 2022 to January 2024. Mr. Emerson currently serves as Chairman of the board of ALL.SPACE, Chairman of the board of Spirent Federal Systems, and on the board of directors of Belcan, York Space Systems LLC and The Atlas Group. Previously, Mr. Emerson served on the board of directors at Hidden Level Inc. from May 2022 to October 2024 and HawkEye 360 from September 2019 to November 2021. Mr. Emerson served as Chairman of the board of Airbus U.S. Space & Defense, Inc. (OTCMKTS: EADSY) from October 2021 to February 2022, Chairman of the Board and President of Airbus U.S. Space & Defense, Inc. from July 2019 to October 2021, and President of Airbus Helicopters, Inc. from June 2015 to July 2019. From 2003 to 2015, Mr. Emerson served in various roles at Airbus U.S. Space & Defense, Inc., including as Senior Vice President and Chief Financial Officer. Mr. Emerson earned a BAS in International Economics from the University of Alabama. We believe that Mr. Emerson is qualified to serve as a director given his experience in the aerospace industry and extensive leadership experience.

Thomas Zurbuchen has served as a member of our Board since May 2025. Since June 2023, Mr. Zurbuchen has led the ETH Space initiative at ETH Zürich Space, a public university in Germany. Mr. Zurbuchen currently serves as a member of the board of advisors of Voyager Space, as a member of the board of McKinley Inc., and serves on the board of directors of the Schindler Group. Prior to that, Mr. Zurbuchen was Associate Administrator at the National Aeronautics and Space Association Science Mission Directorate from October 2016 to December 2022. Prior to that, from September 2014 to October 2016, Mr. Zurbuchen worked as a Talent Acquisition Specialist at eLab Ventures. From February 1998 to October 2016, Mr. Zurbuchen held various educational leadership positions at the University of Michigan, including as a Research Scientist from January 1998 to September 2003, as the Director of the Center for Entrepreneurship from October 2007 to August 2009, and as a professor from September 2003 to October 2016. Mr. Zurbuchen earned an MS and a PhD in physics from the University of Bern. We believe Mr. Zurbuchen is qualified to serve as a director given his technical background and extensive leadership experience in private and public institutions.

Pamela Braden will serve as a director upon completion of this offering. Since February 2022, Ms. Braden has been an Operating Partner at AE Industrial Partners. Ms. Braden currently serves on the board of directors of BigBear.ai (NYSE: BBAI) and REDLattice, and previously served on the board of directors of Belcan. Prior to joining AE Industrial Partners, Ms. Braden was the Chief Executive Officer and Founder of the digital engineering services firm Gryphon Technologies from January 1998 to December 2021. Prior to that, Ms. Braden served as an executive at various government sector-focused startups. Ms. Braden earned a BA in Political Science from the University of Akron. We believe Ms. Braden is qualified to serve as a director given her experience in the defense industry and as an executive for complex technology companies.

Kevin McAllister will serve as a director upon completion of this offering. Since June 2020, Mr. McAllister has been a Senior Operating Partner and Co-Head of the Portfolio Strategy and Optimization Group at AE Industrial Partners. Mr. McAllister currently serves on the board of directors of Embraer S.A. (NYSE: ERJ). Mr. McAllister previously served as the Chairman of the board of directors of Belcan. Prior to joining AE Industrial in June 2020, Mr. McAllister served as President and Chief Executive Officer of Boeing Commercial Airplanes from December 2016 to October 2019. Prior to that, Mr. McAllister worked at GE Aerospace (NYSE: GE) from 1989 to 2016, where he most recently served as President and Chief Executive Officer of GE Aviation Services from 2014 to 2016 and was previously Vice President and General Manager of Global Sales and Marketing from 2008 to 2014. He also held multiple leadership roles at GE Aviation across Global Customer and Product Support, Overhaul & Component Repair Operations, Lean Six Sigma, and Engineering. Mr. McAllister earned a BS in Metallurgical and Materials Engineering from the University of Pittsburgh. We believe Mr. McAllister is qualified to serve as a director given his leadership experience in the aerospace industry.

Jon Lusczakoski will serve as a director upon completion of this offering. Since August 2024, Mr. Lusczakoski has been a Principal at AE Industrial Partners and previously was a Vice President from August 2021 to August 2024, a Senior Associate from October 2020 to August 2021 and an Associate from August 2018 to October 2020. Mr. Lusczakoski currently serves on the board of directors of Calca Solutions and the National Security Space Association. Prior to joining AE Industrial Partners in August 2018, Mr. Lusczakoski was a Lead Engineer in the Program Development group at Williams International from June 2012 to July 2018. Mr. Lusczakoski earned a BS in Mechanical Engineering from Michigan State University and an MBA from the University of Michigan. We believe Mr. Lusczakoski is qualified to serve as a director given his technical background.

Ryan Boland will serve as a director upon completion of this offering. Since January 2024, Mr. Boland has served as Chief Executive Officer of ElementUSA Minerals and has served on their board of directors since April 2022. Mr. Boland has served on the board of directors of Lulu Snacks, Inc. since January 2025. Mr. Boland has served as the Chief Executive Officer of a private family office since December 2016. Prior to that, Mr. Boland worked at J.P Morgan from July 2005 to December 2016 in various executive roles across the Investment Bank and Private Bank departments, most recently as Executive Director of Global Investments, Private Bank. Mr. Boland earned a BS in Accounting from Villanova University. We believe Mr. Boland is qualified to serve as a director given his financial expertise and management credentials.

Board Composition and Risk Management Practices

Board Composition

After the completion of this offering, the authorized number of directors comprising our board of directors shall initially be nine and, thereafter, shall be fixed from time to time by resolution of our board of directors, subject to the terms of our certificate of incorporation and bylaws that will be in effect upon the completion of this offering. Our certificate of incorporation will provide for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors will be divided among the three classes as follows:

•	Our class I directors will be Jason Kim, Marc Weiser, and Kevin McAllister and will serve until the first annual meeting of stockholders following the completion of this offering.

•	Our class II directors will be Christopher Emerson, Jon Lusczakoski, and Pamela Braden and will serve until the second annual meeting of stockholders following the completion of this offering.

•	Our class III directors will be Kirk Konert, Ryan Boland, and Thomas Zurbuchen and will serve until the third annual meeting of stockholders following the completion of this offering.

This classification of our board of directors could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Kirk Konert will serve as chairperson of our board of directors.

There are no family relationships between or among any of our directors or executive officers.

Controlled Company Exemption

Upon the completion of this offering, we will be deemed to be a “controlled company” under the Nasdaq rules, and we will qualify for the “controlled company” exemption to the board of directors and committee composition requirements under Nasdaq rules. Pursuant to this exception, we will be exempt from the requirements that (1) our board of directors be comprised of a majority of independent directors, (2) we have a nominating and corporate governance committee composed entirely of independent directors, and (3) our compensation committee be comprised solely of independent directors. The “controlled company” exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and Nasdaq rules, which require that our audit committee be composed of at least three directors, one of whom must be independent upon the listing of our common stock on Nasdaq, a majority of whom must be independent within 90 days of the date of this prospectus and each of whom must be independent within one year from the date of this prospectus. We intend to utilize these exemptions as long as we remain a controlled company. As a result, we will not have a majority of independent directors and our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If at any time we cease to be a “controlled company” under Nasdaq rules, our board of directors will take all action necessary to comply with such rules within the applicable transition periods, including appointing a majority of independent directors to our board of directors and establishing certain committees composed entirely of independent directors.

Board’s Role in Risk Management

Management is responsible for the day-to-day management of the risks facing our company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our board of directors regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated therewith. Effective upon the consummation of this offering, our compensation and governance committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Effective upon consummation of this offering, our audit committee will oversee management of financial risks and cybersecurity risks. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Director Independence

Pursuant to the corporate governance standards of Nasdaq, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that each of Pamela Braden, Ryan Boland, Marc Weiser, and Thomas Zurbuchen are independent in accordance with Nasdaq rules.

Board Committees

Upon the completion of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, our board of directors may establish other committees to facilitate the management of our business.

Audit Committee

Upon the completion of this offering, the audit committee will consist of three directors: Ryan Boland (chair of the committee), Kirk Konert, and Pamela Braden. Our board of directors has determined that Ryan Boland and Pamela Braden satisfy the independence requirements for audit committee members under the listing standards of Nasdaq and Rule 10A-3 of the Exchange Act. We are relying on the phase-in exemptions provided under Rule 10A-3 of the Exchange Act and the Nasdaq listing rules for newly-public companies with respect to the composition of our audit committee, which will transition to consist solely of independent directors in accordance with the phase-in provisions of the Nasdaq listing rules. Ryan Boland has been determined to be an audit committee “financial expert” as defined under SEC rules. All members of the audit committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

The purpose of the audit committee is to assist our board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditors’ qualifications and independence, and (4) the performance of the independent auditors and our internal audit function. The audit committee also prepares the audit committee report as required by the SEC for inclusion in our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee which will take effect upon the completion of this offering, and which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. This charter will be posted on our website upon the completion of this offering.

Compensation Committee

Upon the completion of this offering, the compensation committee will consist of three directors: Kirk Konert (chair of the committee), Marc Weiser, and Jonathan Lusczakoski. We intend to avail ourselves of the “controlled company” exemption under Nasdaq rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans, and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors has adopted a written charter for the compensation committee which will take effect upon the completion of this offering, and which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. This charter will be posted on our website upon the completion of this offering.

Nominating and Corporate Governance Committee

Upon completion of this offering, the nominating and corporate governance committee will consist of three directors: Kevin McAllister (chair of the committee), Thomas Zurbuchen, and Christopher Emerson. We intend to avail ourselves of the “controlled company” exemption under the Nasdaq rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

The purpose of the nominating and corporate governance committee is to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by our board of directors, subject to our certificate of incorporation and bylaws, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that our board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on our board of directors or any board of directors committee and recommending that our board of directors appoint the identified member or members to our board of directors or the applicable committee, subject to our certificate of incorporation and bylaws, (4) reviewing and recommending to our board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of our board of directors and management, (6) overseeing our strategy on corporate social responsibility and sustainability, and (7) handling such other matters that are specifically delegated to the committee by our board of directors from time to time.

Our board of directors has adopted a written charter for the nominating and corporate governance committee which will take effect upon the completion of this offering and which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. This charter will be posted on our website upon the completion of this offering.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of the compensation committee is, nor has ever been, an officer or employee of our company.

Code of Ethics

Prior to the consummation of this offering, we will adopt a Code of Ethics for Senior Officers applicable to our Chief Executive Officer and senior financial officers. In addition, prior to the consummation of this offering we will adopt a Code of Conduct and Ethics for all officers, directors, and employees. Our Code of Ethics for Senior Officers and Code of Conduct and Ethics will be posted on our website at www.fireflyspace.com on the Corporate Governance page of the Investor Relations section of the website. The information contained on our website is not part of this prospectus. We intend to disclose future amendments to certain provisions of our Code of Ethics for Senior Officers, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or other persons performing similar functions on our website.

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our “named executive officers,” who are the individuals who served as our principal executive officer and our next two other most highly compensated officers, in each case, for our fiscal year ended December 31, 2024. Accordingly, our “Named Executive Officers” are:

•	William Weber, Former Chief Executive Officer;

•	Peter Schumacher, Interim Chief Executive Officer;

•	Jason Kim, Chief Executive Officer;

•	Darren Ma, Senior Vice President and Chief Financial Officer; and

•	Dan Fermon, Senior Vice President and Chief Operating Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to our Named Executive Officers for the fiscal year ended December 31, 2024.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
William Weber	2024	256,154		—		52,367		562,500	780,818	(4)	1,651,839
Former Chief Executive Officer
Peter Schumacher	2024	—		—		—		—	—		—
Interim Chief Executive Officer
Jason Kim	2024	115,385		250,000	(5)	1,778,398	(6)	—	100,291	(7)	2,244,074
Chief Executive Officer
Darren Ma	2024	383,846	(8)	—		16,292		175,000	6,085		581,223
Chief Financial Officer
Dan Fermon	2024	350,000		—		16,292		175,000	1,152		542,444
Senior Vice President and Chief Operating Officer

(1)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options (“Options”) granted to the Named Executive Officers during the fiscal year ended December 31, 2024 as computed in accordance with ASC Topic 718, Compensation–Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 14 to the consolidated financial statements included in this prospectus. See “—Equity Incentive Compensation” below for additional details on these awards.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect bonuses paid to the Named Executive Officers under the Annual Bonus Plan (as defined below) with respect to the fiscal year ended December 31, 2024. See “—Annual Bonus Plan” below for additional details.

(3)

Amounts in this column include a matching 401(k) contribution of 100% of elective deferrals up to a maximum per participant per calendar year equal to 4% of the participant’s eligible compensation ($13,800 for Mr. Weber, $5,385 for Mr. Ma, and $538 for Mr. Fermon) and Company paid life insurance premiums ($460 for Mr. Weber, $219 for Mr. Kim, $701 for Mr. Ma, and $613 for Mr. Fermon).

(4)

Amounts reflected in “All Other Compensation” for Mr. Weber also consist of certain payments provided to Mr. Weber in connection with his separation from employment, which was effective as of July 17, 2024, including: a severance payment of $450,000, a payment of $25,681 representing twelve months of COBRA premiums payable by Mr. Weber, and a payment of $305,137 representing a pro-rated annual bonus for the fiscal year ended December 31, 2024.

(5)

Represents the guaranteed portion of Mr. Kim’s annual incentive bonus for the fiscal year ended December 31, 2024 per the terms of his employment agreement, which will be paid in cash in April 2025 at the same time as the Company’s other 2024 bonuses are paid. Mr. Kim will receive an additional $250,000 of his annual incentive bonus for the fiscal year ended December 31, 2024 in the form an Option grant to be made in April 2025 at the same time the Company makes its other Option grants

(6)	The value shown for Mr. Kim’s Options assumes the highest level of performance achievement possible.
(7)

Amounts reflected in “All Other Compensation” for Mr. Kim also consist of $100,000 for reimbursement of costs and expenses incurred by Mr. Kim in connection with his relocation to the vicinity of our Cedar Park, Texas location.

(8)	Mr. Ma received a raise to his base salary on November 25, 2024 such that his new annual base salary rate is $400,000.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

With the exception of Mr. Schumacher, each of our Named Executive Officers is (or was) a party to an employment agreement with the Company. The employment agreements generally provide for each executive’s base salary, target bonus opportunity, an initial grant of non-qualified stock options, reimbursement of reasonable business expenses and eligibility to participate in our benefit plans. The material terms of the employment agreements are summarized below. These summaries are qualified by reference to the actual text of the agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part. In addition to the key terms summarized below, each employment agreement provides for certain severance benefits upon a resignation by the applicable Named Executive Officer for “Good Reason” or upon a termination by the Company without “Cause.” See “—Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the employment agreements. See “—Equity Incentive Compensation” below for more details regarding the equity incentives provided to our Named Executive Officers.

With the exception of Mr. Schumacher, each of our Named Executive Officers entered into an Employee Proprietary Information Agreement (the “Proprietary Information Agreement”) with the Company in connection with their employment, which contain customary confidentiality, non-competition, non-solicitation, non-interference, assignment of inventions and conflict of interest covenants. The employment agreements provide that the period of each restrictive covenant that applies to our Named Executive Officers shall be the longer of the period set forth in the Proprietary Information Agreement or the severance period provided in the Named Executive Officer’s employment agreement.

Kim Agreement

On August 25, 2024, the Company entered into an employment agreement with Jason Kim (the “Kim Agreement”) to serve as the Chief Executive Officer of the Company, effective as of October 1, 2024. The Kim Agreement provides for an annual base salary of $500,000, eligibility for Mr. Kim to earn an annual incentive bonus based on a target bonus opportunity equal to 100% of his base salary (as described below in the “Annual

Bonus Plan” section), an initial grant of stock options and eligibility to receive annual grants of stock options (as described below in the “Equity Incentive Compensation” section), reimbursement for up to $100,000 for costs and expenses incurred by Mr. Kim in connection with his relocation to the vicinity of our Cedar Park, Texas location, reimbursement of up to $2,500 for Mr. Kim’s legal fees incurred in connection with the negotiation of his employment agreement with us, and participation in standard benefit plans. The Kim Agreement also provided that Mr. Kim’s annual bonus for the fiscal year ended December 31, 2024 would be fully guaranteed, with 50% payable in cash and the remaining 50% payable in equity to be granted in March or April of 2025.

Ma Agreement

On May 17, 2024, the Company entered into an employment agreement with Darren Ma (the “Ma Agreement”) to serve as the SVP & Chief Financial Officer of the Company, effective as of May 17, 2024. The Ma Agreement provides for an annual base salary of $350,000, eligibility for Mr. Ma to earn an annual incentive bonus based on a target bonus opportunity equal to 50% of his base salary (as described below in the “Annual Bonus Plan” section), eligibility to receive annual grants of stock options (as described below in the “Equity Incentive Compensation” section), eligibility for reimbursement of up to $2,500 for Mr. Ma’s legal fees incurred in connection with the negotiation of his employment agreement with us, and participation in standard benefit plans. On March 13, 2025, the Company entered into an updated employment agreement with Mr. Ma that provides for the same foregoing terms but an updated annual base salary of $420,000 and target bonus opportunity of 60% of base salary.

Fermon Agreement

On May 17, 2024, the Company entered into an employment agreement with Dan Fermon (the “Fermon Agreement”) to serve as the SVP & Chief Operating Officer of the Company, effective as of May 17, 2024. The Fermon Agreement provides for an annual base salary of $350,000, eligibility for Mr. Fermon to earn an annual incentive bonus based on a target bonus opportunity equal to 50% of his base salary (as described below in the “Annual Bonus Plan” section), eligibility to receive annual grants of stock options (as described below in the “Equity Incentive Compensation” section), eligibility for reimbursement of up to $2,500 for Mr. Fermon’s legal fees incurred in connection with the negotiation of his employment agreement with us, and participation in standard benefit plans. On March 13, 2025, the Company entered into an updated employment agreement with Mr. Fermon that provides for the same foregoing terms but an updated annual base salary of $400,000.

Peter Schumacher

Mr. Schumacher served as the Company’s Interim Chief Executive Officer from July 17, 2024 to September 30, 2024. Mr. Schumacher did not receive compensation from the Company in any capacity for the fiscal year ended December 31, 2024.

Weber Employment Agreement

On August 13, 2022, the Company entered into an employment agreement with William Weber (the “Weber Agreement”) to serve as the Chief Executive Officer of the Company, effective as of September 1, 2022. The Weber Agreement provided for an annual base salary of $450,000, eligibility for Mr. Weber to earn an annual incentive bonus based on a target bonus opportunity equal to 125% of his base salary (as described below in the “Annual Bonus Plan” section), a grant of stock options (as described below in the “Equity Incentive Compensation” section), reimbursement for up to $200,000 for costs and expenses incurred by Mr. Weber in connection with his relocation to the vicinity of our Cedar Park, Texas location, reimbursement of Mr. Weber’s legal fees incurred in connection with the negotiation of his employment agreement with us, and participation in standard benefit plans.

On July 17, 2024, Mr. Weber’s employment with the Company terminated and Mr. Weber entered into a Separation Agreement and Release of Claims (“Separation Agreement”) with the Company. Pursuant to the

Separation Agreement, in exchange for executing and not revoking a general release of claims in favor of the Company and Mr. Weber’s compliance with the terms and obligations of the Separation Agreement (including continued compliance with his Proprietary Information Agreement (as described above)), Mr. Weber received the following severance payments and benefits: (i) a gross amount of $450,000 representing 12 months of Mr. Weber’s base salary; (ii) a gross amount of $25,681 representing 12 months of the employee portion of Mr. Weber’s COBRA premiums; (iii) a cash payment of $305,137 representing a pro-rated cash bonus for the fiscal year ended December 31, 2024; and (iv) certain unvested Options remained eligible to vest pursuant to the terms of the applicable stock option agreements and Amended and Restated Firefly Aerospace, Inc. 2017 Stock Plan (“2017 Stock Plan”) until July 16, 2025, as described below in the “Equity Incentive Compensation” section. The Separation Agreement provides that Mr. Weber’s vested Options shall remain outstanding and eligible to be exercised through July 16, 2027. On July 16, 2025, Mr. Weber’s remaining unvested Options expired pursuant to the terms of the Separation Agreement.

Base Salary

The base salaries of our Named Executive Officers are set forth in their respective employment agreements. Mr. Kim’s base salary is subject to review by our board of directors for increase, but not decrease, no less frequently than annually. For fiscal year ended December 31, 2024, Mr. Kim’s base salary was $500,000 and Mr. Fermon’s base salary was $350,000. Mr. Ma received an increase to his base salary to an annual rate of $400,000 effective as of November 25, 2024.

Annual Bonus Plan

With respect to the fiscal year ended December 31, 2024, our Named Executive Officers (other than Messrs. Weber and Schumacher) were eligible to receive an annual cash bonus short-term incentive that pays out based upon the Company meeting predetermined corporate performance objectives and the Named Executive Officer achieving individual performance goals, in each case, pursuant to our Firefly Aerospace, Inc. Performance-Based, Incentive Compensation Plan (“Annual Bonus Plan”). For the fiscal year ended December 31, 2024, the target short-term incentive amount, expressed as a percentage of the Named Executive Officer’s base salary, for each of Messrs. Kim, Ma, and Fermon were 100%, 50%, and 50%, respectively. Achievement of short-term incentive for the fiscal year ended December 31, 2024 was based on the attainment of certain performance goals as determined by our board of directors and the compensation committee. The performance goals for the fiscal year ended December 31, 2024 set forth in the Annual Bonus Plan related to, among other metrics, a balance sheet cash target, aggregate value of customer contract bookings and execution of certain specified operational goals.

Equity Incentive Compensation

Under the 2017 Stock Plan, our board of directors or a committee thereof (the “Administrator”) may grant awards to our employees, consultants, and directors in the form of non-qualified stock options, incentive stock options, restricted stock awards and restricted stock units. The Administrator has broad discretion to determine individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award. A stock option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a non-qualified stock option. The Administrator will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price of the option. The exercise price will not be less than 100%, or, with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, not less than 110%, of the Fair Market Value (as defined in the 2017 Stock Plan), of the common stock on the date the stock option is granted. The exercise price may be paid by our Named Executive Officers (i) in cash, check or cash equivalent, (ii) if permitted by the Company, by the delivery of shares of common stock then owned by the participant, by the withholding of shares of common stock for which a stock option is exercisable (“Net-Exercise”), or (iii) by a combination of these methods. In the discretion of the Administrator, payment for the exercise price of our Named Executive Officers may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to us the amount of sale or loan proceeds to pay the exercise price. No stock option is exercisable later than 10, or, with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, later than five, years after the date it is granted. Our board of directors has determined not to make any further awards under the 2017 Stock Plan following the completion of this offering.

Each of Messrs. Kim, Ma, and Fermon received grants of stock options in 2024 pursuant to the 2017 Stock Plan and applicable stock option agreements.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards held by each of the Named Executive Officers as of December 31, 2024.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
William Weber	08/31/2022	123,601	1,713,188	0.88	09/01/2032	(1)
	06/20/2024	—	74,075	0.81	06/19/2034	(2)
Peter Schumacher	—	—	—	—	—
Jason Kim	10/24/2024	—	2,240,466	0.91	10/23/2034	(3)
Darren Ma	10/28/2020	53,261	8,194	0.42	08/25/2030	(4)
	01/08/2021	37,386	—	0.49	01/07/2031	(5)
	07/21/2021	53,591	7,656	1.01	07/20/2031	(6)
	07/21/2021	73,490	34,057	1.01	07/20/2031	(7)
	02/17/2022	46,091	—	1.01	02/16/2032	(8)
	06/17/2022	25,984	21,260	0.88	06/16/2032	(9)
	06/17/2022	76,819	76,819	0.88	06/16/2032	(10)
	06/20/2024	—	23,046	0.81	06/19/2034	(11)
Dan Fermon	10/24/2022	61,455	92,183	0.88	10/23/2032	(12)
	06/20/2024	—	23,046	0.81	06/19/2034	(11)

(1)

55,103 of the Options vested on September 1, 2023 and 55,104 Options vested on September 1, 2024. An additional 13,394 Options accelerated and vested as of August 20, 2024 per the terms of the Separation Agreement. The remaining unvested Options remained outstanding and eligible to vest until July 16, 2025 in accordance with the following schedule: 15% of the Options vest on each of the first five anniversaries of September 1, 2022; 15% of the Options vest upon a Weber Liquidity Event (as defined below) in which the Company meets or exceeds a $1.1 billion valuation; an additional 30% of the Options vest upon a Weber Liquidity Event in which the Company meets or exceeds a $3.0 billion valuation; and an additional 40% of the Options vest upon a Weber Liquidity Event in which the Company meets or exceeds a $5.0 billion valuation. “Weber Liquidity Event” has the same meaning as Liquidity Event provided below in the Section entitled “Potential Payments Upon Termination or Change in Control”; provided, however, that a Weber Liquidity Event also includes a secondary sale or similar transaction in which funds affiliated with AE Industrial Partner, LP divests 50% or more of its director or indirect interests in the Company as of the Grant Date. On July 16, 2025, Mr. Weber’s remaining unvested Options expired pursuant to the terms of the Separation Agreement.

(2)	24,689 of the Options vested on May 27, 2025, and the remainder expired on July 16, 2025 pursuant to the terms of the Separation Agreement.
(3)

Options vest as follows, subject to Mr. Kim’s continued employment through each such date: 15% of the Options vest on each of the first five anniversaries of October 1, 2024; 15% of the Options vest upon a

Liquidity Event in which the Company meets or exceeds a $1.5 billion valuation; an additional 30% of the Options vests upon a Liquidity Event in which the Company meets or exceeds a $3.0 billion valuation; and an additional 40% of the Options vests upon a Liquidity Event in which the Company meets or exceeds a $5.0 billion valuation. Upon a Liquidity Event that occurs while Mr. Kim is employment by the Company, each stock option grant held by Mr. Kim that vest solely on the passage of time will accelerate and vest as of such Liquidity Event; provided, that, any Restricted Shares (as defined below) that Mr. Kim holds as a result of early exercising any Option, shall be subject to clawback as further above in the section titled “Equity Incentive Compensation”. “Liquidity Event” means (i) Change of Control (as defined in the 2017 Stock Plan), or (ii) an initial public offering (including via a merger with a special purpose acquisition company or similar).
(4)	Options vest ratably on a monthly basis over 60 months from October 24, 2020. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.
(5)	Options vested ratably on a monthly basis and were fully vested on November 23, 2023.
(6)	Options vest ratably on a quarterly basis over four years from May 1, 2021. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.
(7)	Options vest ratably on a monthly basis over 60 months from July 21, 2021. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.
(8)	Options vested ratably on a quarterly basis and were fully vested on December 31, 2022.
(9)	Options vest ratably on a monthly basis over 60 months from March 25, 2022. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.
(10)	Options vest ratably on a quarterly basis over 60 months from June 17, 2022. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.
(11)

One-third of the Options vest on May 27, 2025, and the remainder vest ratably on a quarterly basis for two years thereafter. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.

(12)

One-fifth of the Options vested on October 24, 2023, and the remainder vest ratably on a quarterly basis for four years thereafter. The Options will accelerate and vest upon a Liquidity Event where the Named Executive Officer is still employed.

Additional Narrative Disclosure

Retirement Plans

We currently provide broad-based health and welfare benefits that are available to our full-time employees, including our Named Executive Officers, including health, life, vision, and dental insurance. In addition, we currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including our Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We match 100% of elective deferrals up to a maximum per participant per calendar year equal to 4% of the participant’s eligible compensation. Matching contributions to our 401(k) plan are 100% vested. All contributions under our 401(k) plan are subject to certain annual dollar limitations in accordance with applicable laws, which are periodically adjusted for changes in the cost of living. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

Each of our current Named Executive Officers is entitled to certain severance payments and benefits pursuant to their respective employment agreements in the event the Company terminates the Named Executive Officer without Cause or the Named Executive Officer resigns with Good Reason, consisting of the following severance: (i) nine months (for Messrs. Ma and Fermon) or 12 months (for Mr. Kim) of the Named Executive Officer’s then-current base salary, (ii) an amount equal to the cost of nine months (for Messrs. Ma and Fermon)

or 12 months (for Mr. Kim) of the employee portion of associated COBRA premiums, (iii) a pro-rated Annual Bonus for the year of termination if such termination occurred in the second half of the fiscal year, based on actual performance through the date of termination, and (iv) any then-outstanding stock options subject to time-based vesting will remain outstanding and have the opportunity to vest for nine months (for Messrs. Ma and Fermon) or 12 months (for Mr. Kim) following such termination of employment. To the extent unpaid as of the date of termination of employment, the Named Executive Officer will also be entitled to the prior year Annual Bonus. Such severance shall be paid in a lump sum within 10 days following the applicable Named Executive Officer’s termination of employment.

Each of the Named Executive Officers’ employment agreements also provide that, upon a Liquidity Event where the Named Executive Officer is employed, any Options subject solely to time-based vesting shall become fully vested and exercisable, provided, that, any shares issued in respect of such accelerated Options shall be “Restricted Shares”. If the Named Executive Officer does not elect a method of exercise in connection with such Liquidity Event, he will be deemed to have selected the Net-Exercise method. The clawback on the Restricted Shares generally lapses with respect to 50% of the Restricted Shares on the six-month anniversary of the Liquidity Event, 25% of the Restricted Shares on the nine-month anniversary of the Liquidity Event, and 25% of the Restricted Shares in equal monthly amounts (8.34% per month) at the end of each tenth-, eleventh,- and twelfth-month anniversaries of the Liquidity Event. Any Restricted Shares still subject to clawback in the event the Named Executive Officer terminates his employment other than for Good Reason any time during the 12-month period following the Liquidity Event shall be forfeited. For purposes of the employment agreements, “Liquidity Event” means (i) Change of Control (as defined in the 2017 Stock Plan), or (ii) an initial public offering (including via a merger with a special purpose acquisition company or similar). In connection with this offering, the Company has decided to amend the employment agreements to remove the automatic Net-Exercise such that the stock options held by our Named Executive Officers will remain outstanding and be exercisable at any time in accordance with their terms until the expiration date of the stock options, subject to the lock-up agreements.

“Cause” generally means a Named Executive Officer’s (i) conduct amounting to fraud against the Company or any subsidiary or affiliate of the Company; (ii) intentional misconduct, repeated refusal to follow the reasonable and lawful directions of the Company or material breach of the employment agreement or any document referenced therein, provided the Company notifies the Named Executive Officer of the acts deemed to constitute such intentional misconduct, repeated refusal or material breach in writing and he fails to correct such acts (or begin such action as may be necessary to correct such acts and thereafter fails to diligently pursue the completion thereof) within ten business days after written notice has been given; (iii) violation of a material Company policy that causes or has demonstrated a substantial likelihood to cause material financial or reputational harm to the Company; or (iv) conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by the Named Executive Officer in reasonable, good faith in his capacity as an employee or officer of the Company).

“Good Reason” generally means (i) a material diminution in the roles, duties, responsibilities, or the individuals to whom the Named Executive Officer reports; (ii) a material reduction of base salary or the target amount of Annual Bonus; (iii) a requirement to relocate the Named Executive Officer’s primary place of business more than 25 miles away from the primary place of business as of the effective date of the applicable employment agreement; or (iv) a material breach by the Company of any provision of the employment agreement or any document referenced therein. A Named Executive Officer must notify the Company in writing of his intent to terminate his employment for Good Reason, specifying the event and describing the circumstances constituting Good Reason, within 30 days after he first becomes aware of the event that he believes constitutes Good Reason. The Company will have a period of 30 days after receipt of such notice to cure the Good Reason. If the Good Reason is cured within that period, the Named Executive Officer will not be entitled to the severance and accelerated option vesting described above. If the Company waives its right to cure or does not cure within the 30-day period, the Named Executive Officer may terminate his employment for Good Reason within 30 days following the later of (i) the date on which the Company waived its right to cure or (ii) the end of the cure period and collect the severance and receive the accelerated option vesting described above.

Actions Taken in Connection With This Offering

2025 Omnibus Incentive Plan

In connection with this offering, our Board has adopted, and our stockholders have approved, the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (the “2025 Stock Plan”), pursuant to which employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, will be eligible to receive awards. If adopted, the 2025 Stock Plan will provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, other stock-based awards, other cash-based awards, substitute awards, and performance awards intended to align the interests of participants with those of our stockholders. The following description of the 2025 Stock Plan is based on the form that will be adopted, but since the 2025 Stock Plan has not yet been adopted, the provisions remain subject to change. As a result, the following description is qualified in its entirety by reference to the form of the 2025 Stock Plan, a copy of which in substantially final form has been filed as an exhibit to the registration statement of which this prospectus is a part.

Securities to Be Offered

The aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2025 Stock Plan shall not exceed a number of shares of our common stock equal to 15% of the fully diluted shares of our common stock outstanding at the closing of this offering (subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2025 Stock Plan) (the “Initial Share Reserve”). The number of shares of common stock available for issuance under the 2025 Stock Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2026, and ending and including January 1, 2035, equal to the lesser of (i) 3% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Board. The aggregate number of shares that may be issued or used under the 2025 Stock Plan pursuant to incentive stock options (“ISOs”) shall not exceed an amount equal to the Initial Share Reserve. Shares of common stock subject to an award that expires or is canceled, forfeited or otherwise terminated without delivery of shares, shares tendered in payment of an option, shares covered by a stock-settled stock appreciation right (“SAR”) or other award that were not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations will again be available for delivery pursuant to other awards under the 2025 Stock Plan. The number of shares of common stock available for issuance under the 2025 Stock Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Administration

The 2025 Stock Plan will be administered by a committee of the Board that has been authorized to administer the 2025 Stock Plan, except if no such committee is authorized by the Board, the Board will administer the 2025 Stock Plan (as applicable, the “Committee”). The Committee will have broad discretion to administer the 2025 Stock Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the 2025 Stock Plan. To the extent the Committee is not the Board, the Board will still retain the authority to take all actions permitted by the Committee under the 2025 Stock Plan.

Eligibility

Employees, consultants and non-employee directors of our Company and its affiliates will be eligible to receive awards under the 2025 Stock Plan. As stated above, the basis for participation in the 2025 Stock Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible.

Non-Employee Director Compensation Limits

In each calendar year, a non-employee director may not receive awards under the 2025 Stock Plan for such individual’s service on the Board that, taken together with any cash fees paid to such non-employee director during such calendar year for such individual’s service on the Board, have a value in excess of $750,000 (based on the grant date fair value of such awards) or, solely in the case of a lead director or non-executive chair of the Board, $1,000,000 (based on the grant date fair value of such awards); provided that (a) the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation and (b) for any calendar year in which a non-employee director first commences service on the Board, such limit shall be increased to $1,500,000.

Types of Awards

Options. The 2025 Stock Plan provides for the grant of both ISOs intended to qualify under Section 422 of the Code and nonstatutory stock options. We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our parents or subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the 2025 Stock Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as shall be determined by the Committee at the time of grant. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance.

Payment of the exercise price may be made in a manner approved by the Committee, which may include (a) immediately available funds in U.S. dollars, (b) delivery of common stock having a value equal to the exercise price, (c) a broker-assisted, cashless exercise, or (d) any other means approved by the Committee.

SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards. A restricted stock award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a stockholder, including the right to vote the shares of common stock subject to the restricted stock award or to receive dividends on the shares of common stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units. A restricted stock unit (“RSU”) is a right to receive cash, shares of common stock, or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of common stock) of dividends paid on the underlying shares of common stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the RSUs with respect to which the dividend equivalent rights are granted.

Performance Awards. A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards may be granted alone or in addition to other awards under the 2025 Stock Plan and may be paid in cash, shares of common stock, other property, or any combination thereof, as determined in the sole discretion of the Committee.

Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares of common stock.

Cash Awards. Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards. Awards may be granted under the 2025 Stock Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with the Company or one of its affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of stock, or other recapitalization, merger, or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the 2025 Stock Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control of the Company, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options, SARs, or other stock-based awards upon the change in control (and, if not exercised, such awards will be terminated) and the acceleration of vesting or exercisability of any outstanding awards.

Clawback

All awards granted under the 2025 Stock Plan are subject to reduction, cancellation, or recoupment under any written clawback policy that we are required to adopt pursuant to listing standards or as is otherwise required under applicable law, including the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation.

Plan Amendment and Termination

The Committee may amend or terminate any award, award agreement, or the 2025 Stock Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of stockholders, to amend any outstanding option or SAR to reduce its exercise price per share. The 2025 Stock Plan will remain in effect for a period of ten years (unless earlier terminated by the Board or Committee, as applicable).

2025 Employee Stock Purchase Plan

In order to incentivize employees of the Company, its designated affiliates and subsidiaries (the “Designated Subsidiaries”), our Board has adopted, and our shareholders have approved, the 2025 Employee Stock Purchase

Plan (the “ESPP”), the material terms of which are summarized below, prior to the completion of this offering. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. Although not yet adopted, we expect that our ESPP will have the features described below.

Shares Available for Awards; Administration

A total of 3,150,300 shares of our common stock will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will be increased annually on January 1 of each fiscal year beginning in 2026 by an amount equal to the lesser of (i) 1.0% of the shares outstanding on the last day of the immediately preceding fiscal year or (ii) a lesser amount determined by our Board; provided, however, that no more than 3,150,300 shares may be issued per year in total under the ESPP. Our Committee or other individuals to which authority has been delegated under the ESPP will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants.

Eligibility

We expect that all of our employees and employees of any Designated Subsidiary will be eligible to participate in the ESPP, with certain exclusions as determined by the ESPP administrator. However, an employee may not be granted rights to purchase stock under our ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power of all classes of our stock.

Grant of Rights

Under the ESPP, participants will be offered the option to purchase shares of our common stock at a discount during one or more offering periods, which may be successive or overlapping and will be selected by the Board or Committee in its sole discretion with respect to which options will be granted to participants. The Board or Committee will designate the terms and conditions of each offering in writing, including the offering period, and may change the duration and timing of offering periods in its discretion. However, in no event may an offering period be longer than 27 months in length.

Option Price

The option purchase price will be designated by the ESPP administrator, but will not be less than 85% of the fair market value of a share of our common stock on the applicable enrollment date or the applicable exercise date, whichever is lower.

Limitations on Purchase

As required by the Code, no eligible employee may purchase stock under the ESPP at a rate which, when aggregated with his or her other rights to purchase our common stock, exceeds $25,000 in fair market value per year. Unless the administrator of the ESPP determines otherwise, employees are also limited in making elections under the ESPP to contributing no more than 15% of their “Compensation” (as defined in the ESPP) to the ESPP.

ESPP Amendment and Termination

The Board may, in its sole discretion, amend, suspend, or terminate the ESPP at any time. However, shareholder approval will be required for any amendment that (i) increases the maximum number of shares subject to the ESPP, (ii) changes the designation or class of eligible employees or (iii) would cause the ESPP to no longer be an “employee stock purchase plan” within the meaning of Section 423 of the Code. In the event that the administrator of the ESPP determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify or amend the plan to reduce or eliminate those consequences. Upon termination of the ESPP, the balance in each participant’s plan account will be refunded as soon as practicable.

Director Compensation Table

The following table presents the total compensation to our non-employee directors for the fiscal year ended December 31, 2024.

Name	Fees earned or paid in cash ($)	Option Awards ($)(6)(7)	Total ($)
Kirk Konert	—	—	—
Peter Schumacher(1)	—	—	—
Pamela Braden(2)	50,000	—	50,000
Peter Cannito(3)	50,000	—	50,000
Chris Emerson	50,000	—	50,000
Jed McCaleb	—	—	—
Thomas Markusic	—	—	—
William Weber(4)	—	—	—
Jason Kim(5)
Marc Weiser

(1)	Mr. Schumacher resigned from our board of directors on October 31, 2024.
(2)	Ms. Braden resigned from our board of directors on October 31, 2024.
(3)	Mr. Cannito resigned from our board of directors on October 31, 2024.
(4)

Mr. Weber received no additional compensation for his service as a director, and resigned from our board of directors effective as of July 13, 2024 in connection with the termination of his employment as of Chief Executive Officer. Compensation for Mr. Weber is described above, including in the Summary Compensation Table.

(5)	Mr. Kim received no additional compensation for his service as a director. Compensation for Mr. Kim is described above, including in the Summary Compensation Table.
(6)	As of December 31, 2024, the aggregate number of stock options outstanding for each of the directors listed below were as follows:

Name	Option Awards Outstanding as of December 31, 2024
Pamela Braden	15,364
Peter Cannito	15,364
Chris Emerson	15,364
Thomas Markusic	5,008,699

(7)	Pamela Braden exercised her 15,364 stock options on May 6, 2025.

Narrative Disclosure to Director Compensation Table

The fees for non-employee directors Pamela Braden, Peter Cannito, and Chris Emerson in 2024 consisted of an annual cash retainer equal to $50,000. Certain of our directors also received grants of stock options, which vest in full on the first anniversary of the vesting commencement date.

Non-Employee Director Compensation Program

Following the completion of this offering, we anticipate that each of our non-employee directors will receive an annual director fee, fees for attending meetings of the board of directors as well as committee meetings and equity awards in connection with their services. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services. As of the time of this offering, we are evaluating the specific terms of our director compensation program.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock (i) as of July 19, 2025 and (ii) immediately following this offering, as adjusted to reflect the sale of shares of common stock by us, in each case, by the following individuals or groups:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentage ownership information shown in the table prior to this offering is based upon 123,329,440 shares of common stock outstanding as of July 19, 2025, which includes shares of common stock issued pursuant to the Preferred Stock Dividend on July 16, 2025 and 105,832,069 shares of common stock underlying our outstanding preferred stock on an as-converted basis. The number of shares of common stock that will be outstanding following this offering gives effect to: (i) the effectiveness of our amended and restated certificate of incorporation, (ii) the issuance of 16,200,000 shares of common stock in this offering, and (iii) the issuance of 1,022,041 shares of common stock upon net exercise of warrants outstanding as of July 19, 2025, in each case upon close of this offering, and does not include (i) 16,200,000 shares of common stock reserved for future issuance under our Equity Incentive Plan, (ii) 17,230,638 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.2688, or (iii) 646,464 shares reserved for issuance upon exercise of warrants to purchase preferred stock outstanding as of July 19, 2025, and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before September 17, 2025, which is 60 days after July 19, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. In addition, the following table does not reflect any shares of common stock that may be purchased in this offering pursuant to our Directed Share Program as described under “Underwriting – Directed Share Program.” Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Firefly Aerospace, 1320 Arrow Point Drive #109, Cedar Park, TX 78613.

Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering		% of Total Voting Power	Shares Beneficially Owned Following this Offering		% of Total Voting Power
	Common Stock			Common Stock
	Shares	%		Shares	%
Directors, Director Nominees, and Named Executive Officers:
William Weber(1)	148,290	*	*	148,290	*	*
Peter Schumacher	—	*	*	—	*	*
Jason Kim(2)	2,827,207	2.3%	*	2,827,207	2.0%	*
Darren Ma(3)	1,436,104	1.2%	*	1,436,104	1.0%	*
Dan Fermon(4)	338,004	*	*	338,004	*	*
Kirk Konert	—	*	*	—	*	*
Marc Weiser(5)	4,050,486	3.3%	3.1%	4,044,878	2.9%	2.9%
Christopher Emerson(6)	15,364	*	*	15,364	*	*
Thomas Zurbuchen(7)	6,146	*	*	6,146	*	*
Kevin McAllister	—	*	*	—	*	*
Pamela Braden	15,364	*	*	15,364	*	*
Jon Lusczakoski	—	*	*	—	*	*
Ryan Boland(8)	2,870,994	2.3%	2.3%	2,870,091	2.0%	2.0%
Directors and executive officers as a group (13 individuals)	12,738,970	9.9%	5.6%	12,731,577	8.7%	5.2%
5% or Greater Stockholders:
Entities affiliated with AE Industrial Partners(9)(10)	58,818,886	47.4%	47.1%	58,804,808	41.8%	41.8%
Astera Institute(11)	13,081,389	10.6%	10.6%	13,081,389	9.3%	9.3%
Thomas Markusic(12)	12,487,089	9.7%	6.1%	12,487,089	8.6%	5.3%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Weber exercisable within 60 days of July 19, 2025.
(2)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Kim exercisable within 60 days of July 19, 2025.
(3)

Consists of (i) 1,424,780 shares of common stock issuable pursuant to options held directly by Mr. Ma exercisable within 60 days of July 19, 2025 and (ii) 11,324 shares of common stock held directly by Mr. Ma.

(4)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Fermon exercisable within 60 days of July 19, 2025.
(5)

Consists of shares of common stock issuable upon conversion of preferred stock held by entities beneficially owned by Mr. Weiser. Shares beneficially owned following this offering gives effect to the automatic net exercise of 258,530 warrants resulting in the issuance of 252,922 shares of common stock.

(6)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Emerson exercisable within 60 days of July 19, 2025.
(7)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Zurbuchen exercisable within 60 days of July 19, 2025.
(8)

Consists of shares of common stock issuable upon conversion of preferred stock held by entities beneficially owned by Mr. Boland. Shares beneficially owned following this offering gives effect to the automatic net exercise of 41,664 warrants resulting in the issuance of 40,761 shares of common stock.

(9)

Consists of (i) 8,867,939 shares of common stock issuable upon the conversion of Series Seed Preferred Stock and 29,347,508 shares of common stock issuable upon the conversion of Series Seed-1 Preferred

Stock held by Glow NS Holdings, LLC, (ii) 4,695,184 shares of common stock issuable upon the conversion of Series B Preferred Stock held by Glow B Holdings, LLC, (iii) 6,548,787 shares of common stock issuable upon the conversion of Series C Preferred Stock held by Glow C Holdings, LLC, (iv) 6,193,476 shares of common stock issuable upon the conversion of Series D-1 Preferred Stock and 619,348 shares of common stock issuable upon the exercise of warrants held by Glow D Holdings, LLC, (v) 590,973 shares of common stock issuable upon the conversion of Series D-1 Preferred Stock and 29,549 shares of common stock issuable upon the exercise of warrants held by AE Co-Investment Partners Fund III-F, LP, and (vi) 100,320 shares of common stock issuable upon the exercise of warrants held by AE Industrial Partners Structured Solutions I, LP. Shares beneficially owned after this offering gives effect to the automatic net exercise of warrants held by Glow D Holdings, LLC and AE Co-Investment Partners Fund III-F, LP, resulting in the issuance of 605,911 and 28,908 shares of common stock, respectively.
(10)

Glow NS Holdings, LLC is controlled by Glow NS Intermediate Holdings, LLC, its sole member. Glow B Holdings, LLC and Glow NS Intermediate Holdings LLC are controlled by Glow Aggregator, LLC as each entity’s sole member. Glow Aggregator, LLC is controlled by AE Industrial Partners Fund II, L.P. as managing member. AE Industrial Partners Fund II, L.P. is controlled by AE Industrial Partners Fund II GP, LP (“AE Fund II GP”), its general partner. Glow C Holdings, LLC, and Glow D Holdings, LLC are controlled by AE Industrial Partners Fund III, LP. as managing member. AE Co-Investment Partners Fund III-F, LP and AE Industrial Partners Fund III, LP. are controlled by AE Industrial Partners Fund III GP, LP (“AE Fund III GP”), as each entity’s general partner. AE Industrial Partners Structured Solutions I, LP is controlled by AE Industrial Partners Structured Solutions I GP, LP (“AE Solutions GP”), its general partner. AE Fund II GP, AE Fund III GP, and AE Solutions GP are each managed by each entity’s respective general partner, AeroEquity GP, LLC. AeroEquity GP, LLC is controlled by its managing members, Michael Greene and David Rowe. Messrs. Greene and Rowe make all voting and investment decisions with respect to the securities held by AE Industrial Partners. Each of the entities and individuals named above disclaims beneficial ownership of the securities held by AE Industrial Partners, except to the extent of its pecuniary interest therein. The business address of each of the foregoing entities and persons is 6700 Broken Sound Pkwy NW, Boca Raton, FL 33487.

(11)

Consists of (i) 10,009,026 shares of common stock issuable upon the conversion of Series Seed Preferred Stock and (ii) 3,072,363 shares of common stock issuable upon the conversion of Series A Preferred Stock.

(12)

Includes (i) 5,008,700 shares of common stock issuable pursuant to an option held directly by Mr. Markusic exercisable within 60 days of July 19, 2025 and (ii) 1,536,380 shares of common stock issuable upon the conversion of Series Seed Preferred Stock held directly by Mr. Markusic.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Other than compensation arrangements for our directors and Named Executive Officers, including those discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2022 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Equity Financings

Series B Preferred Stock Financing

Between March 2022 and August 2022, we sold an aggregate of 5,868,980 shares of our Series B Preferred Stock at a purchase price of $12.7791 for an aggregate purchase price of $75.0 million. The following table summarizes purchases of our Series B Preferred Stock by entities affiliated with AE Industrial Partners:

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Glow B Holdings, LLC (March 22, 2022)	3,912,653	$50,000,000
Glow B Holdings, LLC (July 7, 2022)	406,916	$5,200,000
Glow B Holdings, LLC (August 1, 2022)	352,139	$4,500,000
Glow B Holdings, LLC (August 19, 2022)	23,476	$300,000

Series C Preferred Stock Financing

Between February 2023 and January 2024, we sold an aggregate of 11,159,044 shares of our Series C Preferred Stock at a purchase price of $16.0640 per share for an aggregate purchase price of $179.3 million. The following table summarizes purchases of our Series C Preferred Stock by entities affiliated with AE Industrial Partners:

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Glow C Holdings, LLC (February 2, 2023)	1,556,271	$25,000,000
Glow C Holdings, LLC (March 27, 2023)	3,436,245	$55,200,000
Glow C Holdings, LLC (June 13, 2023)	1,556,271	$25,000,000

The following table summarizes purchases of our Series C Preferred Stock by entities affiliated with Ryan Boland, a member of our board of directors:

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Ares Technology I LLC (February 2, 2023)	186,752	$3,000,000
Ares Technology I LLC (March 27, 2023)	256,162	$4,115,000

Warrants for Series J Preferred Stock

Between July 2023 and August 2024, we issued Series J Preferred Stock Warrants to purchase an aggregate of 646,464 shares of our Series J Preferred Stock at an exercise price of $21.1725 per share. The following table summarizes issuances of Series J Preferred Stock Warrants to entities affiliated with AE Industrial Partners:

Stockholder	Shares of Series J Preferred Stock	Aggregate Exercise Price
AE Industrial Partners Structured Solutions I, LP (July 17, 2023)	69,039	$1,461,723
AE Industrial Partners Structured Solutions I, LP (December 27, 2023)	31,281	$662,297

2024 Convertible Promissory Notes

On August 13, 2024, we issued Subordinated Convertible Promissory Notes in an aggregate principal amount of $25.0 million to AE Co-Investment Partners Fund III and AE Co-Investment Partners Fund III-A, in exchange for our agreement to issue the investors shares of our capital stock upon the occurrence of certain events described therein. The Subordinated Convertible Promissory Notes automatically converted into an aggregate of 1,524,791 shares of the Company’s Series D-1 Preferred Stock in October 2024 at a price per share of $16.9213.

Series D Preferred Stock Financing

Between October 2024 and July 2025, we sold an aggregate of 20,850,926 shares of our Series D-1 Preferred Stock at a purchase price of $16.9213 per share for an aggregate purchase price of $352.8 million, 550,951 shares of our Series D-3 Preferred Stock at a purchase price of $18.1504 per share for an aggregate purchase price of $10.0 million, and 2,811,065 shares of our Series D-4 Preferred Stock at a purchase price of $20.8896 per share for an aggregate purchase price of $58.7 million. Purchasers of our Series D-1 Preferred Stock participating in the initial closing of our Series D Preferred Stock Financing on October 31, 2024 (the “Series D Initial Closing”) were issued Common Stock Warrants equal to ten percent of the shares of Series D-1 Preferred Stock purchased by such purchaser at the Series D Initial Closing, pursuant to which we issued Common Stock Warrants to purchase an aggregate of 1,044,707 shares of our Common Stock at an exercise price of $0.9112 per share. The following table summarizes purchases of our Series D-1 Preferred Stock at a purchase price by entities affiliated with AE Industrial Partners:

Stockholder	Shares of Series D-1 Preferred Stock	Total Purchase Price
Glow D Holdings, LLC (October 31, 2024)	4,668,685	$79,000,000
AE Co-Investment Partners Fund III-F, LP (October 31, 2024)	295,486	$5,000,000
AE Co-Investment Partners Fund III-F, LP (January 31, 2025)	295,486	$5,000,000

The following table summarizes purchases of our Series D-1 Preferred Stock by entities affiliated with Ryan Boland, a member of our board of directors:

Stockholder	Shares of Series D-1 Preferred Stock	Total Purchase Price
Mars Technology Holdings LLC (October 31, 2024)	416,685	$7,050,000
Mars Technology Holdings LLC (January 31, 2025)	66,484	$1,125,000
Mars Technology Holdings LLC (February 21, 2025)	168,427	$2,850,000

The following table summarizes purchases of our Series D-1 Preferred Stock by entities affiliated with Marc Weiser, a member of our board of directors:

Stockholder	Shares of Series D-1 Preferred Stock	Total Purchase Price
RPM Ventures IV, L.P. (October 31, 2024)	1,034,202	$17,500,000
BGW Ventures IV, LP (October 31, 2024)	1,551,098	$26,246,515
BGW Ventures IV, LP (February 27, 2025)	996,894	$16,868,691

Registration Rights

In connection with the completion of this offering, we expect to enter into a Registration Rights Agreement with certain holders of our common stock to amend and restate in its entirety, the Sixth Amended and Restated Investors’ Rights Agreement, dated October 31, 2024, pursuant to which, among other things, certain holders of our common stock will be entitled to rights with respect to the registration of their shares described below. The registration of shares of our common stock pursuant to the exercise of registration rights would enable holders to sell these shares without restriction under the Securities Act when the registration statement is declared effective. With the exception of underwriting discounts, commissions, and certain other expenses, we will pay all expenses related to any demand or piggyback registration described below, subject to reasonable fees and disbursements of one counsel for the selling holders.

The registration rights described below will expire upon the earliest to occur of: (i) three years after the completion of this offering or (ii) as to a given holder of registration rights, the date after the completion of this offering when such holder of registration rights can sell all of such holder’s registrable securities during any three-month period pursuant to Rule 144 promulgated under the Securities Act or upon such holder becoming subject to certain sanctions.

Following this offering, holders of an aggregate of approximately 113,837,745 shares of our common stock will be entitled to the registration rights described below.

Demand Registration Rights

The holders of registrable securities are entitled to certain demand registration rights. At any time after we receive a request (i) from the Sponsor Investors (as defined in the Registration Rights Agreement) with respect to outstanding registrable securities of such holder with an anticipated aggregate offering price, net of selling expenses, of at least $15 million or (ii) 270 days following the effective date of the registration statement of which this prospectus forms a part, Astera (as defined in the Registration Rights Agreement) requests that we prepare and file a registration statement on Form S-1 under the Securities Act covering the registration of the registrable securities, so long as the anticipated aggregate offering price to the public, net of underwriters’ discounts, selling commissions, and certain taxes and other fees, is at least $15 million, we will promptly (subject to the notice periods set forth in the Registration Rights Agreement) file a Form S-1 registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders.

We are not obligated to effect, or to take any action to effect, any registration statement on Form S-1 pursuant to a demand request in certain circumstances if it is determined by the Company, subject to certain conditions set forth in the Registration Rights Agreement, that such registration would be materially detrimental to the Company and its stockholders and filing should be deferred.

At any time after we are eligible to file a registration statement on Form S-3 under the Securities Act, and subject to the limitations and conditions set forth in the Registration Rights Agreement, Sponsor Investors or Astera may make a request that we prepare and file a registration statement on Form S-3 covering their shares, so long as the anticipated aggregate price to the public, net of the underwriters’ discounts, selling commissions and certain taxes and other fees, is at least $5,000,000. We will prepare and file the Form S-3 registration statement as requested, unless, as determined by the Company and subject to certain conditions set forth in the Registration Rights Agreement, such registration would be materially detrimental to the Company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 90 days after receipt of the request for the demand registration.

Further, we are not obligated to effect, or to take any action to effect, any registration statement on Form S-3 pursuant to a demand request during the period that is 60 days before our good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, subject to certain conditions.

Piggyback Registration Rights

Subject to certain specified exceptions, if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of shares having registration rights are entitled to notice and certain “piggyback” registration rights allowing them to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances.

Agreements with our Significant Stockholders

Relationship with AE Operating and Affiliates of AE Industrial Partners

On March 22, 2022, we and AE Industrial Operating Partners, LLC (“AE Operating”), an affiliate of AE Industrial Partners, entered into an agreement for consulting services provided related to our operations. Pursuant to this agreement and certain work orders between the Company and each of Redwire Space, Inc. and Belcan LLC, each an affiliate of AE Industrial Partners, we have (a) utilized AE Operating, the operating and consulting arm of AE Industrial Partners, for consulting services and executive recruitment, (b) reimbursed AE Industrial Partners for expenses related to participation by our employees in AE Industrial Partners sponsored events, (c) paid to AE Industrial Partners and AE Operating related fees and expenses, and (d) paid certain companies controlled by AE Industrial Partners for goods and services provided to the Company. We paid (i) $2.3 million and $0 for the 2024 and 2023 fiscal years, respectively, in connection with services provided by AE Industrial Partners, AE and AE Operating and (ii) $1.1 million and $2.7 million for the 2024 and 2023 fiscal years, respectively, in connection with payment for goods and services provided by AE Industrial Partners’ portfolio companies. In connection with the completion of this offering, we expect to enter into an amended and restated consulting services agreement with AE Operating, pursuant to which the Company will pay AE Operating an annual fee of approximately $2.4 million for consulting and advisory services until the earlier of: (i) two years following the completion of our initial public offering or (ii) the time AE Industrial Partners beneficially owns less than 10% of our outstanding common stock.

Director Nomination Agreement

In connection with this offering, we will enter into a director nomination agreement (the “Director Nomination Agreement”) with the Investor Group that provides AE Industrial Partners, as representative of the Investor Group, with the right to designate nominees to our board of directors, subject to certain conditions. The Director Nomination Agreement will provide the Investor Group the right to designate (i) 55% of the total number of Directors comprising our board of directors (the “Total Number of Directors”) as nominees for election to our board of directors for so long as the Investor Group beneficially owns, in the aggregate, 40% or more of the total number of shares of our common stock beneficially owned by the Investor Group upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization (the “Original Amount”); (ii) 40% of the Total Number of Directors for election to our board of directors for so long as the Investor Group beneficially owns at least 30% and less than 40% of the Original Amount; (iii) 30% of the Total Number of Directors for election to our board of directors for so long as the Investor Group beneficially owns at least 20% and less than 30% of the Original Amount; (iv) 20% of the Total Number of Directors for election to our board of directors for so long as the Investor Group beneficially owns at least 10% and less than 20% of the Original Amount and (iv) one nominee for election to our board of directors for so long as the Investor Group beneficially owns at least 5% of the Original Amount. In each case, any applicable nominee nominated pursuant to the Director Nomination Agreement must comply with applicable law and stock exchange rules. The Investor Group includes certain entities controlled by Marc Weiser, a member of our board of directors. See “Principal Stockholders.”

Term Loan Facility

In connection with our entry into the Credit Agreement, AE Industrial Partners acquired approximately $21.1 million of our Term Loan Facility through an affiliated entity, and as of December 31, 2024, AE Industrial Partners collectively held $21.1 million of our Term Loan Facility. During the year ended December 31, 2024, the largest principal amount of debt under the Term Loan Facility held by AE Industrial Partners was $21.1 million. During the year ended December 31, 2024, AE Industrial Partners was not paid any principal. During the year ended December 31, 2024, AE Industrial Partners was paid $3.0 million in interest on the portion of the Term Loan Facility held by them. For a description of our Term Loan Facility, see “Description of Certain Indebtedness.”

Assuming an initial public offering price of $42.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect to use approximately $136.5 million of our net proceeds from this offering to repay a portion of our Term Loan Facility. As a result, we expect that AE Industrial Partners will receive $21.1 million of net proceeds in connection with such repayment.

Thomas Markusic Stock Option Loan

In April 2021, we entered into two stock option loan agreements (together, the “Markusic Option Loans”), with Thomas Markusic, pursuant to which we loaned to Mr. Markusic an aggregate of $1,458,299, due by the date of Mr. Markusic’s separation from the Company. The Markusic Option Loans were entered into in connection with the exercise of stock options for the purchase an aggregate of 10,396,003 shares of common stock of the Company. As of March 31, 2025, an aggregate of $214,577 remains outstanding under Markusic Option Loans.

Indemnification of Officers and Directors and Insurance

Following completion of this offering, our certificate of incorporation and bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered, or will enter, into indemnification agreements with each of our directors and executive officers. See “Description of Capital Stock—Limitations of Liability, Indemnification and Advancement” below for more details. We also have purchased directors’ and officers’ liability insurance.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with the Company and AE Industrial Partners. Except for reserved shares purchased by our executive officers and directors, these reserved shares of common stock will not be subject to the lock-up restrictions described elsewhere in this prospectus. We do not currently know the extent to which these related persons will participate in the Directed Share Program, if at all, but the number of shares of common stock available for sale to the general public will be reduced to the extent these related persons purchase such reserved shares of common stock. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. See “Underwriting—Directed Share Program.”

Related Persons Transaction Policy

Prior to completion of this offering, we intend to adopt formal written procedures for the review, approval, or ratification of transactions with related persons, or the Related Persons Transaction Policy. The Related Persons Transaction Policy will provide that the audit committee of our board of directors will be charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the audit committee’s attention. This policy is expected to take effect upon the effectiveness of our certificate of incorporation in connection with this offering. We also maintain certain compensation agreements and other arrangements with certain of our executive officers, which are described under “Executive Compensation” elsewhere in this prospectus.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions relating to our material indebtedness. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. You should refer to the relevant agreement or instrument for additional information, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

On July 17, 2023, we entered into a credit agreement (the “Original Credit Agreement”) among the Company and various lenders and U.S. Bank Trust Company, N.A. in its capacity as collateral agent for the lenders. The Original Credit Agreement provided term loan commitments in the aggregate principal amount of $106.3 million. The Original Credit Agreement consisted of a term loan commitment of $82.5 million (“Term A Loans”) and a term loan commitment of $23.8 million (“Term B Loans” and, together with the Term A Loans, the “Term Loan Facility”). On December 6, 2023, we amended and restated the Original Credit Agreement (the “First A&R Credit Agreement”) with the primary purpose of increasing the total commitments under the Term Loan Facility in the aggregate principal amount of $15.9 million. Term A Loan commitments increased by $8.5 million and Term B Loan commitments increased by $7.4 million. On May 20, 2024, we amended and restated the First A&R Credit Agreement (the “Second A&R Credit Agreement”) to increase the total commitments under the Term Loan Facility in the aggregate principal amount of $13.9 million. Term A Loan commitments increased by $12.5 million and Term B Loan commitments increased by $1.4 million. On August 13, 2024, we entered into the first amendment to and waiver under the Second A&R Credit Agreement to waiver certain specified events of default and effecting certain amendments thereto (such agreement, as further amended from time to time, the “Credit Agreement”). Borrowings under the Term Loan Facility bear interest at a fixed rate on the unpaid principal amount thereof of 13.875% provided that the fixed rate for Term Loan B Fixed Rate will increase to 19.135% in July 2026. All obligations under the Credit Agreement are guaranteed by the Company and certain subsidiaries of the Company comprised of all domestic subsidiaries of the Company except certain excluded subsidiaries and are secured by substantially all the Company’s assets. The Term Loan Facility is expected to mature on July 17, 2028.

The Credit Agreement contains customary mandatory prepayments, including with respect to asset sale proceeds and proceeds from certain incurrences of indebtedness. The principal amount owed under the Credit Agreement shall be due and payable on the maturity date. The Credit Agreement contains customary affirmative covenants and negative covenants. The Credit Agreement contains a minimum cash financial covenant that requires us to maintain a minimum amount of qualified cash of at least $10,000,000 at any time and $17,500,000 on the last day of any fiscal month. The Credit Agreement also includes a customary equity cure provision that permits us to cure any financial covenant defaults.

The obligations under the Credit Agreement (collectively, “Credit Agreement Obligations”) are guaranteed (the “Credit Agreement Guarantees”) by the Company’s existing and future direct and indirect material wholly-owned subsidiaries, subject to customary exceptions (in such capacity, the “Credit Agreement Guarantors”). The Credit Agreement Obligations are secured by first priority liens on substantially all assets, subject to customary exceptions, of the Company and the Credit Agreement Guarantors.

In connection with the Credit Agreement, we transferred our intellectual property into an indirect subsidiary that is a special purpose vehicle, Firefly IP CO, LLC (“IPCo”). IPCo licenses or sublicenses the intellectual property to the Company and its subsidiaries. The Credit Agreement also requires that IPCo remains a bankruptcy remote entity and continue to hold the intellectual property.

The lenders under the Credit Agreement obtained an insurance policy from various insurers that will payout in the event of specified claim actions set forth in the policy. In connection with such insurance policy, we are required to maintain an insurance premium reserve account to make insurance premium payments that are required under such insurance policy. We are also required to maintain an interest reserve account, which is an ongoing obligation funded by the Company in accordance with the Credit Agreement, that will be distributed upon the Company’s failure to pay cash interest when due and payable under the Credit Agreement.

In connection with the completion of this offering, we intend to repay all of our outstanding borrowings under the Credit Agreement. See “Use of Proceeds.”

We currently anticipate entering into the Revolving Credit Facility in an initial amount not to exceed $125.0 million, which is expected to include a sublimit for the issuance of letters of credit in an amount up to $15.0 million and a sublimit for swingline loans in an amount up to $7.5 million, pursuant the New Credit Agreement shortly after the closing of this offering. We are party to a commitment letter that is dated July 28, 2025 with Wells Fargo Bank, National Association, Goldman Sachs Lending Partners LLC, and JPMorgan Chase Bank, N.A., who have collectively committed to provide 100% of the aggregate principal amount of the revolving commitments under the Revolving Credit Facility. The closing of the New Credit Agreement is expected to be subject to consummation of this offering, repayment of the obligations under the Credit Agreement and certain other conditions set forth in the New Credit Agreement and commitment letter.

The Revolving Credit Facility is expected to mature on the third anniversary of the date on which the Revolving Credit Facility is established. The Revolving Credit Facility is expected to bear interest at a variable rate per annum equal to, at our option, either (a) term SOFR plus a 3.00% spread or (b) alternative base rate (as set forth in the New Credit Agreement) plus a 2.00% spread. A commitment fee of 0.375% per annum shall apply on the unused commitments under the Revolving Credit Facility.

The Revolving Credit Facility is expected to be a senior secured revolving credit facility that will be guaranteed by certain of our wholly-owned domestic subsidiaries and secured by substantially all of our assets and the assets of certain of our subsidiaries, in each case, subject to customary exceptions.

The Revolving Credit Facility is expected to contain customary affirmative and negative covenants, including limitations on our ability and certain of our subsidiaries’ abilities, to (i) incur additional debt; (ii) create liens; (iii) make certain investments, loans and advances; (iv) sell assets; (v) pay dividends or make distributions or make other restricted payments; (vi) voluntarily prepay certain other indebtedness; (vii) engage in mergers or consolidations; (viii) change the business we and certain of our subsidiaries conduct; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict dividends from subsidiaries; and (xi) amend certain charter documents and material agreements governing subordinated and junior indebtedness.

In addition, the Revolving Credit Facility is expected to require us to comply with the following financial covenants (subject to certain equity cure rights):

•	Maintenance of minimum liquidity of $50.0 million, tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2025).

•

Maintenance of minimum of free cash flow of negative $325.0 million (subject to increasing thresholds) tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2025).

•

At our election, and upon our achieving positive consolidated EBITDA (as calculated under the New Credit Agreement) (a “Leverage Covenant Triggering Event”), the minimum liquidity covenant and the minimum free cash flow covenant will no longer be applicable, and our sole financial covenant following a Leverage Covenant Triggering Event will be maintenance of maximum first lien net leverage ratio not to exceed 4.00:1.00, tested as of the last day of each fiscal quarter.

The Revolving Credit Facility is also expected to contain customary events of default, including, among others: (i) failure to pay principal, interest, fees or other amounts under the Revolving Credit Facility when due taking into account any applicable grace period; (ii) any representation or warranty proving to have been incorrect in any material respect when made; (iii) failure to perform or observe covenants or other terms of the Revolving Credit Facility subject to certain grace periods; (iv) a cross default with respect to other material indebtedness; (v) bankruptcy and insolvency events; (vi) a “change of control” and (vii) the invalidity or impairment of any loan document or any security interest.

Borrowings under the Revolving Credit Facility may vary significantly from time to time depending on our cash needs at any given time. We cannot assure you that we will obtain binding commitments for the Revolving Credit Facility on favorable terms or at all. Please see “Prospectus Summary—Recent Developments—New Revolving Credit Facility” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt” for additional information.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of our capital stock, certain provisions of our certificate of incorporation and bylaws, as each will be in effect upon the completion of this offering, and certain provisions of Delaware law. Please note that these summaries are not intended to be exhaustive. For further information, you should also refer to the full versions of our certificate of incorporation and the bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Upon the completion of this offering, our certificate of incorporation will provide for one class of common stock. In addition, our certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this offering, our authorized capital stock will consist of 1,100,000,000 shares of capital stock, all with a par value of $0.0001 per share, of which 1,000,000,000 shares will be designated as common stock and 100,000,000 shares will be designated as preferred stock.

Following this offering, and after giving effect to (i) the Preferred Stock Dividend which occurred on July 16, 2025, (ii) the effectiveness of our amended and restated certificate of incorporation, (iii) the conversion of 48,446,476 shares of our preferred stock outstanding as of March 31, 2025, into an aggregate of 98,924,217 shares of common stock, (iv) the conversion of 6,907,852 shares of our preferred stock issued after March 31, 2025, into an aggregate of 6,907,852 shares of common stock, and (v) the automatic net exercise of warrants outstanding as of March 31, 2025 to purchase 1,022,041 shares of common stock, in each case upon close of this offering, there were 140,551,481 shares of our common stock outstanding, held of record by stockholders. Upon completion of this offering, no shares of our preferred stock will be designated, issued or outstanding.

Common Stock

Voting Rights

Each share of our common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive, and will share ratably in, dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any. See “Dividend Policy.”

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Conversion or Redemption Rights

Our common stock will be neither convertible nor redeemable.

Preferred Stock

Our board of directors will be authorized to issue up to 100,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences, and rights of the shares of each series and any qualifications, limitations, or restrictions thereof, in each case without further action by our stockholders. Subject to the terms of any series of preferred stock so designated, our board of directors is also authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

Below are brief summaries of various anti-takeover provisions which will be contained primarily in our organizational documents. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Anti-Takeover Statute

Our certificate of incorporation will provide that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, our certificate of incorporation, which will become effective on the consummation of this offering, will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. These restrictions will not apply to any business combination involving AE Industrial Partners or any affiliate of AE Industrial Partners or their respective direct and indirect transferees, on the one hand, and us, on the other.

Additionally, we would be able to enter into a business combination with an interested stockholder if:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our certificate of incorporation, an “interested stockholder” generally will not include AE Industrial Partners or any affiliate of AE Industrial Partners or their respective direct and indirect transferees.

This provision of our certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws to Be in Effect Upon the Completion of This Offering Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Board Classification

Our certificate of incorporation, which will be in effect upon the completion of this offering, will provide for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three- year terms. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors without cause following the time when AE Industrial Partners ceases to beneficially own at least 40% of the shares of our outstanding common stock (the “Trigger Date”) could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation will provide that, from and after the Trigger Date, our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation will provide that, from and after the Trigger Date, special meetings of the stockholders may be called only by the chairperson of our board of directors, our Chief Executive Officer, or our board of directors. Following the Trigger Date, stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Advance Notice Procedures

Our bylaws will establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors provided, however, at any time when AE Industrial Partners beneficially owns, in the aggregate, at least 20% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to AE Industrial Partners. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our certificate of incorporation will provide that, from and after the Trigger Date, directors may only be removed for cause by the affirmative vote of at least two thirds of the voting power of our outstanding common stock. Prior to the Trigger Date, directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding common stock. Except in the case of a vacancy arising with respect to a director designated by AE Industrial Partners where AE Industrial Partners continues to have a right of designation, our board of directors has the sole power to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

No Cumulative Voting

Because our stockholders will not have cumulative voting rights, stockholders holding a majority of the voting power of the common stock outstanding will be able to elect all of our directors. The absence of cumulative voting makes it more difficult for a minority stockholder to nominate and elect a director to our board of directors in order to influence our board of directors’ decision regarding a takeover or otherwise.

Amendment of Charter and Bylaw Provisions

Our certificate of incorporation will provide that, following the Trigger Date, the amendment of certain of the provisions of our certificate of incorporation described in this prospectus will require approval by holders of at least two-thirds of the voting power of our outstanding common stock. Our certificate of incorporation will provide that our board of directors may from time to time adopt, amend, alter, or repeal our bylaws without stockholder approval. The stockholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding common stock (other than certain specified bylaws which, following the Trigger Date, will require the affirmative vote of two-thirds of our outstanding common stock).

The combination of these provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Corporate Opportunity

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Upon the completion of this offering, our certificate of incorporation will provide that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director, or other affiliate of AE Industrial Partners will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to AE Industrial Partners, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to AE Industrial Partners, as applicable. This provision may not be modified without the written consent of AE Industrial Partners until such time as AE Industrial Partners does not own any of our outstanding shares of common stock.

Choice of Forum

Upon the completion of this offering, our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding our certificate of incorporation or our bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. These provisions will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive-forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the forum provisions in our certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation will include a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, respectively, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director or officer.

Our bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, Floor 53, New York, NY 10005 and its phone number is 651-328-4405.

Listing

We have applied to list our common stock on Nasdaq under the symbol “FLY.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our capital stock. Future sales of substantial amounts of common stock in the public market, the availability of shares for future sale, or the perception that such sales may occur, could adversely affect the market price of our common stock and/or impair our ability to raise equity capital.

Upon the completion of this offering, 140,551,481 shares of our common stock will be outstanding, or 142,981,481 shares of our common stock if the underwriters exercise their option to purchase additional shares from us in full.

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “affiliates,” as defined in Rule 144 under the Securities Act. The outstanding shares of our common stock held by existing stockholders are “restricted securities,” as defined in Rule 144. Restricted securities may be sold in the public market only if the offer and sale is registered under the Securities Act or if the offer and sale of those securities qualifies for exemption from registration, including exemptions provided by Rule 144 or Rule 701 under the Securities Act.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our 2025 Stock Plan. Such registration statement is expected to be filed and become effective as soon as practicable after completion of this offering. Upon effectiveness, the shares of common stock covered by the registration statement of which this prospectus forms a part will generally be eligible for sale in the public market, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

As a result of lock-up agreements and market stand-off provisions described below and the provisions of Rules 144 and 701, shares of our common stock will be available for sale in the public market as follows:

•	all the shares of common stock sold in this offering will be eligible for immediate sale upon the completion of this offering; and

•

approximately 121,947,950 shares of our common stock will be eligible for sale upon expiration of lock-up agreements and market stand-off provisions described below, beginning 181 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rules 144 and 701.

We may issue shares of our capital stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with the exercise of stock options and warrants, vesting of RSUs and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments, or other purposes. The number of shares of our capital stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the shares will have the right, under certain circumstances, to cause us to register any resale of such shares to the public.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and, subject to certain restrictions, described below, any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale would be subject to the restrictions described above. Sales of restricted or unrestricted shares of our common stock by affiliates are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately following the completion of this offering (or shares if the underwriters exercise their option to purchase additional shares in full); or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701

In general, under Rule 701, a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the holding period, notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701, subject to the expiration of the lock-up agreements described below.

Lock-Up Agreements

In connection with this offering, we and our officers, directors, and holders of substantially all of our common stock and securities convertible into or exercisable for our common stock, including AE Industrial Partners, have agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters. See “Underwriting.”

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with holders of substantially all of our common stock and securities convertible into or exercisable for our common stock that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.

The agreements do not contain any pre-established conditions to the waiver by the written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters of any terms of the lock-up agreements or market stand-off provisions. Any determination to release shares subject to the lock-up agreements or market stand-off provisions would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose, and terms of the proposed sale.

Registration Rights

After the completion of this offering, the holders of an aggregate of approximately 113,837,745 shares of our common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. The registration of these shares of our common stock under the Securities Act would result in these shares becoming eligible for sale in the public market without restriction under the Securities Act immediately upon the effectiveness of such registration, subject to the Rule 144 limitations applicable to affiliates. See “Certain Relationships and Related Party Transactions—Registration Rights” for a description of these registration rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax considerations relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial decisions and published rulings, and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions (except to the extent specifically set forth below);

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities, commodities, or currencies;

•	persons that elect to use a mark-to-market method of accounting for their holdings in our common stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	pass-through entities other than partnerships (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons that own or have owned (actually or constructively) more than five percent of our capital stock (except to the extent specifically set forth below);

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken in account in an “applicable financial statement” (as defined in Section 451(b)(3) of the Code);

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2)) of the Code and entities, all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “United States person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are under the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes generally will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess amounts generally will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, backup withholding, and Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes to the applicable withholding agent prior to the payment of the dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation or successor form) certifying qualification for the lower treaty rate. The Non-U.S. Holder will be required to update such forms and certifications, as applicable, from time to time as required by law. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The Non-U.S. Holder will be required to update such forms and certifications, as applicable, from time to time as required by law. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different treatment.

Any such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to “United States persons” (as defined in the Code). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different treatment.

Sale or Other Taxable Disposition

Subject to the discussion below on backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for the applicable taxable year (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the taxable disposition occurs, and such Non-U.S. Holder owned, actually and constructively, five percent or less of our common stock throughout the shorter of (1) the five-year period ending on the date of the sale or other taxable disposition or (2) the Non-U.S. Holder’s holding period. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. If we were to become a USRPHC and our common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different treatment.

Information Reporting and Backup Withholding

Payments of distributions on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable or successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers by a Non-U.S. Holder generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of distributions or of proceeds of the sale or other taxable disposition of our common stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distribution, sale, or taxable disposition. Proceeds of a sale or other taxable disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding information reporting and backup withholding.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA and other administrative guidance issued thereunder, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the discussion of certain proposed Treasury Regulations below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) if the foreign entity is not a “foreign financial entity,” the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise establishes that it qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the Code, applicable Treasury Regulations, and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. On December 13, 2018, the U.S. Department of the Treasury released proposed regulations (which may be relied upon by taxpayers until final regulations are issued), which eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our common stock. We will not pay additional amounts or “gross up” payments to Non-U.S. Holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, certain Non-U.S. Holders might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Jefferies LLC, and Wells Fargo Securities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Jefferies LLC
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Cantor Fitzgerald & Co.
Roth Capital Partners, LLC
Academy Securities, Inc.

Total	16,200,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,430,000 shares of common stock from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,430,000 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $     per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that, for a period of 180 days after the date of this prospectus (the “restricted period”) we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the shares, including but not limited to any options or warrants to purchase shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into, or publicly disclose the intention to enter into, any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters; provided, however, that the restrictions described above shall not apply to (A) the offer, issuance, sale and disposition of the shares in this offering; (B) the issuance of shares pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus; (C) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of the shares or securities convertible into or exercisable or exchangeable for the shares (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors or consultants pursuant to the terms of an equity compensation plan described herein; (D) the issuance, offer or entry into an agreement providing for the issuance of up to 10% of the total number of shares outstanding immediately following the offering of the shares contemplated by this prospectus in acquisitions or other strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; (E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date the shares are delivered and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction contemplated by clause (D); or (F) the submission of a confidential registration statement in connection with the exercise of any registration rights described in this prospectus and any preparations related thereto, provided that such submission or preparations do not require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration by the Company or any third party during the restricted period (and no such filing, public announcement, or activity shall be voluntarily made or taken by the Company or any third party during the restricted period), and provided further that the Company shall notify the representatives prior to making any such submission; and provided, further, that in the case of clauses (B) and (C), we shall (a) cause each recipient of such securities that is a member of our board of directors, an executive officer or a beneficial holder of 1% of our fully-diluted capital stock to execute and deliver to the representatives, prior to or substantially concurrently with the issuance of such securities, a lock-up agreement (which, for the avoidance of doubt, shall not extend the restricted period beyond 180 days after the date of this prospectus) to the extent not already executed and delivered by such recipients as of the date hereof and (b) enter stop transfer instructions with our transfer agent and registrar on such securities with respect to all recipients of such securities, which we agrees we will not waive or amend without prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters.

Our directors, executive officers, and the holders of substantially all of our common stock and securities convertible into or exercisable for our common stock (such persons, the “lock-up parties”) have agreed that, for the duration of the restricted period, the lock-up parties may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters:

(i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares (such shares, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by a lock-up party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above.

Notwithstanding the foregoing, the lock-up parties may:

(a) transfer the Lock-Up Securities

(i) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes,

(ii) upon death by will, testamentary document or intestate succession,

(iii) if the lock-up party is a natural person, to any member of the lock-up party’s immediate family (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party or, if the lock-up party is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust,

(iv) to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a)(i) through (iv) above,

(vi) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the lock-up party, or to any investment fund or other entity which fund or entity is controlled or managed by the lock-up party or affiliates of the lock-up party, or (B) as part of a distribution by the lock-up party to its stockholders, current or former partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other order of a court or regulatory authority,

(viii) to us from an employee upon death, disability or termination of employment, in each case, of such employee,

(ix) if the lock-up party is not an officer or director of the Company or a stockholder holding 10% or more of the Company’s common stock, in connection with a sale or transfer of the lock-up party’s shares of common stock acquired (A) from the underwriters in this offering (including shares of common stock purchased pursuant to our Direct Share Program) or (B) in open market transactions after the closing date of this offering,

(x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the restricted period, including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in the registration statement, the preliminary prospectus relating to the shares included in the registration statement immediately prior to the time the underwriting agreement is executed and the prospectus, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the terms of the lock-up agreement,

(xi) in “sell to cover” or similar open market transactions during the restricted period to satisfy any exercise price or tax withholding obligations as a result of the exercise, vesting and/or settlement of equity awards (including options and restricted stock units) held by the lock-up party and issued pursuant to a plan or arrangement described in this prospectus, provided that, any such shares of retained by the lock-up party after giving effect to this provision shall be subject to the terms of the lock-up agreement,

(xii) in connection with the conversion, exchange or reclassification of any of our outstanding securities into shares, or any conversion, exchange or reclassification of the shares, provided that any such shares received upon such conversion, exchange or reclassification shall be subject to the terms of the lock-up agreement, or

(xiii) with the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters;

provided that (A) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (xii) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement in the form of the lock-up agreement, (C) in the case of clauses (a) (ii), (iii), (iv), (v) and (vi) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Lock-Up Securities shall be required or shall be voluntarily made in connection with such transfer or distribution, and (D) in the case of clauses (a)(i), (vii), (viii), (ix), (x), (xi) and (xii) above, no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clauses (a)(i) or (vii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of the lock-up agreement;

(b) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the lock-up party’s Lock-Up Securities, if then permitted by us, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the restricted period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made regarding the establishment of such plan during the restricted period, and if such filing, report or announcement shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the restricted period;

(c) transfer the lock-up party’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board and made to all holders of our capital stock involving a change of control; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s Lock-Up Securities shall remain subject to the provisions of the lock-up agreement; and

(d) to the extent the lock-up party has demand and/or piggyback registration rights under any registration rights agreement described in this prospectus, the lock-up party may notify the Company privately that the lock-up party is or will be exercising his, her or its demand and/or piggyback registration rights under any such registration rights agreement following the expiration of the restricted period and undertake preparations related thereto; provided that the foregoing notification and/or preparations do not request, require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration by the undersigned, the Company or any third party during the restricted period (and no such filing, public announcement or activity shall be voluntarily made or taken by the undersigned, the Company or any third party during the restricted period); provided further that the Company shall notify the representatives upon receipt of such notice.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on Nasdaq under the symbol “FLY.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $10.1 million. The company also agreed to reimburse the underwriters for certain Financial Industry Regulatory Authority (“FINRA”)-related expenses incurred by them in connection with the offering in an amount up to $50 thousand. The underwriters have agreed to reimburse certain of our expenses in connection with the offering.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the company and to persons and entities with relationships with the company, for which they received or will receive customary fees and expenses. In particular, an affiliate of Jefferies LLC was a lender under the Credit Agreement and has received fees in connection therewith and, after securitizing such loan, currently holds a portion of the notes secured by such loan. In addition, affiliates of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are expected to act as lenders under the New Credit Agreement and are expected to receive customary fees in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of the company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with the Company and AE Industrial Partners. Except for reserved shares purchased by our executive officers and directors, these reserved shares of common stock will not be subject to the lock-up restrictions described elsewhere in this prospectus. We do not currently know the extent to which these related persons will participate in the Directed Share Program, if at all, but the number of shares of common stock available for sale to the general public will be reduced to the extent these related persons purchase such reserved shares of common stock. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. See “Underwriting - Directed Share Program.”

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the UK, no shares have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, as amended, or the FSMA,

provided that no such offer of units shall require the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any units in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any units to be offered so as to enable an investor to decide to purchase or subscribe for any units, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, or (ii) to an accredited investor as defined in Section 4A of the SFA pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Section 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018, or the CMP Regulations) that the shares are “prescribed capital markets products” (as defined in the CMP Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products). Any reference to any term as defined in the SFA, or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Brazil

The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution no 160, dated 13 July 2022, as amended (“CVM resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. the trading of these securities on regulated securities markets in Brazil is prohibited.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the

Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part thereof. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.fireflyspace.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus, and you should not consider information on our website to be part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Firefly Aerospace, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars and shares in thousands, except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$176,879	$123,431
Restricted cash, current	829	424
Accounts receivable, net	14,904	1,004
Advanced payments, current	10,744	52,404
Other current assets	6,246	3,454

Total current assets	209,602	180,717
Advanced payments, less current portion	41,770	41,770
Property and equipment, net	136,677	135,575
Restricted cash, less current portion	14,566	13,703
Right-of-use assets - operating leases	14,486	14,604
Right-of-use assets - finance leases	4,836	3,708
Goodwill	17,097	17,097
Other noncurrent assets	132	158

Total assets	$439,166	$407,332

Liabilities, temporary equity, and stockholders’ deficit
Current liabilities
Accounts payable	$36,582	$37,633
Accounts payable - related parties	299	86
Accrued expenses	20,072	14,419
Operating lease liability, current	304	1,128
Finance lease liability, current	1,064	856
Deferred revenue, current	82,745	108,069
Notes payable, current	6,633	6,349
Other current liabilities	3,339	10,837

Total current liabilities	151,038	179,377
Operating lease liability, less current portion	15,297	16,466
Finance lease liability, less current portion	2,784	1,996
Deferred revenue, less current portion	50,053	45,904
Notes payable, less current portion	123,322	124,079
Notes payable, less current portion—related parties	17,746	17,524
Warrant liability	4,986	4,070
Other liabilities, less current portion	25,590	25,956

Total liabilities	$390,816	$415,372

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Firefly Aerospace, Inc.

Condensed Consolidated Balance Sheets (Unaudited) – (Continued)

(Dollars and shares in thousands, except per share amounts)

	March 31, 2025	December 31, 2024
Commitments and contingencies (See Note 10)
Temporary equity
Redeemable convertible preferred stock, $0.0001 par value; 65,408 and 51,033 shares authorized as of March 31, 2025 and December 31, 2024, respectively; 48,446 and 41,588 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively; $1,459,250 and $1,227,158 liquidation preference as of March 31, 2025 and December 31, 2024, respectively	887,074	759,582
Stockholders’ deficit
Common stock, $0.0001 par value, 168,772 and 154,397 shares authorized as of March 31, 2025 and December 31, 2024, respectively; 13,745 and 13,241 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital, net of issuance costs	—	—
Accumulated deficit	(838,726)	(767,623)

Total stockholders’ deficit	(838,724)	(767,622)

Total liabilities, temporary equity, and stockholders’ deficit	$439,166	$407,332

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Firefly Aerospace, Inc.

Condensed Consolidated Statements of Net Loss and Comprehensive Loss (Unaudited)

(Dollars and shares in thousands, except per share amounts)

	For the three months ended March 31,
	2025	2024
Revenue	$55,855	$8,317
Cost of sales	53,635	10,240

Gross profit (loss)	2,220	(1,923)
Operating expenses
Research and development	48,012	37,635
Selling, general, and administrative	12,752	9,580
Loss on disposal of fixed assets	—	3

Total operating expenses	60,764	47,218

Loss from operations	(58,544)	(49,141)
Other (expense) income
Interest expense, net	(5,164)	(3,753)
Other income, net	3,615	123

Total other expense, net	(1,549)	(3,630)

Loss before provision for income taxes	$(60,093)	$(52,771)

Provision for income taxes	—	—

Net loss and comprehensive loss	$(60,093)	$(52,771)
Less: Accretion of dividends of Series C Preferred Shares	(5,579)	(5,219)
Less: Accretion of dividends of Series D-1 Preferred Shares	(6,609)	—

Net loss available to common stock	$(72,281)	$(57,990)

Net loss per common stock
Basic and diluted	$(5.38)	$(4.64)
Weighted-average common stock outstanding
Basic and diluted	13,442	12,494

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Firefly Aerospace, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	For the three months ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(60,093)	$(52,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,996	1,496
Stock-based compensation	431	409
Change in fair value of warrant liability	916	—
Non-cash interest expense	615	176
Non-cash inventory write-off	—	247
Changes in operating assets and liabilities:
Accounts receivable	(13,900)	(2,953)
Advanced payments	41,660	(11,154)
Other assets	(2,766)	(470)
Accounts payable	(2,627)	(5,536)
Accounts payable - related parties	213	(601)
Accrued expenses	5,653	(6,797)
Other liabilities	(7,889)	19,334
Right-of-use assets	422	1,084
Lease liabilities	(1,993)	(582)
Deferred revenue	(21,175)	(2,465)

Net cash used in operating activities	$(56,537)	$(60,583)
Cash flows from investing activities
Purchases of property and equipment	(2,654)	(4,503)

Net cash used in investing activities	$(2,654)	$(4,503)
Cash flows from financing activities
Proceeds from issuance of preferred stock	115,304	22,090
Principal payments on finance lease	(443)	(190)
Proceeds from notes payable	468	—
Payments on notes payable	(2,170)	(247)
Proceeds from repayment of employee note	359	83
Proceeds from exercise of stock options	389	141

Net cash provided by financing activities	$113,907	$21,877
Net increase (decrease) in cash and cash equivalents and restricted cash	$54,716	$(43,209)
Cash and cash equivalents and restricted cash
Cash and cash equivalents and restricted cash, beginning of period	137,558	95,146

Cash and cash equivalents and restricted cash, end of period	$192,274	$51,937

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents	$176,879	$38,723
Restricted cash, current	829	2,458
Restricted cash, less current portion	14,566	10,756

Total cash and cash equivalents and restricted cash at the end of the period	$192,274	$51,937

Supplemental disclosures of cash flow information
Cash paid for interest	$5,565	$4,630
Non-cash investing and financing activities:
Property and equipment additions in accounts payable	1,576	5,723
Capitalized interests (paid in kind)	800	2,704
ROU asset acquired in exchange for finance lease liabilities	1,432	142

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Firefly Aerospace, Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (Unaudited)

(Dollars and shares in thousands)

	Redeemable Convertible Preferred Stock*		For the three months ended March 31, 2025
			Common Stock		Additional Paid-In Capital, Net	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	41,588	$759,582	13,241	$1	$—	$(767,623)	$(767,622)
Issuance of common stock under equity plan	—	—	489	1	747	—	748
Stock-based compensation	—	—	15	—	431	—	431
Issuance of Series D-1 Preferred Stock	6,858	115,304	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	12,188	—	—	(1,178)	(11,010)	(12,188)
Net loss	—	—	—	—	—	(60,093)	(60,093)

Balance as of March 31, 2025	48,446	$887,074	13,745	$2	$—	$(838,726)	$(838,724)

Firefly Aerospace, Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (Unaudited) - (Continued)

(Dollars and shares in thousands)

			For the three months ended March 31, 2024
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital, Net Amount	Accumulated Deficit Amount	Total Stockholders’ Deficit Amount
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	29,760	$535,864	12,410	$1	$—	$(504,486)	$(504,485)
Issuance of common stock under equity plan	—	—	179	—	224	—	224
Stock-based compensation	—	—	—	—	409	—	409
Issuance of Series C Preferred Stock, net of issuance costs	1,307	21,000	—	—	—	—	—
Issuance of Series M Preferred Stock, net of issuance costs	68	1,090	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	5,219	—	—	(633)	(4,586)	(5,219)
Net loss	—	—	—	—	—	(52,771)	(52,771)

Balance as of March 31, 2024	31,135	$563,173	12,589	$1	$—	$(561,843)	$(561,842)

*	Refer to Note 11 for details of the class of preferred shares and movement therein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars and shares in thousands, except per share amounts)

1. The Company, Liquidity, and Basis of Presentation

Firefly Aerospace Inc., together with its wholly owned subsidiaries Firefly IP Holdings, LLC and Spaceflight, Inc. (collectively, “Firefly” or the “Company”), is a privately held company based in Cedar Park, Texas, that was incorporated under the laws of the State of Delaware on January 27, 2017, and commenced operations on May 1, 2017.

The Company is a market-leading space and defense technology company providing comprehensive mission solutions to national security, government and commercial customers with an established track record of mission success. The Company’s mission is to enable responsive and reliable launch, transit, and operations in space for its national security and commercial customers globally. The Company is a leading provider of fully integrated launch and space services technology, committed to enabling launch, transit and operations in space through responsive, reliable and affordable solutions – anywhere, anytime. The Company’s vertically integrated approach encompasses the design, manufacturing and operation of small to medium launch vehicles, landers, and spacecraft allowing it to service the entire lifecycle of government and commercial missions from Low Earth Orbit to the Moon and to deep space. Its purpose-built family of products aligns with the ongoing paradigm shift in government missions and procurement processes, where speed, efficiency, and economics drive customer decision making. Through its offerings across launch, lander and spacecraft, its vertically integrated product line, and its infrastructure, Firefly serves as a critical provider for commercial and government customers.

Since Firefly’s formation, it has established itself as a category leader across a diverse range of products and services that takes a comprehensive approach to providing a family of solutions to its customers’ space-based opportunities.

As an early-stage company with a limited commercial operating history, Firefly is subject to all the risks and expenses associated with a start-up company. The Company must, among other things, respond to competitive developments, attract, retain, and motivate qualified personnel, and support the expense of marketing new products based on innovative technology. The Company expects to transition to a manufacturing company, capable of producing and selling products at scale, at the date the technological feasibility of the Alpha rocket is confirmed. The Company defines technological feasibility as satisfying three specific conditions: (i) reaching product qualification, (ii) achieving production readiness, and (iii) having successfully deployed a customer’s payload into its specific orbit and final destination. The Company has successfully deployed customer payloads into their specific orbits or destinations as of March 31, 2025. The Company’s executive leadership comprised of at least the Chief Operating Officer and the Chief Technology Officer shall determine at what point the Company’s products have been fully qualified to reach technological feasibility and full rate production. Until this determination is made, the Company has not recorded any inventory amounts and all costs incurred are expensed.

Liquidity

The unaudited condensed consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. From inception, the Company has incurred an accumulated deficit totaling $838.7 million and $767.6 million as of March 31, 2025 and December 31, 2024, respectively, and has incurred $56.5 million and $60.6 million in negative cash flows from operations during the three months ended March 31, 2025 and 2024, respectively.

In the three months ended March 31, 2025, the Company raised $116.0 million through its Series D funding. Firefly plans to manage expenses and obtain additional funds as needed through the issuance of additional equity

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

and debt. Future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of the Company’s products, the expansion of sales and marketing activities, and the timing and extent of spending on research and development activities. If the Company is unable to obtain adequate financing on satisfactory terms when required, the ability to grow or support the business and to respond to business challenges could be significantly limited.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Certain information and disclosures normally included in the Company’s annual financial statements have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2024.

In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary for the fair statement of the unaudited condensed consolidated balance sheets, statements of net loss and comprehensive loss, statements of cash flows, and statements of convertible preferred stock and stockholders’ equity (deficit) for these interim periods. The results for the interim period are not necessarily indicative of the results that may be expected for a full year. All intercompany balances and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Concentration of Credit Risk

Major customers are defined as those individually comprising more than 10% of the Company’s total revenue. The major customers during the three months ended March 31, 2025 and 2024 were as follows:

	For the three months ended March 31,
	2025	2024
Customer 1	90.7%	50.9%
Customer 2	—	15.7%
Customer 3	—	33.5%

Recently Issued Accounting Standards

ASU 2023-06

In October 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification (“ASC”). The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC topics, allow investors to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the ASC with the SEC’s regulations. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. The amendments in this ASU should be applied prospectively. The Company does not expect ASU 2023-06 will have a material impact on its consolidated financial statements.

ASU 2023-09

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to enhance the transparency and decision-usefulness of income tax disclosures, particularly in the rate reconciliation table and disclosures about income taxes paid. The ASU’s amendments are effective for annual periods beginning after December 15, 2025 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2023-09.

ASU 2024-03

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

3. Revenue

The following table presents revenue disaggregated by type for the three months ended March 31:

	2025	2024
Launch revenue	$5,170	$1,302
Spacecraft Solutions revenue	50,685	7,015

Total revenue	$55,855	$8,317

The work performed by the Company in fulfilling Launch and Spacecraft Solutions performance obligations is not expected to create an asset for the customer since the launch vehicles and spacecraft, which are built to deliver the customer’s payload into orbit, will not be owned by the customer, nor will the propulsion systems and other related systems be controlled by the customer.

Launch Revenue

The Company has contracts with commercial and government entities to provide launch and integration services for payloads requiring transportation into orbit via launch vehicles. These contracts may include milestone payments and deposits. The Company considers the performance obligation to be the initiation of the launch and recognizes revenue at that point in time. When the contract contains multiple performance obligations, stand-alone selling prices are established for each performance obligation in the contract based on cost plus margin or market prices for similar goods and services.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The Company also enters into contracts with its customers to provide engineering services and related components, and to develop and provide licenses to intellectual property. In these cases, the Company’s service obligation is satisfied over time since the tasks are performed according to the customer’s specifications, which creates an asset with no alternative use to the Company where the Company has an enforceable right to payment for performance completed to date. The measure of progress over time is based upon an input method using a cost-to-cost measure which best depicts the transfer of control to the customer. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Estimating the total costs at completion of a performance obligation requires management to make estimates related to items such as subcontractor performance, material costs and availability, labor costs and productivity, and the costs of overhead. If estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recognized in the period the loss is incurred. Engineering services billed hourly are recognized over time.

Spacecraft Solutions Revenue

The Company contracts with commercial and government entities to provide end-to-end services for the transportation of payloads. These contracts include milestone payments and deposits. The Company considers the performance obligation to be the end-to-end commercial payload services. These contracts typically require that the customer make milestone payments as specific conditions and tasks are performed. The Company’s payload services obligation is satisfied over time since the tasks are performed according to the customer’s specifications which creates an asset with no alternative use to the Company where the Company has an enforceable right to payment for performance completed to date. The measure of progress over time is based upon an input method using a cost-to-cost measure which best depicts the transfer of control to the customer. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Estimating the total costs at completion of a performance obligation requires management to make estimates related to items such as subcontractor performance, material costs and availability, labor costs and productivity, and the costs of overhead. If estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recognized in the period the loss is incurred.

For all revenue streams, the Company considers milestone payments that are contingent on the success of a mission to be variable consideration. The Company assesses the likelihood of success of a mission at inception and may defer the recognition of some or all of the variable consideration until success of the mission is assured.

The Company’s contracts may provide customers with termination for convenience clauses, which may or may not include termination penalties. In some contracts, the size of the contractual termination penalty increases closer to the scheduled launch date. At the inception of each contract, the Company evaluates the contract’s termination provisions and the impact on the accounting contract term (i.e., the period in which the Company has enforceable rights and obligations). This includes evaluating whether there are termination penalties and if so, whether they are considered substantive. The Company applies judgment in determining whether the termination penalties are substantive.

The Company has elected the following practical expedients for Launch revenue and Spacecraft Solutions revenue: (1) the Company does not account for significant financing components if the period between revenue recognition and when the customer pays for the product or service will be one year or less, and (2) the Company does not account for shipping and handling activities as a separate performance obligation, but rather as an activity performed to transfer the promised good or service.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The Company includes in its computation of remaining performance obligations customer orders for which it has accepted signed sales orders. As of March 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $538.4 million. The Company expects to recognize approximately 15.4% of its remaining performance obligations as revenue within the next 12 months. The remaining performance obligations are expected to recognize over the next five years.

Contract Balances

Contract assets and liabilities reflect timing differences between the receipt of consideration and the fulfillment of performance obligations under a contract with a customer. Contract assets reflect performance obligations satisfied and revenue recognized in advance of customer billings. Contract liabilities reflect consideration received in advance of the satisfaction of a performance obligation under a contract with a customer. Contract assets become trade receivables once the Company’s rights to consideration become unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due. Contract costs are those costs directly related to fulfillment of specified customer contracts. The Company did not have any contract asset balances as of March 31, 2025 and December 31, 2024, respectively. Contract liabilities are recorded within deferred revenue on the unaudited condensed consolidated balance sheets.

The Company had deferred revenue of $69.0 million and $65.4 million as of March 31, 2025 and December 31, 2024, respectively, for Launch and $57.5 million and $87.3 million as of March 31, 2025 and December 31, 2024, respectively, for Spacecraft Solutions. The Company had other deferred revenue of $6.5 million and $1.3 million as of March 31, 2025 and December 31, 2024, respectively. During the three months ended March 31, 2025 and 2024, the Company recognized $44.9 million and $5.5 million, respectively, of revenue that was included in the contract liabilities balance at the beginning of each period.

Loss Contracts

The Company recognizes a contract loss when the current estimate of the consideration expected to be received is less than the current estimate of total estimated costs to complete the contract. For purposes of determining the existence of or amount of a contract loss, the Company considers total contract consideration, including any variable consideration constrained for revenue recognition purposes. The Company may experience favorable or unfavorable changes to contract losses from time to time due to changes in estimated contract costs and modifications that result in changes to contract prices. The Company did not recognize any new material loss provisions during the three months ended March 31, 2025 and 2024, respectively.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

4. Property and Equipment, Net

Property and equipment, net consisted of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Machinery and equipment	$44,323	$42,040
Test stands	40,800	37,209
Buildings	48,854	48,830
Land and land improvements	3,690	3,505
Construction in progress	16,279	17,551
Furniture and fixtures	1,200	1,200
Computer equipment	2,238	2,156
Software	1,137	1,122
Vehicles	418	421
Leasehold improvements	7,476	7,283

Total	$166,415	$161,317
Less: Accumulated depreciation	(29,738)	(25,742)

Property and equipment, net	$136,677	$135,575

Depreciation expense was $4.0 million and $1.5 million for the three months ended March 31, 2025 and 2024, respectively.

5. Accrued Expenses

Accrued expenses consisted of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Payroll-related expenses	$8,315	$5,918
Other accrued expenses	11,757	8,501

Accrued expenses	$20,072	$14,419

6. Goodwill

The Company completed its annual goodwill impairment assessment as of October 1, 2024 and determined that no adjustments to the carrying value of goodwill were necessary. Goodwill is allocated to the Company’s single reporting unit which is both its sole operating segment and only reportable segment. The carrying amount of the Company’s goodwill is $17.1 million at both March 31, 2025 and December 31, 2024, respectively.

7. Fair Value Measurement

The Company measures its financial assets and liabilities at fair value each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The Company uses the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The carrying amounts of Company’s financial instruments, which include cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and certain other current liabilities approximate fair value because of their short-term maturities.

The Company issued warrants to purchase Series J Preferred Stock (the “Series J Warrants”) in connection with the Company’s entrance into the Term Loans (as defined in Note 9. Notes Payable and Warrants) and issued warrants to purchase common stock (the “Common Warrants”, together with the “Series J Warrants”, the “Warrants”) and two tranche obligations: (1) the RPM Call Option and (2) the Majority Sponsor Top-Up (both as defined in Note 11. Stockholders’ Deficit and Redeemable Convertible Preferred Stock) in connection with the Company’s issuance of the Series D-1 Preferred Stock. The Company determined that the Warrants and Tranche Obligations should be classified as either liabilities or assets on the consolidated balance sheets depending on valuation and are recorded at fair value both initially and subsequently with changes in fair value recorded through earnings. The Warrants are recorded within warrant liability, the RPM Call Option is recorded within other current liabilities, and the Majority Sponsor Top-Up is recorded within other current assets on the consolidated balance sheet as of December 31, 2024. In March 2025, the Majority Sponsor Top-Up expired unexercised when the total amount of Series D Preferred Stock purchased by investors exceeded $250.0 million. On March 24, 2025, the RPM Call Option was terminated via amendment of the Series D stock purchase agreement. As a result, the $0.2 million Majority Sponsor Top-Up and $4.2 million RPM Call Option were derecognized from the consolidated balance sheet as of March 31, 2025, and recognized in other income, net in the consolidated statement of net loss and comprehensive loss for the three months ended March 31, 2025.

The Company uses a Monte Carlo simulation model and probability weighted valuations based on different scenarios including change of control, initial public offering (“IPO”) and default scenarios to value the Warrants. The value per Warrant under the change of control scenario is the average value per unit under 50,000 Monte Carlo simulations, the value per Warrant under the IPO scenario is based on the number of common stock equivalent shares (including the Warrants) and total estimated equity value of the Company, and the value per Warrant under the default scenario is assumed to be zero.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The following table presents the key inputs applied in the valuations of the Series J Warrants as of March 31, 2025 and December 31, 2024:

	March 31, 2025
	Change of Control Scenario	IPO Scenario	Default Scenario
Average value per Series J Warrant	$6.93	$3.58	$—
Event weighting	55%	25%	20%
Weighted average value per Series J Warrant	$3.81	$0.89	$—

Total probability weighted average value per Series J Warrant			$4.70

	December 31, 2024
	Change of Control Scenario	IPO Scenario	Default Scenario
Average value per Series J Warrant	$8.43	$2.86	$—
Event weighting	55%	15%	30%
Weighted average value per Series J Warrant	$4.64	$0.43	$—

Total probability weighted average value per Series J Warrant			$5.07

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The following table presents the key inputs applied in the valuations of the Common Warrants as of March 31, 2025 and December 31, 2024:

	March 31, 2025
	Change of Control Scenario	IPO Scenario	Default Scenario
Value per Common Warrant on a marketable basis	$0.91	$7.78	$—
Discount for lack of marketability	40%	20%	n/a
Value per Common Warrant on a non-marketable basis	$0.55	$6.22	$—
Event weighting	55%	25%	20%
Weighted value per Common Warrant	$0.30	$1.56	$—

Total probability weighted value per Common Warrant			$1.86

	December 31, 2024
	Change of Control Scenario	IPO Scenario	Default Scenario
Value per Common Warrant on a marketable basis	$0.98	$7.03	$—
Discount for lack of marketability	40%	20%	n/a
Value per Common Warrant on a non-marketable basis	$0.59	$5.62	$—
Event weighting	55%	15%	30%
Weighted value per Common Warrant	$0.32	$0.84	$—

Total probability weighted value per Common Warrant			$1.16

The Company uses the Black-Scholes option-pricing valuation model to value the RPM Call Option. The following table presents the key inputs applied in the valuations of the RPM Call Option as of December 31, 2024:

December 31, 2024
Weighted average Series D Preferred Stock Price	$16.53
Exercise price for the RPM Option	$16.92
Risk-free rate	4.27%
Volatility	60%
Term (years)	0.36
Black-Scholes value (per share)	$2.29
Number of units	1,820
Value of RPM Option	$4,159

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The Company uses the forward pricing valuation model to value the Majority Sponsor Top-Up. The following table presents the key inputs applied in the valuations of the Majority Sponsor Top-Up as of December 31, 2024:

December 31, 2024
Amount subject to the Majority Sponsor Top-Up	$20,198
Contractual purchase price for Series D Preferred Stock (per share)	$16.92
Weighted average Series D Preferred Stock price	$16.53
Risk-free rate	4.27%
Term (years)	0.36
Discount factor	0.9849
Value of forward obligation (per share)	$(0.14)
Number of units subject to purchase by majority sponsor	1,194
Value of Majority Sponsor Top-Up	$(170)

During the three months ended March 31, 2025, no warrants were issued. The fair value remeasurement of warrant liabilities resulted in an increase in fair value of $0.9 million and $0.1 million as of March 31, 2025 and December 31, 2024, respectively. No warrants were exercised during the three months ended March 31, 2025 and March 31, 2024.

As of March 31, 2025, the fair value of the Series J Warrants and Common Warrants were $3.0 million and $1.9 million, respectively. As of March 31, 2025, the carrying value of the Term Loan Facility approximates its estimated fair value.

	March 31, 2025
Description	Level 1	Level 2	Level 3	Total
Assets
Cash	$138,037	$—	$—	$138,037
Restricted cash	15,395	—	—	15,395
Money market account	—	38,842	—	38,842

Total financial assets	$153,432	$38,842	$—	$192,274

Liabilities:
Series J Warrants	—	—	3,045	3,045
Common Warrants	—	—	1,941	1,941

Total financial liabilities	$—	$—	$4,986	$4,986

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

As of December 31, 2024, the fair value of the Series J Warrants, Common Warrants, and Tranche Obligations are $2.9 million, $1.2 million and $4.0 million, respectively. As of December 31, 2024, the carrying value of the Term Loan Facility approximates its estimated fair value.

	December 31, 2024
Description	Level 1	Level 2	Level 3	Total
Assets
Cash	$81,847	$—	$—	$81,847
Restricted cash	14,127	—	—	14,127
Money market account	—	41,584	—	41,584
Majority Sponsor Top-Up	—	—	170	170

Total financial assets	$95,974	$41,584	$170	$137,728

Liabilities:
Series J Warrants	—	—	2,850	2,850
Common Warrants	—	—	1,220	1,220
RPM Call Option	—	—	4,159	4,159

Total financial liabilities	$—	$—	$8,229	$8,229

There were no transfers between levels within the fair value hierarchy during the three months ended March 31, 2025 and 2024.

8. Leases

The following table presents lease expense recognized during the three months ended March 31, 2025 and 2024, respectively:

	For the three months ended March 31
	2025	2024
Lease expense
Finance lease expense:
Amortization of ROU assets	$305	$231
Interest on lease liabilities	127	120
Operating lease expense	408	685

Total lease expense	$840	$1,036

The operating lease for the primary office location expired on March 31, 2024. The Company is currently on a month-to-month lease and in negotiations with the existing landlord to renew the lease.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

Operating and finance lease ROU assets and liabilities as of March 31, 2025 and December 31, 2024, respectively, were as follows:

	March 31, 2025	December 31, 2024
Assets
Operating lease ROU assets	$14,486	$14,604
Finance lease ROU assets	$4,836	$3,708
Liabilities
Current
Operating lease liabilities	$304	$1,128
Finance lease liabilities	$1,064	$856
Noncurrent
Operating lease liabilities	$15,297	$16,466
Finance lease liabilities	$2,784	$1,996

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments.

Failed Sale and Leaseback

The Company leases various equipment through purchase and leaseback agreements with terms between five and seven years. The purchase and leaseback agreements provide an option to the Company to purchase the equipment for nominal consideration that the Company is reasonably certain to exercise. The purchase and leaseback agreements were evaluated under the sale and leaseback guidance in ASC 842-40, Leases – Sale and Leaseback Transactions. Due to the purchase option present, the transactions were accounted for as failed sales and leasebacks, and the Company has accounted for the purchase and leaseback agreements as financings.

As a result, the Company continues to reflect the manufacturing equipment on its unaudited condensed consolidated balance sheets in property and equipment, net as if we were the legal owner, and continues to recognize depreciation expense over its estimated useful life. In 2024, the Company recorded an initial financing liability of $34.7 million, net of transaction costs. As of March 31, 2025, the Company recognized $5.6 million and $25.6 million in notes payable, current portion and notes payable, less current portion, respectively, in the consolidated balance sheets. As of December 31, 2024, the Company recognized $5.5 million and $27.1 million in notes payable, current portion and notes payable, less current portion, respectively, in the consolidated balance sheets. The Company does not recognize rent expense related to the purchase and leaseback agreements. Instead, periodic lease payments are recognized as interest expense and reductions of the principal balance of the finance liability.

For the three months ended March 31, 2025, payments of $1.3 million were made under the financing, including interest expense of $0.6 million.

As part of the purchase and leaseback agreements, the Company is required to maintain a minimum cash balance of $22.5 million throughout the term of the financing.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

9. Notes Payable and Warrants

Financing Agreement

On July 17, 2023, the Company entered into a financing agreement (as amended from time to time and last amended August 13, 2024, the “Financing Agreement”) among the Company, as the Borrower, certain subsidiaries of the Company (collectively, “Guarantors”), lenders (the “Lenders”) and U.S. Bank Trust Company, N.A., as administrative agent and collateral agent (“Agent”). The Financing Agreement provided term loans in the aggregate principal amount of $136.1 million as of March 31, 2025, comprised of $103.5 million principal amount of term A loans (the “Term A Loans”) and $32.6 million principal amount of term B loans (the “Term B Loans,” and together with the Term A Loans, and along with the incremental term loans from subsequent amendments from time to time, the “Term Loans”). The Term Loans mature on July 17, 2028 (the “Term Loan Maturity Date”).

All obligations under the Financing Agreement are guaranteed by the Company and Guarantors, comprised of all wholly owned domestic subsidiaries of the Company other than certain excluded subsidiaries, and are secured by substantially all of the Company’s assets.

An AON Insurance Policy was issued to the Agent on behalf of the Lenders, which will indemnify the Lenders up to $103.5 million of the Term A Loans for any loss incurred if the Company fails to pay the Term Loans when due. As of March 31, 2025, the Company paid the insurance premium of $15.0 million using the proceeds from the Term Loans. The Company is required to pay the second premium for the following 12 months within 30 days after the third anniversary of the initial closing date, and the final premium for the following 12 months within 30 days after the fourth anniversary of the initial closing date.

The Financing Agreement requires the Company to fund certain collateral accounts, consisting of interest reserve accounts and an insurance premium reserve account. Cash interest due but not paid in full from available unrestricted cash shall be paid out of the interest reserve accounts and funds deposited in the insurance premium account shall be used to pay the subsequent insurance premiums when due. As of March 31, 2025, $12.0 million and $2.6 million were deposited into and held in the interest reserve accounts and insurance premium reserve account, respectively. The Company is also required to pay the insurer an exit fee equal to the 0.75% of the principal amount of the Term A Loans on the Term Loan Maturity Date or when the loans are prepaid.

The Company paid $18.7 million in debt issuance costs, including both lender fees and third-party costs, using the proceeds of the Term Loans.

The Term Loans bear fixed interest rates. The interest rate for the Term A Loans is 13.875% per annum. The interest rate for the Term B Loans is 13.875% per annum from the initial closing date to the third anniversary of the initial closing date and 19.135% per annum thereafter until the Term Loan Maturity Date. Interest is computed on the basis of a 360-day year for the actual number of days elapsed and payable monthly in cash and in arrears on the last business day of each calendar month.

Mandatory prepayments are required to be made upon the occurrence of certain events. Voluntary prepayments are permitted in whole or in part at any time. All prepayments are subject to a specified premium that applies for the first 32 months following the initial closing date, calculated as the present value of the sum of the amounts of each unpaid interest payment due during the specified premium period computed using a discount rate equal to the treasury rate on the date one business day prior to the date of prepayment plus 0.5%.

The Financing Agreement contains certain covenants including a requirement for a minimum cash balance, financial covenants, and negative covenants customary for transactions of this type, including a specific covenant

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

to the interest reserve accounts to maintain a minimum interest reserve amount equal to 7.9% of the aggregate balance of the Term Loans.

The initial debt issuance costs, including the insurance premium paid, estimated second premium and final premium, exit fee and discount created by allocating proceeds to the fair value of the Series J Warrants issued in connection with the issuance of the Term Loans (see below “Warrants to Purchase Series J Preferred Stock” for details), are deferred and amortized to interest expense over the contractual term of the Term Loans using effective interest method.

The subsequent amendments of the Financing Agreement following the initial closing date did not result in a troubled debt restructuring and were all accounted for as debt modifications. As a result, the third-party costs incurred were expensed and newly incurred lender fees, along with the previously deferred and unamortized issuance costs of the Term Loans prior to the amendments, were deferred and amortized over the remaining contractual term of the Term Loans. The effective interest rate of the Term Loans was 23.8% as of March 31, 2025.

Term Loans

The following table presents the net carrying amount of the Term Loans as of March 31, 2025:

	Principal Amount Outstanding	Unamortized Debt Issuance Costs	Net Carrying Amount
Term A Loans	$103,500	$16,521	$86,979
Term B Loans	32,617	5,207	27,410

Total	$136,117	$21,728	$114,389

Interest expense recognized related to the Term Loans was as follows for the three months ended March 31, 2025:

Contractual interest expense	$4,756
Amortization of debt issuance costs	1,415

Total interest expense	$6,171

The following table presents the net carrying amount of the Term Loans as of December 31, 2024:

	Principal Amount Outstanding	Unamortized Debt Issuance Costs	Net Carrying Amount
Term A Loans	$103,500	$17,611	$85,889
Term B Loans	32,617	5,550	27,067

Total	$136,117	$23,161	$112,956

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

Interest expense recognized related to the Term Loans was as follows for the three months ended March 31, 2024:

Contractual interest expense	$4,287
Amortization of debt issuance costs	2,881

Total interest expense	$7,168

The following table summarizes the principal payments required for the Term Loans in each of the next five years and thereafter:

2025	$—
2026	—
2027	—
2028	136,117
2029	—
Thereafter	—

Total	$136,117

Warrants to Purchase Series J Preferred Stock

In connection with the execution of the Financing Agreement and issuance of the Term Loans, the Company issued to the Lenders detachable Series J Warrants to purchase an aggregate of 0.6 million shares of Series J Preferred Stock with a 10-year term and exercise price of $21.1725 per share (subject to adjustments). The Series J Warrants are classified as liabilities as they embody an obligation to repurchase the Company’s equity given the underlying Series J Preferred Stock can be redeemed based on events not within the Company’s control. The Series J Warrants are measured at fair value both initially and subsequently with changes in fair value recognized through earnings.

Convertible Notes

On August 13, 2024, the Company issued $25.0 million in subordinated convertible promissory notes (the “Convertible Notes”) to AE Industrial as the lender. The Convertible Notes accrued 15% interest per annum payable at maturity or upon early prepayment and had an original maturity date of August 18, 2028. The Convertible Notes were subordinated to all other senior indebtedness of the Company.

Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest of the Convertible Notes would automatically share settle into the same preferred stock issued to investors at the closing of a qualified financing event, at a settlement price equal to the price of such preferred stock being offered in such financing event. A qualified financing event is a transaction in which the Company sells and issues new preferred shares including to investors other than AE Industrial or its Affiliates.

In the event of a consolidation, or merger of the Company where there is a change of control or a sale, lease or other disposition of all or substantially all of the assets of the Company (“Sale”) prior to a qualified financing event, the Company was required to redeem the Convertible Notes for cash equal to the greater of the outstanding principal plus accrued interest and the amount the lender would have received if the entire outstanding principal amount and all accrued and unpaid interest on the Convertible Notes had been converted into Series C-1 Preferred Stock shares of the Company at the Series C-1 Conversion Price immediately prior to, but contingent upon, the closing of such event.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

If neither a qualified financing event or a Sale event occurred prior to the maturity date, the outstanding principal and accrued interest of the Convertible Notes would automatically convert into Series C-1 Preferred Stock of the Company at a conversion price equal to the original issue price of the Series C Preferred Stock (subject to certain adjustments). Series C-1 Preferred Stock would have the same terms as to the Series C Preferred Stock. The outstanding principal and accrued interest of the Convertible Notes could be accelerated by the lender upon the occurrence and continuation of an event of default.

The redemption upon a Sale event feature required bifurcation as an embedded derivative. However, such embedded derivative only had de minimis value given that the probability of the triggering event was considered remote.

The Company did not incur material debt issuance costs. As a result, the effective interest rate of the Convertible Notes is equal to the contractual interest rate of 15% per annum.

The outstanding principal of $25.0 million and accrued interest of $0.8 million of the Convertible Notes automatically share settled into 1.5 million shares of Series D-1 Preferred Stock when the Company closed on the Series D Preferred Stock financing on October 31, 2024. Such settlement was accounted for as a debt extinguishment transaction with no gain or loss being recognized given that the settlement price was at par amount and there was no unamortized debt issuance cost at the time of settlement. Refer to Note 11. Stockholders’ Deficit and Redeemable Convertible Preferred Stock for further detail on the Series D-1 Preferred Stock.

10. Commitments and Contingencies

Contingencies

The Company recognized $19.5 million in contingent liabilities related to Spaceflight contracts at both March 31, 2025 and December 31, 2024, respectively, which is included in other liabilities, less current portion in the unaudited condensed consolidated balance sheet.

11. Stockholders’ Deficit and Redeemable Convertible Preferred Stock

Redeemable Convertible Preferred Stock

On January 12, 2024, the Company sold 1.3 million shares of Series C Preferred Stock at Series C Per Share Price for aggregate gross proceeds of $21.0 million, including cash proceeds of $20.0 million and a prepaid purchase credit of $1.0 million to offset future payments for the Company’s purchase of hardware from one of the Company’s suppliers.

On February 15, 2024, the Company issued 0.1 million shares of Series M Preferred Stock at $16.0640 per share to one of the Company’s service providers in exchange for the settlement for $1.1 million of existing payables owed by the Company to the service provider. On March 11, 2024, the Company issued 6.0 thousand shares of Series M Preferred Stock at $16.0640 per share to another of the Company’s service providers in exchange for the settlement of $0.1 million of existing payables owed by the Company to the service provider.

On October 31, 2024, the Company entered into the Series D Purchase Agreement and on the same date sold 10.4 million shares of Series D-1 Preferred Stock at a purchase price of $16.9213 per share (the “Series D Per Share Price”) for aggregate gross proceeds of $175.5 million (the “Series D Initial Closing”), including $25.8 million principal and accrued interest from the conversion of the Convertible Notes. On November 15,

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

2024, the Company completed a subsequent closing (the “Series D Second Closing”) and sold an additional 0.1 million shares of Series D-1 Preferred Stock at the Series D Per Share Price for aggregate gross proceeds of $1.3 million.

Between January 31, 2025 and March 31, 2025, the Company completed a series of additional closings and sold 6.9 million shares of Series D-1 Preferred Stock at the Series D Per Share Price for aggregate cash proceeds of $116.0 million. Of this amount, AE Industrial purchased 0.3 million shares for aggregate cash proceeds of $5.0 million.

On March 25, 2025, the Company amended its Amended and Restated Certificate of Incorporation and Series D Purchase Agreement. The amendment increased the number of authorized shares of Series D-1 Preferred Stock to 26.6 million shares and authorized the issuance of up to 5.5 million shares of Series D-3 Preferred Stock. The Series D-3 Preferred Stock will be issued at a purchase price of $18.1504 per share and have the same economic characteristics and preferences as the Series D-1 Preferred Stock.

As of March 31, 2025 and December 31, 2024, the Company’s redeemable convertible preferred stock (collectively, the “Preferred Stock”) consisted of the following:

	Par Value	March 31, 2025
		Authorized Shares	Shares Issued and Outstanding	Carrying Amount
Series Seed Preferred Stock	$0.0001	2,023	2,023	$2,950
Series Seed-1 Preferred Stock	$0.0001	3,273	3,273	204,454
Series A Preferred Stock	$0.0001	6,005	6,005	74,913
Series B Preferred Stock	$0.0001	5,869	5,869	72,096
Series C Preferred Stock	$0.0001	11,159	11,159	219,450
Series M Preferred Stock	$0.0001	2,812	2,812	10,990
Series J Preferred Stock	$0.0001	922	—	—
Series D-1 Preferred Stock	$0.0001	26,594	17,305	302,221
Series D-2 Preferred Stock	$0.0001	1,241	—	—
Series D-3 Preferred Stock	$0.0001	5,510	—	—

Total		65,408	48,446	$887,074

	Par Value	December 31, 2024
		Authorized Shares	Shares Issued and Outstanding	Carrying Amount
Series Seed Preferred Stock	$0.0001	2,023	2,023	$2,950
Series Seed-1 Preferred Stock	$0.0001	3,273	3,273	204,454
Series A Preferred Stock	$0.0001	6,005	6,005	74,913
Series B Preferred Stock	$0.0001	5,869	5,869	72,096
Series C Preferred Stock	$0.0001	11,159	11,159	213,871
Series M Preferred Stock	$0.0001	2,812	2,812	10,990
Series J Preferred Stock	$0.0001	922	—	—
Series D-1 Preferred Stock	$0.0001	17,729	10,447	180,308
Series D-2 Preferred Stock	$0.0001	1,241	—	—

Total		51,033	41,588	$759,582

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

Significant rights, preferences, and privileges of the Preferred Stock prior to conversion into common stock are as follows:

Liquidation Preference

Upon a liquidation, dissolution or winding up of the Company or any deemed liquidation event, out of the funds and assets of the Company available for distribution to its stockholders and in the order of the Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock, followed by the Series C Preferred Stock, Series J Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series Seed-1 Preferred Stock, Series Seed Preferred Stock and Series M Preferred Stock, each holder of the Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series C Preferred Stock and Series B Preferred Stock will be entitled to receive an amount in cash equal to two times the original issue price for such shares plus accrued but unpaid dividends; each holder of the Series A Preferred Stock will be entitled to receive an amount in cash equal to one and a half times the original issue price for such shares plus any declared but unpaid dividends; each holder of the Series Seed Preferred Stock and Series Seed-1 Preferred Stock will be entitled to receive an amount in cash equal to the deemed issue price for such shares plus accrued but unpaid dividends; and each holder of the Series J Preferred Stock and Series M Preferred Stock will be entitled to receive an amount in cash equal to the original issue price for such shares plus accrued but unpaid dividends:

The deemed issue prices of the Series Seed Preferred Stock and Series Seed-1 Preferred Stock are $1.4590 per share and $62.4715 per share, respectively. The original issue prices of the Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series M Preferred Stock, and Series J Preferred Stock are $0.1281 per share, $6.2471 per share, $12.4888 per share, $12.7791 per share, $16.0640 per share, $16.9213 per share, $16.9213 per share, $18.1504 per share, $16.0640 per share, and $16.0640 per share, respectively.

As of March 31, 2025, the aggregate liquidation preferences of the Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series M Preferred Stock, and Series J Preferred Stock is $3.0 million, $204.5 million, $112.5 million, $150 million, $358.5 million, $585.6 million, $0, $0, $45.2 million, and $0, respectively.

Dividends

Out of assets of the Company legally available for dividends and in the same order as the order of the liquidation preference of each series of the Preferred Stock, except that the Series Seed-1 Preferred Stock and Series Seed Preferred Stock shall have the same priority in any dividend distribution, each holder of the Series D Preferred Stock and Series C Preferred Stock is entitled to receive dividends accruing on a daily basis, whether or not declared by the Company, at the annual non-compounding rate of 12% of the original issue price per share; each holder of the Series Seed-1 Preferred Stock and Series Seed Preferred Stock is entitled to receive, when, if and as declared by the Company’s board of directors, non-cumulative and non-accruing dividends at the annual 8% of the applicable deemed issue price per share; and each holder of the remaining series of the Preferred Stock is entitled to receive non-cumulative and non-accruing dividends at the annual 8% of the applicable original issue price per share.

The Preferred Stock dividends are payable when and if declared by the Company. After payment of the Preferred Stock dividends, any additional dividends would be distributed among all holders of the Preferred Stock and

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

common stock according to the number of shares of common stock that would be held by each holder of the Preferred Stock if all their shares were converted into common stock at the then applicable conversion rate. No dividends have been declared or paid by the Company on the Preferred Stock as of March 31, 2025.

Voting Rights

Each holder of the Preferred Stock, except for the holder of the Series D-2 Preferred Stock, is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the Preferred Stock held by such holder could be converted as of the record date on any matter presented to the Company’s stockholders for their action or consideration at any meeting. Additionally, if the Glow Investors, an affiliate of AE Industrial and its permitted transferees, hold less than 50.1% of the votes represented by all outstanding shares of the Company’s equity as a result of certain stock options, the number of votes then held by the Glow Investors shall be automatically adjusted such that the Glow Investors hold in the aggregate 50.1% of the votes represented by all outstanding shares of the Company’s equity.

Conversion Rights

Optional Conversion

The Series Seed Preferred Stock and Series Seed-1 Preferred Stock is convertible into the number of shares of common stock determined by dividing the deemed issue price by the conversion price in effect. All other series of the Preferred Stock are convertible, at the option of the holder thereof, at any time after the date of issuance and from time to time, into such number of fully paid and nonassessable shares of Common Stock determined by, for the Preferred Stock other than the Series Seed Preferred Stock and Series Seed-1 Preferred Stock, into the number of shares of common stock determined by dividing the original issue price for the relevant series of the Preferred Stock by the conversion price in effect for such series of the Preferred Stock. Each share of the Series D-2 Preferred Stock is convertible into one share of the Series D-1 Preferred Stock. As of March 31, 2025, none of the Preferred Stock has been converted into common stock.

Mandatory Conversion

Upon the closing of a Qualified IPO or a SPAC Transaction (each as defined in the Company’s Amended and Restated Certificate of Incorporation) or (1) a majority vote of the holders of the outstanding shares of the Preferred Stock on an as-converted basis, (2) a majority vote of the holders of the outstanding shares of the Series C Preferred Stock, and (3) the Requisite Series D Preferred Approval (as defined in the Company’s Amended and Restated Certificate of Incorporation), all outstanding shares of the Preferred Stock will automatically convert into shares of common stock at the then-effective conversion rate for such share. The conversion prices and rates for each series of the Preferred Stock are the same in the event of a mandatory conversion as they would be in the event of an optional conversion.

Redemption

On or after the fifth anniversary of their issuance, shares of the Series D Preferred Stock become redeemable at a price equal to the original issue price per share plus all unpaid dividends thereon, in three annual installments commencing not more than one-hundred eighty days after the Requisite Series D Preferred Approval (the “Series D Redemption Right”).

Subject to the prior satisfaction of the Series D Redemption Right, shares of the Series C Preferred Stock are entitled to the same redemption right on or after the fifth annual anniversary of the original issue date of the Series D Preferred Stock.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The Preferred Stock is classified as mezzanine (or temporary) equity, as the Preferred Stock is redeemable in the event of a deemed liquidation event. This event is not within the Company’s control as the Company’s Board is controlled by the holders of the Preferred Stock and the Series D Preferred Stock and Series C Preferred Stock are also redeemable at the holder’s option after the fifth anniversary of the original issuance of the Series D Preferred Stock.

The Company accretes the Series D Preferred Stock and Series C Preferred Stock to their redemption value at each reporting date, which equals to their original issue price plus the accrued but unpaid dividends, as they are probable of becoming redeemable under the redemption option at the holder’s option. The Company recognizes the changes in redemption in the redemption value immediately as they occur and adjusts the carrying value to equal to the current maximum redemption value at the end of each reporting period. During the three months ended March 31, 2025, the Company recorded accretion of $6.6 million and $5.6 million, respectively, related to the Series D Preferred Stock and Series C Preferred Stock, respectively. During the three months ended March 31, 2024, the Company recorded accretion of $5.2 million related to the Series C Preferred Stock, respectively. The accretion was recorded as adjustments to the additional paid-in capital in the condensed consolidated balance sheets as of each year end. The Company recognized all other series of the Preferred Stock at their issuance price, net of issuance costs, and is not currently remeasuring these Preferred Stock as they are neither currently redeemable nor probable of becoming redeemable.

Warrants to Purchase Common Stock

In connection with the issuance of the Series D-1 Preferred Stock, the Company issued investors detachable warrants (the “Common Warrants”) to purchase an aggregate of 1.0 million shares of common stock with a ten-year term and exercise price of $0.91 per share (subject to certain adjustments). The Common Warrants are classified as derivative liabilities as they contain a change of control provision that may result in the holders receiving a settlement amount exceeding the fair value of the Common Warrants at the time of settlement and such provision may also result in the Common Warrants being redeemed outside of the Company’s control. The Common Warrants are measured at fair value both initially and subsequently with changes in fair value recognized through earnings. The fair value of the Common Warrants was $1.3 million upon issuance, which created a discount on the Series D-1 Preferred Stock that discount was accreted to the redemption value of the Series D-1 Preferred Stock as part of the subsequent remeasurement of the Series D-1 Preferred Stock. The fair value of the Common Warrants is $1.9 million as of March 31, 2025.

Tranche Obligations

At the time of the Series D Initial Closing, the Company granted the RPM Investor (an investor in the Series D-1 Preferred Stock) the option but not obligation to purchase up to 1.8 million shares of Series D-1 Preferred Stock at the Series D Per Share Price (the “RPM Call Option”) at the final closing of the Series D Preferred Stock. On November 15, 2024, in connection with the Series D Second Closing, the number of the shares under the RPM Call Option was amended to 1.9 million shares.

In addition, at the time of the Series D Initial Closing, the Company and the Majority Sponsor, an affiliate of AE Industrial, agreed that, if the total amount of the Series D Preferred Stock purchased was less than $250.0 million within six months of the Series D Initial Closing, the Majority Sponsor would purchase additional Series D Preferred Stock to make their total investment equal to $125.0 million (the “Majority Sponsor Top-Up,” and together with the RPM Call Option, the “Tranche Obligations”).

The Tranche Obligations are classified as liabilities. The RPM Call Option represents an unconditional obligation to issue Series D-1 Preferred Stock, and the Majority Sponsor Top-Up represents a conditional obligation to issue

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

Series D Preferred Stock. Because the Series D Preferred Stock may be redeemed upon events not within the Company’s control, the Tranche Obligations embody a conditional obligation for the Company to transfer assets to repurchase its equity under such a scenario.

The Tranche Obligations are measured at fair value both initially and subsequently with changes in fair value recognized through earnings. Upon issuance, the aggregate value of these Tranche Obligations created a discount on the Series D-1 Preferred Stock and this discount was accreted to the redemption value of the Series D-1 Preferred Stock as part of the subsequent remeasurement of the Series D-1 Preferred Stock. In March 2025, the Majority Sponsor Top-Up expired unexercised when the total amount of Series D Preferred Stock purchased by investors exceeded $250.0 million. On March 24, 2025, the RPM Call Option was terminated via amendment of the Series D stock purchase agreement. As a result, the Majority Sponsor Top-Up and RPM Call Option were derecognized from the unaudited condensed consolidated balance sheet as of March 31, 2025.

12. Income Taxes

The Company computes its provision for income taxes by applying the estimated annual effective tax rate to year-to-date income from recurring operations and adjusts the provision for discrete tax items recorded in the period.

The Company had no income tax expense for the three months ended March 31, 2025, and for the three months ended March 31, 2024, respectively, primarily driven by the valuation allowance established against U.S. federal and state deferred income tax assets.

13. Related Party Transactions

Investments and Debts

The following transactions are with the Company’s private equity sponsor, AE Industrial, who acquired the Company during 2022 and is a 43.27% stakeholder in the Company as of March 31, 2025. Even though the Company is part of AE Industrial’s portfolio of companies, it is not a part of AE Industrial’s a consolidated tax return and files its tax returns independently.

During the three months ended March 31, 2025, AE Industrial purchased 0.3 million shares of the Series D-1 Preferred Stock for an aggregate purchase price of $5.0 million, Refer to Note 11. Stockholders’ Deficit and Redeemable Convertible Preferred Stock for further detail.

Accounts Payable and Expenses

Redwire Corporation and Belcan, LLC are related parties of the Company as both entities are part of AE Industrial’s portfolio and share a common board of directors. Belcan, LLC remained a related party until August 31, 2024.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

A summary of the Company’s related party transactions related to accounts payable and research and development and selling, general, and administrative expenses as of March 31, 2025 and December 31, 2024 and for the three months ended March 31, 2025 and December 31, 2024 is presented below:

	March 31, 2025	December 31, 2024
Accounts payable:
AE Industrial	$196	$46
Redwire Corporation	103	40
Belcan, LLC	—	—

	$299	$86

	For the three months ended March 31,
	2025	2024
Expenses:
AE Industrial	150	150
Redwire Corporation	103	695
Belcan, LLC	—	110

	$253	$955

In the normal course of business, the Company participates in related party transactions with certain vendors and customers where AE Industrial maintains a significant ownership interest and/or can exhibit significant influence on the operations of such parties. For the three months ended March 31, 2025 and 2024, respectively, transactions with other companies in AE Industrial’s investment portfolio, not separately disclosed, did not have a material impact on the Company’s condensed consolidated financial statements.

14. Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common stock outstanding during each period.

Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of fully dilutive common stock outstanding for the period using the treasury-stock method, the if-converted method, or two-class method for participating securities, whichever is more dilutive. Potentially dilutive shares are comprised of common stock warrants, restricted stock units, convertible notes and stock options. For the three months ended March 31, 2025, and 2024, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive. The Company has determined that all classes of the Preferred Stock are participating securities under the two-class method, however, holders of the Preferred Stock are not required to fund losses. Dividends have been accumulated for all Series C and Series D-1 Preferred Stock (refer to Note 11. Stockholders’ Deficit and Redeemable Convertible Preferred Stock for further detail).

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for the three months ended March 31, 2025 and 2024:

	For the three months ended March 31,
	2025	2024
Numerator:
Consolidated net loss	$(60,093)	$(52,771)
Less: Accretion of dividends of Series C Preferred Stock	(5,579)	(5,219)
Less: Accretion of dividends of Series D-1 Preferred Stock	(6,609)	—
Net loss available to common stock	$(72,281)	$(57,990)
Denominator:
Weighted average common stock outstanding – basic and diluted	13,442	12,494
Net loss per share attributable to common stockholders – basic and diluted	$(5.38)	$(4.64)

A summary of the total number of securities excluded from diluted net loss per share that could be potentially dilutive in the future is as follows:

	March 31, 2025	March 31, 2024
Convertible Series Seed Preferred Stock	2,023	2,023
Convertible Series Seed-1 Preferred Stock	3,273	3,273
Convertible Series A Preferred Stock	6,005	6,005
Convertible Series B Preferred Stock	5,869	5,869
Convertible Series C Preferred Stock	11,159	11,159
Convertible Series D-1 Preferred Stock	17,305	—
Convertible Series M Preferred Stock	2,812	2,806
Warrants for Series J Preferred Stock	646	579
Common Stock Warrants	1,045	—
Stock options	15,226	14,178

Total	65,363	45,892

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

15. Segment and Geographical Information

The Company has determined that it operates in one operating segment and as a result, manages its operations and allocates resources as a single operating segment. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. The CODM uses net income or loss to evaluate the return on assets and to determine investment opportunities related to product development, platform enhancements, and new technologies. The CODM also uses net income or loss to monitor budget versus actual results. The following table includes the significant expense categories and amounts that are regularly provided to the CODM:

	For the three months ended March 31,
	2025	2024
Revenue	$55,855	$8,317
Less:
Cost of sales	(53,635)	(10,240)
Compensation (1)	(22,703)	(19,697)
Materials and consumables (1)	(19,361)	(17,278)
Contractors and outside services (1)	(3,147)	(2,015)
Other segment items (2)	(17,102)	(11,858)

Net loss and comprehensive loss	$(60,093)	$(52,771)

(1)	Compensation, materials and consumables, and contractors and outside services expenses presented in the above table are related to operating expenses and exclude amounts included in the cost of sales.
(2)

Other segment items included primarily related to interest expense, building and utilities, software licenses and computer services, professional and consulting services fees, depreciation, loss on disposal of fixed assets, other income, and provision for income taxes.

The measure of segment assets, including goodwill, is reported on the unaudited condensed consolidated balance sheets as total consolidated assets. Assets provided to the CODM are consistent with those reported on the unaudited condensed consolidated balance sheets with particular emphasis on the Company’s available liquidity, including its cash, cash equivalents and restricted cash, and there are no other significant segment assets that would require disclosure or are regularly provided to the CODM.

The Company does not recognize revenue or hold property and equipment outside of the United States as of March 31, 2025 and December 31, 2024, respectively.

16. Subsequent Events

The company evaluated its March 31, 2025 financial statements for subsequent events through August 4, 2025, the date the financial statements were issued. Please note the following subsequent events:

Series D Financing

Between April 1, 2025 and June 20, 2025, the Company completed a series of subsequent closings and sold 3.5 million shares of Series D-1 Preferred Stock at the Series D Per Share Price for aggregate cash proceeds of $60.0 million.

Firefly Aerospace, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars and shares in thousands, except per share amounts)

On April 10, 2025, the Company issued 0.6 million shares of Series D-3 Preferred Stock for aggregate cash proceeds of $10.0 million.

In July 2025, the Company issued 2.8 million shares of Series D-4 Preferred Stock for aggregate cash proceeds of $58.7 million.

On July 10, 2025, the Company’s board of directors declared a dividend (the “Preferred Stock Dividend”) payable in common stock in respect of all accrued and unpaid dividends of the Company’s outstanding shares of Series C, Series D-1, Series D-2, and Series D-3 Preferred Stock, which became effective as of July 16, 2025 upon receipt of the required consent of certain third parties. On the effective date, we paid the Preferred Stock Dividend by issuing approximately 3.3 million shares of common stock to the existing holders of its Series C, Series D-1, Series D-2, and Series D-3 Preferred Stock. The Company currently anticipates that any additional dividends on its outstanding shares of Series C, Series D-1, Series D-2, and Series D-3 Preferred Stock that accrue following the declaration of the Preferred Stock Dividend will be paid in cash, contingent upon the closing of this offering, and repayment in full of the Term Loan Facility.

Common Stock Reverse Split

On July 25, 2025, the Company effected a 1-for-3.2544 reverse stock split of its common stock and a proportionate decrease in the number of authorized shares (refer to Note 17. Common Stock Reverse Split for further detail).

17. Common Stock Reverse Split

On July 25, 2025, the Company effected a 1-for-3.2544 reverse split of its common stock and a proportionate decrease in the number of its authorized shares. All share and per share information, including share-based compensation, throughout the unaudited condensed consolidated financial statements has been retroactively adjusted to reflect the reverse stock split. The shares of common stock retain a par value of $0.0001 per share.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Firefly Aerospace Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Firefly Aerospace Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of net loss and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Austin, Texas

April 16, 2025 (except for Note 20, as to which the date is July 28, 2025)

Firefly Aerospace, Inc.

Consolidated Balance Sheets

(Dollars and shares in thousands, except per share amounts)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$123,431	$81,945
Restricted cash, current	424	2,445
Accounts receivable, net	1,004	2,704
Inventories	—	247
Advanced payments, current	52,404	55,523
Other current assets	3,454	7,081

Total current assets	180,717	149,945
Advanced payments, less current portion	41,770	4,098
Property and equipment, net	135,575	114,061
Restricted cash, less current portion	13,703	10,756
Right-of-use assets - operating leases	14,604	20,284
Right-of-use assets - finance leases	3,708	3,912
Goodwill	17,097	17,097
Other noncurrent assets	158	1,054

Total assets	$407,332	$321,207

Liabilities, temporary equity, and stockholders’ deficit
Current liabilities
Accounts payable	$37,633	$26,218
Accounts payable - related parties	86	1,406
Accrued expenses	14,419	16,473
Operating lease liability, current	1,128	1,159
Finance lease liability, current	856	695
Deferred revenue, current	108,069	89,404
Notes payable, current	6,349	965
Other current liabilities	10,837	452

Total current liabilities	179,377	136,772
Operating lease liability, less current portion	16,466	20,275
Finance lease liability, less current portion	1,996	2,241
Deferred revenue, less current portion	45,904	33,751
Notes payable, less current portion	124,079	79,510
Notes payable, less current portion - related parties	17,524	16,104
Warrant liability	4,070	991
Other liabilities, less current portion	25,956	184

Total liabilities	$415,372	$289,828

The accompanying notes are an integral part of these consolidated financial statements.

Firefly Aerospace, Inc.

Consolidated Balance Sheets – (Continued)

(Dollars and shares in thousands, except per share amounts)

	December 31,
	2024	2023
Commitments and contingencies (See Note 12)
Temporary equity
Redeemable convertible preferred stock, $0.0001 par value; 51,033 and 39,914 shares authorized as of December 31, 2024 and 2023, respectively; 41,588 and 29,760 issued and outstanding as of December 31, 2024 and 2023 respectively; $1,227,158 and $843,873 liquidation preference as of December 31, 2024 and 2023, respectively	759,582	535,864
Stockholders’ deficit
Common stock, $0.0001 par value, 154,397 and 136,581 shares authorized as of December 31, 2024 and 2023, respectively; 13,241 and 12,410 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital, net of issuance costs	—	—
Accumulated deficit	(767,623)	(504,486)

Total stockholders’ deficit	(767,622)	(504,485)

Total liabilities, temporary equity, and stockholders’ deficit	$407,332	$321,207

The accompanying notes are an integral part of these consolidated financial statements.

Firefly Aerospace, Inc.

Consolidated Statements of Net Loss and Comprehensive Loss

(Dollars and shares in thousands, except per share amounts)

	For the year ended December 31,
	2024	2023
Revenue	$60,792	$55,235
Cost of sales	72,157	28,635

Gross (loss) profit	(11,365)	26,600
Operating expenses
Research and development	149,498	117,871
Selling, general, and administrative	46,848	40,605
Loss (gain) on disposal of fixed assets	1,742	(1)

Total operating expenses	198,088	158,475

Loss from operations	(209,453)	(131,875)
Other (expense) income
Interest expense, net	(20,373)	(3,963)
Other (expense) income, net	(1,307)	381

Total other expense, net	(21,680)	(3,582)

Loss before provision for income taxes	$(231,133)	$(135,457)

Provision for income taxes	—	—

Net loss and comprehensive loss	$(231,133)	$(135,457)
Less: Accretion of dividends of Series C Preferred Shares	(21,224)	(20,814)
Less: Accretion of dividends of Series D-1 Preferred Shares	(13,453)	—

Net loss available to common stock	$(265,810)	$(156,271)

Net loss per common stock
Basic and diluted	$(20.74)	$(13.05)
Weighted-average common stock outstanding
Basic and diluted	12,819	11,977

The accompanying notes are an integral part of these consolidated financial statements.

Firefly Aerospace, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(231,133)	$(135,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,545	4,707
Loss (gain) on disposal of fixed assets	1,742	(1)
Stock-based compensation	1,841	1,612
Change in fair value of warrant liability	3,079	147
Non-cash interest expense	8,402	2,155
Non-cash inventory write-off	247	—
Changes in operating assets and liabilities:
Accounts receivable	1,700	(1,041)
Advanced payments	(34,553)	(39,518)
Other assets	4,523	4,458
Accounts payable	8,312	9,748
Accounts payable - related parties	(1,320)	1,025
Accrued expenses	(2,054)	3,925
Other liabilities	36,157	452
Right-of-use assets	5,884	1,689
Lease liabilities	(3,840)	(578)
Deferred revenue	30,818	53,243

Net cash used in operating activities	$(157,650)	$(93,434)
Cash flows from investing activities
Purchases of property and equipment	(32,697)	(77,248)
Net cash acquired in business combination	—	7,254

Net cash used in investing activities	$(32,697)	$(69,994)
Cash flows from financing activities
Proceeds from issuance of preferred stock	189,041	149,833
Principal payments on finance lease	(84)	(1,550)
Proceeds from notes payable	48,990	101,742
Proceeds from notes payable - related parties	—	21,117
Payments on notes payable	(3,719)	(985)
Payments on mortgage principal	—	(188)
Payments of debt issuance costs	(2,301)	(24,719)
Payments of debt issuance costs - related parties	—	(5,385)
Proceeds from repayment of employee note	247	307
Proceeds from exercise of stock options	585	559

Net cash provided by financing activities	$232,759	$240,731
Net increase in cash and cash equivalents and restricted cash	$42,412	$77,303
Cash and cash equivalents and restricted cash
Cash and cash equivalents and restricted cash, beginning of period	95,146	17,843

Cash and cash equivalents and restricted cash, end of period	$137,558	$95,146

The accompanying notes are an integral part of these consolidated financial statements.

Firefly Aerospace, Inc.

Consolidated Statements of Cash Flows – (Continued)

(Dollars in thousands)

	For the year ended December 31,
	2024	2023
Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents	$123,431	$81,945
Restricted cash, current	424	2,445
Restricted cash, less current portion	13,703	10,756

Total cash and cash equivalents and restricted cash at the end of the period	$137,558	$95,146

Supplemental disclosures of cash flow information
Cash paid for interest	$21,129	$12,576
Non-cash investing and financing activities:
Equity issued for business combination	—	9,804
Initial fair value of warrants at issuance	107	844
Property and equipment additions in accounts payable	3,103	5,880
Property and equipment acquired through loans	—	630
Property and equipment acquired through finance leases	—	3,900
ROU asset acquired in exchange for operating lease liabilities	—	2,911
ROU asset acquired in exchange for finance lease liabilities	109	3,900

The accompanying notes are an integral part of these consolidated financial statements.

Firefly Aerospace, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(Dollars and shares in thousands)

	Redeemable Convertible Preferred Stock*		Common Stock		Additional Paid-In Capital, Net	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	17,170	$354,413	11,624	$1	$4,637	$(355,340)	$(350,702)
Issuance of common stock under equity plan	—	—	786	—	876	—	876
Stock-based compensation	—	—	—	—	1,612	—	1,612
Issuance of Series C Preferred Stock, net of issuance costs	9,852	150,833	—	—	—	—	—
Issuance of Series M Preferred Stock, net of issuance costs	2,738	9,804	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	20,814	—	—	(7,125)	(13,689)	(20,814)
Net loss	—	—	—	—	—	(135,457)	(135,457)

Balance as of December 31, 2023	29,760	$535,864	12,410	$1	$—	$(504,486)	$(504,485)
Issuance of common stock under equity plan	—	—	831	—	831	—	831
Stock-based compensation	—	—	—	—	1,842	—	1,842
Issuance of Series C Preferred Stock, net of issuance costs	1,307	21,000	—	—	—	—	—
Issuance of Series D-1 Preferred Stock, net of issuance costs	10,447	166,855	—	—	—	—	—
Issuance of Series M Preferred Stock, net of issuance costs	74	1,186	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	34,677	—	—	(2,673)	(32,004)	(34,677)
Net loss	—	—	—	—	—	(231,133)	(231,133)

Balance as of December 31, 2024	41,588	$759,582	13,241	$1	$—	$(767,623)	$(767,622)

*	Refer to Note 13 for details of the classes of preferred shares and movement therein.

The accompanying notes are an integral part of these consolidated financial statements.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

1. The Company, Liquidity, and Basis of Presentation

Firefly Aerospace Inc., together with its wholly owned subsidiaries Firefly IP Holdings, LLC and Spaceflight, Inc. (collectively, “Firefly” or the “Company”), is a privately held company based in Cedar Park, Texas, that is incorporated under the laws of the State of Delaware on January 27, 2017, and commenced operations on May 1, 2017.

The Company is a market-leading space and defense technology company providing comprehensive mission solutions to national security, government and commercial customers with an established track record of mission success. The Company’s mission is to enable responsive and reliable launch, transit, and operations in space for its national security and commercial customers globally. The Company is a leading provider of fully integrated launch and space services technology, committed to enabling launch, transit and operations in space through responsive, reliable and affordable solutions – anywhere, anytime. The Company vertically integrated approach encompasses the design, manufacturing and operation of small to medium launch vehicles, landers, and spacecraft allowing us to service the entire lifecycle of government and commercial missions from Low Earth Orbit to the Moon and to deep space. Its purpose-built family of products align with the ongoing paradigm shift in government missions and procurement processes, where speed, efficiency, and economics drive customer decision making. Through its offerings across launch, lander and spacecraft, its vertically integrated product line, and its infrastructure, we serve as a critical provider for commercial and government customers.

Since the Company’s formation, we have established ourselves as a category leader across a diverse range of products and services. We take a comprehensive approach to providing a family of solutions to its customers’ space-based opportunities.

Liquidity

As an early-stage company with limited commercial operating history, the Company is subject to all the risks and expenses associated with a start-up company. The Company must, among other things, respond to competitive developments, attract, retain, and motivate qualified personnel, and support the expense of marketing new products based on innovative technology. The Company expects to transition to a manufacturing company, capable of producing and selling products at scale, once the technological feasibility of the Alpha rocket is confirmed during 2025. The Company defines technological feasibility as satisfying three specific conditions: (i) reaching product qualification, (ii) achieving production readiness, and (iii) having successfully deployed a customer’s payload into its specific orbit and final destination. The Company has successfully deployed customer payloads into their specific orbits or destinations as of December 31, 2024. The Company’s executive leadership comprised of at least the Chief Operating Officer and the Chief Technology Officer shall determine at what point the Company’s products have been fully qualified to reach technological feasibility and full rate production. Until this determination is made, the Company has not recorded any inventory amounts and all costs incurred are expensed.

The consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. From inception, the Company has incurred an accumulated deficit totaling approximately $767.6 million and $504.5 million as of December 31, 2024 and 2023, respectively, and has incurred approximately $157.7 million and $93.4 million in negative cash flows from operations during the years ended December 31, 2024 and 2023, respectively. The Company funded its operations through the year ended December 31, 2024, through various capital raises and entering into restrictive debt covenant term loans.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

In 2024, the Company raised $21.0 million and $176.8 million through its Series C and Series D funding, respectively. The Series D amount included the conversion of $25.8 million in convertible notes. The Company raised $158.0 million after closing three tranches of its Series C funding during the year ended December 31, 2023.

The Company plans to manage expenses and obtain additional funds as needed through the issuance of equity and debt. Future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of the Company’s products, the expansion of sales and marketing activities, and the timing and extent of spending on research and development activities. If the Company is unable to obtain adequate financing on satisfactory terms when required, the ability to grow or support the business and to respond to business challenges could be significantly limited.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. All intercompany balances and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company’s cash consists of cash on hand. The Company considers all highly liquid investment securities with remaining maturities at the date of purchase of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

As of December 31, 2024 and 2023, the Company’s cash and cash equivalents consisted of cash deposited in bank accounts and money market accounts and were recorded at face value.

Restricted Cash

The Company is required to maintain restricted cash deposits in the collateral accounts comprised of interest reserve accounts and an insurance premium reserve account in connection with the issuance of the Term Loan Facility financing agreement (refer to Note 11. Notes Payable and Warrants for further detail). Additionally, balances maintained in bank accounts for purposes of minimum liquidity are covered by debt account control agreements. These funds are restricted and have been classified as such on the consolidated balance sheets due to the nature of the restriction. The restricted cash balances were $14.1 million and $13.2 million as of December 31, 2024 and 2023, respectively.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Accounts Receivable

Customer accounts receivable are reported at the amount management expects to collect on balances outstanding at year-end.

Allowance for Credit Losses

When the Company records customer receivables and contract assets arising from revenue transactions, an allowance is recorded for credit losses for the current expected credit losses inherent in the asset over its expected life. The allowance for credit losses is a valuation account deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets.

The Company estimates expected credit losses based on relevant information about past events, including historical credit loss experience and current conditions, such as the length of time accounts receivable are past due, customer payment histories, any specific customer collection issues identified, current market conditions which may affect customer financial condition, and reasonable and supportable forecasts of future credit losses. When measuring expected credit losses, we pool assets with similar country risk and credit risk characteristics. Changes in the relevant information may significantly affect the estimates of expected credit losses. The Company writes off accounts receivable that have become uncollectible.

Advanced Payments

Advanced payments consist of supplier prepayments made for services that have not yet been received. These payments are recorded as assets on the consolidated balance sheets until the related services are delivered.

Advanced payments are classified as either current or noncurrent assets depending on whether they are expected to be settled within one year. The Company evaluates the terms of each prepayment arrangement to determine the appropriate classification and ensures that all advanced payments are supported by valid contracts or agreements with suppliers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment, except for leasehold improvements, is computed using the straight-line method over useful lives ranging from three to 15 years. Depreciation of leasehold improvements is recorded using the straight-line method over the remaining lease term beginning when the improvements are placed in service. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheets and the resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred.

Leases

The Company determines whether a contract is or contains a lease at contract inception by evaluating whether substitution rights exist and whether the Company obtains substantially all of the benefits and directs the use of the identified asset. When the Company determined a lease exists, the Company records a right-of-use (“ROU”) asset and corresponding lease liability in the consolidated balance sheets. ROU assets represent the Company’s

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are recognized at the commencement date of the lease at the value of the lease liability, adjusted for any prepayments, lease incentives received, and initial direct costs incurred.

Lease liabilities are recognized at the commencement date of the lease based on the present value of remaining lease payments over the lease term. As the discount rate implicit in the lease is not readily determinable in most leases, the Company uses its incremental borrowing rate based on the information available at the commencement date of the lease in determining the present value of lease payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company does not record lease contracts with a lease term of 12 months or less on its consolidated balance sheets. Fixed lease expenses associated with these short-term contracts are expensed on a straight-line basis over the lease term.

The Company does not record lease contracts acquired in a business combination with a remaining lease term of 12 months or less on its consolidated balance sheets. Fixed lease expenses associated with these short-term contracts are expensed on a straight-line basis over the lease term.

The Company recognizes lease expense for operating leases on a straight-line basis over the lease term.

The Company has lease agreements with non-lease components that relate to the lease components. The Company accounts for each lease component and any non-lease components associated with that lease component separately with amounts allocated to the lease and non-lease components based on stand-alone prices. For certain equipment leases, the Company accounts for the lease and non-lease components as a single lease.

Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. These variable lease costs are recognized as incurred over the lease term.

The Company does not include significant restrictions or covenants in lease agreements, and residual value guarantees are generally not included within the Company’s leases. See Note 10. Leases for further detail.

Sale and Leaseback

The Company engages in sale and leaseback transactions, whereby it sells an asset and simultaneously enters into a lease agreement to lease back the same asset. These transactions are accounted for in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

When a sale and leaseback transaction results in a sale, the asset is derecognized from the consolidated balance sheets, and any gain or loss on the sale is recognized in the consolidated statements of net loss and comprehensive loss.

When a transaction results in a failed sale, the transaction is accounted for as a financing. The asset is not derecognized and the Company continues to record depreciation expense over the asset’s estimated useful life. Sales proceeds received are recorded as cash and a corresponding financing liability to reflect future lease payments in the consolidated balance sheets.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

The Company evaluates each sale and leaseback transaction to determine the appropriate accounting treatment, ensuring compliance with the relevant accounting standards and reflecting the economic substance of the transaction.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is reviewed annually as of October 1 of each year (or more frequently if impairment indicators arise) for impairment. To review for impairment, the Company first assesses qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

The Company’s qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) adverse macroeconomic trends; (ii) adverse industry and market considerations; (iii) increased costs; (iv) current, historical or projected deterioration of the Company’s financial performance; (v) Company-specific changes; (vi) events affecting a reporting unit; and (vii) a sustained decrease in the Company’s market capitalization below its net book value.

After assessing the totality of events and circumstances, if determined that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, no further assessment is performed. If the Company determines that it is more likely than not that the fair value of a reporting units is less than its carrying amount, the Company will calculate the fair value of that reporting unit and compare the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. Otherwise, a goodwill impairment charge will be recorded for the amount by which the carrying value of the reporting unit exceeds its fair value up to the amount of the goodwill. Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. See further discussion in Note 8. Goodwill.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. The Company has not identified any such impairment losses to date.

Notes Payable

Notes payable represent obligations of the Company to pay a specified amount of money at a future date. These obligations may arise from borrowings from financial institutions, private lenders, or other entities and are classified as either current or non-current liabilities based on their maturity dates.

The Company recognizes notes payable on an amortized cost basis at their principal amount, net of the unamortized debt issuance costs unless fair value option is elected. The debt issuance cost is amortized over the term of the debt using the effective interest method. Interest payments are made in accordance with the terms of the debt, which may include fixed or variable interest rates.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Warrant Liabilities

Warrants to purchase shares of the Company’s common stock and Series J Preferred Stock are classified as a liability on the consolidated balance sheets and held at fair value, as the warrants are either exercisable into redeemable preferred shares, or contain certain terms that could result in cash settlement as a result of events outside of the Company’s control. The warrants are subject to remeasurement to fair value at each balance sheet date, and any change in fair value is recognized in the consolidated statements of net loss and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

Fair Value Measurements

According to ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Entities are permitted to choose to measure certain financial instruments and other items at fair value.

Deferred Revenue

Advanced payments and billings in excess of revenues recognized are recorded as current and non-current deferred revenue in the consolidated balance sheets and recognized into revenue as the Company satisfies the underlying performance obligation. Prior to making this determination, the Company ensures that a valid contract is in place that meets the definition of a contract in accordance with ASC 606-10-25-1 and 2.

Business Combination

The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of the acquisition. The Company uses the acquisition method of accounting for business combinations and recognizes assets acquired and liabilities assumed measured at their fair values on the date acquired. Goodwill is measured as of the acquisition date as the excess of consideration transferred over the net acquisition date fair value of the assets acquired and the liabilities assumed. The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires us to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates and selection of comparable companies. The Company engages the assistance of valuation specialists in concluding on fair value measurements in connection with determining fair values of assets acquired and liabilities assumed in a business combination.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Revenue Recognition

ASC 606 provides guidance outlining a single five-step comprehensive revenue model in accounting for revenue from contracts with customers. Under this model the Company: (1) identifies the contract with the customer, (2) identifies its performance obligations in the contract, (3) determines the transaction price for the contract, (4) allocates the transaction price to its performance obligations and (5) recognizes revenue when or as it satisfies its performance obligations.

The Company accounts for a contract when it has approval and commitment from both parties, the fees, payment terms and rights of the parties regarding the products or services to be transferred are identified, the contract has commercial substance, and collectability of substantially all of the consideration expected to be transferred is probable. The Company applies judgment in determining the customer’s ability and intention to pay for services expected to be transferred, which is based on factors including the customer’s payment history, management’s ability to mitigate exposure to credit risk, and experience selling to similarly situated customers. The contractual term with the Company’s customers is generally for multiple years.

Performance obligations within a contract are identified based on the products and services promised to be transferred in the contract. When a contract includes more than one promised product or service, the Company must apply judgment to determine whether the promises represent multiple performance obligations or a single, combined performance obligation. This evaluation requires the Company to determine if the promises are both capable of being distinct, where the customer can benefit from the product or service on its own or together with other resources readily available, and are distinct within the context of the contract, where the transfer of products or services is separately identifiable from other promises in the contract. When both criteria are met, each promised product or service is accounted for as a separate performance obligation. In cases where the promises are distinct, the Company is further required to evaluate if the promises are a series of products and services that are substantially the same and have the same pattern of transfer to the customer (referred to as the “series” guidance). When the Company determines that promises meet the series guidance, they are accounted for as a single, combined performance obligation.

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer for the Company’s contracts and consists of milestone-based fees. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company may constrain a portion of the transaction price based upon its anticipated ability to meet certain contractual requirements.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation on a relative basis according to their standalone selling prices. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the Company does not have a history of selling a performance obligation, management applies judgment to estimate the standalone selling price, taking into consideration available information, including market conditions, factors considered to set list prices, pricing of similar products, and internal pricing objectives. The corresponding allocated revenues are recognized when or as the performance obligations are satisfied.

Cost of Sales

Cost of sales primarily consists of raw materials, salaries and benefits, depreciation and amortization and other direct costs directly attributable to fulfilling the Company’s obligations under customer contracts.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Concentration of Credit Risk

To reduce risk, the Company’s management performs ongoing credit evaluations of its customers’ financial condition. The Company has not identified any potential credit losses and therefore does not maintain an allowance in its consolidated financial statements.

Cash and cash equivalents are deposited in demand deposit accounts and high-quality money market funds, and at times, such deposits may be in excess of limits federally insured by the Federal Deposit Insurance Corporation up to $250,000. The Company utilizes high quality financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Major customers are defined as those individually comprising more than 10% of the Company’s total revenue. The major customers during the years ended December 31, 2024 and 2023 were as follows:

	2024	2023
Customer 1	58.6%	30.7%
Customer 2	23.2%	11.4%
Customer 3	11.2%	—
Customer 4	—	32.9%
Customer 5	—	17.2%

Research and Development

Research and development costs include employee and contractor compensation, supplies and materials for new product development, and regulatory compliance. Research and development costs are charged to operations as incurred.

Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock represents legal form of equity, is not mandatorily redeemable, and does not constitute unconditional obligations that may require issuance of a variable number of the Company’s shares. The redeemable convertible preferred stock is classified mezzanine (or temporary) equity as it contains terms that could force the Company to redeem the shares for cash or other assets upon the occurrence of an event not solely within the Company’s control. Subsequent remeasurement of the carrying value of the redeemable convertible preferred stock is required for Series C Preferred Stock and Series D Preferred Stock as they are probable of becoming redeemable under the redemption option at the holder’s option based on solely passage of time. The Company accretes the redeemable convertible preferred stock to its redemption value and recognizes the changes in the redemption value immediately as they occur and adjusts the carrying value to equal the current maximum redemption value at the end of each reporting period. No subsequent remeasurement of the other series of the Company’s redeemable convertible preferred stock is required as they are neither currently redeemable nor probable of becoming redeemable.

The tranched preferred stock issuance obligations issued in connection with the issuance of Series D redeemable convertible preferred stock are considered freestanding financial instruments separated from the Series D Preferred Stock and are classified as an asset or a liability on the consolidated balance sheets and held at fair value, as the tranche obligations are exercisable into redeemable preferred shares that could result in cash settlement as a result of events outside of the Company’s control. The tranche obligations are subject to

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

remeasurement to fair value at each balance sheet date, and any change in fair value is recognized in the consolidated statements of net loss and comprehensive loss. The Company will continue to adjust the fair value of the tranche obligations until the earlier of the exercise or expiration of the tranche obligations.

Stock-Based Compensation

The Company follows the fair value provisions of ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards, including stock options and restricted stock, using a fair value-based method. The fair value of stock options is estimated at the time of grant using an option pricing model, and the fair value of restricted shares is based on the closing price of the Company’s common stock on the date of grant. Compensation cost for service-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. Employee stock-based compensation expense recognized during the years ended December 31, 2024 and 2023 was calculated based on awards ultimately expected to vest.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the recognition of future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The carrying value of net deferred tax assets reflects that the Company has been unable to generate sufficient taxable income in certain tax jurisdictions. A valuation allowance is provided to reduce the deferred tax asset to an amount that is more likely than not to be realized. The deferred tax assets are still available for the Company to use in the future to offset taxable income, which would result in the recognition of a tax benefit and a reduction in the Company’s effective tax rate.

Actual operating results and the underlying amount and category of income in future years could render the Company’s current assumptions, judgments and estimates of the realizability of deferred tax assets inaccurate, which could have a material impact on its financial position or results of operations.

The Company accounts for uncertain tax positions in accordance with ASC 740, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Such changes in recognition or measurement might result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the accompanying consolidated statement of net loss and comprehensive loss. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheets.

Segment Reporting

The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. The CODM uses net income or loss to evaluate the return on

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

assets and to determine investment opportunities related to product development, platform enhancements, and new technologies. The CODM also uses net income or loss to monitor budget versus actual results. The Company has determined that it operates in one operating segment and as a result, manages its operations and allocates resources as a single operating segment.

Net Loss per Share

Net loss per share is calculated as net loss per common stock attributable to the Company’s common stockholders divided by the Company’s weighted average number of basic or diluted common stock outstanding. Potentially dilutive common stock primarily consist of employee stock options, warrants, convertible notes, and restricted and performance unit awards.

Recently Issued Accounting Standards

ASU 2023-07

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities with a single reportable segment to provide all the disclosures required by this standard and all existing segment disclosures in Topic 280 on an interim and annual basis, including new requirements to disclose significant segment expenses that are regularly provided to the CODM and included within the reported measure(s) of a segment’s profit or loss, the amount and composition of any other segment items, the title and position of the CODM, and how the CODM uses the reported measure(s) of a segment’s profit or loss to assess performance and decide how to allocate resources. The guidance is effective for annual periods beginning after December 15, 2023, and interim periods beginning after December 15, 2024, applied retrospectively with early adoption permitted. Effective January 1, 2024, the Company has adopted ASU 2023-07. The adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards not yet Adopted

ASU 2024-03

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

ASU 2023-06

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain U.S. Securities and Exchange Commission (“SEC”) disclosure requirements into the FASB ASC. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification topics, allow investors to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. The effective date for each amendment will be the date on which the SEC’s removal of

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. The amendments in this ASU should be applied prospectively. The Company does not expect ASU 2023-06 will have a material impact to its consolidated financial statements.

ASU 2023-09

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to enhance the transparency and decision-usefulness of income tax disclosures, particularly in the rate reconciliation table and disclosures about income taxes paid. The standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The ASU’s amendments are effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2024-09.

3. Revenue

The following table presents revenue disaggregated by type for the years ended December 31:

	2024	2023
Launch revenue	$22,631	$33,017
Spacecraft Solutions revenue	38,161	20,912
Other revenue	—	1,306

Total revenue	$60,792	$55,235

The work performed by the Company in fulfilling Launch, Spacecraft Solutions, and Other performance obligations is not expected to create an asset for the customer since the launch vehicles and spacecraft, which are built to deliver the customer’s payload into orbit, will not be owned by the customer, nor will the propulsion systems and other related systems be controlled by the customer.

Launch Revenue

The Company has contracts with commercial and government entities to provide launch and integration services for payloads requiring transportation into orbit via launch vehicles. These contracts may include milestone payments and deposits. The Company considers the performance obligation to be the initiation of the launch and recognizes revenue at that point in time. When the contract contains multiple performance obligations, stand-alone selling prices are established for each performance obligation in the contract based on cost plus margin or market prices for similar goods and services.

The Company also enters into contracts with its customers to provide engineering services and related components, and to develop and provide licenses to intellectual property. In these cases, the Company’s service obligation is satisfied over time since the tasks are performed according to the customer’s specifications which creates an asset with no alternative use to the Company where the Company has an enforceable right to payment for performance completed to date. The measure of progress over time is based upon an input method using a cost-to-cost measure which best depicts the transfer of control to the customer. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Estimating the total costs at completion of a performance obligation requires management to make estimates related to items such as subcontractor

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

performance, material costs and availability, labor costs and productivity, and the costs of overhead. If estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recognized in the period the loss is incurred. Engineering services billed hourly are recognized over time.

Spacecraft Solutions Revenue

The Company contracts with commercial and government entities to provide end-to-end services for the transportation of payloads. These contracts include milestone payments and deposits. The Company considers the performance obligation to be the end-to-end commercial payload services. These contracts typically require that the customer make milestone payments as specific conditions and tasks are performed. The Company’s payload services obligation is satisfied over time since the tasks are performed according to the customer’s specifications which creates an asset with no alternative use to the Company where the Company has an enforceable right to payment for performance completed to date. The measure of progress over time is based upon an input method using a cost-to-cost measure which best depicts the transfer of control to the customer. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Estimating the total costs at completion of a performance obligation requires management to make estimates related to items such as subcontractor performance, material costs and availability, labor costs and productivity, and the costs of overhead. If estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recognized in the period the loss is incurred.

For all revenue streams, the Company considers milestone payments that are contingent on the success of a mission to be variable consideration. The Company assesses the likelihood of success of a mission at inception and may defer the recognition of some or all of the variable consideration until success of the mission is assured.

The Company’s contracts may provide customers with termination for convenience clauses, which may or may not include termination penalties. In some contracts, the size of the contractual termination penalty increases closer to the scheduled launch date. At inception of each contract, the Company evaluates the contract’s termination provisions and the impact on the accounting contract term (i.e., the period in which the Company has enforceable rights and obligations). This includes evaluating whether there are termination penalties and if so, whether they are considered substantive. The Company applies judgment in determining whether the termination penalties are substantive.

The Company has elected the following practical expedients for Launch revenue and Spacecraft Solutions revenue: (1) the Company does not account for significant financing components if the period between revenue recognition and when the customer pays for the product or service will be one year or less, (2) the Company recognizes revenue equal to the amount it has a right to invoice when the amount corresponds directly with the value to the customer of the Company’s performance to date, and (3) the Company does not account for shipping and handling activities as a separate performance obligation, but rather as an activity performed to transfer the promised good or service.

The Company includes in its computation of remaining performance obligations customer orders for which it has accepted signed sales orders. The definition of remaining performance obligations excludes time and materials contracts accounted for under the “right to invoice” practical expedient. As of December 31, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations was $574.3 million. The Company expects to recognize approximately 18.7% of its remaining performance obligations as revenue within the next 12 months. The remaining performance obligations are expected to recognized over the next five years.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Other Revenue

The Company recorded $1.3 million in Other Revenue during 2023 related to contracts with an American launch vehicle company.

Contract Balances

Contract assets and liabilities reflect timing differences between the receipt of consideration and the fulfillment of performance obligations under a contract with a customer. Contract assets reflect performance obligations satisfied and revenue recognized in advance of customer billings. Contract liabilities reflect consideration received in advance of the satisfaction of a performance obligation under a contract with a customer. Contract assets become trade receivables once the Company’s rights to consideration become unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due. Contract costs are those costs directly related to fulfillment of specified customer contracts. The Company did not have any contract asset balances as of December 31, 2024 and 2023, respectively. Contract liabilities are recorded within deferred revenue on the consolidated balance sheets.

The Company had deferred revenue of $65.4 million and $40.2 million as of December 31, 2024 and 2023, respectively, for Launch, and $87.3 million and $56.5 million as of December 31, 2024 and 2023, respectively, for Spacecraft Solutions. The Company had other deferred revenue of $1.3 million and $26.5 million as of December 31, 2024 and 2023, respectively. During the years ended December 31, 2024 and 2023, the Company recognized $51.9 million and $30.7 million, respectively, of revenue that was included in the contract liabilities balance at the beginning of each period.

Loss Contracts

The Company recognizes a contract loss when the current estimate of the consideration expected to be received is less than the current estimate of total estimated costs to complete the contract. For purposes of determining the existence of or amount of a contract loss, the Company considers total contract consideration, including any variable consideration constrained for revenue recognition purposes. The Company may experience favorable or unfavorable changes to contract losses from time to time due to changes in estimated contract costs and modifications that result in changes to contract prices. The Company recorded losses related to its Spacecraft Solutions revenue contracts of $12.7 million for the year ended December 31, 2024. There were no contract losses recognized for the year ended December 31, 2023.

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of December 31:

	2024	2023
Prepaid expenses	$1,934	$2,016
Other miscellaneous assets	1,520	5,065

Prepaids and other current assets	$3,454	$7,081

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

5. Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31:

	2024	2023
Machinery and equipment	$42,040	$15,716
Test stands	37,209	6,436
Buildings	48,830	10,074
Land and land improvements	3,505	2,498
Construction in progress	17,551	84,974
Furniture and fixtures	1,200	1,405
Computer equipment	2,156	1,694
Software	1,122	1,140
Vehicles	421	331
Leasehold improvements	7,283	7,282

Total	$161,317	$131,550
Less: accumulated depreciation	(25,742)	(17,489)

Property and equipment, net	$135,575	$114,061

Depreciation expense was $12.5 million and $4.7 million for the years ended December 31, 2024 and 2023, respectively.

Depreciation is computed using the straight-line method over the following estimated useful lives of assets:

Asset	Estimated useful lives
Machinery and equipment	5 years
Test stands	Determined at the individual asset level
Buildings	15 years
Land and land improvements	N/A
Furniture and fixtures	5 years
Computer equipment	3 years
Software	3 years
Vehicles	5 years
Leasehold improvements	The remaining lease term beginning when the improvement is placed in service

6. Acquisitions

On June 8, 2023, the Company completed the acquisition of all of the outstanding capital stock of Spaceflight for total consideration of approximately $9.8 million comprised of 2.7 million of the Company’s Series M Preferred Stock. To determine the fair value of the equity consideration issued as part of the total purchase consideration for the acquisition, the Company utilized the fair market value of its Series M Preferred Stock, determined with the assistance of a third-party valuation specialist, using an option-pricing methodology. Following the completion of the acquisition, Spaceflight is a consolidated subsidiary of the Company.

The acquisition was accounted for as a business combination under ASC 805, Business Combinations, with the Company identified as the acquirer. In accordance with the acquisition method of accounting, the purchase price

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

has been assigned to the assets acquired, and the liabilities assumed, based on their estimated fair value at the acquisition date. In connection with the acquisition, the Company incurred acquisition-related costs of $0.6 million, which were expensed in the consolidated statements of net loss and comprehensive loss for the year ending December 31, 2023.

As of this report date, the Company has completed the analysis to assign fair values to all assets acquired and liabilities assumed and, therefore, the purchase price allocation for the acquisition is final.

The table below sets forth the consideration paid, and the fair value of the assets acquired, and liabilities assumed for the acquisition:

As of June 8, 2023
Consideration paid
Equity (Issuance of Series M Preferred Stock)	$9,804

Assets acquired and liabilities assumed
Cash and cash equivalents	$7,253
Accounts receivable	1,636
Inventory	247
Prepaid expenses and other current assets	622
Deferred project costs	11,083
Property and equipment	2,958
ROU asset	2,772
Goodwill	17,097

Total assets	$43,668
Accounts payable	$860
Accrued expenses	3,825
Deferred revenue	25,983
Lease liability	3,012
Uncertain tax position liability	184

Total liabilities	$33,864

Total net assets	$9,804

The fair value of the working capital items, including accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximates their respective carrying values at the date of the acquisition. Effective January 1, 2021, the Company has adopted ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which created an exception to the recognition and measurement principles of ASC 805, for the Company’s contract assets and liabilities, including deferred project costs and deferred revenue, essentially resulting in the carryover of the historical amounts determined in accordance with ASC 606, rather than fair value.

Given the nature of the underlying personal property, the fair value of the property and equipment was determined to be commensurate with their carrying value. No separately identifiable intangible assets were identified in this transaction. The goodwill recognized in the acquisition represents further expansion of the Company’s orbital flight services. As a result of the acquisition, the Company does not expect to have any deductible goodwill for tax purposes.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

The results of operations of Spaceflight for the period from June 8, 2023 to December 31, 2023 have been included in the results of operations for the year ended December 31, 2023. The post-acquisition revenue of approximately $4.7 million and net loss of $13.1 million attributable to Firefly are included in the consolidated statements of net loss and comprehensive loss for the period from June 8, 2023 to December 31, 2023.

Unaudited Pro Forma Information

The following unaudited pro forma financial information presents combined results of operations as if Spaceflight had been acquired as of the beginning of fiscal year 2023. The unaudited pro forma results include certain pro forma adjustments to revenue and net loss that were directly attributable to the acquisition including transaction costs. Transactions costs of approximately $1.0 million are assumed to have occurred on January 1, 2023 and are recognized as if incurred in the first quarter of 2023. Of these transaction costs, $0.1 million are incurred by Spaceflight and $1.0 million are incurred by the Company. The unaudited pro forma information presented below is for informational purposes only and is not necessarily indicative of the Company’s consolidated results of operations of the combined business had the acquisition actually occurred at the beginning of fiscal year 2023 or of the results of its future operations of the combined business.

2023 (Unaudited)
Pro forma net revenue	$69,092
Pro forma net loss	(162,040)

7. Accrued Expenses

Accrued expenses consisted of the following as of December 31:

	2024	2023
Payroll-related expenses	$5,918	$5,396
Accrued legal expenses	—	171
Other accrued expenses	8,501	10,906

Accrued expenses	$14,419	$16,473

8. Goodwill

The following table presents the changes in the carrying amount of goodwill for the years ended December 31, 2024 and 2023:

Balance at December 31, 2022	$—
Spaceflight Acquisition	17,097

Balance at December 31, 2023	17,097
Additions or impairments	—

Balance at December 31, 2024	$17,097

The Company completed its annual goodwill impairment assessment as of October 1, 2024 and determined that no adjustments to the carrying value of goodwill were necessary. Goodwill is allocated to the Company’s single reporting unit which is both its sole operating segment and only reportable segment.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

9. Fair Value Measurement

The Company measures its financial assets and liabilities at fair value each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Company uses the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The carrying amounts of Company’s financial instruments, which include cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and certain other current liabilities approximate fair value because of their short-term maturities.

The Company issued warrants to purchase Series J Preferred Stock (the “Series J Warrants”) in connection with the Company’s issuance of the Term Loan Facility (refer to Note 11. Notes Payable and Warrants for further detail) and issued warrants to purchase common stock (the “Common Warrants”, together with the “Series J Warrants”, the “Warrants”) and two tranche obligations: 1) the RPM Call Option and 2) Majority Sponsor Top-Up (collectively, the “Tranche Obligations”) in connection with the Company’s issuance of the Series D-1 Preferred Stock (refer to Note 13. Stockholders’ Deficit and Redeemable Convertible Preferred Stock for further detail). The Company determined that the Warrants and Tranche Obligations are classified as liabilities or assets depending on valuation on the consolidated balance sheets and are recorded at fair value both initially and subsequently with changes in fair value recorded through earnings. The Warrants are recorded within warrant liability, the RPM Call Option is recorded within other current liabilities, and the Majority Sponsor Top-Up is recorded within other current assets on the consolidated balance sheets.

The Company uses Monte Carlo simulations model and probability weighting valuations based on different scenarios including change of control, initial public offering (“IPO”) and default scenarios to value the Warrants. The value per Warrant under the change of control scenario is the average value per unit under 50,000 Monte Carlo simulations, the value per Warrant under the IPO scenario is based on number of the common stock equivalent number of shares including the Warrants and total estimated equity value of the Company, and the value per Warrant under the default scenario is assumed to be zero.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

The following table presents the key inputs applied in the valuations of the Series J Warrants as of the years ended December 31, 2024 and 2023:

	December 31, 2024
	Change of Control Scenario	IPO Scenario	Default Scenario
Average Value per Series J Warrant	$8.43	$2.86	$—
Event Weighting	55%	15%	30%
Weighted Average Value per Series J Warrant	$4.64	$0.43	$—

Total Probability Weighted Average Value per Series J Warrant			$5.07

	December 31, 2023
	Change of Control Scenario	All Other Scenarios
Average Value per Series J Warrant	$3.47	$1.80
Discount for Lack of Marketability	35%	35%
Average Value per Series J Warrant on a Non-Marketable basis	$2.26	$1.17
Event Weighting	50%	50%
Weighted Average Value per Series J Warrant	$1.13	$0.58

Total Probability Weighted Average Value per Series J Warrant		$1.71

The following table presents the key inputs applied in the valuations of the Common Warrants as of the year ended December 31, 2024. No Common Warrants were issued in the year ended December 31, 2023.

	December 31, 2024
	Change of Control Scenario	IPO Scenario	Default Scenario
Value per Common Warrant on a Marketable Basis	$0.98	$7.03	$—
Discount for Lack of Marketability	40%	20%	n/a
Value per Common Warrant on a Non-Marketable Basis	$0.59	$5.62	$—
Event Weighting	55%	15%	30%
Weighted Value per Common Warrant	$0.32	$0.84	$—

Total Probability Weighted Value per Common Warrant			$1.16

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

The Company uses the Black-Scholes option-pricing valuation model to value the RPM Call Option. The following table presents the key inputs applied in the valuations of the RPM Call Option as of the year ended December 31, 2024:

December 31, 2024
Weighted Average Series D Preferred Stock Price	$16.53
Exercise Price for the RPM Option	$16.92
Risk-free Rate	4.27%
Volatility	60%
Term (years)	0.36
Black Scholes Value (per share)	$2.29
Number of Units per Contractual Terms	1,820
Value of RPM Option	$4,159

The Company uses the forward pricing valuation model to value the Majority Sponsor Top-Up. The following table presents the key inputs applied in the valuations of the Majority Sponsor Top-Up as of the year ended December 31, 2024:

December 31, 2024
Amounts subject to Top-Up	$20,198
Contractual Purchase Price for Series D Preferred Stock (per share)	$16.92
Weighted Average Series D Preferred Stock Price as of Valuation Date	$16.53
Risk-free Rate	4.27%
Term (years)	0.36
Discount Factor	0.9849
Value of Forward Obligation (per share)	$(0.14)
Number of Units subject to Purchase by Majority Sponsor	1,194
Value of Majority Sponsor Top-Up	$(170)

During the year ended December 31, 2024, 0.1 million Warrants were issued. The fair value remeasurement of warrant liabilities resulted in an increase in fair value of $0.1 million and $0.1 million as of December 31, 2024 and 2023, respectively. No Warrants were exercised during the years ended December 31, 2024 and 2023.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

As of December 31, 2024, the fair value of the Series J Warrants, Common Warrants, and Tranche Obligations are $2.9 million, $1.2 million and $4.0 million, respectively. As of December 31, 2024, the carrying value of the Term Loan Facility approximates its estimated fair value.

	December 31, 2024
Description	Level 1	Level 2	Level 3	Total
Assets
Cash	$81,847	$—	$—	$81,847
Restricted Cash	14,127	—	—	14,127
Money Market Account	—	41,584	—	41,584
Majority Sponsor Top-Up	—	—	170	170

Total financial assets	$95,974	$41,584	$170	$137,728

Liabilities:
Series J Warrants	$—	$—	$2,850	$2,850
Common Warrants	—	—	1,220	1,220
RPM Call Option	—	—	4,159	4,159

Total financial liabilities	$—	$—	$8,229	$8,229

As of December 31, 2023, the fair value of the Series J Warrants is $0.1 million. There were no Common Warrants or Tranche Obligations outstanding during the year ended December 31, 2023. As of December 31, 2023, the carrying value of the Term Loan Facility approximates its estimated fair value.

	December 31, 2023
Description	Level 1	Level 2	Level 3	Total
Assets
Cash	$7,948	$—	$—	$7,948
Restricted Cash	13,201	—	—	13,201
Money Market Account	—	73,997	—	73,997

Total financial assets	$21,149	$73,997	$—	$95,146

Liabilities:
Series J Warrants	$—	$—	$991	$991

Total financial liabilities	$—	$—	$991	$991

There were no transfers between levels within the fair value hierarchy during the periods presented.

10. Leases

The Company leases buildings, launch sites, office facilities, machinery, and computer equipment. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and only reassesses its determination if the terms and conditions of the arrangement are changed. The Company recognizes ROU assets and lease liabilities on the balance sheet according to ASC 842, Leases. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. Lease expense is recognized for these leases on a straight-line basis over the lease term.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 10 years or more. The Company includes renewal options that are reasonably certain to be exercised as part of the lease term. The exercise of lease renewal options is at the Company’s sole discretion. Certain leases also include options to purchase the leased property. The depreciable lives of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. See Note 2. Summary of Significant Accounting Policies for the Company’s lease accounting policy.

On January 1, 2023, the Company evaluated the options to extend or renew its current operating and finance leases and determined that the Company would elect to exercise the option period for their operating leases resulting in a $10.1 million increase to the ROU asset and liability balances as of January 1, 2023 on a prospective basis in accordance with ASU 842.

The following table presents lease expense recognized during the years ended December 31, 2024 and 2023, respectively:

	2024	2023
Lease expense
Finance lease expense:
Amortization of ROU assets	$834	$560
Interest on lease liabilities	442	215
Operating lease expense	2,426	2,834

Total lease expense	$3,702	$3,609

The operating lease for the primary office location expired on March 31, 2024. The Company is currently on a month-to-month lease and in negotiations with the existing landlord to renew the lease.

Operating and finance lease ROU assets and liabilities as of December 31, 2024 and 2023, respectively, were as follows:

	2024	2023
Assets
Finance lease ROU assets	$3,708	$3,912
Operating lease ROU assets	$14,604	$20,284
Liabilities
Current
Finance lease liabilities	$856	$695
Operating lease liabilities	$1,128	$1,159
Noncurrent
Finance lease liabilities	$1,996	$2,241
Operating lease liabilities	$16,466	$20,275

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Lease term and discount rate as of December 31, 2024 and 2023, respectively, were as follows:

	2024	2023
Weighted-average remaining lease term (years):
Finance leases	2.59	3.45
Operating leases	15.53	15.24
Weighted-average discount rate:
Finance leases	18.11%	17.70%
Operating leases	6.90%	6.90%

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under non-cancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the consolidated balance sheets at December 31, 2024.

	Finance Leases	Operating Leases
2025	$1,238	$2,297
2026	1,084	2,351
2027	1,131	1,578
2028	82	1,440
2029	58	1,468
Thereafter	31	20,595

Total lease payments	$3,624	$29,729
Less: Imputed interest	(772)	(12,134)

Total lease liabilities	$2,852	$17,595

Failed Sale and Leaseback

The Company leases various equipment through Purchase/Leaseback Agreements with terms between 5 and 7 years. The Purchase/Leaseback Agreements provide a purchase option to the Company to purchase the equipment for nominal consideration that the Company is reasonably certain to exercise. The Purchase/Leaseback Agreements were evaluated under the sale and leaseback guidance in ASC 842-40. Due to the purchase option present, the transactions were accounted for as a failed sale and leaseback, and the Company has accounted for the Purchase/Leaseback Agreements as a financing.

As a result, the Company continues to reflect the manufacturing equipment on the consolidated balance sheets in property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over their estimated useful lives. In 2024, the Company recorded an initial financing liability of $34.7 million, net of transaction costs. As of December 31, 2024, the Company recognized $5.5 million and $27.1 million in notes payable, current portion and notes payable, less current portion, respectively, in the consolidated balance sheets. The Company does not recognize rent expense related to the Purchase/Leaseback Agreements. Instead, periodic lease payments are recognized as interest expense and reduction of the principal balance of the finance liability. For the year ended December 31, 2024, payments of $2.5 million were made under the financing, and interest expense was $1.4 million. Prior to 2024, the Company did not have any financing liabilities recognized as a result of failed sale and leaseback transactions.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

As part of the Purchase/Leaseback Agreements, the Company is required to maintain a minimum cash balance of $22.5 million throughout the term of the financing.

11. Notes Payable and Warrants

Financing Agreement

On July 17, 2023 (the “Initial Closing Date”), the Company entered into a financing agreement (the “Financing Agreement”) among the Company, as the Borrower, certain subsidiaries of the Company (collectively, “Guarantors”), lenders (the “Lenders”) and U.S. Bank Trust Company, N.A. in its capacity as administrative agent and collateral agent for the Lenders (“Administrative Agent” and “Collateral Agent”, collectively, the “Agents”). The Financing Agreement provided term loan commitments (along with the incremental commitments from subsequent amendments from time to time, the “Term Loan Facility” and the term loans issued under the Term Loan Facility, the “Term Loans”) in the aggregate principal amount of $106.3 million, comprising approximately $82.5 million principal amount of Term A Loan (the “Initial Term A Loan”) and approximately $23.8 million principal amount of Term B Loan (the “Initial Term B Loan”, together with the Initial Term A Loan, the “Initial Term Loans”). The Company drew the full commitments of the Term Loan Facility on the Initial Closing Date. The Term Loan Facility matures on July 17, 2028 (the “Term Loan Maturity Date”).

All obligations under the Financing Agreement are guaranteed by the Company and Guarantors, comprised of all wholly owned domestic subsidiaries of the Company other than certain excluded subsidiaries, and are secured by substantially all of the Company’s assets.

As a closing condition of the Financing Agreement, the AON Insurance Policy (the “Policy”) was issued to the Administrative Agent on behalf of the Lenders for the period commencing on the Initial Closing Date to the Term Loan Maturity Date. The Policy will indemnify the Lenders (the “Insured Party”) up to $82.5 million comprised of the Initial Term A Loan for any loss incurred if the Company fails to pay the Term Loans when due. The Company paid the insurance premium for the Policy of approximately $12.5 million on the Initial Closing Date (the “Initial Premium”) using the proceeds from the Initial Term Loans. The Company is required to pay the second premium (the “Second Premium”) for the following 12 months within 30 days after the third anniversary of the Initial Closing Date, and the final premium (the “Final Premium”) for the following 12 months within 30 days after the fourth anniversary of the Initial Closing Date.

The Financing Agreement requires the Company to fund certain collateral accounts (the “Collateral Accounts”), which consist of an interest reserve account for the non-minority lender (the “Non-Minority Lender Interest Reserve Account”) and an interest reserve account for the minority lender (the “Minority Lender Interest Reserve Account”, together with the Non-Minority Lender Interest Reserve Account, the “Interest Reserve Accounts”) and an insurance premium reserve account (the “Insurance Premium Reserve Account”). On the Initial Closing Date, approximately $8.1 million was deposited into and held in the Non-Minority Lender Interest Reserve Account and approximately $1.3 million was deposited into and held in the Minority Lender Interest Reserve Account. Subsequently, the Company is required to ensure that the Interest Reserve Accounts carry an amount equal to at least 7.9% of the aggregate balance of the Term Loan Facility (the “Minimum Interest Reserve Amount”). Cash interests due each period shall be paid from available unrestricted cash when due and if not so paid in full on the interest payment date, the Administrative Agent shall pay such interest out of the Interest Reserve Accounts. Beginning on the first such date following 12-month anniversary of the Initial Closing Date and on the last business day of each fiscal quarter thereafter, an amount equal to $0.7 million (the “Quarterly

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Insurance Premium Deposit Amount”) shall be deposited by the Company into the Insurance Premium Reserve Account. The Company is required to ensure that the Insurance Premium Reserve Account carries a sufficient balance to pay the Second Premium and Final Premium when due. The Company is also required to pay the insurer an exit fee (the “Exit Fee”) equal to the 0.75% of the principal amount of the Term A Loan on the Term Loan Maturity Date or when the loan is prepaid.

In addition to the Initial Premium paid and cash deposited in the Collateral Accounts, the Company also paid approximately $13.8 million in debt issuance costs, including both lender fees and third-party costs, using the proceeds of the Initial Term Loans.

The Term Loans bear fixed interest rates. The interest rate for the Term A Loan is 13.875% per annum from the Initial Closing Date to the Term Loan Maturity Date. The interest rate for the Term B Loan is 13.875% per annum from the Initial Closing Date to the third anniversary (i.e., July 17, 2026) and 19.135% per annum thereafter until the Term Loan Maturity Date. Interest is computed on the basis of a 360-day year for the actual number of days elapsed. Interest is payable monthly in cash and in arrears on the last business day of each calendar month commencing on the first such date to occur after the Initial Closing Date and continuing through the Term Loan Maturity Date (the “Interest Payment Date”). The Term Loans shall bear a default interest rate of 2% in excess of the applicable fixed rates upon the occurrence and during the continuance of an event of default.

Mandatory prepayments are required to be made upon the occurrence of certain events, including, without limitation, (i) certain asset sales, (ii) the net proceeds from the issuance of certain indebtedness, and (iii) the net proceeds from the extraordinary receipts. Voluntary prepayments are permitted in whole or in part at any time. All prepayments are subject to a specified premium (the “Specified Premium”) that applies for the first 24 months following the Initial Closing Date. The Specified Premium is calculated as the present value of the sum of the amounts of each interest payment due on the prepaid portion of such Term Loans on each Interest Payment Date during the period from the date such prepayment or repayment becomes due through and including the date that is 24 months following the Initial Closing Date computed using a discount rate equal to the treasury rate on the date one business day prior to the date of prepayment plus 0.5%.

The Financing Agreement contains certain covenants including a requirement for a minimum cash balance, financial covenants, and negative covenants customary for transactions of this type, including limitations with respect to indebtedness, liens, no further negative pledges, restricted junior payments and distributions, investments, dividends, disposition of assets, fundamental changes, sales and lease backs, transactions with affiliates, change to certain agreements and organizational document, deposit accounts and securities accounts, prepayments of certain indebtedness and specific negative covenant to the Interest Reserve Accounts to maintain the Minimum Interest Reserve Amount.

The debt issuance costs, including the Initial Premium paid, estimated Second Premium and Final Premium, Exit Fee and discount created by allocating proceeds to the fair value of the Series J Warrants issued in connection with the issuance of the Initial Term Loans (see below “Warrants to purchase Series J Preferred Stock” for details), are deferred and amortized to interest expense over the contractual term of the Term Loans using effective interest method. The effective interest rate upon the issuance of the Initial Term Loans was approximately 24.1%.

First Amended and Restated Financing Agreement

On December 6, 2023 (the “Second Closing Date”), the Company entered into the first amended and restated financing agreement (the “First Amendment”) with the Guarantors, Lenders, and Agents. The First Amendment

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

provided incremental term loan commitments in the aggregate principal amount of $15.9 million, comprising of approximately $8.5 million principal amount of Term A Loan (the “Second Term A Loan”) and $7.4 million principal amount of Term B Loan (the “Second Term B Loan”, together with the Second Term A Loan, the “Second Term Loans”). The Company drew the full commitments of the Second Term Loans on the Second Closing Date. The First Amendment did not modify any terms of the Term Loan Facility.

All obligations under the First Amendment continued to be guaranteed by the Company and Guarantors and are secured by substantially all of the Company’s assets. The Policy was amended and restated in connection with the First Amendment (the “First Amended Policy”) to provide indemnification to the Lenders up to the $91.0 million comprised of the Term A Loan for any loss incurred if the Company fails to pay the Term Loans when due. The Company paid an additional insurance premium of approximately $1.2 million on the Second Closing Date (the “First Amendment Additional Initial Premium”) for the incremental coverage provided by the First Amended Policy using the proceeds of the Second Term Loans.

On the Second Closing Date, approximately $0.8 million was deposited into and held in the Non-Minority Lender Interest Reserve Account (as an addition to the $8.1 million deposited on the Initial Closing Date) and $0.6 million was deposited into and held in the Minority Lender Interest Reserve Account (as an addition to the approximately $1.3 million deposited on the Initial Closing Date) corresponding to the Second Term Loans provided. The Quarterly Insurance Premium Deposit Amount was increased to approximately $0.8 million each quarter in line with the increased insurance coverage under the First Amended Policy.

In addition to the First Amendment Additional Initial Premium paid and additional cash deposited in the Interest Reserve Accounts, the Company also paid approximately $2.8 million of debt issuance costs, including both lender fees and third-party costs, using the proceeds of the Second Term Loans.

The Company concluded that the First Amendment did not result in a troubled debt restructuring and should be accounted for as a debt modification. As a result, the third-party costs incurred are expensed immediately. The newly incurred lender fees, including the First Amendment Additional Initial Premium paid, additional estimated Second Premium and Final Premium, and additional Exit Fee and the discount created by allocation of proceeds to fair value of the Series J Warrants issued in connection with the issuance of the Second Term Loans (see below “Warrants to purchase Series J Preferred Stock” for details), along with the previously deferred and unamortized issuance costs of the Term Loans prior to the First Amendment, are deferred and amortized them over the remaining contractual term of the Term Loans using the effective interest method. The effective interest rate upon the issuance of the Second Term Loans was approximately 23.6%.

Second Amended and Restated Financing Agreement

On May 20, 2024 (the “Third Closing Date”), the Company entered into a second amended and restated financing agreement (the “Second Amendment”) with the Guarantors, Lenders, and Agents. The Second Amendment provided incremental term loan commitments in the aggregate principal amount of $13.9 million, comprising approximately $12.5 million principal amount of Term A Loan (the “Third Term A Loan”) and $1.4 million principal amount of Term B Loan (the “Third Term B Loan”, together with the Third Term A Loan, the “Third Term Loans”) and modified the existing terms of the Term Loan Facility to extend the period of the application of the Specified Premium from 24 months following the Initial Closing Date to 30 months following the Initial Closing Date and added a new mandatory prepayment feature, which would be triggered by a certain sale and leaseback transaction. The Second Amendment did not modify the Term Loan Maturity Date, interest rate, Interest Payment Date, default interest and financial and negative covenants of the Term Loan Facility.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

All obligations under the Second Amendment continued to be guaranteed by the Company and Guarantors and are secured by substantially all of the Company’s assets. The Policy was amended and restated with the Second Amendment (the “Second Amended Policy”) to provide indemnification to the Lenders up to the $103.5 million comprised of the Term A Loan for any loss incurred if the Company fails to pay the Term Loans when due. The Company paid an additional insurance premium of approximately $1.2 million on the Third Closing Date (the “Second Amendment Additional Initial Premium”) for the incremental coverage provided by the Second Amended Policy using the proceeds of the Third Term Loans.

On the Third Closing Date, approximately $1.2 million was deposited into and held in the Non-Minority Lender Interest Reserve Account (as an addition to the $8.1 million deposited on the Initial Closing Date and $0.8 million deposited on the Second Closing Date) corresponding to the Third Term Loans provided. The Quarterly Insurance Premium Deposit Amount was increased to $0.9 million each quarter in line with the increased insurance coverage under the Second Amended Policy.

In addition to the Second Amendment Additional Initial Premium paid and additional cash deposited in the Collateral Accounts, the Company also paid approximately $1.7 million of debt issuance costs, including lender fees of approximately $0.2 million and third-party costs of approximately $1.5 million, using the proceeds of the Third Term Loans. The remaining proceeds are for working capital and general corporate purposes.

The Company concluded that the Second Amendment did not result in a troubled debt restructuring and should be accounted for as a debt modification. As a result, the third-party costs incurred were expensed immediately. The newly incurred lender fees, including the Second Amendment Additional Initial Premium paid, additional estimated Second Premium and Final Premium, and additional Exit Fee and the discount created by allocation of proceeds to fair value of the Series J Warrants issued in connection with the issuance of the Third Term Loans (see below “Warrants to purchase Series J Preferred Stock” for details), along with the previously deferred and unamortized issuance costs of the Term Loans prior to the Second Amendment, were deferred and will be amortized over the remaining contractual term of the Term Loans using the effective interest method. The effective interest rate upon the issuance of the Third Term Loans was approximately 23.5%.

Waiver and Amendment to the Second Amended and Restated Financing Agreement

On May 31, 2024 (the “Third Amendment Effective Date”), the Company entered into the first amendment and waiver under the second amended and restated financing agreement (the “Third Amendment”) with the Guarantors, Lenders, and Agents. The third amendment was entered into in connection with the occurrence of an event of default as a result of the Company’s failure to satisfy a covenant under the Second Amendment to maintain a minimum cash balance in certain qualified deposit accounts beginning on May 31, 2024, to put in place of certain control agreement and to deliver a certificate describing the nature of events of default occurred. The Third Amendment was entered into for the Lenders to waive the event of default and make certain amendments to the existing terms of the Term Loans under the Second Amendment.

The Third Amendment did not provide any incremental term loan commitment and did not modify the Term Loan Maturity Date, interest rate, Interest Payment Date of the Term Loan. All obligations under the Second Amendment continued to be guaranteed by the Company and Guarantors and are secured by substantially all of the Company’s assets.

The Third Amendment modified the existing terms of the Term Loans to extend the period of the application of the Specified Premium from 30 months following the Initial Closing Date to 32 months following the Initial

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Closing Date and removed a mandatory prepayment event trigger, a certain sale and leaseback transaction. The Third Amendment also modified certain covenants of the Financing Agreement.

The Third Amendment required the Company to pay in cash all unpaid interest accruing at the default interest rate on the Term Loans incurred since May 31, 2024, due to the event of default. In addition, the Third Amendment required the Company to pay Jefferies an amendment payment of $1.2 million (the “Amendment Lender Fee”), 50% of which shall be due and payable upon the Company’s completion of a successful capital raise in an aggregate amount of $250.0 million and the remaining 50% of which shall be due and payable on the Term Loan Maturity Date. The Amendment Lender Fee shall accrue interest at the same rate as the Term B Loan and the interests accrued are payable upon the same terms as the interest with respect to the Term B Loan. The Company paid the first 50% of the Amendment Lender Fee and associated accrued interest on March 7, 2025.

In addition to the Amendment Lender Fee, the Company also paid third-party costs of approximately $0.4 million in relation to the Third Amendment.

The Company concluded that the Third Amendment did not result in a troubled debt restructuring and should be accounted for as a debt modification. As a result, the third-party costs incurred are expensed immediately. The newly incurred lender fees, including the Amendment Lender Fee, along with the previously deferred and unamortized issuance costs of the Term Loans prior to the Third Amendment, are deferred and amortized over the remaining contractual term of the Term Loans using the effective interest method. The effective interest rate upon the execution of the Third Amendment on August 13, 2024 through December 31, 2024 was approximately 23.8%.

Term Loans

The following table presents the net carrying amount of the Term Loans as of December 31, 2024:

	Principal Amount Outstanding	Unamortized Debt Issuance Costs	Net Carrying Amount
Term A Loan	$103,500	$17,611	$85,889
Term B Loan	32,617	5,550	27,067

Total	$136,117	$23,161	$112,956

Interest expense recognized related to the Term Loans was as follows for the year ended December 31, 2024:

Contractual interest expense	$19,068
Amortization of debt issuance costs	6,173

Total interest expense	$25,241

The following table presents the net carrying amount of the Term Loans as of December 31, 2023:

	Principal Amount Outstanding	Unamortized Debt Issuance Costs	Net Carrying Amount
Term A Loan	$91,000	$21,602	$69,399
Term B Loan	31,228	7,413	23,815

Total	$122,228	$29,015	$93,214

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Interest expense recognized related to the Term Loans was as follows for the year ended December 31, 2023:

Contractual interest expense	$6,995
Amortization of debt issuance costs	2,155

Total interest expense	$9,150

The following table summarizes the principal payments required for the Term Loans in each of the next five years and thereafter:

2025	$—
2026	—
2027	—
2028	136,117
2029	—
Thereafter	—

Total	$136,117

Warrants to Purchase Series J Preferred Stock

On July 17, 2023, in connection with the execution of the Financing Agreement and issuance of the Initial Term Loans, the Company issued to the Lenders detachable Series J Warrants to purchase 0.5 million shares of Series J Preferred Stock with a ten-year term and exercise price of $21.1725 per share (subject to adjustment). The Series J Warrants are classified as liabilities as they embody an obligation to repurchase the Company’s equity given the underlying Series J Preferred Stock could be redeemed based on events not within the Company’s control. The Series J Warrants are measured at fair value both initially and subsequently with changes in fair value recognized through earnings. The fair value of the Series J Warrants issued on the Initial Closing Date was approximately $0.8 million upon issuance, which created a debt discount on the Initial Term Loans to be amortized over the contractual term of the Term Loans using the effective interest method.

On December 27, 2023, in connection with the execution of the First Amendment and the issuance of the Second Term Loans, the Company issued additional detachable Series J Warrants, which have identical terms as the Series J Warrants issued on the Initial Closing Date, to purchase 0.1 million shares of Series J Preferred Stock. The fair value of the Series J Warrants issued on the Second Closing Date was approximately $0.2 million upon issuance. The accounting for the Series J Warrants issued on the Second Closing Date is consistent with the Series J Warrants issued on the Initial Closing Date.

On May 20, 2024, concurrently with the execution of the Second Amendment and the issuance of the Third Term Loans, the Company issued additional detachable Series J Warrants, which have identical terms as the Series J Warrants issued on the Initial Closing Date and Second Closing Date, to purchase 0.1 million shares of Series J Preferred Stock. The fair value of the Series J Warrants issued on the Third Closing Date is approximately $0.1 million upon issuance. The accounting for the Series J Warrants issued on the Third Closing Date is consistent with the Series J Warrants issued on the Initial Closing Date and Second Closing Date.

The fair value of the Series J Warrants, in an aggregate, is approximately $2.9 million and $1.0 million as of December 31, 2024 and 2023, respectively.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Convertible Notes

On August 13, 2024, the Company issued $25.0 million subordinated convertible promissory notes (“Convertible Notes”) to AE Industrial as the lender. The Convertible Notes accrued 15% interest per annum payable at maturity or upon early prepayment and had an original maturity date of August 18, 2028. The Convertible Notes were subordinated to all other senior indebtedness of the Company.

Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest of the Convertible Notes will automatically share settle into the same preferred stock that is issued to investors at the closing of a qualified financing event at the same price that is issued to investors. A qualified financing event is a transaction in which the Company sells and issues new preferred shares to investors other than AE Industrial or its Affiliates.

In the event that there is a consolidation, or merger of the Company where there is a change of control or a sale, lease or other disposition of all or substantially all of the assets of the Company (“Sale”) prior to a qualified financing event, the Company will be required to redeem the Convertible Notes for cash equal to the greater of the outstanding principal plus accrued interest or the amount the lender would have received if the entire outstanding principal amount and all accrued and unpaid interest on the Convertible Notes had been converted into Series C-1 Preferred Stock at the Series C-1 Conversion Price immediately prior to, but contingent upon, the closing of such event.

If neither a qualified financing event or a Sale event occurs prior to the maturity date, the outstanding principal and accrued interest of the Convertible Notes will automatically convert into approximately 2.5 million shares of the Series C-1 Preferred Stock at a conversion price equal to the original issue price of the Series C Preferred Stock ($16.0640 per share, subject to adjustments). Series C-1 Preferred Stock will have the same terms as the Series C Preferred Stock. The outstanding principal and accrued interest of the Convertible Notes may be accelerated by the lender upon the occurrence and continuation of an event of default as defined in the Convertible Notes agreement.

The Company elected the fair value option to account for the Convertible Notes. As a result, the Convertible Notes were initially measured at fair value, which is determined to be equal to the issuance proceeds. The Company expensed incurred debt issuance costs.

Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest of the Convertible Notes were automatically share settled when the Company closed on the Series D Preferred Stock financing on October 31, 2024, which was considered a qualified financing event and therefore, the entire outstanding principal of $25.0 million and accrued interest of approximately $0.8 million contractually converted into approximately 1.5 million shares of Series D-1 Preferred Stock. The fair value of the Convertible Notes at settlement was equal to the fair value of the Series D-1 Preferred Stock issued and such fair value was equal to the principal and accrued unpaid interest on the Convertible Notes. Therefore, there was no fair value adjustment needed for the Convertible Notes at settlement. Such settlement was accounted for as a debt extinguishment transaction with no gain or loss being recognized as the reacquisition price is equal to the carrying amount of the Convertible Notes. Refer to Note 13. Stockholders’ Deficit and Redeemable Convertible Preferred Stock for further detail on the Series D-1 Preferred Stock.

12. Commitments and Contingencies

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company will accrue a liability for such matters when it is probable that a liability has

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

been incurred and the amount can be reasonably estimated. When only a range of a possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.

The Company does not believe that any such matters, individually or in the aggregate, will have a materially adverse effect on the Company’s consolidated financial condition, results of operations, or cash flows.

The Company recognized approximately $19.5 million in contingent liabilities related to Spaceflight contracts as of December 31, 2024, which is included in other liabilities, less current portion in the consolidated balance sheet.

13. Stockholders’ Deficit and Redeemable Convertible Preferred Stock

Common Stock

In October 2024, the Company amended its Amended and Restated Certificate of Incorporation to increase the number of authorized shares to approximately 154.4 million shares of $0.0001 par value common stock.

The holders of common stock are entitled to dividends when and if declared by the Board. There have been no dividends declared to date. The holder of each common stock is entitled to one vote.

Redeemable Convertible Preferred Stock

On February 2, 2023, the Company entered into the Series C Purchase Agreement and on the same date, issued approximately 1.9 million shares of Series C Preferred Stock at $16.0640 per share (the “Series C Per Share Price”) for aggregate gross proceeds of approximately $30.2 million (the “Series C Initial Closing”). On March 27, 2023, the Company completed a subsequent closing (the “Series C Second Closing”) and sold an additional approximate 4.1 million shares of Series C Preferred Stock at the Series C Per Share Price for aggregate gross proceeds of approximately $66.1 million, including cash proceeds of approximately $65.3 million and a prepaid purchase credit of approximately $0.8 million to offset future payments for the Company’s purchase of hardware from one of the Company’s suppliers. On June 13, 2023, the Company completed another subsequent closing (the “Series C Third Closing”) and sold an additional approximate 3.8 million shares of Series C Preferred Stock at the Series C Per Share Price for aggregate gross proceeds of approximately $61.9 million.

On June 8, 2023, in connection with the Company’s acquisition of Spaceflight, the Company issued approximately 2.7 million shares of Series M Preferred Stock. Refer to Note 6. Acquisitions for further detail.

On June 14, 2023, the Company authorized the issuance of 0.6 million shares of the Series J Preferred Stock in connection with the execution of the Financing Agreement and issuance of the Series J Warrants. Refer to Note 11. Notes Payable and Warrants for further detail. There was no Series J Preferred Stock issued and outstanding as of the years ended December 31, 2024 and December 31, 2023.

On January 12, 2024, the Company completed a subsequent closing (the “Series C Fourth Closing”) and sold an additional approximate 1.3 million shares of Series C Preferred Stock at Series C Per Share Price for aggregate

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

gross proceeds of $21.0 million, including cash proceeds of $20.0 million and a prepaid purchase credit of $1.0 million to offset future payments for the Company’s purchase of hardware from one of the Company’s suppliers.

On February 15, 2024, the Company issued 0.1 million shares of Series M Preferred Stock at $16.0640 per share to one of the Company’s service providers as settlement for approximately $1.1 million of existing payables owed by the Company to the service provider. On March 11, 2024, the Company issued 6.0 thousand shares of Series M Preferred Stock at $16.0640 per share to another one of the Company’s service providers as settlement for approximately $0.1 million of existing payables owed by the Company to the service provider.

On October 31, 2024, the Company entered into the Series D Purchase Agreement and on the same date issued approximately 10.4 million shares of Series D-1 Preferred Stock at a purchase price of $16.9213 per share (the “Series D Per Share Price”) for aggregate gross proceeds of approximately $175.5 million (the “Series D Initial Closing”), including $25.8 million principal and accrued interests from the conversion of the Convertible Notes (refer to Note 11. Notes Payable and Warrants for further detail). On November 15, 2024, the Company completed a subsequent closing (the “Series D Second Closing”) and sold an additional approximate 0.1 million shares of Series D-1 Preferred Stock at the Series D Per Share Price for aggregate gross proceeds of $1.3 million.

As of December 31, 2024 and 2023, the Company’s redeemable convertible preferred stock (collectively, the “Preferred Stock”) consisted of the following :

		2024
	Par Value	Authorized Shares	Shares Issued and Outstanding	Carrying Amount
Series Seed Preferred Stock	$0.0001	2,023	2,023	$2,950
Series Seed-1 Preferred Stock	$0.0001	3,273	3,273	204,454
Series A Preferred Stock	$0.0001	6,005	6,005	74,913
Series B Preferred Stock	$0.0001	5,869	5,869	72,096
Series C Preferred Stock	$0.0001	11,159	11,159	213,871
Series M Preferred Stock	$0.0001	2,812	2,812	10,990
Series J Preferred Stock	$0.0001	922	—	—
Series D-1 Preferred Stock	$0.0001	17,729	10,447	180,308
Series D-2 Preferred Stock	$0.0001	1,241	—	—

Total authorized		51,033	41,588	$759,582

		2023
	Par Value	Authorized Shares	Shares Issued and Outstanding	Carrying Amount
Series Seed Preferred Stock	$0.0001	2,023	2,023	$2,950
Series Seed-1 Preferred Stock	$0.0001	3,273	3,273	204,454
Series A Preferred Stock	$0.0001	6,005	6,005	74,913
Series B Preferred Stock	$0.0001	5,869	5,869	72,096
Series C Preferred Stock	$0.0001	18,675	9,852	171,647
Series M Preferred Stock	$0.0001	3,424	2,738	9,804
Series J Preferred Stock	$0.0001	645	—	—

Total authorized		39,914	29,760	$535,864

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Significant rights, preference, and privileges of the Preferred Stock prior to its conversion into Common Stock are as follows:

Liquidation Preference

Upon a liquidation, dissolution or winding up of the Company or any deemed liquidation event, out of the funds and assets of the Company available for distribution to its stockholders and in the order of the Series D Preferred Stock, Series C Preferred Stock, Series J Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series Seed-1 Preferred Stock, Series Seed Preferred Stock and Series M Preferred Stock, each holder of the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock will be entitled to receive an amount in cash equal to two times the original issue price for such shares plus accrued but unpaid dividends; each holder of the Series A Preferred Stock will be entitled to receive an amount in cash equal to one and a half times the original issue price for such shares plus any declared but unpaid dividends; each holder of the Series Seed Preferred Stock and Series Seed-1 Preferred Stock will be entitled to receive an amount in cash equal to the deemed issue price for such shares plus accrued but unpaid dividends; and each holder of the Series J Preferred Stock and Series M Preferred Stock will be entitled to receive an amount in cash equal to the original issue price for such shares plus accrued but unpaid dividends. The deemed issue price of the Series Seed Preferred Stock and Series Seed-1 Preferred Stock is $1.4590 per share and $62.4715 per share, respectively. The original issue price of the Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series M Preferred Stock, and Series J Preferred Stock is $0.1281 per share, $6.2471 per share, $12.4888 per share, $12.7791 per share, $16.0640 per share, $16.9213 per share, $16.0640 per share, and $16.0640 per share, respectively. As of December 31, 2024, the liquidation preference of the Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series M Preferred Stock, and Series J Preferred Stock is $3.0 million, $204.5 million, $112.5 million, $150.0 million, $358.4 million, $353.6 million, $45.2 million, $0.0 million, respectively.

Dividends

Out of assets of the Company legally available for dividends and in the same order as the order of the liquidation preference of each series of the Preferred Stock, except that the Series Seed-1 Preferred Stock and Series Seed Preferred Stock shall have the same priority in any dividend distribution, each holder of the Series D Preferred Stock and Series C Preferred Stock is entitled to receive dividends accruing on a daily basis, whether or not declared by the Company, at the annual non-compounding rate of 12% of the original issue price per share; each holder of the Series Seed-1 Preferred Stock and Series Seed Preferred Stock is entitled to receive non-cumulative and non-accruing dividends at the annual 8% of the applicable deemed issue price per share; and each holder of the remaining series of the Preferred Stock is entitled to receive non-cumulative and non-accruing dividends at the annual 8% of the applicable original issue price per share. The dividends for Preferred Stock are payable when and if declared by the Company. After payment of the above dividends, any additional dividends would be distributed among all holders of the Preferred Stock and Common Stock according to the number of Common Stock that would be held by each holder of the Preferred Stock if all their shares were converted into Common Stock at the then applicable conversion rate. No dividends have been declared or paid by the Company on the Preferred Stock as of December 31, 2024.

Voting Rights

Each holder of the Preferred Stock, except for the holder of the Series D-1 Preferred Stock, is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of the Preferred

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Stock held by such holder could be converted as of the record date on any matter presented to the Company’s stockholders for their action or consideration at any meeting. Additionally, if the Glow Investors, an affiliate of AE Industrial and its permitted transferees, hold less than 50.1% of the votes represented by all outstanding shares of the Company’s equity as a result of certain stock options, the number of votes then held by the Glow Investors shall be automatically adjusted such that the Glow Investors hold in the aggregate 50.1% of the votes represented by all outstanding shares of the Company’s equity.

Conversion Rights

Optional Conversion

Each share of the Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance and from time to time, into such number of fully paid and nonassessable shares of Common Stock determined by, for the Preferred Stock other than the Series Seed Preferred Stock and Series Seed-1 Preferred Stock, dividing the original issue price for the relevant series of the Preferred Stock by the conversion price in effect for such series of the Preferred Stock, and for the Series Seed Preferred Stock and Series Seed-1 Preferred Stock, dividing the deemed issue price by the conversion price in effect. The conversion price of each series of the Preferred Stock is initially equal to the original issue price of such series of the Preferred Stock (subject to adjustments). Each share of the Series D-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance and from time to time, into one share of the Series D-1 Preferred Stock. As of December 31, 2024, none of the Preferred Stock have been converted into Common Stock.

Mandatory Conversion

Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $500.0 million of gross proceeds to the Company and such offering results in an offering price per share equal to at least two times the original issue price of the Series D preferred stock (a “Qualified IPO”), (b) an acquisition, merger or other business combination between the Company and (1) a special purpose acquisition company, (2) a blank check company, (3) any similar development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company, or (4) any subsidiary or affiliate of any of the entities identified in clauses (1)-(3), resulting in at least $500.0 million of gross proceeds to the Company and such transaction implies a valuation per share of at least two times the original issue price for shares of the Series D Preferred Stock (a “SPAC transaction”), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the (i) holders of at least a majority of the outstanding shares of the Preferred Stock at the time of such vote or consent, voting as a single class on an as-converted basis, (ii) the holders of at least a majority of the outstanding shares of the Series C preferred stock at the time of such vote or consent, and (iii) the holders of at least a majority of the outstanding shares of the Series D preferred stock at the time of such vote or consent including the affirmative vote of the RPM Investor so long as the RPM Investor continues to own beneficially and of record an aggregate of at least 75% of the shares of the Series D Preferred Stock (the “Requisite Series D Preferred Approval”), then all outstanding shares of the Preferred Stock will automatically convert into fully-paid, non-assessable shares of Common Stock at the then-effective conversion rate for such share. The conversion prices and rates for each series of the Preferred Stock are the same in the event of a mandatory conversion as they would be in the event of an optional conversion.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Redemption

Shares of the Series D Preferred Stock shall be redeemed by the Company at a price equal to one times the original issue price of such Series D Preferred Stock per share plus all the accrued but unpaid dividends thereon and any other declared but unpaid dividends thereon (the “Series D Redemption Price”), in each case, in three annual installments commencing not more than one-hundred eighty days after receipt by the Company at any time on or after the fifth annual anniversary of the original issue date of the Series D Preferred Stock from the Requisite Series D Preferred Approval with respect to the Series D Redemption Right of written notice requesting redemption of all shares of the Series D Preferred Stock (the “Series D Redemption Right”). On each redemption date, the Company shall redeem pro rata in accordance with the number of shares of Series D Preferred Stock owned by each holder, that number of outstanding shares of Series D Preferred Stock determined by dividing (i) the total number of shares of Series D Preferred Stock outstanding immediately prior to such redemption date by (ii) the number of remaining redemption dates (including the redemption date to which such calculation applies). Subject to the prior satisfaction of any Series D Redemption Right as applicable, shares of the Series C Preferred Stock shall be entitled to the same redemption right (Series C Redemption Right”) as the Series D Preferred Stock at any time on or after the fifth annual anniversary of the original issue date of the Series D Preferred Stock.

The Preferred Stock is classified as mezzanine (or temporary) equity as the Preferred Stock is redeemable in the event of a deemed liquidation event, which is not within the Company’s control as the Company’s Board is controlled by the holders of the Preferred Stock and the Series D Preferred Stock and Series C Preferred Stock are also redeemable at the holder’s option after the fifth anniversary of the original issuance of the Series D Preferred Stock.

The Company accretes the Series D Preferred Stock and Series C Preferred Stock to their redemption value at each reporting date, which equals to their original issue price plus the accrued but unpaid dividends, as they are probable of becoming redeemable under the redemption option at the holder’s option. The Company recognizes the changes in redemption in the redemption value immediately as they occur and adjusts the carrying value to equal to the current maximum redemption value at the end of each reporting period. During the year ended December 31, 2024, the Company recorded accretion of $13.5 million and $21.2 million related to the Series D Preferred Stock and Series C Preferred Stock, respectively. During the year ended December 31, 2023, the Company recorded accretion of $20.8 million related to the Series C Preferred Stock. The accretion was recorded as adjustments to the additional paid-in capital in the consolidated balance sheets as of each year end. The Company recognized all other series of the Preferred Stock at their issuance price, net of issuance costs, and is not currently remeasuring these Preferred Stock as they are neither currently redeemable nor probable of becoming redeemable.

Warrants to purchase Common Stock

In connection with the issuance of the Series D-1 Preferred Stock, the Company issued investors detachable Common Warrants to purchase an aggregate of approximately 1.0 million shares of Common Stock with a ten-year term and exercise price of $0.91 per share (subject to adjustment). The Common Warrants are classified as derivative liabilities as they contain a change of control provision that may result in the holders receiving a settlement amount exceeding the fair value of the Common Warrants at the time of settlement and such provision may also result in the Common Warrants being redeemed outside of the Company’s control. The Common Warrants are measured at fair value both initially and subsequently with changes in fair value recognized through earnings. The fair value of the Common Warrants was approximately $1.3 million upon issuances, which created

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

a discount on the Series D-1 Preferred Stock and this discount was accreted to the redemption value of the Series D-1 Preferred Stock as part of the subsequent remeasurement of the Series D-1 Preferred Stock. The fair value of the Common Warrants is approximately $1.2 million as of December 31, 2024.

Tranche Obligations

At the time of the Series D Initial Closing, the Company and the RPM Investor, one of the investors of the Series D-1 Preferred Stock and its affiliates, agreed that, at the final closing of the Series D Preferred Stock no later than May 8, 2025, the RPM Investor shall have the option but not obligation to purchase up to approximately 1.8 million shares of Series D-1 Preferred Stock at the Series D Per Share Price (the “RPM Call Option”). On November 15, 2024, in connection with the Series D Second Closing, the number of the shares under the RPM Call Option was amended to approximately 1.9 million shares. In addition, at the time of the Series D Initial Closing, the Company and Majority Sponsor, an affiliate of AE Industrial and its permitted transferees or affiliates, agreed that, if the total amount of the Series D Preferred Stock purchased is less than $250.0 million within six months of the Series D Initial Closing, the Majority Sponsor will purchase additional Series D Preferred Stock to make their total investment equal to $125.0 million (the “Majority Sponsor Top-Up”). The Tranche Obligations are classified as assets and liabilities as they embody an obligation to repurchase the Company’s equity given the underlying Series D-1 Preferred Stock could be redeemed based on events not within the Company’s control. The Tranche Obligations are measured at fair value both initially and subsequently with changes in fair value recognized through earnings. The fair value of the RPM Call Option and the Majority Sponsor Top-Up was approximately $4.2 million and $(0.2) million, respectively, as of December 31, 2024. Upon issuance, the aggregate value of these Tranche Obligations created a discount on the Series D-1 Preferred Stock and this discount was accreted to the redemption value of the Series D-1 Preferred Stock as part of the subsequent remeasurement of the Series D-1 Preferred Stock.

14. Stock-Based Compensation

Stock-Based Compensation

In October 2017, the Company adopted and approved the 2017 Stock Plan (the “Plan”) under which 3.1 million shares of the Company’s common stock were originally reserved for issuance to employees, directors, and consultants. Since inception of the Plan, the Company has periodically amended the Plan to increase the number of reserved shares. In 2023, the Company twice amended the Plan to increase the number of reserved shares to a total of approximately 26.7 million shares. In 2024, the Company twice amended the Plan to increase the number of reserved shares by an additional total 11.3 million shares for a total of approximately 38.1 million shares. Under the Plan, the Company may grant stock options, restricted stock awards, and restricted stock units. Options granted under the Plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). ISOs may be granted only to Company employees (including officers and directors). Awards granted under the Plan generally vest based on service over various periods ranging from immediately to five years. Certain performance-based awards vest upon the occurrence of a qualified liquidity event (including a change in control or IPO), while some awards may accelerate vesting upon such an event. Options expire as determined by the Board but not more than ten years after the date of grant, unless the holder of an ISO owns more than 10% of the voting power in the Company, in which case the term cannot exceed five years. The Company had approximately 9.6 million and 0.9 million shares of common stock available for issuance under the Plan, as of December 31, 2024 and 2023, respectively.

In 2024, the Company established a Performance-Based Incentive Compensation Plan (the “Incentive Plan”) that allows for the issuance of stock options, restricted stock awards, restricted stock units, and cash incentives to

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

employees, directors, and consultants. The stock based awards granted under the Incentive Plan are governed in accordance with the Plan. The Incentive Plan also includes cash incentive opportunities tied to the achievement of specific performance goals.

Stock Options

Activity under the Plan is set forth below:

	Outstanding Options
	Shares Available for Grant	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Balance, January 1, 2024	937	14,195	$0.91	8.10
2017 Options Plan Pool amended	11,342	—	—	—
Options granted	(3,854)	3,854	0.88	—
Options exercised	—	(831)	0.72	—
Options cancelled	1,218	(1,218)	0.85	—

Balance, December 31, 2024	9,643	16,000	0.91	7.60

Vested and expected to vest		12,533	0.91	7.25
Exercisable		7,665	0.94	6.62

Compensation cost for employee stock-based awards is based on the estimated grant date fair value and is recognized over the vesting period of the applicable award on a straight-line basis for service-based awards with graded vesting. Included in the options granted during 2024 are 2.2 million options where, assuming continued employment of the grantee, a portion of the vesting is accelerated in the event of both a liquidity event and the achievement of certain market criteria, as defined by the option agreement. For performance-based stock options with a vesting schedule based entirely on the attainment of both performance and market conditions, stock-based compensation expense is recognized for each pair of performance and market conditions over the longer of the expected achievement period of the performance and market conditions, beginning at the point in time that the relevant performance condition is considered probable of achievement. The Company records compensation cost for these options under a lattice model considering the market condition and the imputed service period for these awards, however the expense for the current period was immaterial.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant is affected by the stock price as well as assumptions regarding several complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. As the Company’s common stock has not been publicly traded, the estimated the fair value of the Company’s common stock was determined considering several objective and subjective factors, including contemporaneous valuations of its common stock periodically prepared by an independent valuation firm. The Company assessed the potential impact of material nonpublic information on the share price or expected volatility, as applicable, at the time of grant, and determined no awards required a fair value adjustment.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Expected Term

The expected term represents the period that the stock-based awards are expected to be outstanding. The option grants qualify to be “plain vanilla”, and the Company used the simplified method to determine the expected term. The simplified method calculates the expected term as the average of the time-to-vesting and contractual life of the option.

Volatility

Since the Company is a private entity with no historical data regarding the volatility of its common stock, the expected volatility used is based on volatility of similar entities, referred to as “guideline” companies. In evaluating similarity, the Company considered factors such as industry, stage of life cycle and size.

Risk-Free Interest Rate

The risk-free rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Dividend Yield

The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.

Forfeitures

Employee stock-based compensation expense recognized during the years ended December 31, 2024 and 2023 was calculated based on awards ultimately expected to vest and was reduced for estimated forfeitures. Forfeitures are estimated based on actual historical forfeitures.

The following weighted average assumptions were used in the estimated grant date fair value calculations for options granted as follows during the years ended December 31:

	2024	2023
Expected term (in years)	8.2	2.0
Expected volatility	93.7%	75.0%
Risk-free interest rate	4.2%	4.9%
Dividend yield	0.0%	0.0%

Total stock-based compensation expense related to options was allocated to research and development and general and administrative expense as follows during the years ended December 31:

	2024	2023
Research and development	$506	$536
Selling, general, and administrative	1,335	1,076

	$1,841	$1,612

The weighted-average grant date fair value of employee stock options granted was $0.75 and $0.65 per share during the years ended December 31, 2024 and 2023, respectively. Unrecognized compensation expense, related to non-vested stock options, which are expected to be recognized over a weighted-average period of 3.2 years and 2.89 years, was $3.4 million and $3.9 million as of December 31, 2024 and 2023, respectively. The aggregate intrinsic value of the options outstanding was $0.7 million and $0.5 million for the years ended

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

December 31, 2024 and 2023, respectively. The aggregate intrinsic value of the options exercisable was $0.4 million and $0.3 million for the years ended December 31, 2024 and 2023, respectively. The Company received cash proceeds of $0.6 million and $0.6 million from the exercise of stock options during the years ended December 31, 2024, and 2023, respectively.

In 2021, the Company implemented a lending program to allow directors and employees to take out loans with the Company to exercise their stock options. The lending program was discontinued in 2022 when AE Industrial purchased Firefly. As such, no new loans were entered into after 2022. The non-recourse loans are accounted for as in-substance stock options under ASC 718 such that the non-recourse loans are not recorded as notes receivable on the consolidated balance sheets, and interest earned on the loans is not recognized in the consolidated statements of net loss and comprehensive loss. Instead, the non-refundable principal and interest payments received are recorded in additional paid-in capital. The in-substance stock options will be considered substantively exercised at the time the loan is repaid. As of December 31, 2024, and 2023, the Company recognized $0.8 million and $1.0 million, respectively, in non-recourse employee loans within additional paid-in capital.

In 2023 and 2024, the Company entered into three separate arrangements involving stock-based payments to non-employees whereby fully vested preferred stock was issued in exchange for certain goods and previously rendered services. The non-employee stock-based awards were classified as equity instruments, and the related cost was recognized in the same period and manner as if the Company had paid cash for the goods or services. As of December 31, 2024 and 2023, $1.0 million and $0.8 million, respectively, was capitalized as a prepaid asset. Separately, in 2024, a total of $1.2 million was recognized as a reduction to accounts payable.

15. Income Taxes

The components of income before taxes are as follows for the years ended December 31:

	2024	2023
United States	$(231,133)	$(135,457)
International	—	—

Loss before income taxes	$(231,133)	$(135,457)

The provision for income tax using statutory U.S. federal tax rate of 21% is reconciled to the Company’s effective tax rate as follows as of December 31:

	2024		2023
Income tax provision at statutory rate	21.0%		21.0%
State income taxes	3.3%		4.5%
Tax rate change	(0.9%	)	—
Other	0.0%		(1.4%	)
Prior year true-ups	0.6%		—
Permanent items	(0.2%	)	(0.5%	)
Change in valuation allowance	(23.8%	)	(23.6%	)

Effective income tax rate	0.0%		0.0%

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

Temporary differences and carryforwards that gave rise to significant portions of deferred taxes were as follows as of December 31:

	2024	2023
Deferred tax assets:
Net operating loss	$120,090	$85,484
Credits	2,875	2,691
Capitalized research costs	56,007	34,865
Intangibles	3,912	4,500
Stock-based compensation	586	148
Deferred lease liability	4,267	6,223
Accruals and reserves	3,944	1,652
Fixed assets	—	—
Deferred revenue	7,865	10,412
Other	3,212	1,406

Gross deferred tax assets	202,758	147,381
Valuation allowance	(194,556)	(139,700)

Total deferred tax assets	$8,202	$7,681

Deferred tax liabilities:
ROU asset	$(3,543)	$(6,178)
Fixed asset	(4,659)	(1,503)

Total deferred tax liabilities	$(8,202)	$(7,681)

Net deferred tax assets	$—	$—

For the year ended December 31, 2024, the Company had no income tax expense. The difference between the Company’s effective tax rate and the statutory rate is primarily driven by the valuation allowance established against U.S. federal and state deferred income tax assets.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is more likely than not. Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided for a full net valuation allowance.

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all or some portion of the deferred tax assets will not be realized; and accordingly, for the year ended December 31, 2024, the Company has provided a valuation allowance against the Company’s U.S. net deferred tax assets. The net change in the valuation allowance for the year ended December 31, 2024 was an increase of $54.9 million.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

As of December 31, 2024, the Company had net operating loss carryforwards for U.S federal income tax purposes of $511.6 million, all of which have an indefinite carryforward period except for $5.2 million that will expire in 2037. Further, the Company has state net operating loss carryforwards of $188.6 million that expire on various dates starting 2039.

As of December 31, 2024, the Company had federal research credit carryforwards of approximately $4.8 million. The federal research credit carryforwards will begin to expire in 2037.

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382 (“IRC Section 382”). Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2024	2023
Balance at January 1	$2,100	$2,100
Additions based on tax positions related to the current year	—	—
Changes for tax positions of prior years	—	—
Reductions as a result of a lapse of applicable statute of limitations	—	—
Settlements	—	—

Balance at December 31	$2,100	$2,100

The total amount of gross unrecognized tax benefits was $2.1 million as of both December 31, 2024 and 2023. There were no interest and penalties as of both December 31, 2024 and 2023. As of December 31, 2024, $0.2 million of the total unrecognized tax benefits, if recognized, would have an impact on the Company’s effective tax rate. The Company estimates that there will be no material changes in its uncertain tax positions in the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company files income tax returns in the U.S. federal, various state, and foreign jurisdictions with varying statutes of limitations. The Company is generally no longer subject to tax examinations for years prior to 2021 for federal purposes and 2020 for state purposes, except in certain limited circumstances.

16. Related Party Transactions

Investments and Debts

The following transactions are with the Company’s private equity sponsor, AE Industrial, who acquired the Company during 2022 and is a 45.29% stakeholder in the Company as of December 31, 2024. As the Company is part of AE Industrial’s portfolio of companies, the Company is not a part of a consolidated tax return and files its tax returns independently.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

During the year ended December 31, 2023, AE Industrial purchased approximately 6.5 million shares of the Series C Preferred Stock for an aggregate purchase price of $105.2 million. During the year ended December 31, 2024, AE Industrial purchased approximately 6.5 million shares of the Series D-1 Preferred Stock for an aggregate purchase price of approximately $109.8 million, including $25.8 million of principal and accrued interest of the Convertible Notes issued on August 13, 2024 and settled in the shares of the Series D-1 Preferred Stock on October 31, 2024. In connection with the issuance of the Series D-1 Preferred Stock, the Company issued AE Industrial the Common Warrants to purchase an aggregate of approximately 0.6 million shares of the common stock. Refer to Note 11. Notes Payable and Warrants and Note 13. Stockholders’ Equity and Redeemable Convertible Preferred Stock for further detail.

On July 17, 2023, AE Industrial provided the $14.6 million principal amount of the Initial Term B Loan upon the execution of the Financing Agreement and was issued the Series J Warrants to purchase approximately 0.1 million shares of Series J Preferred Stock. On December 6, 2023, AE Industrial provided an additional $6.5 million principal amount of the Second Term B Loan upon the execution of the First Amendment and was issued the Series J Warrants to purchase approximately 0.01 million shares of Series J Preferred Stock. Refer to Note 11. Notes Payable and Warrants for further detail.

Accounts Payable and Expenses

Redwire Corporation and Belcan, LLC are related parties of the Company as both entities are part of AE Industrial’s portfolio and share a common board of directors. Belcan, LLC remained a related party until August 31, 2024.

A summary of the Company’s related party transactions related to accounts payable and research and development and selling, general, and administrative expenses as of and for the years ended December 31, 2024 and 2023 is presented below:

	2024	2023
Accounts payable:
AE Industrial	$46	$946
Redwire Corporation	40	30
Belcan, LLC	—	430

	$86	$1,406

	2024	2023
Expenses:
AE Industrial	$2,301	$645
Redwire Corporation	572	1,781
Belcan, LLC	543	933

	$3,416	$3,359

In the normal course of business, the Company participates in related party transactions with certain vendors and customers where AE Industrial maintains a significant ownership interest and/or can exhibit significant influence on the operations of such parties. For the years ended December 31, 2024 and 2023, respectively, transactions with other companies in AE Industrial’s investment portfolio, not separately disclosed, did not have a material impact on the Company’s consolidated financial statements.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

17. Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common stock outstanding during each period.

Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of fully dilutive common stock outstanding for the period using the treasury-stock method, the if-converted method, or two-class method for participating securities, whichever is more dilutive. Potentially dilutive shares are comprised of common stock warrants, restricted stock units, convertible notes and stock options. For the years ended December 31, 2024, and 2023, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive. The Company has determined that all preferred stock are participating securities under the two-class method, however, the preferred stockholders are not required to fund losses. Dividends have been accumulated for all Series C and Series D-1 preferred stock (refer to Note 13. Stockholders’ Equity and Redeemable Convertible Preferred Stock for further detail).

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for the years ended December 31, 2024, and 2023:

	2024	2023
Numerator:
Consolidated net loss	$(231,133)	$(135,457)
Less: Accretion of dividends of Series C Preferred Shares	(21,224)	(20,814)
Less: Accretion of dividends of Series D-1 Preferred Shares	(13,453)	—

Net loss available to common stock	$(265,810)	$(156,271)

Denominator:
Weighted average common stock outstanding – basic and diluted	12,819	11,977
Net loss per share attributable to common stockholders – basic and diluted	$(20.74)	$(13.05)

A summary of the total number of securities excluded from diluted net loss per share that could be potentially dilutive in the future is as follows:

	2024	2023
Convertible Series Seed Preferred Stock	2,023	2,023
Convertible Series Seed-1 Preferred Stock	3,273	3,273
Convertible Series A Preferred Stock	6,005	6,005
Convertible Series B Preferred Stock	5,869	5,869
Convertible Series C Preferred Stock	11,159	9,852
Convertible Series D-1 Preferred Stock	10,447	—
Convertible Series M Preferred Stock	2,812	2,738
Warrants for Series J Preferred Stock	646	579
Common Stock Warrants	1,045	—
Stock Options	16,000	14,195
Subordinated Convertible Promissory Note	69	—

Total	59,348	44,534

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

18. Segment and Geographical Information

The following table includes the significant expense categories and amounts that are regularly provided to the CODM:

	2024	2023
Revenue	$60,792	$55,235
Less:
Cost of sales	(72,157)	(28,635)
Compensation (1)	(82,628)	(71,656)
Materials and consumables (1)	(58,021)	(48,283)
Contractors and outside services (1)	(10,568)	(8,886)
Other segment items (2)	(68,551)	(33,232)

Consolidated net loss	$(231,133)	$(135,457)

(1)	Compensation, materials and consumables, and contractors and outside services expenses presented in the above table are related to operating expenses and exclude amounts included in the cost of sales.
(2)

Other segment items included are primarily related to interest expense, building and utilities, software licenses and computer services, professional and consulting services fees, loss/gain on disposal of fixed assets, other income/expenses, and provision for income taxes.

The measure of segment assets, including goodwill, is reported on the consolidated balance sheets as total consolidated assets. Assets provided to the CODM are consistent with those reported on the consolidated balance sheets with particular emphasis on the Company’s available liquidity, including its cash, cash equivalents restricted cash, and there are no other significant segment assets that would require disclosure or are regularly provided to the CODM.

The Company does not recognize revenue or hold property and equipment outside of the United States as of December 31, 2024.

19. Subsequent Events

The company evaluated its December 31, 2024 financial statements for subsequent events through April 16, 2025, the date the financial statements were issued. Please note the following subsequent events:

Series D Financing

On January 31, 2025, the Company completed a subsequent closing and sold approximately 0.4 million shares of Series D-1 Preferred Stock at the Series D Per Share Price for aggregate cash proceeds of approximately $7.1 million. Of this amount, AE Industrial purchased approximately 0.3 million shares for aggregate cash proceeds of $5.0 million.

Between February 21, 2025 and April 15, 2025, the Company completed a series of additional closings and sold approximately 10.0 million shares of Series D-1 Preferred Stock at the Series D Per Share Price for aggregate cash proceeds of approximately $168.9 million. The total amount of the Series D Preferred Stock purchased by the investors (including the principal of the Convertible Notes converted) exceeded $250.0 million as of March 7, 2025, and therefore the Majority Sponsor Top-Up expired unexercised.

Firefly Aerospace, Inc.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2024 and 2023

(Dollars and shares in thousands, except per share amounts)

On March 25, 2025, the Company amended its Amended and Restated Certificate of Incorporation and Series D Purchase Agreement. The amendment increased the number of authorized shares of Series D-1 Preferred Stock to 26.6 million shares and authorized the issuance of up to 5.5 million shares of a new series of Preferred Stock, the Series D-3 Preferred Stock. The Series D-3 Preferred Stock will be issued at a purchase price of $18.1504 share and have the same economic characteristics and preferences as the Series D-1 Preferred Stock. In addition, the amendment also terminated the RPM Call Option.

On April 10, 2025, the Company issued approximately 0.6 million shares of Series D-3 Preferred Stock for aggregate cash proceeds of approximately $10.0 million.

20. Common Stock Reverse Split

On July 25, 2025, the Company effected a 1-for-3.2544 reverse split of its common stock and a proportionate decrease in the number of its authorized shares. All share and per share information, including share-based compensation, throughout the annual consolidated financial statements has been retroactively adjusted to reflect the reverse stock split. The shares of common stock retain a par value of $0.0001 per share.

16,200,000 Shares

Common Stock

Prospectus

Goldman Sachs & Co. LLC

J.P. Morgan

Jefferies

Wells Fargo Securities

Morgan Stanley

Deutsche Bank Securities

Cantor

Co-Managers

Roth Capital Partners

Academy Securities

    , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$122,647
FINRA filing fee	109,486
Initial exchange listing fee	295,000
Printing and engraving expenses	600,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	2,500,000
Transfer agent and registrar fees	12,000
Miscellaneous fees and expenses	3,500,000
Total	$10,139,133

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is, or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were, or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold or issued by us in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

In the three years preceding the date of this registration statement, we have made sales of the following unregistered securities:

•	Between March 2022 and August 2022, we issued and sold an aggregate of 5,868,980 shares of our Series B Preferred Stock at a purchase price of $12.7791 per share to four (4) accredited investors.

•	Between February 2023 and January 2024, we issued and sold an aggregate of 11,159,044 shares of our Series C Preferred Stock at a purchase price of $16.0640 per share to nine (9) accredited investors.

•

Between July 2023 and August 2024, we issued Series J Preferred Stock Warrants to two (2) accredited investors, to purchase an aggregate of 646,464 shares of our Series J Preferred Stock at an exercise price of $21.1725.

•

In February 2024, we issued and sold an aggregate of 67,853 shares of our Series M Preferred Stock at a purchase price of $16.0640 per share to one (1) accredited investor in exchange for a credit on the Company’s customer account with the purchaser in the amount of $1,090,000.

•

In March 2024, we issued and sold an aggregate of 5,992 shares of our Series M Preferred Stock at a purchase price of $16.0640 per share to one (1) accredited investor in exchange for services rendered to the Company in the amount of $96,250.

•

In June 2023, we issued and sold an aggregate of 2,766,249 shares of our Series M Preferred Stock at a purchase price of $16.0640 per share to one (1) accredited investor as part of the consideration for the acquisition of Spaceflight, Inc.

•

Between October 2024 and April 2025, we issued and sold an aggregate of 20,850,926 shares of our Series D-1 Preferred Stock at a purchase price of $16.9213 share to forty-two (42) accredited investors.

•	In April 2025, we issued and sold an aggregate of 550,951 shares of our Series D-3 Preferred Stock at a purchase price of $18.1504 per share to one (1) accredited investor.

•	In July 2025, we issued and sold an aggregate of 2,811,065 shares of our Series D-4 Preferred Stock at a purchase price of $20.8900 per share to thirteen (13) accredited investors.

•

Between October 2024 and November 2024, we issued Common Stock Warrants to eleven (11) accredited investors, to purchase an aggregate of 1,044,707 shares of Common Stock at an exercise price of $0.9112.

•

From June 2022 through April 2025, we granted stock options to purchase an aggregate of 10,218,572 shares of common stock upon the exercise of options under our 2017 Plan at exercise prices per share ranging from $0.81 to $0.91, for an aggregate exercise price of approximately $8.8 million.

•	In August 2024, we issued $25 million of subordinated convertible notes to two (2) accredited investors.

The offers, sales, and issuances of our preferred stock and warrants described above were deemed to be exempt from registration in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act. The offers, sales, and issuances of stock options described above were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules

Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1(a)*	Certificate of Incorporation of Firefly Aerospace Inc., as currently in effect

3.1(b)*	Certificate of Amendment to Certificate of Incorporation of Firefly Aerospace Inc., as currently in effect

3.2*	Form of Certificate of Incorporation of Firefly Aerospace Inc. (to be effective upon completion of this offering)

3.3*	Bylaws of Firefly Aerospace Inc., as currently in effect

3.4*	Form of Bylaws of Firefly Aerospace Inc. (to be effective upon completion of this offering)

4.1*	Form of Registration Rights Agreement

5.1*	Opinion of Kirkland & Ellis LLP

10.1*	Form of Indemnification Agreement

10.2*	Second Amended and Restated Financing Agreement, dated as of May 20, 2024, among Firefly Aerospace Inc., the guarantors party thereto, the lenders party thereto, and U.S. Bank Trust Company, National Association

10.3*	First Amendment to Second Amended and Restated Financing Agreement, dated as of August 13, 2024, among Firefly Aerospace Inc., the guarantors party thereto, the lenders party thereto, and U.S. Bank Trust Company, National Association

10.4+*	Executive Letter Agreement, dated August 25, 2024, by and between Firefly Aerospace Inc. and Jason Kim

10.5+*	Executive Letter Agreement, dated March 13, 2025, by and between Firefly Aerospace Inc. and Dan Fermon

10.6+*	Executive Letter Agreement, dated August 13, 2022, by and between Firefly Aerospace Inc. and William Weber

10.7+*	Executive Letter Agreement, dated March 13, 2025, by and between Firefly Aerospace Inc. and Darren Ma

10.8+*	Separation Agreement and Release of Claims, dated August 13, 2024, by and between Firefly Aerospace Inc. and William J. Weber

10.9+*	Amended and Restated Firefly Aerospace Inc. 2017 Stock Plan, as amended through the date hereof

10.10+*	Form of Stock Option Agreement pursuant to the Amended and Restated Firefly Aerospace Inc. 2017 Stock Plan

10.11+*	Firefly Aerospace Inc. Performance-Based, Incentive Compensation Plan

10.12+*	Firefly Aerospace Inc. 2025 Omnibus Incentive Plan

10.13+*	Firefly Aerospace Inc. 2025 Employee Stock Purchase Plan

10.14+*	Form of Restricted Stock Unit Award Agreement under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan

10.15+*	Form of Option Award Agreement under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan

10.16*	Lease Agreement, dated August 3, 2022, by and between Cedar Blue Space, LP and Firefly

10.17*	Form of Director Nomination Agreement

10.18*	Form of Amended and Restated Consulting Agreement between Firefly Aerospace Inc. and AE Industrial Operating Partners, LLC

Exhibit Number	Description of Document

21.1*	Subsidiaries of the Registrant

23.1	Consent of Grant Thornton LLP, independent registered accounting firm

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1*	Consent of Kevin McAllister to be named as a director nominee

99.2*	Consent of Pamela Braden to be named as a director nominee

99.3*	Consent of Jon Lusczakoski to be named as a director nominee

99.4*	Consent of Ryan Boland to be named as a director nominee

107	Calculation of the Filing Fee Table

*	Previously filed.
+	Indicates a management contract or compensatory plan or agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cedar Park, Texas, on August 4, 2025.

Firefly Aerospace Inc.

By:	/s/ Jason Kim
Jason Kim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Kim Jason Kim	Chief Executive Officer & Director (Principal Executive Officer)	August 4, 2025

/s/ Darren Ma Darren Ma	Chief Financial Officer (Principal Financial Officer)	August 4, 2025

/s/ Remington Wu Remington Wu	Chief Accounting Officer (Principal Accounting Officer)	August 4, 2025

* Kirk Konert	Director	August 4, 2025

* Thomas Markusic	Director	August 4, 2025

* Marc Weiser	Director	August 4, 2025

* Jed McCaleb	Director	August 4, 2025

* Thomas Zurbuchen	Director	August 4, 2025

* Christopher Emerson	Director	August 4, 2025

*By: /s/ Darren Ma
Darren Ma
Attorney-in-Fact